As filed with the Securities and Exchange Commission on May 2, 2012

Registration No. 333-175035

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 8
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PetroLogistics LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2890 (Primary Standard Industrial Classification Code Number)	45-2532754 (I.R.S. Employer Identification Number)

600 Travis Street, Suite 3250
Houston, TX 77002
(713) 255-5990
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

National Corporate Research, Ltd.
615 South DuPont Highway
Dover, DE 19901
(800) 483-1140
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mike Rosenwasser James J. Fox Vinson & Elkins L.L.P. 666 Fifth Avenue, 26th Floor New York, NY 10103 (212) 237-0000	G. Michael O'Leary Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 (713) 220-4200

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee

Common units representing limited partner interests	$764,750,000	$87,641(3)

(1)
Includes common units issuable upon exercise of the underwriters' option to purchase additional common units.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

(3)
Previously paid.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS (Subject to Completion)
Issued May 2, 2012

The information in this prospectus is not complete and may be changed. We may not sell these securities, and these securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

35,000,000 Common Units
Representing Limited Partner Interests

PetroLogistics LP

We are offering 1,500,000 common units and Propylene Holdings LLC, or the selling unitholder, is offering 33,500,000 common units representing limited partner interests. This is the initial public offering of our common units, and no public market currently exists for the common units. We currently anticipate that the initial public offering price for our common units will be between $17.00 and $19.00 per unit. We will not receive any proceeds from the sale of common units by Propylene Holdings LLC. Our common units have been approved for listing on the New York Stock Exchange under the symbol "PDH." We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act (the "JOBS Act"). However, we will not take advantage of any exemptions or other relief provided to emerging growth companies under the JOBS Act.

Investing in our common units involves risks. Please see "Risk Factors" beginning on page 20. These risks include the following:

  •
  We may not have sufficient available cash to pay any quarterly distribution on our common units.

  •
  The amount of our quarterly cash distributions, if any, will vary significantly both quarterly and annually and will be directly dependent on the performance of our business. Unlike most publicly traded partnerships, we will not have a minimum quarterly distribution or employ structures intended to consistently maintain or increase distributions over time.

  •
  The propylene business is, and propylene prices are, cyclical and highly volatile and have experienced substantial downturns in the past. Cycles in demand and pricing could potentially expose us to significant fluctuations in our operating and financial results, and expose you to substantial volatility in our quarterly cash distributions and material reductions in the trading price of our common units.

  •
  Our results of operations, financial condition and ability to make cash distributions to our unitholders may be adversely affected by the supply and price levels of propane.

  •
  Our operations are dependent on third-party suppliers, including Enterprise, which owns the propane pipeline that provides propane to our facility. A deterioration in the financial condition of a third-party supplier, a mechanical problem with one of their facilities or the inability of a third-party supplier to perform in accordance with its contractual obligations could have a material adverse effect on our results of operations, financial condition and our ability to make cash distributions to our unitholders.

  •
  We currently derive substantially all of our sales from five customers, and the loss of any of these customers without replacement on comparable terms would affect our results of operations and cash available for distribution to our unitholders.

  •
  We have a limited operating history during which we have experienced both planned and unplanned downtime. As a result, you may have difficulty evaluating our ability to pay quarterly cash distributions to our unitholders or our ability to be successful in implementing our business strategy.

  •
  Our general partner, which is indirectly owned by funds controlled by Lindsay Goldberg and York Capital, has fiduciary duties to Lindsay Goldberg and York Capital, and the interests of Lindsay Goldberg and York Capital may differ significantly from, or conflict with, the interests of our public common unitholders.

  •
  Our unitholders have limited voting rights and are not entitled to elect our general partner or our general partner's directors.

  •
  You will incur immediate and substantial dilution in the net tangible book value per common unit.

  •
  Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us as a corporation for federal income tax purposes or we were to become subject to material additional amounts of entity-level taxation for state tax purposes, then our cash available for distribution to you could be substantially reduced.

  •
  You will be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

PRICE $          PER COMMON UNIT

	Initial Public Offering Price	Underwriting Discounts and Commissions	Proceeds to PetroLogistics LP	Proceeds to Propylene Holdings LLC
Per Common Unit	$	$	$	$
Total	$	$	$	$

Propylene Holdings LLC has granted the underwriters an option to purchase up to an additional 5,250,000 common units at the initial public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units to purchasers on                           , 2012.

Joint Book-Running Managers

Morgan Stanley
Citigroup
UBS Investment Bank

Co-Managers

SOCIETE GENERALE	STIFEL NICOLAUS WEISEL	SUNTRUST ROBINSON HUMPHREY

                           , 2012

        You should rely only on the information contained in this prospectus. Neither we, nor the selling unitholder nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information you should not rely on it. Neither we, nor the selling unitholder nor the underwriters are making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume the information appearing in this prospectus is accurate as of the date on the front cover page of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

        For investors outside the United States: Neither we, nor the selling unitholder nor the underwriters have done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common units and the distribution of this prospectus outside of the United States.

Industry and Market Data

        The data included in this prospectus regarding the propylene industry, including trends in the market and our position and the position of our competitors within the propylene production industry, is based on a variety of sources, including information provided by Chemical Data, L.P. ("Chemical Data") independent industry publications, government publications and other published independent sources, information obtained from customers, distributors, suppliers, trade and business organizations and publicly available information (including the reports and other information our competitors file with the Securities and Exchange Commission, which we did not participate in preparing and as to which we make no representation), as well as our good faith estimates, which have been derived from management's knowledge and experience in the areas in which our business operates. Estimates of market size and relative positions in a market are difficult to develop and inherently uncertain.

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including "Risk Factors" and the historical and unaudited pro forma consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision. Unless otherwise indicated, the information in this prospectus assumes (1) an initial public offering price of $18.00 per common unit (the mid-point of the price range set forth on the cover page of this prospectus) and (2) that the underwriters do not exercise their option to purchase additional common units. References in this prospectus to "PetroLogistics LP," "we, "our," "us," our "predecessor" or similar terms when used in a historical context refer to PL Propylene LLC ("PL Propylene"), which has been contributed to us in contemplation of this offering. When used in the present tense or prospectively, those terms refer to PetroLogistics LP and its subsidiary unless the context otherwise requires or where otherwise indicated. References to "PL Manufacturing" refer to PL Manufacturing LLC, and references to the "PL Manufacturing Members" refer to our sponsors and their affiliates, our executive officers and certain employees of our general partner and of an affiliated company. References to our "general partner" refer to PetroLogistics GP LLC. References to "the selling unitholder" or "Propylene Holdings" refers to Propylene Holdings LLC, the owner of our general partner. References in this prospectus to our "sponsors" refer to Lindsay Goldberg LLC ("Lindsay Goldberg") and York Capital Management ("York Capital"), which, after the completion of this offering, will collectively and indirectly own 84% of our general partner and directly and indirectly own 63% of our common units. You should also see the "Glossary of Selected Terms" contained in Appendix B for definitions of some of the terms we use to describe our business and industry and other terms used in this prospectus.

PETROLOGISTICS LP

Our Business

        We currently own and operate the world's largest propane dehydrogenation ("PDH") facility, based on production capacity, that processes propane into propylene. Propylene is one of the basic building blocks for petrochemicals that is utilized in the production of a variety of end uses including paints, coatings, building materials, clothing, automotive parts, packaging and a range of other consumer and industrial products. We are the only independent, dedicated "on-purpose" propylene producer in North America. We are strategically located in the vicinity of the Houston Ship Channel and within 50 miles of approximately one-half of all U.S. propylene consumption, and we have access to the leading global fractionation and storage hub for propane located at Mt. Belvieu, Texas. The Houston Ship Channel represents the heaviest concentration of petrochemical and refining complexes in the world and provides us with unparalleled access and connectivity to both customers and feedstock suppliers. Our newly-constructed facility has an annual production capacity of approximately 1.45 billion pounds of propylene. We commenced operations in October 2010 and, after an approximately year-long start-up and plant optimization phase, achieved production rates at or near current capacity beginning in December 2011.

        Overall energy commodity price dynamics are expected to be favorable for our profitability. In particular, increased production from shale formations in North America has led to a decrease in natural gas prices, while continued robust demand for oil worldwide has resulted in high oil prices. Our profitability is enhanced by the high oil/low gas price environment in three ways. First, a significant portion of propylene production comes from ethylene manufacturing facilities (ethylene "crackers") using feedstocks derived from oil, or "heavy feeds," such as naphtha. The high oil price has caused such facilities to be less competitive than crackers using "light feeds" such as ethane, which produce little propylene. As a result, numerous heavy feed crackers in the U.S. have been shut down or reconfigured to use lighter feeds, thereby reducing the supply of propylene. Second, the increased production from shale formations has increased the supply of natural gas liquids such as ethane and propane that are extracted from natural gas, thus increasing the U.S. supply of propane, our sole feedstock. Third, while not perfectly correlated, the price of propylene is highly related to the price of crude oil, and the price of propane is related to the spread between the prices of crude oil and natural gas. Accordingly, a high oil/low gas price environment leads to a wider propane-to-propylene spread and a higher gross margin for us. Chemical Data and management do not expect these dynamics to change in the near future.

        Propane is our sole feedstock. Propane is a commodity produced by extraction and separation from natural gas production streams and as a by-product of refineries. We believe that, given our location, we have access to an abundant supply of propane from multiple sources. Our propane is currently supplied by Enterprise Products Operating LLC (together with its affiliates, "Enterprise") under a multi-year contract at market-based rates. We believe that ongoing investment by exploration and production market participants in the development of shale formations will continue to provide an abundant and growing supply of propane for the foreseeable future.

        We currently have multi-year contracts for the sale of our propylene with The Dow Chemical Company ("Dow"), Total Petrochemicals USA, Inc. ("Total"), BASF Corporation ("BASF") and INEOS Olefins and Polymers USA ("INEOS") that expire between 2013 and 2018 and a one-year contract with LyondellBasell Industries N.V. ("LyondellBasell") that ends in December 2012. The contracts provide for minimum and maximum offtake volumes, with the minimum customer-contracted volumes representing approximately 75% of our current facility capacity and the maximum reflecting approximately 100% of our current facility capacity. Each of our customer contracts contain pricing terms based upon market rates. We also intend to opportunistically supply other propylene consumers on a spot basis when permitted by both operational and market conditions. Our pipeline system and interconnections provide us direct and indirect access to our contracted customers and spot buyers of propylene. Although we anticipate approximately 98% of our sales at full operating rates will be derived from propylene sales, we will also produce commercial amounts of hydrogen as well as a mixed stream of butane and butylenes ("C4 mix stream") and heavier hydrocarbons ("C5+ stream").

        We intend to opportunistically pursue capacity expansion and other growth opportunities. In addition, we intend to evaluate and pursue acquisition and development opportunities complementary to our operating platform.

Our Competitive Strengths

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  Pure-play propane-to-propylene production.  As propane is our sole feedstock and propylene is our primary product, our profitability is primarily determined by the difference between the cost of the propane we purchase and the price of the propylene we sell (the "propane-to-propylene spread"). The wider the price differential between propane and propylene, the larger our gross margin. This spread has widened in recent years, and as the sole PDH propylene producer in North America, we believe we are uniquely positioned to benefit from current positive trends in the propane-to-propylene spread.

  The following table shows the impact of a change in the propane-to-propylene spread on our Adjusted EBITDA based on the assumptions described herein relative to our forecasted pricing for the twelve months ending June 30, 2013.

	Illustrative Sensitivity to Propane-to-Propylene Spread(1)(2)					Pro Forma Twelve Months Ended December 31, 2011(2)(3)	Forecasted Twelve Months Ending June 30, 2013(2)(4)
	(dollars in millions unless otherwise indicated)
Propane-to-Propylene Spread (¢/lb)(5)	15.0	25.0	35.0	45.0	55.0	33.9	39.6
Adjusted EBITDA	27.4	156.8	286.2	415.6	545.0	256.2	346.0
Available Cash	(33.4)	94.7	222.8	350.9	479.0	193.2	282.1

(1)
The price sensitivity analysis in this table is based on the assumptions described in our forecast of Adjusted EBITDA for the twelve months ending June 30, 2013. This includes 1.294 billion pounds of propylene sold and 378.1 million gallons of propane utilized. It also assumes $17.6 million of by-product sales, $35.4 million of fuel and utilities expense, $16.8 million of insurance and property taxes, $50.3 million of direct operating expense and other and $14.5 million of general and administrative expense. All other customer discounts and upcharge/delivery fees are per our June 30, 2013 forecast. There can be no assurance that we will achieve our Adjusted EBITDA forecast for the twelve months ending June 30, 2013 or any of the specified levels of Adjusted EBITDA indicated above, or that the various propane-to-propylene spreads will achieve any of the levels specified above. These figures do not include the impact of any commodity derivative contracts. Our current commodity derivative contracts apply to the 2012 and 2013 calendar years, and are calculated based on the price of propane as a fixed percentage of the price of Brent crude oil. In connection with the closing of this offering, PL Manufacturing and the PL Manufacturing Members, through our general partner, will be allocated all of our benefits and obligations under the propane swaps. See "Certain Relationships and Related Party Transactions—Agreements with Affiliates of our General Partner—Omnibus Agreement."

(2)
See "Our Cash Distribution Policy and Restrictions on Distributions—Forecasted Available Cash" for a reconciliation of our Adjusted EBITDA forecast to our net income forecast for the twelve months ending June 30, 2013 and a discussion of the assumptions underlying our forecast.

(3)
Reflects financial results as if the plant had been fully operational during the period. Assumes realized market pricing levels during the twelve months ended December 31, 2011 for propylene, propane, hydrogen and C4 mix/C5+ streams and natural gas and that all other expenses, production rates, performance ratios, customer discounts, upcharge/delivery fees and conversion factors are consistent with the forecast for the twelve months ending June 30, 2013. These figures do not include the impact of any commodity derivative contracts. Our current commodity derivative contracts apply to the 2012 and 2013 calendar years, and are calculated based on the price of propane as a fixed percentage of the price of Brent crude oil. In connection with the closing of this offering, PL Manufacturing and the PL Manufacturing Members, through our general partner, will be allocated all of our benefits and obligations under the propane swaps. See "Certain Relationships and Related Party Transactions—Agreements with Affiliates of our General Partner—Omnibus Agreement."

(4)
PGP Contract Benchmark and Propane pricing forecast provided per Chemical Data as of May 1, 2012. See "Our Cash Distribution Policy and Restrictions on Distributions—Forecasted Available Cash" for a discussion of the assumptions underlying our forecast.

(5)
Propane-to-propylene spread calculated as (PGP Contract Benchmark Price (¢/lb)-1.2* (Propane Price (¢/gl) / 4.2)). This calculation assumes that it takes approximately 1.2 pounds of propane to make 1.0 pound of propylene and one gallon of propylene weighs approximately 4.2 pounds.

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Strategically-Located Operations.  Our Houston Ship Channel location places us within the heaviest concentration of petrochemical and refining complexes in the world. Our PDH facility is located within 50 miles of approximately one-half of all U.S. propylene consumption, and our pipeline system enables us to access our contracted customers (Dow, Total, BASF, INEOS, and LyondellBasell) and spot buyers of propylene. In addition, we have access to the Mt. Belvieu global fractionation and storage hub, the world's largest and most reliable source for propane, to source our propane feedstock.

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Cost Advantaged Facility Driven by a Proven Technology.  Our PDH facility is the largest in the world, based on production capacity. Our facility utilizes the CATOFIN PDH technology pursuant to a fully-paid license from CB&I Lummus. We believe the CATOFIN design has the best combination of capital cost, product yield and reliability. We have also enhanced the design with our own innovations that have resulted in energy efficiencies over the basic CATOFIN design.

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Our PDH Facility's Characteristics are Difficult to Replicate.  Our facility was developed and built on the site of a former ethylene cracker and related infrastructure acquired from ExxonMobil in March 2008. In addition to its advantageous location, the ExxonMobil facility we acquired had existing air permits, pipelines, utilities, selected processing units and other infrastructure in place which we utilized or reconfigured for our PDH process. A developer of a green-field PDH project would face significant impediments with respect to permits, availability of real estate and cost considerations. In addition, we estimate that such a project would likely take several years to complete.

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Dedicated "On-Purpose" Propylene Production.  We are the only independent, dedicated on-purpose propylene production facility in North America. Unlike refineries and ethylene crackers for which propylene is a secondary product, propylene is our primary product. Since propylene is our primary product and propane our only feedstock, our output will never vary as a function of competiveness of alternative feedstock slates or decisions concerning production of other products such as gasoline or ethylene. We believe these factors represent key advantages to our customers.

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  Contracts with Large, Prominent Customer Base.  We currently have multi-year contracts for the sale of our propylene with Dow, Total, BASF and INEOS that expire between 2013 and 2018 and a one-year contract with LyondellBasell that ends in December 2012. The contracts provide for minimum and maximum offtake volumes, with the minimum customer-contracted volumes representing approximately 75% of our current facility capacity and the maximum reflecting approximately 100% of our current facility capacity. Each of our customer contracts contain pricing terms based upon market rates. The primary Dow, Total and INEOS plants we supply produce acrylic acid, polypropylene and acrylonitrile, respectively. Each primary plant is the largest of its kind in the world, based on production capacity. In addition, BASF and LyondellBasell are also among the largest consumers of propylene in North America, increasing the diversity of end use in the markets served by our customers.

  •
  Favorable Industry Conditions.  The factors contributing to the current robust environment for propylene production are not expected to change in the near term. The current high crude oil price and low natural gas price environment in North America is a significant contributor to this favorable environment because of its negative impact on the amount of propylene production from other sources, in particular ethylene crackers that use naphtha and heavy liquids. These factors have resulted in a reduction in the supply of propylene and a widening of the propane-to-propylene spread.

  •
  Experienced Management Team.  We employ a highly-experienced and dedicated senior management team, with an average of over 20 years of experience in the relevant disciplines of petrochemical engineering, marketing, management and finance. See "Management—Executive Officers and Directors."

Our Business Strategy

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  Distribute All of the Available Cash We Generate Each Quarter.  The board of directors of our general partner will adopt a policy under which we will distribute all of the available cash we generate each quarter, as described in "Our Cash Distribution Policy and Restrictions on Distributions." Further, our general partner will not be entitled to cash distributions in respect of its general partner interest and will not own incentive distribution rights. Accordingly, our common unitholders will receive 100% of our cash distributions.

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  Focus on Operational Excellence, Reliable Production, Safety and Training.  We assembled our management team with an intentional focus on the complement of skills and experience necessary to deliver consistent and efficient operational results.

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  Continual Optimization of Facility.  Our management team intends to continually optimize and improve the operating performance of our facility by identifying cost-efficient methods to increase propylene output beyond current capacity and undertaking initiatives aimed at improving propylene yield and energy efficiency.

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  Pursue Capacity Expansion and Other Growth Opportunities.  We intend to opportunistically pursue capacity expansion and other growth opportunities. In addition, we intend to evaluate and pursue acquisition and development opportunities complementary to our operating platform.

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  Actively Manage Customer Portfolio.  We have well-established relationships with consumers of propylene developed through active cultivation and regular interaction. We plan to build on our existing relationships and continue to advance those relationships through spot sales, in the short term, and the addition of long-term contracts as existing contracts roll off or if the facility's capacity is expanded.

 Recent Developments

        Based on preliminary data, we estimate that our production and average pricing for the quarter ended March 31, 2012, will be as follows:

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  The plant produced approximately 330.9 million pounds of propylene during the quarter ended March 31, 2012. During the quarter ended March 31, 2011, the plant produced approximately 144.2 million pounds of propylene.

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  The average propane-to-propylene spread was $0.33 per pound for propylene produced during the quarter ended March 31, 2012. During the quarter ended March 31, 2011, the average propane-to-propylene spread was $0.37 per pound.

        Based on our forecast, we estimate that our production and average spread for the quarter ended June 30, 2012 will be as follows:

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  We expect that the plant will produce approximately 300.0 million to 325.0 million pounds of propylene during the quarter ending June 30, 2012. During the quarter ended June 30, 2011, the plant produced approximately 221.9 million pounds of propylene.

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  We expect that the average propane-to-propylene spread will be $0.41 per pound for propylene produced during the quarter ending June 30, 2012 based on pricing from Chemical Data. During the quarter ended June 30, 2011, the average propane-to-propylene spread was $0.46 per pound.

        In April 2012, our facility experienced downtime for approximately six days, after which we successfully returned to planned production rates. The impact of this downtime has been reflected in our estimate of production for the quarter ended June 30, 2012.

        Because our financial statements for the quarter ended March 31, 2012 and the quarter ending June 30, 2012 are not yet available, the estimates included above are preliminary, unaudited, not reviewed by our accountants, subject to completion, reflect our current best estimates and may be revised as a result of management's further review of our results. During the course of the preparation of our consolidated financial statements and related notes, we may identify items that would require us to make material adjustments to the preliminary financial information presented above.

  Commodity Price Forecast

        On May 1, 2012, Chemical Data published a new commodity price forecast, which had the impact of reducing the forecasted propane-to-propylene spread from $0.43 to $0.41 for the quarter ending June 30, 2012. For this period, Chemical Data lowered its propane price forecast, which was more than offset by a decrease in its forecasted propylene price. Chemical Data lowered its propylene price forecast due to softer expected U.S. demand for the month of May, which they attribute in part to weaker propylene derivatives exports, and the further reduction of current propylene inventories by market participants. By the third quarter of 2012, Chemical Data expects propylene inventories to have been reduced to more typical levels and demand to stabilize as the projected propylene price reduction spurs derivative consumption.

        Chemical Data's new commodity price forecast also had an impact of reducing the forecasted propane-to-propylene spread from $0.42 to $0.40 for the twelve months ending June 30, 2013. According to Chemical Data, this is in part due to a reduction in their crude price forecast for the period and a slightly more conservative propylene price forecast, partly offset by a decreased propane price. Please see "Risk Factors—The propylene business is, and propylene prices are, cyclical and highly volatile and have experienced substantial downturns in the past. Cycles in demand and pricing could potentially expose us to significant fluctuations in our operating and financial results, and expose you to substantial volatility in our quarterly cash distributions and material reductions in the trading price of our common units."

 Our Emerging Growth Company Status

        We are an "emerging growth company," as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and securityholder approval of any golden parachute payments not previously approved. We will not take advantage of any of these exemptions.

        In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to "opt out" of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

        We could remain an "emerging growth company" for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common units that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Industry Overview

  Propylene Supply and Demand

        Propylene is an important building block in the production of complex petrochemical derivatives such as polypropylene, acrylonitrile, acrylic acid, propylene oxide and oxo alcohols. These derivatives are ultimately processed further to make many different consumer and industrial products such as clothing, automotive components, building materials, detergents, safety glass, packaging materials, paints and nylon. In addition to its utility within the chemicals market, propylene also plays a significant role in the fuels market. When alkylated in a refinery, propylene is routinely used as a gasoline blendstock. Propylene demand has historically tracked GDP growth, and experienced the first worldwide contraction in history during the recession in 2008. Chemical Data forecasts that U.S. demand will grow at a compound annual growth rate of approximately 1.1% between 2011 and 2015.

        There are three sources of propylene production in North America: crude oil refineries, ethylene manufacturing facilities and, to a much smaller extent, on-purpose facilities such as ours. Crude oil refineries produce propylene as a by-product of gasoline production. Ethylene crackers produce propylene as a co-product of ethylene production. Ethylene can be produced from many different feedstocks, including ethane, propane, butane, naphtha or gas oil. Although some ethylene facilities have feed flexibility, there are two general categories of crackers: those that use feedstocks derived from crude oil (such as naphtha), referred to as "heavy feed crackers," and those that use feedstocks derived from natural gas (such as ethane), referred to as "light feed crackers." Heavy feed crackers produce propylene as a co-product in significant quantities, whereas light feed crackers produce very little propylene.

        Within North America, increased production from shale formations has led to an abundance of natural gas liquids such as ethane and propane. Further, there has been a fundamental decoupling of natural gas and oil prices as gas prices have fallen dramatically while global economic and geopolitical factors have propelled oil prices to the $100 per barrel range. In the current high oil price/low natural gas price environment, heavy feed crackers generally have a cost disadvantage relative to light feed crackers. Numerous heavy feed crackers have been either permanently shut down or reconfigured to enable them to produce ethylene using ethane as a feedstock. As a result, propylene production from ethylene manufacturing facilities has declined dramatically from 15.5 billion pounds in 2007 to 11.4 billion pounds in 2011. Chemical Data estimates that 2 billion pounds of this reduction represents propylene supply removed from the market. Furthermore, refinery production of propylene in recent years has declined from 19.2 billion pounds in 2007 to 18.0 billion pounds in 2011 along with the general softness in gasoline demand and the increased use of ethanol. The result of these reductions has been a tight supply of propylene in the North American market at a time when demand is improving with the resumption of economic growth.

        Chemical Data estimates that U.S. propylene supply will grow modestly from existing sources through 2015, increasing at a compound annual growth rate of approximately 0.3% from year-end 2011. This is primarily due to the belief that co-product supply of propylene from ethylene crackers is not likely to rebound in the near term with the expected continuation of the high oil price/low natural gas price environment. Furthermore, refinery output growth is expected to remain constrained due to modest growth in gasoline demand. These conditions suggest that the current very tight supply/demand dynamic affecting the propylene market is expected to persist for the foreseeable future.

  Propylene and Propane Pricing Dynamics

        As propane is our sole feedstock, and propylene is the primary product sold by our facility, our profitability is primarily determined by the difference in price between propane and propylene, the "propane-to-propylene spread." Like other commodities, the pricing for propylene and propane reflect supply and demand dynamics and are intricately related to the price movements of crude oil, natural gas and petrochemicals. The current dynamics affecting the price of these commodities, together with the tight supply/demand environment for propylene discussed above, have led to the recent increase in the propane-to-propylene spread as illustrated in the graphic below:

Historical Propane-to-Propylene Spread

Source U.S. Energy Information Administration ("EIA") and Chemical Data

        For reasons more fully developed in the section of this prospectus entitled "Industry Overview," propylene generally prices at a premium to crude oil and propane trades at a discount to crude oil. Over the last decade, propylene has priced in a range of approximately 1.2 to 1.4 times the price of crude oil on an annual basis, except in the recession in 2008 and 2009 when it traded tighter. The recent short supply of propylene due to the factors described above has pushed this premium higher. Propane has historically traded at a discount to crude oil, and has declined over the last decade from approximately 85% of the price of crude in 2000 to approximately 55% in the year ended December 31, 2011 as the supply of propane from the shale gas developments has increased and the price of natural gas relative to the price of crude oil has declined. These factors, combined with the higher crude price, have led to the recent increase in the propane-to-propylene spread as illustrated in the above graphic. Because the propane-to-propylene spread is the primary driver of our gross margin, these trends are highly favorable to our profitability.

        For more information about the propylene industry, see "Industry Overview."

Our Relationship with Lindsay Goldberg and York Capital

        We are majority owned by Lindsay Goldberg and York Capital. Although the project development for our facility occurred over several years beginning in 2003, our predecessor was legally formed in 2007 to acquire the site of a former ethylene cracker from ExxonMobil and to develop this site into a PDH facility with the support of our sponsors. After the closing of this offering, Lindsay Goldberg will indirectly own 67% of our general partner and directly and indirectly own 50% of our common units, York Capital will indirectly own 17% of our general partner and directly and indirectly own 13% of our common units.

        Lindsay Goldberg and York Capital have been instrumental in our management team's effort to implement the optimal operating and financial platform for the development of the PDH facility. Collectively, they will continue to own a majority of our common units upon completion of this offering and, therefore, will have a continuing incentive to support and promote the successful implementation of our business strategy.

Organizational Structure

        The following charts provide a simplified overview of our organizational structure before and after giving effect to this offering and the transactions described under "The Transactions and our Structure and Organization," respectively:

Pre-Offering Organizational Structure

 Post-Offering Organizational Structure(1)

(1)
Assumes the underwriters do not exercise their option to purchase additional common units. If, and to the extent, the underwriters exercise their option to purchase additional common units from the selling unitholder, the units purchased pursuant to such exercise will be sold to the public. For a more detailed description of these transactions, see "The Transactions and our Structure and Organization."

 Principal Executive Offices and Internet Address

        Our principal executive offices are located at 600 Travis Street, Suite 3250, Houston, TX 77002 and our telephone number is (713) 255-5990. Upon completion of this offering, our website will be located at www.petrologistics.com and will be activated following the closing of this offering. We will make our periodic reports and other information filed with or furnished to the SEC, available free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Risk Factors

        An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units. These risks are described under "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements." You should carefully consider these risk factors together with all other information included in this prospectus.

The Offering

Issuer	PetroLogistics LP, a Delaware limited partnership.
Common Units Offered to the Public by Us	1,500,000 common units.
Common Units Offered to the Public by the Selling Unitholder	33,500,000 common units.
Option to Purchase Additional Common Units from the Selling Unitholder	If the underwriters exercise their option to purchase additional common units in full, the selling unitholder will sell an additional 5,250,000 common units to the public.
Units Outstanding After this Offering

139,000,000 common units. If the underwriters do not exercise their option to purchase additional common units, the selling unitholder will distribute 102,625,000 common units to PL Manufacturing upon the option's expiration, of which 97,493,750 common units will be distributed to the PL Manufacturing Members. If, and to the extent, the underwriters exercise their option to purchase additional common units, the selling unitholder will sell the number of common units purchased by the underwriters pursuant to such exercise and the remainder, if any, will be distributed to the PL Manufacturing Members or retained by PL Manufacturing. Accordingly, the exercise of the underwriters' option will not affect the total number of common units outstanding. For a detailed description of these transactions, see "The Transactions and Our Structure and Organization."

In addition, our general partner will own a general partner interest in us which will not entitle it to receive quarterly distributions.
Use of Proceeds

We estimate that the net proceeds to us from our sale of 1,500,000 common units in this offering, after deducting underwriting discounts and commissions and the estimated expenses of this offering, will be approximately $20.5 million (based on an assumed initial public offering price of $18.00 per common unit, the mid-point of the price range set forth on the cover page of this prospectus). We will use the proceeds we receive from this offering for working capital and general partnership purposes, for funding certain future capital expenditures at our facility, including a portion of those associated with our planned major maintenance project in 2013 to replace the reactor catalyst, and for funding a portion of the distributions to our common unitholders for the lost margin resulting therefrom.

We will not receive any proceeds from the sale of common units by the selling unitholder in this offering, including proceeds from the sale of additional common units by the selling unitholder pursuant to the underwriters' option to purchase additional common units.

Cash Distributions	Within 45 days after the end of each quarter, beginning with the quarter ending June 30, 2012, we expect to make quarterly cash distributions to unitholders of record on the applicable record date. We expect our first quarterly distribution will include available cash (as described below) for the period from the closing of this offering through June 30, 2012.

The board of directors of our general partner will adopt a policy pursuant to which we will distribute all of the available cash we generate each quarter. Available cash for each quarter will be determined by the board of directors of our general partner following the end of such quarter. We expect that available cash for each quarter will generally equal our cash flow from operations for the quarter, less cash needed for capital expenditures, debt service and other contractual obligations, reserves for future operating or capital needs that the board of directors of our general partner deems necessary or appropriate and reserves to fund quarterly distributions to our unitholders during future periods of decreased production associated with planned maintenance turnarounds. Available cash will be calculated after giving pro forma effect to any contributions received (or to be received), if any, by us and any special distributions paid (or to be paid) by us under the omnibus agreement that we will enter into contemporaneously with the closing of this offering.

A decision by the board of directors of our general partner to hold cash reserves as described above may have an adverse impact on the available cash in the quarter in which the reserves are withheld and a corresponding mitigating impact on the future quarter(s) in which the reserves are utilized.

Except in connection with our triennial maintenance projects, we do not intend to maintain excess distribution coverage for the purpose of maintaining stability or growth in our quarterly distribution. We do not intend to incur debt to pay quarterly distributions. We expect to finance substantially all of our growth externally, either by debt issuances or additional issuances of equity.

Because our policy will be to distribute all the available cash we generate each quarter, as described above, our unitholders will have direct exposure to fluctuations in the amount of cash generated by our business. We expect that the amount of our quarterly distributions, if any, will vary based on our operating cash flow during such quarter. Though such variations will be mitigated in respect of periods of planned maintenance downtime by the application of cash reserves, our quarterly cash distributions, if any, will generally not be stable and will vary from quarter to quarter as a direct result of variations in our operating performance and cash flows caused by fluctuations in the prices of propane and propylene. Such variations in the amount of our quarterly distributions may be significant. Unlike most publicly traded partnerships, we will not have a minimum quarterly distribution or employ structures intended to consistently maintain or increase quarterly distributions over time. The board of directors of our general partner may change our distribution policy at any time. Our partnership agreement does not require us to pay cash distributions to our unitholders on a quarterly or other basis.

Based upon our forecast for the twelve months ending June 30, 2013, assuming the board of directors of our general partner declares distributions in accordance with our cash distribution policy, we expect that our aggregate quarterly distributions for the twelve months ending June 30, 2013 will be approximately $282.1 million, or $2.03 per common unit. See "Our Cash Distribution Policy and Restrictions on Distributions—Forecasted Available Cash." Unanticipated events may occur which could materially adversely affect the actual results we achieve during the forecast period.

Consequently, our actual results of operations, cash flows, financial condition and our need for cash reserves during the forecast period may vary from the forecast, and such variations may be material. Prospective investors are cautioned not to place undue reliance on our forecast and should make their own independent assessment of our future results of operations, cash flows and financial condition. In addition, the board of directors of our general partner may be required to, or elect to, eliminate our distributions at any time during periods of reduced prices or demand for our propylene, among other reasons. Please see "Risk Factors."

We have a limited operating history upon which to rely in evaluating whether we will have sufficient cash to allow us to pay distributions on our common units. Our PDH facility did not generate sales until the commencement of commercial operations in October 2010, and we did not achieve daily production rates sufficient to generate available cash for distribution to unitholders until April 2011. Furthermore, because of industry conditions and a planned outage lasting 25 days, we would not have generated sufficient cash to pay a quarterly distribution for the fourth quarter of 2011. See "Risk Factors—We have a limited operating history during which we experienced planned and unplanned downtime. As a result, you may have difficulty evaluating our ability to pay quarterly cash distributions to our unitholders or our ability to be successful in implementing our business strategy."

Incentive Distribution Rights	None.
Subordination Period	None.

Issuance of Additional Units	Our partnership agreement authorizes us to issue an unlimited number of additional units, including units with rights to distributions or in liquidation that are senior to our common units, and rights to buy units for the consideration and on the terms and conditions determined by the board of directors of our general partner without the approval of our unitholders. See "Common Units Eligible for Future Sale" and "The Partnership Agreement—Issuance of Additional Partnership Interests."
Limited Voting Rights

Our general partner manages and operates us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or our general partner's directors on an annual or other continuing basis. Our general partner may be removed by a vote of the holders of at least 66 2/3% of the outstanding common units, including any common units owned by our general partner and its affiliates (including our sponsors). Upon the completion of this offering our sponsors will directly and indirectly own an aggregate of approximately 63% of our outstanding common units (approximately 59% if the underwriters exercise their option to purchase additional common units from the selling unitholder in full). This will give our sponsors the ability to prevent removal of our general partner. See "The Partnership Agreement—Voting Rights."

Call Right

If at any time our general partner and its affiliates (including our sponsors) own more than 80% of the common units, our general partner will have the right, but not the obligation, to purchase all, but not less than all, of the common units held by public unitholders at a price not less than their then-current market price, as calculated pursuant to the terms of our Partnership Agreement. See "The Partnership Agreement—Call Right."

Estimated Ratio of Taxable Income to Distributions

We estimate that if you own the common units you purchase in this offering through the record date for distributions for the twelve months ending December 31, 2014, you will be allocated, on a cumulative basis, an amount of U.S. federal taxable income for that period that will be 20% or less of the cash distributed to you with respect to that period. See "Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions."

Material U.S. Federal Income Tax Consequences

Subject to the discussion under "Material U.S. Federal Income Tax Consequences—Taxation of the Partnership—Partnership Status" and the limitations set forth therein, it is the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for U.S. federal income tax purposes. As a result, we generally will not be liable for U.S. federal income taxes. Instead, each of our unitholders will take into account its share of our income, gains, losses and deductions in computing its U.S. federal income tax liability as if it had earned such income directly, even if we do not make cash distributions to that unitholder. Consequently, a unitholder may be liable for U.S. federal income taxes as a result of ownership of our units even if that unitholder has not received a cash distribution from us. Cash distributions by us to a unitholder generally will not give rise to income or gain.
For a discussion of the material U.S. federal income tax consequences that may be relevant to prospective unitholders, you should read "Material U.S. Federal Income Tax Consequences."
Exchange Listing	Our common units have been approved for listing on the New York Stock Exchange ("NYSE") under the symbol "PDH."
Risk Factors	See "Risk Factors" beginning on page 19 of this prospectus for a discussion of factors that you should carefully consider before deciding to invest in our common units.

Summary Historical and Pro Forma Consolidated Financial Information

        The summary historical financial information presented below under the caption Statement of Operations Data for each of the four years in the period ended December 31, 2011, and the summary historical financial information presented below under the caption Balance Sheet Data as of December 31, 2011, 2010, 2009 and 2008, have been derived from the audited financial statements of our predecessor, PL Propylene, included elsewhere in this prospectus. Our predecessor was formed in January 2007 and acquired the site where our PDH facility is located in March 2008. We commenced operations in October 2010 and, after an approximately year-long start-up and plant optimization phase, achieved production rates at or near current capacity beginning in December 2011.

        The summary unaudited pro forma consolidated financial information presented below under the caption Statement of Operations Data for the year ended December 31, 2011, and the summary unaudited pro forma consolidated financial information presented below under the caption Balance Sheet Data as of December 31, 2011, have been derived from our unaudited pro forma consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma consolidated statement of operations data for the year ended December 31, 2011, was prepared based on the assumption that we were in existence as a separate entity throughout that period and that the transactions described below occurred on January 1, 2011:

  •
  the entry by us into a new $350.0 million term loan facility and a $120.0 million revolving credit facility, the related drawing of $350.0 million from the new term loan facility and the use of (1) $99.3 million of borrowings and restricted cash of $45.8 million on deposit with the lender to refinance and cancel our prior term loan facility and revolving credit facility, (2) approximately $211.0 million to reimburse our sponsors for construction capital expenditures, and (3) approximately $18.5 million to pay associated financing costs and debt discounts. PL Propylene will use the remaining amount (approximately $21.2 million) for general working capital purposes;

  •
  the contribution of PL Propylene LLC to us by Propylene Holdings;

  •
  the issuance and sale by us and the sale by Propylene Holdings, of 1,500,000 and 33,500,000 common units, respectively, to the public, representing an aggregate 25% limited partner interest in us;

  •
  the payment by us of $1.6 million of underwriting discounts and commissions and estimated offering expenses of approximately $4.9 million; and

  •
  the application of the net proceeds from the issuance and sale of 1,500,000 common units by us as described in "Use of Proceeds."

        The unaudited pro forma consolidated balance sheet as of December 31, 2011, was prepared based on the assumption that the Transactions (as defined on page 45) occurred on December 31, 2011. The unaudited pro forma consolidated financial data is not comparable to our historical financial data. A more complete explanation of the unaudited pro forma consolidated data can be found in our unaudited pro forma consolidated financial statements and accompanying notes included elsewhere in this prospectus.

        The historical data presented below has been derived from financial statements that have been prepared using accounting principles generally accepted in the United States, or GAAP, and the unaudited pro forma consolidated data presented below has been derived from the "Unaudited Pro Forma Consolidated Financial Statements" included elsewhere in this prospectus. This data should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Historical				Unaudited Pro Forma Consolidated
	Year Ended December 31,
					Year Ended December 31, 2011
	2011	2010	2009	2008
	(dollars in millions, except per unit data and as otherwise indicated)
Statement of Operations Data:
Sales	$614.9	$30.4	$—	$—	$614.9
Cost of sales	496.8	41.9	—	—	496.8
General and administrative expense	73.3	22.9	4.3	4.7	73.3
Management fee	2.0	—	—	—	—
Loss on derivatives	1.7	—	—	—	1.7

Operating income (loss)	41.1	(34.4)	(4.3)	(4.7)	43.1
Interest income (expense), net	(17.9)	(5.4)	(0.2)	0.7	(28.9)
Other income	0.1	0.1	—	—	0.1

Net income (loss) before income tax expense	$23.3	$(39.7)	$(4.5)	$(4.0)	$14.3
Income tax expense	(1.4)	—	—	—	(1.4)

Net income (loss)	$21.9	$(39.7)	$(4.5)	$(4.0)	$12.9

Pro forma net income per common unit, basic and diluted					$.09
Pro forma number of common units, basic and diluted in millions					139.0
Balance Sheet Data:
Cash (including restricted cash balances)	$45.8	$6.9	$30.0	$71.8	$44.4
Working capital(1)	64.0	16.0	9.9	61.4	61.8
Total assets	741.5	668.9	484.6	214.1	740.2
Total debt, net of discount (including current portion)	145.1	189.5	94.7	—	343.0
Member's equity	544.8	456.1	365.5	202.9	348.5
Financial and Other Data:
Cash flows provided by (used in) operating activities	$84.6	$(53.2)	$—	$(1.0)
Cash flows used in investing activities	(28.5)	(157.4)	(281.2)	(170.0)
Cash flows provided by (used in) financing activities	(56.1)	210.7	249.1	203.0
Adjusted EBITDA(2)	144.8	(12.6)	(3.6)	(2.0)	146.8
Capital expenditures	28.5	187.5	291.0	130.2
Key Operating Data:
Production volume (thousand pounds, unless otherwise noted):
Propylene	844,608	76,522	—	—
Hydrogen (thousand standard cubic feet, MSCF)	3,802,923	—	—	—
C4 mix/C5+ streams	17,302	247	—	—

(1)
Working capital is defined as current assets, including cash, less current liabilities, excluding bank debt.

(2)
Adjusted EBITDA is defined as net income (loss) plus interest expense and amortization of deferred financing costs, income tax expense, depreciation, amortization and accretion, equity-based compensation expense and unrealized loss on derivatives.

  Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:

  •
  the financial performance of our assets without regard to financing methods, capital structure, income taxes or significant non-cash expenses;

  •
  our operating performance and return on invested capital compared to those of other publicly traded limited partnerships, without regard to financing methods and capital structure;

  •
  our ability to generate cash sufficient to make distributions to our unitholders; and

  •
  our ability to incur and service debt and to fund capital expenditures.

Adjusted EBITDA should not be considered an alternative to net income, operating income, net cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA may have material limitations as a performance measure because it excludes some, but not all, items that affect net income from operations. In addition, Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define this term differently. The following table presents a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, net income, on a historical basis and pro forma basis, as applicable, for each of the periods indicated:

	Historical				Unaudited Pro Forma Consolidated
	Year Ended December 31,
					Year Ended December 31, 2011
	2011	2010	2009	2008
	(dollars in millions)
Reconciliation of Net income (loss) to Adjusted EBITDA:
Net income (loss)	$21.9	$(39.7)	$(4.5)	$(4.0)	$12.9
Plus:
Interest expense and amortization of deferred financing costs	17.9	5.4	0.8	—	28.9
Income tax expense	1.4	—	—	—	1.4
Depreciation, amortization and accretion	37.5	7.2	0.1	—	37.5
Equity-based compensation expense	64.4	14.5	—	2.0	64.4
Unrealized loss on derivatives	1.7	—	—	—	1.7

Adjusted EBITDA	$144.8	$(12.6)	$(3.6)	$(2.0)	$146.8

RISK FACTORS

        You should carefully consider each of the following risks and all of the information set forth in this prospectus before deciding to invest in our common units. If any of the following risks and uncertainties develops into an actual event, our business, financial condition, cash flows and results of operations could be materially adversely affected. In that case, we might not be able to pay distributions on our common units, the trading price of our common units could decline materially, and you could lose all or part of your investment. Although many of our business risks are comparable to those faced by a corporation engaged in a similar business, limited partner interests are inherently different from the capital stock of a corporation and involve additional risks described below.

 Risks Related to Our Business

We may not have sufficient available cash to pay any quarterly distribution on our common units.

        We may not have sufficient available cash each quarter to enable us to pay any distributions to our common unitholders. Our PDH facility did not generate sales until the commencement of commercial operations in October 2010, and we did not achieve daily production rates sufficient to generate available cash for distributions to our unitholders for periods prior to April 2011. Furthermore, because of industry conditions and a planned outage lasting 25 days, we would not have generated sufficient cash to pay a distribution for the fourth quarter of 2011. The amount of cash we will be able to distribute on our common units principally depends on the amount of cash we generate from our operations, which is primarily dependent upon the operating margins we generate. Our operating margins, and thus, the cash we generate from operations have been volatile, and we expect that they will fluctuate from quarter to quarter based on, among other things:

  •
  the amount of propylene we are able to produce from our PDH facility, which could be adversely affected by, among other things, accidents, equipment failure or bad weather conditions;

  •
  the price at which we are able to sell propylene, which is affected by the supply of and demand for propylene;

  •
  the level of our operating costs, including the cost of propane, our sole feedstock, as well as the price of natural gas, electricity and other costs;

  •
  our ability to produce propylene products that meet our customers' specifications;

  •
  non-payment or other non-performance by our customers and suppliers; and

  •
  overall economic and local market conditions.

        In addition, the actual amount of cash we will have available for distribution will depend on other factors, some of which are beyond our control, including:

  •
  the level of capital expenditures we make;

  •
  our debt service requirements;

  •
  fluctuations in our working capital needs;

  •
  our ability to borrow funds and access capital markets;

  •
  planned and unplanned maintenance at our facility, which, based on determinations by the board of directors of our general partner to maintain reserves, may negatively impact our cash flows in the quarter in which such maintenance occurs;

  •
  restrictions on distributions and on our ability to make working capital borrowings; and

  •
  the amount of cash reserves established by our general partner.

        Our partnership agreement will not require us to pay a minimum quarterly distribution. The amount of distributions that we pay, if any, and the decision to pay any distribution at all, will be determined by the board of directors of our general partner. Our quarterly distributions, if any, will be subject to significant fluctuations based on the above factors.

        For a description of additional restrictions and factors that may affect our ability to pay distributions, see "Our Cash Distribution Policy and Restrictions on Distributions."

The amount of our quarterly cash distributions, if any, will vary significantly both quarterly and annually and will be directly dependent on the performance of our business. Unlike most publicly traded partnerships, we will not have a minimum quarterly distribution or employ structures intended to consistently maintain or increase distributions over time.

        Investors who are looking for an investment that will pay predictable quarterly distributions should not invest in our common units. We expect our business performance will be more cyclical and volatile, and our cash flows will be less stable, than the business performance and cash flows of most publicly traded partnerships. As a result, our quarterly cash distributions will be cyclical and volatile and are expected to vary quarterly and annually. Unlike most publicly traded partnerships, we will not have a minimum quarterly distribution or employ structures intended to consistently maintain or increase distributions over time. The amount of our quarterly cash distributions will be directly dependent on the performance of our business, which will be volatile as a result of fluctuations in propane and propylene prices and the demand for propylene products. Because our quarterly distributions will be subject to significant fluctuations directly related to the cash we generate after payment of our fixed and variable expenses and other cash reserves established by our general partner, future quarterly distributions paid to our unitholders will vary significantly from quarter to quarter and may be zero. Given the cyclical and volatile nature of our business, we expect that our unitholders will have direct exposure to fluctuations in the price of propylene and the cost of propane.

The amount of cash we have available for distribution to unitholders depends primarily on our cash flow and not solely on profitability.

        You should be aware that the amount of cash we have available for distribution depends primarily upon our cash flow and not solely on profitability, which may be affected by non-cash items. For example, we may have extraordinary capital expenditures and major maintenance expenses in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources—Capital Spending." As a result, we may make cash distributions during periods when we report losses and may not make cash distributions during periods when we report net income.

For the twelve months ended December 31, 2011, on a pro forma basis, we would not have generated sufficient available cash to have paid the per unit quarterly distribution that we project that we will be able to pay for the twelve months ending June 30, 2013.

        We project that we will be able to pay aggregate quarterly distributions of $2.03 per unit for the twelve months ending June 30, 2013. In order to pay these projected distributions, we must generate approximately $282.1 million of available cash in the twelve months ending June 30, 2013. We have a limited operating history upon which to rely in evaluating whether we will have sufficient cash to allow us to pay quarterly distributions on our common units. Our PDH facility did not generate sales until the commencement of commercial operations in October 2010, and we did not achieve daily production rates sufficient to generate available cash for quarterly distribution to our unitholders until April 2011. Furthermore, because of industry conditions and a planned outage lasting 25 days, we would not have generated sufficient cash to pay a distribution for the fourth quarter of 2011. For a description of the price assumptions upon which we have based our projected per unit quarterly distributions during the twelve months ending June 30, 2013, see "Our Cash Distribution Policy and Restrictions on Distributions—Assumptions and Considerations."

The board of directors of our general partner may modify or revoke our cash distribution policy at any time at its discretion. Our partnership agreement does not require us to pay any distributions at all.

        The board of directors of our general partner will adopt a cash distribution policy pursuant to which we will distribute all of the available cash we generate each quarter to unitholders of record on a pro rata basis. However, the board may change such policy at any time at its discretion and could elect not to pay distributions for one or more quarters. See "Our Cash Distribution Policy and Restrictions on Distributions."

        Our partnership agreement does not require us to pay any distributions at all. Accordingly, investors are cautioned not to place undue reliance on the permanence of such a policy in making an investment decision. Any modification or revocation of our cash distribution policy could substantially reduce or eliminate the amounts of distributions to our unitholders. The amount of distributions we make, if any, and the decision to make any distribution at all will be determined by the board of directors of our general partner, whose interests may differ from those of our common unitholders. Our general partner has limited fiduciary and contractual duties, which may permit it to favor its own interests or the interests of Propylene Holdings to the detriment of our common unitholders.

None of the proceeds from the sale of common units by the selling unitholder in this offering will be available to fund our operations or to pay distributions.

        We will not receive any proceeds from the sale of common units by the selling unitholder in this offering. Consequently, none of the proceeds from such sale will be available to fund our operations or to pay distributions to the public unitholders. See "Use of Proceeds."

The assumptions underlying the forecast of available cash that we include in "Our Cash Distribution Policy and Restrictions on Distributions—Forecasted Available Cash" are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted.

        Our forecast of available cash set forth in "Our Cash Distribution Policy and Restrictions on Distributions—Forecasted Available Cash" includes our forecast of our results of operations and available cash for the twelve months ending June 30, 2013. The forecast has been prepared by our management team. Neither our independent registered public accounting firm nor any other independent accountants have examined, compiled or performed any procedures with respect to the forecast, nor have any of them expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for the forecast. The assumptions underlying the forecast are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties, including those discussed in this section, that could cause actual results to differ materially from those forecasted. If the forecasted results are not achieved, we would not be able to pay the forecasted distribution amounts, in which event the market price of the common units may decline materially. Our actual results may differ materially from the forecasted results presented in this prospectus. Investors should review the forecast of our results of operations for the twelve months ending June 30, 2013 together with the other information included elsewhere in this prospectus, including "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The propylene business is, and propylene prices are, cyclical and highly volatile and have experienced substantial downturns in the past. Cycles in demand and pricing could potentially expose us to significant fluctuations in our operating and financial results, and expose you to substantial volatility in our quarterly cash distributions and material reductions in the trading price of our common units.

        We are exposed to fluctuations in propylene demand and supply in the petrochemical industry. These fluctuations historically have had and could in the future have significant effects on prices and, in turn, significant effects on our financial condition, cash flows and results of operations, which could result in significant volatility or material adverse effects in the price of our common units or our ability to make quarterly cash distributions on our common units. For example, propylene prices fell significantly in the fourth quarter of 2011, which adversely affected our cash flows and results of operations.

        Propylene is a commodity, and its price can be cyclical and highly volatile. The price of propylene depends on a number of factors, including the price of crude oil and other commodities, general economic conditions, cyclical trends in end-user markets and supply and demand imbalances.

        Demand for propylene is dependent on demand for petrochemicals by the global construction, automotive and housing industries. Propylene supply is affected by available capacity and operating rates, raw material costs, government policies and global trade. For example, an increase in the OPEC production quota may cause crude oil prices to decline and, therefore, potentially increase the supply of propylene and reduce propylene prices. A decrease in propylene prices would have a material adverse effect on our business, cash flow and ability to make quarterly distributions. If propylene prices fall below a certain level, we may not generate sufficient sales to operate profitably or cover our costs and our ability to make quarterly distributions will be materially adversely affected.

Our results of operations, financial condition and ability to make cash distributions to our unitholders may be adversely affected by the supply and price levels of propane.

        The sole feedstock used in our production is propane. The price of propane is correlated to the price of crude oil and is influenced by the price of natural gas. The prices for crude oil and natural gas are cyclical and volatile, and as a result, the price of propane can be cyclical and volatile. The cost of propane represents a substantial portion of our cost of sales. If propane costs increase, the market price of propylene may not rise correspondingly or at all. Timing differences between propane prices, which may change daily, and the market price of propylene, which is set monthly, may narrow the propane-to-propylene spread and thus reduce our cash flow, which reduction could be material. Based on our current output, we obtain all of the propane we need from Enterprise through its propane pipeline system, which is connected to the natural gas liquids and refined products storage hub at Mt. Belvieu. The price that we pay Enterprise for propane fluctuates based on market prices. Propane prices could significantly increase in the future. Should Enterprise fail to perform in accordance with our existing agreement, we would need to purchase propane from third parties on the open market, which could negatively impact our results of operations to the extent third-party propane is unavailable or available only at higher prices.

Significant price volatility or interruptions in supply of other raw materials, such as natural gas, electricity and nitrogen, may result in increased costs that we may be unable to pass on to our customers, which could reduce our profitability.

        The raw materials we consume, such as natural gas, electricity and nitrogen, are generally commodity products that are readily available at market prices. We frequently enter into supply agreements with particular suppliers, but disruptions of existing supply arrangements could substantially impact our profitability. If certain of our suppliers are unable to meet their obligations under present supply agreements, we may be forced to pay higher prices to obtain the necessary materials from other sources. In addition, if any of the raw materials that we use become unavailable within the geographic area from which they are now sourced, then we may not be able to obtain suitable or cost effective substitutes. Any interruption in the supply of raw materials will increase our costs or decrease our sales, which will reduce our cash flow.

        Our supply agreements typically provide for market-based pricing and provide us no protection against price volatility. If the cost of any of our raw materials rises, the market price of propylene may not rise correspondingly or at all. Timing differences between raw material prices, which may change daily, and the market price of propylene, which is set monthly, may have a negative effect on our cash flow. Any cost increase could have a material adverse effect on our business, results of operations, financial condition and liquidity.

Our operations are dependent on third-party suppliers, including Enterprise, which owns the propane pipeline that provides propane to our facility. A deterioration in the financial condition of a third-party supplier, a mechanical problem with one of their facilities or the inability of a third-party supplier to perform in accordance with its contractual obligations could have a material adverse effect on our results of operations, financial condition and our ability to make cash distributions to our unitholders.

        Our operations depend in large part on the performance of third-party suppliers, including Enterprise for the supply of propane, a subsidiary of Kinder Morgan Energy Partners, L.P. ("Kinder Morgan") for the supply of natural gas and Praxair, Inc. ("Praxair") for the supply of nitrogen. Should Enterprise, Kinder Morgan, Praxair or any of our other third-party suppliers fail to perform in accordance with existing contractual arrangements, our operation could be forced to halt. Alternative sources of supply could be difficult to obtain. Any shutdown of our operations, even for a limited period, could have a material adverse effect on our results of operations, financial condition and ability to make cash distributions to our unitholders. In particular, our operations could be adversely affected if there were a deterioration in Enterprise's financial condition such that the operation of the propane delivery system connected to our facility was disrupted.

Our facility faces operating hazards and interruptions, including planned and unplanned maintenance or downtime. We could face potentially significant costs to the extent these hazards or interruptions cause a material decline in production.

        Our operations, located at a single location, are subject to significant operating hazards and interruptions. Any significant curtailing of production at our PDH facility or individual units within our facility could result in materially lower levels of sales and cash flow for the duration of any shutdown and materially adversely impact our ability to make cash distributions to our unitholders. Operations at our PDH facility could be curtailed or partially or completely shut down, temporarily or permanently, as the result of a number of circumstances, most of which are not within our control. For example, in June 2011, our facility experienced a mechanical failure in one of our compressors. We took our facility offline for approximately four weeks while we repaired the compressor and completed other capital and maintenance projects. Furthermore, in October 2011, we undertook a planned outage that lasted 25 days, during which we expanded the capacity of our facility and completed other capital and maintenance projects. In April 2012, our facility experienced downtime for approximately six days to undertake a minor maintenance project. Other scenarios that could result in a shut down of our facility include:

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  unplanned maintenance or catastrophic events such as a major accident or fire, damage by severe weather, flooding or other natural disaster;

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  planned maintenance for catalyst change-out, repairs, plant enhancement or other purposes;

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  labor difficulties that result in a work stoppage or slowdown;

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  environmental proceedings or other litigation that compel the cessation of all or a portion of the operations at our PDH facility;

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  increasingly stringent environmental regulations;

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  a disruption in the supply of propane to our PDH facility; and

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  a governmental ban or other limitation on the use of propylene products, either generally or specifically those processed at our facility.

        The magnitude of the effect on us of any shutdown will depend on the length of the shutdown and the extent of the facility operations affected by the shutdown. Our facility requires a planned maintenance turnaround every three years, which generally lasts up to four weeks and may have a material impact on our cash flows and ability to make cash distributions in the quarter or quarters in which it occurs. During planned maintenance turnaround times, if we elect to undertake extraordinary maintenance, our downtime may be substantially longer. In addition to the triennial maintenance projects, a more significant maintenance project will be undertaken approximately every nine years. We anticipate each of these projects to take approximately six weeks. A major accident, fire, flood or other event could damage our facility or the environment and the surrounding community or result in injuries or loss of life. Planned and unplanned maintenance could reduce our net income, cash flow and ability to make cash distributions during the period of time that any of our units is not operating. Any planned and unplanned future downtime could have a material adverse effect on our ability to make cash distributions to our unitholders.

        For example, in the quarter(s) preceding our triennial planned outages for major maintenance associated with the change-out of our reactor catalyst as described elsewhere in this prospectus, the board of directors of our general partner may elect to reserve amounts to fund (i) the capital costs associated with the change-out of our reactor catalyst, (ii) all or a portion of the revenues projected to be forgone as a result of the loss of production during the downtime associated with the outage or (iii) both. Based upon the decision(s) made by the board of directors of our general partner, the cash available for distribution in the quarter(s) preceding such a planned maintenance event in which the reserves are withheld may be adversely impacted. Conversely, additional amounts may be required to be reserved from available cash generated in a quarter subsequent to such a planned maintenance event should the scope of the actual work performed during such period be materially different than that planned.

        Our customer contracts provide for potential maximum offtake volumes of approximately 1.454 billion pounds of propylene per year. Our PDH facility first exhibited the ability to perform at this operating rate after the conclusion of a planned outage in October and November 2011. Due to a variety of reasons—constraints on the Shell pipeline system due to a fire at a natural gas liquids refining facility in Mont Belvieu in February 2011, variances in volume nominations by our customers, and, to a much smaller degree, select plant operating issues—we have not shown the ability to operate at this offtake level for a prolonged period of time. To the extent that our supply obligations under our customer contracts exceed the volume that we can produce, we may need to purchase propylene from third parties in the spot market. In periods of extended planned or unplanned downtime, we may be required to purchase significant volumes of propylene in order to satisfy our contractual obligations, which could materially and adversely affect our profitability and our ability to make cash distributions to our unitholders. Further, if we were unable to purchase the volumes of propylene necessary to satisfy our contractual obligations, we may be in default of our customer contracts.

We are not fully insured against all risks incident to our business, and if an accident or event occurs that is not fully insured it could adversely affect our business.

        A major accident, fire, flood or other event could damage our facility or the environment and the surrounding community or result in injuries or loss of life. If we experience significant property damage, business interruption, environmental claims or other liabilities, our business could be materially adversely affected to the extent the damages or claims exceed the amount of valid and collectible insurance available to us. We are currently insured under property, business interruption, general liability (including sudden and accidental pollution liability), business automobile, workers compensation and excess liability insurance policies. The property and business interruption insurance policies have a $1.0 billion single occurrence limit with a $2.5 million deductible for physical damage and a 60-day waiting period before losses resulting from business interruptions are recoverable. The policies also contain exclusions and conditions that could have a materially adverse impact on our ability to receive indemnification thereunder, as well as customary sub-limits for particular types of losses. For example, the current property policy contains specific sub-limits of $400.0 million for damage caused by flooding and $100.0 million for damage caused by named windstorms, with deductibles of $1.0 million and $5.0 million per occurrence, respectively. We are fully exposed to all losses in excess of the applicable limits and sub-limits and for losses due to business interruptions of fewer than 60 days. The occurrence of any operating risk not covered by our insurance could have a material adverse effect on our business, financial condition, results of operations and ability to pay distributions to our unitholders. Our general liability insurance policy, which includes sudden and accidental pollution coverage expires on March 1, 2013, and our property and business interruption insurance policies expire on May 1, 2013. Market factors, including but not limited to catastrophic perils that impact our industry, significant changes in the investment returns of insurance companies, insurance company solvency trends and industry loss ratios and loss trends, can negatively impact the future cost and availability of insurance. There can be no assurance that we will be able to buy and maintain insurance in the future with adequate limits, reasonable pricing terms and conditions.

We have a limited operating history during which we have experienced both planned and unplanned downtime. As a result, you may have difficulty evaluating our ability to pay quarterly cash distributions to our unitholders or our ability to be successful in implementing our business strategy.

        We are dependent on our PDH facility as our sole source of propylene and by-products to generate sales, and we are, therefore, dependent on the continued operation of this PDH facility to generate our sales. As a newly constructed complex processing facility and the largest of only four CATOFIN processing facilities that produce propylene, the operating performance of our facility over the short-term and long-term is not yet proven. We have already encountered and will continue to encounter risks and difficulties frequently experienced by companies whose performance is dependent upon newly constructed world-scale processing or manufacturing facilities, such as the risks described in this prospectus.

        Our PDH facility did not generate sales until the commencement of commercial operations in October 2010, and we did not achieve daily production rates at our current capacity until December 2011, after an approximately year-long start-up and plant optimization phase. During this period we experienced both planned and unplanned downtime. For example, in June 2011, our facility experienced a mechanical failure in one of our compressors. We took our facility offline for approximately four weeks while we repaired the compressor and completed other capital and maintenance projects. Furthermore, in October 2011, we undertook a planned outage that lasted 25 days, during which we expanded the capacity of our facility and completed other capital and maintenance projects.

        Because of our limited operating history and performance record, it is difficult for you to evaluate our business and results of operations to date and to assess our future prospects. Further, our historical financial statements present a period of limited operations, and therefore do not provide a meaningful basis for you to evaluate our operations or our ability to achieve our business strategy. We may be less successful than a seasoned company in achieving a consistent operating level at our facility capable of generating cash flows from our operations sufficient to regularly pay a quarterly cash distribution or to pay any quarterly cash distribution to our unitholders. We may also be less successful in implementing our business strategy than a seasoned company with a longer operating history. Finally, we may be less equipped to identify and address operating risks and hazards in the conduct of our business than those companies whose major facilities have longer operating histories.

We face competition from other propylene producers.

        Management estimates over 30 different companies produce propylene in North America. We consider companies with net long positions in PGP and CGP to be our direct competitors, including Enterprise, Chevron Phillips, ExxonMobil Chemical, Shell Chemical, Flint Hills and the Williams

Companies. Most of our competitors have significantly greater financial and other resources than us and are engaged on a national or international basis in many segments of the petroleum products and petrochemicals business, including refining, transportation and marketing, on a scale substantially larger than ours. In addition, we may face competition from captive propylene production facilities operated by consumers of propylene. For example, Dow recently announced a plan to build its own on-purpose propane dehydrogenation propylene facility for start-up in 2015. Dow also announced that it is considering building a second propylene facility with a possible start-up date in 2018. As a result of these factors, we may be unable to expand our relationships with existing customers or to obtain new customers on a profitable basis, or at all, which would have a material adverse effect on our business, results of operations and financial condition and our ability to pay cash distributions to our unitholders.

We depend on certain third-party pipelines to supply us with feedstock and to distribute propylene to our customers. If these pipelines become unavailable to us, our business could be adversely affected.

        Our ability to obtain propane and other inputs necessary for the production of propylene is dependent upon the availability of third-party pipeline systems interconnected to our PDH facility. In addition, we depend on third-party pipeline systems to transport propylene to our customers. Because we do not own these pipelines, their continuing operation is not within our control. These pipelines may become unavailable for a number of reasons, including testing, maintenance, capacity constraints, accidents, government regulation or other events. If third-party pipelines become partially or completely unavailable, our ability to operate could be restricted and our transportation costs could increase, thereby reducing our profitability. A prolonged or permanent interruption in the availability of third-party pipelines could have a material adverse effect on our business, financial condition, results of operations and ability to pay distributions to our unitholders.

The growth in production of natural gas from shale formations, which is expected to lead to an abundant supply of propane, may not continue at projected rates due to the uncertainty associated with the length of their production lives, legislative initiatives restricting such production, or both.

        Hydraulic fracturing is a process used by oil and natural gas exploration and production operators in the completion of certain oil and natural gas wells whereby water, sand and chemicals are injected under pressure into subsurface formations to stimulate natural gas production. The proliferation of hydraulic fracturing has led to a marked growth in production of natural gas and the resulting abundance of natural gas has led to a decrease in price. However, production of gas from shale formations is in its nascence, and certain industry reports have indicated that the wells may have shorter economically-viable production lives than previously anticipated. If such reports are accurate, shale gas development and production may be negatively impacted which may lead to substantial increases in natural gas prices.

        Although hydraulic fracturing has been used for decades in connection with conventional or vertical wells, its use has expanded substantially in recent years as the application of hydraulic fracturing on horizontal wells drilled to produce from shale formations has expanded substantially. This expanded use of hydraulic fracturing has recently attracted increased scrutiny from federal and state officials for its potential impact on health and the environment. Adoption of legislation or any implementation of regulations placing restrictions on hydraulic fracturing activities could make it more difficult to perform hydraulic fracturing, resulting in a reduction in the supply of natural gas and an increase in the price of natural gas.

        An increase in the price of natural gas could narrow the propane-to-propylene spread in two ways, each adversely affecting our gross margins. First, a significant increase in natural gas prices could cause ethylene producers to determine that the use of naphtha as a feedstock is more economical than natural gas based feedstocks such as ethane. Because the use of naphtha as a feedstock in the ethylene production process results in significantly more propylene as co-product than ethane, the result would be an increase in propylene production by ethylene plants. The increased supply of propylene would in turn exert downward pressure on the price of propylene, adversely affecting the price we obtain for the propylene we produce, both in the spot market and pursuant to our customer contracts, which are market-based. Second, an increase in the price of natural gas may be accompanied by an increase in the price of propane, as the majority of propane is derived from natural gas production, thereby further narrowing the propane-to-propylene spread and reducing our gross margins.

We currently derive substantially all of our sales from five customers, and the loss of any of these customers without replacement on comparable terms would affect our results of operations and cash available for distribution to our unitholders.

        We have derived, and believe that we will continue to derive, substantially all of our sales from a limited number of customers that purchase all of the propylene we produce. For the twelve months ended December 31, 2011, Dow, Total and INEOS accounted for 55%, 24% and 16% of our total sales, respectively. Beginning January 1, 2012, we added BASF and LyondellBasell as contracted customers. When our current contracts with these customers expire, our customers may decide not to extend the contracts or may decide to purchase fewer pounds of propylene at lower prices during renegotiations. If our customers decide not to renew these contracts, or decide to purchase fewer pounds of propylene or at lower prices, and we are unable to find replacement counterparties on terms as favorable as our current contracts, our business, results of operations, financial condition and our ability to pay cash distributions to our unitholders may be materially adversely affected.

We are subject to many environmental and safety regulations that may result in unanticipated costs or liabilities, which could reduce our profitability.

        We are subject to extensive federal, state and local laws, regulations, rules and ordinances relating to pollution, protection of the environment and human health, and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on facility operations, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability.

        Continually increasing concerns regarding the safety of chemicals in commerce and their potential impact on the environment constitute a growing trend. Governmental, regulatory and societal demands for continuously increasing levels of product safety and environmental protection could result in continued pressure for more stringent regulatory control with respect to the chemical industry. In addition, these concerns could influence public perceptions, the viability of certain products, our reputation, the cost to comply with regulations and the ability to attract and retain employees. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities, which could reduce our profitability.

        We could incur significant expenditures in order to comply with existing or future environmental or safety laws. Capital expenditures and costs relating to environmental or safety matters will be subject to evolving regulatory requirements and will depend on the timing of the promulgation and enforcement of specific standards which impose requirements on our operations. Capital expenditures and costs beyond those currently anticipated may therefore be required under existing or future environmental or safety laws.

        Furthermore, we may be liable for the costs of investigating and cleaning up environmental contamination on or from our properties or at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous materials or from disposal activities that pre-dated our purchase of the PDH facility. We may, therefore, incur additional costs and expenditures beyond those currently anticipated to address all such known and unknown situations under existing and future environmental laws.

Climate change laws and regulations could have a material adverse effect on our results of operations, financial condition and ability to pay cash distributions to our unitholders.

        On December 15, 2009, the U.S. EPA published its findings that emissions of carbon dioxide and other "greenhouse gases" present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to the warming of the earth's atmosphere and other climatic changes, and EPA has begun to regulate greenhouse gas emissions pursuant to the federal Clean Air Act ("CAA"). In addition, it is possible federal legislation could be adopted in the future to restrict greenhouse gas emissions. Many states and regions have adopted greenhouse gas initiatives. The cost of compliance with any new regulations could be significant.

We are subject to strict laws and regulations regarding employee and process safety, as well as the prevention of accidental releases, and failure to comply with these laws and regulations could have a material adverse effect on our results of operations, financial condition and ability to pay cash distributions to our unitholders.

        Our facility is subject to the requirements of the federal Occupational Safety and Health Act ("OSHA"), and comparable state statutes that regulate the protection of the health and safety of workers. OSHA requires that we maintain information about hazardous materials used or produced in our operations and that we provide this information to employees, state and local governmental authorities and local residents. In addition, the Chemical Accident Prevention Provisions adopted by the EPA under the Clean Air Act require the development of a Risk Management Plan to prevent the accidental release of hazardous substances that could harm public health or the environment. Failure to comply with these requirements, including general industry standards, record keeping requirements and monitoring and control of potential exposure to regulated substances, could have a material adverse effect on our results of operations, financial condition and ability to pay cash distributions to our unitholders if we are subjected to significant fines or compliance costs.

Instability and volatility in the global capital and credit markets could negatively impact our business, financial condition, results of operations and cash flows.

        The global capital and credit markets have experienced extreme volatility and disruption over the past few years. Our results of operations, financial condition and ability to pay cash distributions to our unitholders could be negatively impacted by difficult conditions and extreme volatility in the capital, credit and commodities markets and in the global economy. These factors, combined with declining business and consumer confidence and increased unemployment, precipitated an economic recession in the U.S. and globally during 2009 and 2010. The difficult conditions in these markets and the overall economy affect us in a number of ways. For example:

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  Under extreme market conditions there can be no assurance that such funds would be available or sufficient, and in such a case, we may not be able to successfully obtain additional financing on favorable terms, or at all.

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  Market volatility could exert downward pressure on the price of our common units, which may make it more difficult for us to raise additional capital and thereby limit our ability to grow.

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  Market conditions could result in our significant customers experiencing financial difficulties. We are exposed to the credit risk of our customers, and their failure to meet their financial obligations when due because of bankruptcy, lack of liquidity, operational failure or other reasons could result in decreased sales and earnings for us.

We depend on key personnel for the success of our business.

        We depend on the services of the executive officers and other key personnel of our general partner. The loss of the services of any member of our executive officer team or key employee could have an adverse effect on our business and reduce our ability to make distributions to our unitholders. We may not be able to locate or employ on acceptable terms qualified replacements for senior management or other key employees if their services were no longer available.

In the event that payments that we are required to make under our propane swaps exceed the contributions that we receive under our omnibus agreement, we may be exposed to significant losses and our ability to make cash distributions to our unitholders may be materially and adversely affected.

        Our business activities expose us to risks associated with unfavorable changes in the market price of propylene and propane. In October 2011, we began entering into derivative transactions with the intent of reducing volatility in our cash flows due to fluctuations in the price of propane (the "propane swaps"), our sole feedstock. In situations when the price of Brent crude oil is not correlated to the price of propylene, and propylene as a percent of Brent crude oil trades below Brent crude oil, or when the price of Brent crude oil is not correlated to the price of propane, the propane swaps would increase, rather than reduce, the volatility of our cash flows. For example, the price of Brent crude oil may increase significantly with no corresponding increase to either the propylene price or the propane price. Furthermore, the prices of both propane and propylene may trade significantly below their historical correlations to Brent crude oil. In these situations, we may owe more to the counterparty of our hedge, thus decreasing the amount of cash otherwise available for distribution to our unitholders, perhaps significantly. In addition, our hedging activities are subject to the risk that a counterparty may not perform its obligations under the applicable derivative instrument.

        Contemporaneous with this offering, we will enter into an omnibus agreement with our general partner, Propylene Holdings and PL Manufacturing, and PL Manufacturing will enter into a common unit pledge agreement with the PL Manufacturing Members, pursuant to which PL Manufacturing and the PL Manufacturing Members through our general partner, will be allocated all of our benefits and obligations under the propane swaps. See "Certain Relationships and Related Party Transactions—Agreements with Affiliates of our General Partner—Omnibus Agreement." Under the omnibus agreement and the pledge agreement, any amounts received by us under the propane swaps will be distributed, through our general partner, to PL Manufacturing and the PL Manufacturing Members, and any amounts that we are required to pay under the propane swaps are expected to be contributed back to us as a capital contribution by PL Manufacturing and the PL Manufacturing Members. While we will not receive any of the benefits of the propane swaps, we will remain a party to the propane swaps, and will be obligated to make payments to the propane swap counterparties as they come due and to post any collateral as required, under the terms of our agreement with the counterparty.

        In connection with the omnibus agreement, the PL Manufacturing Members will enter into pledge agreements, pursuant to which the PL Manufacturing Members shall pledge to PL Manufacturing (as collateral agent) a number of common units such that at all times, the market value of all pledged units and all common units owned by PL Manufacturing that are subject to the omnibus agreement are equal to or greater than 10 times the mark-to-market value of the propane swaps, but in no event shall the number of pledged units be greater than the amount of units distributed to PL Manufacturing and the PL Manufacturing Members in the Transactions. The forecasted quarterly distributions payable on all pledged common units and all common units owned by PL Manufacturing that are subject to the omnibus agreement are expected to be sufficient to satisfy our obligations under the propane swaps. PL Manufacturing will receive all quarterly distribution payments that we make in respect of the pledged units and any common units owned by it that are subject to the omnibus agreement. Of this distribution amount, PL Manufacturing will (1) first, contribute to us an amount equal to the total sum of all payments made by us under the propane swaps during the quarter or owed by us at the end of the quarter, (2) second, establish and maintain a cash reserve as reasonably necessary, (3) third, distribute any excess cash attributable to the then pledged units to the PL Manufacturing Members and (4) fourth, retain or distribute any excess cash attributable to the common units owned by it that are then subject to the omnibus agreement.

        In any quarter in which the aggregate distributions paid on the then pledged units and on the common units owned by PL Manufacturing that are then subject to the omnibus agreement are less than our liabilities under the propane swaps for such quarter, PL Manufacturing will apply any cash reserves toward the shortfall. PL Manufacturing and each of the PL Manufacturing Members will have the option to fund its pro rata portion of any remaining shortfall (after application of the cash reserve) with cash. In the event that a PL Manufacturing Member elects not to fully fund its pro rata portion of the remaining shortfall, PL Manufacturing will liquidate a number of such PL Manufacturing Members' then pledged units sufficient to cover its remaining share of the shortfall. Similarly, if PL Manufacturing fails to fund its pro rata portion of any remaining shortfall with cash, PL Manufacturing shall liquidate a number of its common units that are then subject to the omnibus agreement sufficient to cover its share of the remaining shortfall. Such sales could adversely affect the trading price of our common units.

        The obligations of PL Manufacturing and the PL Manufacturing Members under the omnibus agreement and the pledge agreement, as applicable, are non-recourse to PL Manufacturing and the PL Manufacturing Members. In the event that payments that we are required to make under the propane swaps exceed the distributions on the pledged common units, the cash reserve and the value of the pledged common units and the PL Manufacturing common units subject to the omnibus agreement, we may be exposed to significant losses and our ability to make cash distributions to our unitholders may be materially and adversely affected.

Certain members of our executive management team on whom we rely to manage important aspects of our business face conflicts regarding the allocation of their time.

        We will rely on the executive officers and employees of our general partner to manage our operations and activities. Pursuant to a services agreement between our general partner and PL Midstream LLC ("PL Midstream"), an entity controlled by Lindsay Goldberg, certain executive officers and employees of our general partner will perform services for PL Midstream in addition to us. These shared executive officers and employees include our chief financial officer, our senior vice-president—commercial and many of their staff. Because the shared officers and employees allocate time among us and PL Midstream, they may face conflicts regarding the allocation of their time, which may adversely affect our business, results of operations and financial condition.

        In addition, under our partnership agreement, the employees and executive officers of our general partner may, from time to time, provide management, advisory and administrative services to its affiliates and other persons.

A shortage of skilled labor, together with rising labor costs, could adversely affect our results of operations and cash available for distribution to our unitholders.

        The efficient production of propylene using modern techniques and equipment requires skilled employees. Our PDH facility relies on technology that requires special expertise to operate efficiently and effectively. To the extent that the services of our key technical personnel become unavailable to us for any reason, we would be required to hire other personnel. We may not be able to locate or employ such qualified personnel on acceptable terms or at all. We face competition for these professionals from our competitors, our customers and other companies operating in our industry. If we are unable to find qualified employees, or if the cost to find qualified employees increases materially, our results of operations and cash available for distribution to our unitholders could be adversely affected.

Restrictions in the agreements governing our current and future indebtedness, including our new credit facilities, contain or will contain significant limitations on our business operations, including our ability to pay distributions and other payments.

        On March 27, 2012, we entered into a new $350.0 million term loan facility and a new $120.0 million revolving credit facility (together, the "new credit facilities"). As of December 31, 2011, on a pro forma basis after giving effect to this offering and the use of the estimated proceeds hereof and the establishment of our new credit facility, we would have had $350.0 million of term loan debt outstanding and borrowing capacity of approximately $120.0 million under the new revolving credit facility. We and our subsidiary may incur significant additional indebtedness in the future. Our ability to pay distributions to our unitholders and our ability to borrow under these new credit facilities to fund distributions (if we elected to do so) is subject to covenant restrictions under the agreement governing the new credit facilities. We expect that our ability to make distributions to our common unitholders will depend, in part, on our ability to satisfy applicable covenants as well as the absence of a default or event of default under the facilities. If we were unable to comply with any such covenant restrictions in any quarter, our ability to pay distributions to unitholders would be curtailed.

        In addition, we will be subject to covenants contained in our new credit facilities and any agreement governing other future indebtedness that will, subject to significant exceptions, limit our ability and the ability of our operating subsidiary to, among other things: incur, assume or permit to exist additional indebtedness, guarantees and other contingent obligations, incur liens, make negative pledges, pay dividends or other distributions, make payments to our subsidiary, make certain loans and investments, consolidate, merge or sell all or substantially all of our assets. Any failure to comply with these covenants could result in a default under our new credit facilities. Upon a default, unless waived, the lenders under our new credit facilities would have all remedies available to a secured lender and could elect to terminate their commitments, cease making further loans, cause their loans to become due and payable in full, institute foreclosure proceedings against our or our subsidiary's assets and force us and our subsidiary into bankruptcy or liquidation.

Any increase in market interest rates would make our debt service obligations more burdensome, and in turn reduce our cash available for distributions to our unitholders.

        Borrowings under our new credit facilities bear interest at variable rates. If market interest rates increase, such variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow and ability to pay cash distributions to our unitholders.

        Our ability to make scheduled debt payments, to refinance our obligations with respect to our indebtedness and to fund capital and non-capital expenditures necessary to maintain the condition of our operating assets, properties and systems software, as well as to provide capacity for the growth of our business, depends on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and financial, business, competitive, legal and other factors.

        If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection.

Increases in interest rates could adversely impact our unit price and our ability to issue additional equity to make acquisitions, incur debt or for other purposes.

        We cannot predict how interest rates will react to changing market conditions. Interest rates on our new credit facilities, future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly. Additionally, as with other yield-oriented securities, we expect that our unit price will be impacted by the level of our quarterly cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank related yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates may affect the yield requirements of investors who invest in our common units, and a rising interest rate environment could have a material adverse impact on our unit price and our ability to issue additional equity to fund our operations or to make acquisitions or to incur debt as well as increasing our interest costs.

We are a holding company and depend upon our subsidiary for our cash flow.

        We are a holding company. All of our operations are conducted and all of our assets are owned by PL Propylene, our wholly-owned subsidiary and our sole direct or indirect subsidiary. Consequently, our cash flow and our ability to meet our obligations or to pay cash distributions to our unitholders in the future will depend upon the cash flow of our subsidiary and the payment of funds by our subsidiary to us in the form of dividends or otherwise. The ability of our subsidiary to make any payments to us will depend on its earnings, the terms of its indebtedness, including the terms of any credit facilities, and legal restrictions. In particular, future credit facilities incurred at our subsidiary may impose significant limitations on the ability of our subsidiary to pay distributions to us and consequently our ability to pay distributions to our unitholders. See also "—We may not have sufficient available cash to pay any quarterly distribution on our common units."

We will incur increased costs as a result of being a publicly traded partnership.

        As a publicly traded partnership, we will incur significant legal, accounting and other expenses that we did not incur prior to this offering. In addition, the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act of 2010, as well as rules implemented by the SEC and the NYSE, require, or will require, publicly traded entities to adopt various corporate governance practices that will further increase our costs. Before we are able to pay distributions to our unitholders, we must first pay our expenses, including the costs of being a public company and other operating expenses. As a result, the amount of cash we have available for distribution to our unitholders will be affected by our expenses, including the costs associated with being a publicly traded partnership. We estimate that we will incur approximately $3.5 million of estimated incremental costs per year, some of which will be direct charges associated with being a publicly traded partnership and some of which will be allocated to us by our general partner and its affiliates; however, it is possible that our actual incremental costs of being a publicly traded partnership will be higher than we currently estimate.

        Prior to this offering, we have not filed reports with the SEC. Following this offering, we will become subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We expect these requirements will increase our legal and financial compliance costs and make compliance activities more time-consuming and costly. For example, as a result of becoming a publicly traded partnership, we are required to have at least three independent directors and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal control over financial reporting. In addition, we will incur additional costs associated with our publicly traded company reporting requirements.

As a publicly traded partnership we qualify for, and will rely on, certain exemptions from the New York Stock Exchange's corporate governance requirements.

        As a publicly traded partnership, we qualify for, and will rely on, certain exemptions from the NYSE's corporate governance requirements, including:

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  the requirement that a majority of the board of directors of our general partner consist of independent directors;

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  the requirement that the board of directors of our general partner have a nominating/corporate governance committee that is composed entirely of independent directors; and

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  the requirement that the board of directors of our general partner have a compensation committee that is composed entirely of independent directors.

        As a result of these exemptions, our general partner's board of directors will not be comprised of a majority of independent directors, our general partner's compensation committee may not be comprised entirely of independent directors and our general partner's board of directors does not currently intend to establish a nominating/corporate governance committee. Accordingly, unitholders will not have the same protections afforded to equityholders of companies that are subject to all of the corporate governance requirements of the NYSE. See "Management."

We will be exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act.

        We are in the process of evaluating our internal controls systems to allow management to report on, and our independent auditors to audit, our internal controls over financial reporting. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, and under current rules will be required to comply with Section 404 in our annual report for the year ended December 31, 2013. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board, or PCAOB, rules and regulations that remain unremediated. Although we produce our financial statements in accordance with GAAP, our internal accounting controls may not currently meet all standards applicable to companies with publicly traded securities. As a publicly traded partnership, we will be required to report, among other things, control deficiencies that constitute a "material weakness" or changes in internal controls that, or that are reasonably likely to, materially affect internal controls over financial reporting. A "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

        If we fail to implement the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory authorities such as the SEC. If we do not implement improvements to our disclosure controls and procedures or to our internal controls in a timely manner, our independent registered public accounting firm may not be able to certify as to the effectiveness of our internal controls over financial reporting pursuant to an audit of our internal controls over financial reporting. This may subject us to adverse regulatory consequences or a loss of confidence in the reliability of our financial statements. We could also suffer a loss of confidence in the reliability of our financial statements if our independent registered public accounting firm reports a material weakness in our internal controls, if we do not develop and maintain effective controls and procedures or if we are otherwise unable to deliver timely and reliable financial information. Any loss of confidence in the reliability of our financial statements or other negative reaction to our failure to develop timely or adequate disclosure controls and procedures or internal controls could result in a decline in the price of our common units. In addition, if we fail to remedy any material weakness, our financial statements may be inaccurate, we may face restricted access to the capital markets and the price of our common units may be adversely affected.

Risks Related to an Investment in Us

The board of directors of our general partner will adopt a policy to distribute all of the available cash we generate each quarter, which could limit our ability to grow and make acquisitions.

        The board of directors of our general partner will adopt a policy to distribute all of the available cash we generate each quarter to our unitholders, beginning with the quarter ending June 30, 2012. As a result, our general partner will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. As such, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow.

        In addition, because the board of directors of our general partner will adopt a policy to distribute all of the available cash we generate each quarter, our growth may not be as robust as that of businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units will decrease the amount we distribute on each outstanding unit. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, would reduce the available cash that we have to distribute to our unitholders. See "Our Cash Distribution Policy and Restrictions on Distributions."

Our general partner, which is indirectly owned by funds controlled by Lindsay Goldberg and York Capital, has fiduciary duties to Lindsay Goldberg and York Capital, and the interests of Lindsay Goldberg and York Capital may differ significantly from, or conflict with, the interests of our public common unitholders.

        Our general partner is responsible for managing us. Although our general partner has legal duties to manage us in good faith, these duties are specifically limited by the express terms of our partnership agreement, and the directors and officers of our general partner also have fiduciary duties to manage our general partner in a manner beneficial to Lindsay Goldberg and York Capital, which will, collectively, own 84% of our general partner. The interests of Lindsay Goldberg and York Capital may differ from, or conflict with, the interests of our common unitholders. In resolving these conflicts, our general partner may favor its own interests or the interests of Lindsay Goldberg and York Capital over our interests and those of our common unitholders.

        The potential conflicts of interest include, among others, the following:

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  Neither our partnership agreement nor any other agreement will require the owners of our general partner to pursue a business strategy that favors us. The affiliates of our general partner have fiduciary duties to make decisions in their own best interests and in the best interest of their owners, which may be contrary to our interests. In addition, our general partner is allowed to take into account the interests of parties other than us or our unitholders, such as its owners, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders.

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  Our general partner has limited its liability and duties under our partnership agreement and has also restricted the remedies available to our unitholders for actions that, without those limitations and reductions, might constitute breaches of fiduciary duty. As a result of purchasing common units, unitholders consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law.

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  The board of directors of our general partner will determine the amount and timing of asset purchases and sales, capital expenditures, borrowings, repayment of indebtedness and issuances of additional partnership interests, each of which can affect the amount of cash that is available for distribution to our common unitholders.

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  Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf. There is no limitation on the amounts our general partner can cause us to pay it or its affiliates.

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  Our general partner may exercise its rights to call and purchase all of our common units if at any time it and its affiliates own more than 80% of the common units.

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  Our general partner will control the enforcement of obligations owed to us by it and its affiliates. In addition, our general partner will decide whether to retain separate counsel or others to perform services for us.

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  Our general partner determines which costs incurred by it and its affiliates are reimbursable by us.

        See "Conflicts of Interest and Fiduciary Duties."

Our partnership agreement limits the liability and duties of our general partner and restricts the remedies available to us and our common unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

        Our partnership agreement limits the liability and duties of our general partner, while also restricting the remedies available to our common unitholders for actions that, without these limitations and reductions, might constitute breaches of fiduciary duty. Delaware partnership law permits such contractual reductions of fiduciary duty. By purchasing common units, common unitholders consent to be bound by the partnership agreement, and pursuant to our partnership agreement, each holder of common units consents to various actions and conflicts of interest contemplated in our partnership agreement that might otherwise constitute a breach of fiduciary or other duties under Delaware law. Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example:

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  Our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to its capacity as general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, our common unitholders. Decisions made by our general partner in its individual capacity will be made by our sponsors, as the owners of our general partner, and not by the board of directors of our general partner. Examples include the exercise of the general partner's call right, its voting rights with respect to any common units it may own and its determination whether or not to consent to any merger or consolidation or amendment to our partnership agreement.

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  Our partnership agreement provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decisions were not adverse to the interests of our partnership.

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  Our partnership agreement provides that our general partner and the officers and directors of our general partner will not be liable for monetary damages to us for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those persons acted in bad faith or, in the case of a criminal matter, acted with knowledge that such person's conduct was criminal.

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  Our partnership agreement provides that our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our limited partners if a transaction with an affiliate or the resolution of a conflict of interest is:

  1.
  Approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval; or

  2.
  Approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner and its affiliates.

        In connection with a situation involving a transaction with an affiliate or a conflict of interest, any determination by our general partner must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by our common unitholders or the conflicts committee then it will be presumed that, in making its decision, taking any action or failing to act, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Please read "Conflicts of Interest and Fiduciary Duties."

        By purchasing a common unit, a unitholder will become bound by the provisions of our partnership agreement, including the provisions described above. See "Description of Our Common Units—Transfer of Common Units."

Our sponsors have the power to appoint and remove our general partner's directors.

        Upon the consummation of this offering, our sponsors will have the power to elect all of the members of the board of directors of our general partner. Our general partner has control over all decisions related to our operations. See "Management—Our Management." Our public unitholders do not have an ability to influence any operating decisions and will not be able to prevent us from entering into any transactions. Furthermore, the goals and objectives of our sponsors, as the owner of our general partner, may not be consistent with those of our public unitholders.

Common units are subject to our general partner's call right.

        If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by public unitholders at a price not less than their then-current market price, as calculated pursuant to the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your common units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and then exercising its call right. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. See "The Partnership Agreement—Call Right."

Our unitholders have limited voting rights and are not entitled to elect our general partner or our general partner's directors.

        Unlike the holders of common stock in a corporation, our unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. Unitholders will have no right to elect our general partner or our general partner's board of directors on an annual or other continuing basis. The board of directors of our general partner, including the independent directors, will be chosen entirely by our sponsors as the owner of the general partner and not by our common unitholders. Unlike publicly traded corporations, we will not hold annual meetings of our unitholders to elect directors or conduct other matters routinely conducted at annual meetings of stockholders. Furthermore, even if our unitholders are dissatisfied with the performance of our general partner, they will have no practical ability to remove our general partner. As a result of these limitations, the price at which the common units will trade could be diminished.

Our public unitholders will not have sufficient voting power to remove our general partner without our sponsors' consent.

        Following the closing of this offering, our sponsors will directly and indirectly own approximately 63% of our common units (or approximately 59% if the underwriters exercise their option to purchase additional common units in full), which means holders of common units purchased in this offering will not be able to remove the general partner, under any circumstances, unless our sponsors sell some of the common units that they own or we sell additional units to the public.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units (other than our general partner and its affiliates and permitted transferees).

        Our partnership agreement restricts unitholders' voting rights by providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, may not vote on any matter. Our partnership agreement also contains provisions limiting the ability of common unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the ability of our common unitholders to influence the manner or direction of management.

Cost reimbursements due to our general partner and its affiliates will reduce cash available for distribution to you.

        Prior to making any distribution on our outstanding units, we will reimburse our general partner for all expenses it incurs on our behalf including, without limitation, salary, bonus, incentive compensation and other amounts paid to its employees and executive officers who perform services for us. There are no limits contained in our partnership agreement on the amounts or types of expenses for which our general partner and its affiliates may be reimbursed. The payment of these amounts, including allocated overhead, to our general partner and its affiliates could adversely affect our ability to make distributions to you. See "Our Cash Distribution Policy and Restrictions on Distributions," "Certain Relationships and Related Party Transactions" and "Conflicts of Interest and Fiduciary Duties—Conflicts of Interest."

Unitholders may have liability to repay distributions.

        In the event that: (1) we make distributions to our unitholders when our nonrecourse liabilities exceed the sum of (a) the fair market value of our assets not subject to recourse liability and (b) the excess of the fair market value of our assets subject to recourse liability over such liability, or a distribution causes such a result, and (2) a unitholder knows at the time of the distribution of such circumstances, such unitholder will be liable for a period of three years from the time of the impermissible distribution to repay the distribution under Section 17-607 of the Delaware Act.

        Likewise, upon the winding up of the partnership, in the event that (1) we do not distribute assets in the following order: (a) to creditors in satisfaction of their liabilities; (b) to partners and former partners in satisfaction of liabilities for distributions owed under our partnership agreement; (c) to partners for the return of their contribution; and finally (d) to the partners in the proportions in which the partners share in distributions and (2) a unitholder knows at the time of such circumstances, then such unitholder will be liable for a period of three years from the impermissible distribution to repay the distribution under Section 17-807 of the Delaware Act.

        A purchaser of common units who becomes a limited partner is liable for the obligations of the transferring limited partner to make contributions to us that are known by the purchaser at the time it became a limited partner and for unknown obligations if the liabilities could be determined from our partnership agreement.

Our general partner's interest in us and the control of our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its general partner interest in us to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, there is no restriction in our partnership agreement on the ability of the owners of our general partner to transfer their equity interests in our general partner to a third party. The new equity owner of our general partner would then be in a position to replace the board of directors and the officers of our general partner with its own choices and to influence the decisions taken by the board of directors and officers of our general partner.

There is no existing market for our common units, and we do not know if one will develop to provide you with adequate liquidity. If our unit price fluctuates after this offering, you could lose a significant part of your investment.

        Prior to this offering, there has not been a public market for our common units. If an active trading market does not develop, you may have difficulty selling any of our common units that you buy. The initial public offering price for the common units will be determined by negotiations between the selling unitholder and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our common units at prices equal to or greater than the price paid by you in this offering. The market price of our common units may be influenced by many factors including:

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  the level of our distributions and our earnings or those of other companies in our industry or other publicly traded partnerships;

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  the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts;

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  announcements by us or our competitors of significant contracts or acquisitions;

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  variations in quarterly results of operations;

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  loss of a large customer or supplier;

  •
  market prices of propylene;

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  market prices of propane;

  •
  general economic conditions;

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  terrorist acts;

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  changes in the applicable environmental regulations;

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  changes in accounting standards, policies, guidance, interpretations or principles;

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  future sales of our common units; and

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  investor perceptions of us and the industries in which our products are used.

        As a result of these factors, investors in our common units may not be able to resell their common units at or above the initial offering price. In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like us. These broad market and industry factors may materially reduce the market price of our common units, regardless of our operating performance.

You will incur immediate and substantial dilution in net tangible book value per common unit.

        The initial public offering price of our common units is substantially higher than the pro forma net tangible book value of our outstanding units. As a result, if you purchase common units in this offering, you will incur immediate and substantial dilution in the amount of $15.57 per common unit. This dilution results primarily because the assets contributed by Propylene Holdings are recorded at their historical costs, and not their fair value, in accordance with GAAP. See "Dilution."

We may issue additional common units and other equity interests without your approval, which would dilute your existing ownership interests.

        Under our partnership agreement, we are authorized to issue an unlimited number of additional interests without a vote of the unitholders. The issuance by us of additional common units or other equity interests of equal or senior rank will have the following effects:

  •
  the proportionate ownership interest of unitholders immediately prior to the issuance will decrease;

  •
  the amount of cash distributions on each unit will decrease;

  •
  the ratio of our taxable income to distributions may increase;

  •
  the relative voting strength of each previously outstanding unit will be diminished; and

  •
  the market price of the common units may decline.

        In addition, our partnership agreement does not prohibit the issuance of equity interests by our subsidiary, which may effectively rank senior to the common units.

Units eligible for future sale may cause the price of our common units to decline.

        Sales of substantial amounts of our common units in the public market, or the perception that these sales may occur, could cause the market price of our common units to decline. This could also impair our ability to raise additional capital through the sale of our equity interests.

        There will be 139,000,000 common units outstanding following this offering of which 35,000,000 common units are being sold to the public in this offering (or 40,250,000 common units if the underwriters exercise their option to purchase additional common units in full), and an aggregate 104,000,000 common units will be directly and indirectly owned by the PL Manufacturing Members following this offering (or 98,750,000 common units if the underwriters exercise their option to purchase additional common units in full). The common units sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, or the Securities Act, by persons other than "affiliates," as that term is defined in Rule 144 under the Securities Act.

        In addition, in connection with this offering, we will enter into a registration rights agreement with David Lumpkins, Nathan Ticatch and our sponsors pursuant to which we may be required to register the sale of the common units they hold under the Securities Act and applicable state securities laws.

        In connection with this offering, we, the PL Manufacturing Members and our general partner's directors will enter into lock-up agreements, pursuant to which they will agree, subject to certain exceptions, not to sell or transfer, directly or indirectly, any of our common units until 180 days from the date of this prospectus, subject to extension in certain circumstances. Following termination of these lockup agreements, all units held by these parties, will be freely tradable under Rule 144, subject to the volume and other limitations of Rule 144. See "Common Units Eligible for Future Sale."

Tax Risks

        In addition to reading the following risk factors, you should read "Material U.S. Federal Income Tax Consequences" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us as a corporation for federal income tax purposes or we were to become subject to material additional amounts of entity-level taxation for state tax purposes, then our cash available for distribution to you could be substantially reduced.

        The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for U.S. federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service (the "IRS"), on this or any other tax matter affecting us.

        Despite the fact that we are organized as a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. Although we do not believe, based upon our current operations, that we will be so treated, a change in our business (or a change in current law) could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

        If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35% and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

        In Texas, we will be subject to an entity-level tax on any portion of our income that is generated in Texas in the prior year. Imposition of any such additional taxes on us or an increase in the existing tax rates would reduce the cash available for distribution to our unitholders.

The tax treatment of publicly traded partnerships or an investment in our units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

        The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, members of Congress have recently considered substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Any modification to the U.S. federal income tax laws and interpretations thereof may be applied retroactively and could impose additional administrative requirements on us or make it more difficult or impossible to meet the exception for certain publicly traded partnerships to be treated as partnerships for U.S. federal income tax purposes. Although the considered legislation would not appear to have affected our treatment as a partnership, we are unable to predict whether any of these changes, or other proposals will be reintroduced or will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units.

You will be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

        Because our unitholders will be treated as partners to whom we will allocate taxable income that could be different in amount than the cash we distribute, you will be required to pay any federal income taxes and, in some cases, state and local income taxes on your share of our taxable income whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from that income.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

        We will be considered to have terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead, we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred. See "Material U.S. Federal Income Tax Consequences—Disposition of Units—Constructive Termination" for a discussion of the consequences of our termination for federal income tax purposes.

Tax gain or loss on the disposition of our common units could be more or less than expected.

        If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those common units. Because distributions in excess of your allocable share of our net taxable income decrease your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the units you sell will, in effect, become taxable income to you if you sell such units at a price greater than your tax basis in those units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder's share of our nonrecourse liabilities, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale. See "Material U.S. Federal Income Tax Consequences—Disposition of Units—Recognition of Gain or Loss" for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

        Investment in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts ("IRAs"), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file U.S. federal tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our cash available for distribution to you.

        The IRS may adopt positions that differ from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may not agree with some or all of the positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. Our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

We will treat each purchaser of our common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. See "Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election" for a further discussion of the effect of the depreciation and amortization positions we adopt.

We will prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

        We generally prorate our items of income, gain, loss and deduction between transferors and transferees of our common units each month based upon the ownership of our common units on the first day of each month, instead of on the basis of the date a particular common unit is transferred. Nonetheless, we allocate certain deductions for depreciation of capital additions based upon the date the underlying property is placed in service. The use of this proration method may not be permitted under existing Treasury Regulations, and although the U.S. Treasury Department issued proposed Treasury Regulations allowing a similar monthly simplifying convention, such regulations are not final and do not specifically authorize the use of the proration method we have adopted. Accordingly, our counsel is unable to opine as to the validity of this method. If the IRS were to successfully challenge our proration method, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders.

A unitholder whose common units are loaned to a "short seller" to cover a short sale of common units may be considered as having disposed of those common units. If so, he would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

        Because there is no tax concept of loaning a partnership interest, a unitholder whose common units are loaned to a "short seller" to cover a short sale of common units may be considered as having disposed of the loaned units. In that case, he may no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units.

Unitholders may be subject to state and local taxes and return filing requirements in jurisdictions where they do not live as a result of investing in our common units.

        In addition to federal income taxes, unitholders may become subject to other taxes, including state, local and non-U.S. taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by jurisdictions in which we conduct business or own property in the future, even if they do not live in any of those jurisdictions. We currently conduct business only in Texas, which does not impose a personal income tax but does impose a tax on corporations and other entities. We may own property or conduct business in other states or non-U.S. countries in the future. Unitholders may be required to file state and local income tax returns and pay state and local income taxes in some or all of those various jurisdictions. Further, unitholders may be subject to penalties for failure to comply with those requirements. It is the unitholder's responsibility to file all U.S. federal, state, local and non-U.S. tax returns.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words "will," "believe," "expect," "anticipate," "intend," "estimate" and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. Our forward-looking statements include statements about our business strategy, our industry, our future profitability, our expected capital expenditures (including environmental expenditures), the impact of such expenditures on our performance and the costs of operating as a public company. All statements herein about our forecast of available cash and our forecasted results for the twelve months ending June 30, 2013 constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including the factors described under "Risk Factors," that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things:

  •
  our ability to make cash distributions on the common units;

  •
  the volatile nature of our business and the variable nature of our distributions;

  •
  the ability of our general partner to modify or revoke our distribution policy at any time;

  •
  our ability to forecast our future financial condition or results of operations and our future sales and expenses;

  •
  the cyclical nature of our business;

  •
  intense competition from other propylene producers;

  •
  our reliance on propane that we purchase from Enterprise;

  •
  our reliance on other third-party suppliers;

  •
  the supply and price levels of propane and propylene;

  •
  the risk of a material decline in production at our propane dehydrogenation facility;

  •
  potential operating hazards from accidents, fire, severe weather, floods or other natural disasters;

  •
  the risk associated with governmental policies affecting the petrochemical industry;

  •
  capital expenditures and potential liabilities arising from environmental laws and regulations;

  •
  our potential inability to obtain or renew permits;

  •
  existing and proposed environmental laws and regulations, including those relating to climate change, alternative energy or fuel sources, and on the end-use and application of propylene;

  •
  new regulations concerning the transportation of hazardous chemicals, risks of terrorism and the security of propane processing facilities;

  •
  our lack of asset diversification;

  •
  our dependence on significant customers;

  •
  our ability to comply with employee safety laws and regulations;

  •
  potential disruptions in the global or U.S. capital and credit markets;

  •
  our potential inability to successfully implement our business strategies, including the completion of significant capital expenditure projects;

  •
  additional risks, compliance costs and liabilities from expansions or acquisitions;

  •
  our reliance on certain members of our senior management team and other key personnel of our general partner;

  •
  the potential development of integrated propylene facilities by our current customers, displacing us as suppliers;

  •
  the potential shortage of skilled labor or loss of key personnel;

  •
  our ability to continue to license the technology used in our operations;

  •
  our ability to secure appropriate and adequate debt facilities at a reasonable cost of capital;

  •
  restrictions in our debt agreements;

  •
  the dependence on our subsidiary for cash to meet our debt obligations;

  •
  our limited operating history;

  •
  potential increases in costs and distraction of management resulting from the requirements of being a publicly traded partnership;

  •
  exemptions we will rely on in connection with NYSE corporate governance requirements;

  •
  risks relating to evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act;

  •
  risks relating to our relationships with our sponsors;

  •
  control of our general partner by our sponsors;

  •
  limitations on the fiduciary duties owed by our general partner which are included in the partnership agreement; and

  •
  changes in our treatment as a partnership for U.S. income or state tax purposes.

        You should not place undue reliance on our forward-looking statements. Although forward-looking statements reflect our good faith beliefs, forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

 THE TRANSACTIONS AND OUR STRUCTURE AND ORGANIZATION

The Transactions

        The following transactions have taken place or will take place in connection with this offering. We refer to these transactions collectively as the "Transactions":

  •
  On March 27, 2012, PL Propylene entered into a new $350.0 million term loan facility and a $120.0 million revolving credit facility (together, the "new credit facilities");

  •
  PL Propylene drew $350.0 million under the new term loan facility and used (1) $60.8 million of borrowings and the restricted cash balance on deposit with the lender to refinance and cancel our prior credit facility, (2) approximately $250.0 million to reimburse our sponsors for construction capital expenditures and (3) approximately $16.5 million to pay associated financing costs and debt discounts. PL Propylene will use the remaining amount (approximately $22.7 million) for general working capital purposes, of which approximately $1.5 million will be used to pay remaining unpaid transaction costs in connection with the entry into the new credit facilities.

  •
  On March 30, 2012, Propylene Holdings contributed PL Propylene to us;

  •
  On March 30, 2012, Propylene Holdings distributed a 1% limited partner interest in us to our sponsors;

  •
  Prior to the closing date of this offering, our general partner and Propylene Holdings entered into an amended and restated agreement of limited partnership, the form of which is attached hereto as Appendix A;

  •
  Pursuant to our partnership agreement, the 99% limited partner interest in us owned by Propylene Holdings was recapitalized into 136,125,000 common units, and the 1% limited partner interest held collectively by our sponsors was recapitalized into 1,375,000 common units;

  •
  On the closing date of this offering, we will enter into an omnibus agreement with our general partner, Propylene Holdings and PL Manufacturing, and PL Manufacturing will enter into a common unit pledge agreement with the PL Manufacturing Members, pursuant to which PL Manufacturing and the PL Manufacturing Members will be allocated all of our benefits and obligations under our propane swaps as described in "Certain Relationships and Related Party Transactions—Agreements with Affiliates of our General Partner—Omnibus Agreement";

  •
  We will issue and sell 1,500,000 common units to the public in this offering and pay related underwriting discounts and commissions and all related unpaid transaction costs in connection with this offering;

  •
  We will use the net proceeds from the sale by us of 1,500,000 common units in this offering as described in "Use of Proceeds";

  •
  Propylene Holdings will offer and sell 33,500,000 common units in this offering and pay related underwriting discounts and commissions;

  •
  Propylene Holdings will distribute the $566.8 million of net proceeds received by them from this offering to PL Manufacturing;

  •
  To the extent the underwriters exercise their option to purchase 5,250,000 additional common units, Propylene Holdings will sell such units to the public and distribute the net proceeds to PL Manufacturing;

  •
  To the extent the underwriters do not exercise their option to purchase additional common units, Propylene Holdings will distribute those common units and any common units it holds that are not subject to such option to PL Manufacturing; and

  •
  PL Manufacturing will distribute $566.8 million and 97,493,750 common units to the PL Manufacturing Members.

        Please see the charts on pages 8 and 9, respectively, for a depiction of our organizational structure prior to and after the Transactions take place.

Management

        The board of directors and executive officers of our general partner will manage our operations and activities. In order to carry out our operations, our general partner will employ approximately 100 employees. Our general partner is owned by our sponsors. Our general partner will not receive any management fee or other compensation in connection with the management of our business but will be entitled to be reimbursed for all direct and indirect expenses it incurs or payments it makes on our behalf (including salary, bonus, incentive compensation and other amounts paid to its employees and executive officers who perform services for us). Upon the closing of this offering, our general partner will own a general partner interest that does not entitle it to receive quarterly cash distributions. However, it may acquire common units in the future and, if it does so, will be entitled to receive pro rata distributions therefrom.

        Unlike shareholders in a corporation, our common unitholders are not entitled to elect our general partner or the board of directors of our general partner. See "Management—Our Management."

Conflicts of Interest and Fiduciary Duties

        PetroLogistics GP LLC, our general partner, has legal duties to manage us in good faith. The officers and directors of our general partner also have fiduciary duties to manage the business of our general partner in a manner beneficial to its owners, including our sponsors. As a result of these relationships, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its affiliates, on the other hand. For a more detailed description of the conflicts of interest and fiduciary duties of our general partner, see "Risk Factors—Risks Related to an Investment in Us" and "Conflicts of Interest and Fiduciary Duties."

        Our partnership agreement limits the liability and duties of our general partner and its directors and officers to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute breaches of our general partner's fiduciary duties. By purchasing a common unit, you are consenting to be bound by the terms of our partnership agreement, and pursuant to our partnership agreement, each holder of common units consents to various actions and conflicts of interest contemplated in our partnership agreement that might otherwise be considered a breach of fiduciary or other duties under Delaware law. See "Conflicts of Interest and Fiduciary Duties—Fiduciary Duties" for a description of the fiduciary duties imposed on our general partner by Delaware law, the material modifications of these duties contained in our partnership agreement and certain legal rights and remedies available to unitholders. In addition, our general partner will have the right to call, under specified circumstances, all of the outstanding common units without considering whether this is in the interest of our common unitholders. For a description of such call right, see "The Partnership Agreement—Call Right."

        For a description of our other relationships with our affiliates, see "Certain Relationships and Related Party Transactions."

 USE OF PROCEEDS

        We expect to receive approximately $20.5 million of net proceeds from our sale of 1,500,000 common units in this offering, after deducting related underwriting discounts and commissions and the estimated expenses of this offering, based on an assumed initial public offering price of $18.00 per common unit (the mid-point of the price range set forth on the cover page of the prospectus). We intend to use the net proceeds of this offering for working capital and general partnership purposes, for funding certain future capital expenditures at our facility, including a portion of those associated with our planned major maintenance project in 2013 to replace the reactor catalyst, and for funding a portion of the quarterly distributions to our common unitholders for the lost margin resulting therefrom.

        We will not receive any proceeds from the sale of common units by the selling unitholder in this offering, including proceeds from the sale of additional common units by the selling unitholder pursuant to the underwriters' option to purchase additional common units.

        A $1.00 increase (or decrease) in the assumed initial public offering price of $18.00 per common unit would increase (decrease) the net proceeds to us from this offering by $1.4 million, assuming the number of common units offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions. The actual initial public offering price is subject to market conditions and negotiations between us, the selling unitholder and the underwriters.

        Propylene Holdings has contributed PL Propylene to us. Pursuant to our partnership agreement, the 99% limited partner interest in us owned by Propylene Holdings was recapitalized into 136,125,000 common units, of which Propylene Holdings is selling 33,500,000 common units in this offering (38,750,000 if the underwriters exercise in full their option to purchase additional common units) and will distribute the proceeds from such sale (and common units, to the extent the underwriters do not exercise in full their option to purchase additional common units) to its sole member, PL Manufacturing, which will then redistribute the units and such rights to the PL Manufacturing Members, in accordance with their capital accounts and pursuant to the PL Manufacturing limited liability company agreement, as amended. For a detailed description of these transactions, see "The Transactions and Our Structure and Organization."

CAPITALIZATION

        The following table sets forth our cash and cash equivalents, restricted cash and capitalization as of December 31, 2011 on:

  •
  an actual basis for PL Propylene; and

  •
  a pro forma basis to reflect the Transactions described on page 45.

        You should read this table in conjunction with "The Transactions and Our Structure and Organization," "Use of Proceeds," "Selected Historical and Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2011
	Actual	Pro Forma Consolidated
		(unaudited)
	(in thousands)
Cash and cash equivalents	$—	$44,447
Restricted cash	45,808	—

Prior term loan(1)	145,115	—
Prior revolving credit facility(1)	—	—
New term loan facility(1)	—	343,000
New revolving credit facility(2)	—	—
Member's/Partners' capital:
PL Propylene	544,782	—
PetroLogistics LP:
Common units: none issued and outstanding actual; 139,000,000 issued and outstanding pro forma	—	348,451
General partner interest	—	—

Total member's/partners' capital	544,782	348,451

Total capitalization	$689,897	$691,451

(1)
On March 27, 2012, we entered into a new $350.0 million term loan facility. We drew $350.0 million under the new term loan facility and used a portion of the proceeds to refinance and cancel our prior term loan facility and revolving credit facility.

(2)
On March 27, 2012, we entered into a new $120.0 million revolving credit facility, under which we expect to have approximately $120.0 million of available borrowing capacity at the closing of this offering.

 DILUTION

        Purchasers of common units offered by this prospectus will suffer immediate and substantial dilution in net tangible book value per unit. Our unaudited pro forma consolidated net tangible book value as of December 31, 2011, excluding the net proceeds of this offering, was approximately $317.2 million, or approximately $2.31 per unit. Unaudited pro forma consolidated net tangible book value per unit gives effect to the pro forma adjustments described in the notes to our unaudited pro forma consolidated financial statements included elsewhere in this prospectus (other than the issuance and sale of common units in this offering and the receipt of the net proceeds from this offering as described under "Use of Proceeds") and represents the amount of unaudited pro forma consolidated tangible assets less unaudited pro forma consolidated total liabilities (excluding the net proceeds of this offering), divided by the pro forma number of units outstanding (excluding the units issued in this offering).

        Dilution in net tangible book value per unit represents the difference between the amount per unit paid by purchasers of our common units in this offering and the unaudited pro forma consolidated net tangible book value per unit immediately after this offering. After giving effect to the sale of 1,500,000 common units by us and 33,500,000 common units by Holdings in this offering at an assumed initial public offering price of $18.00 per common unit (the mid-point of the price range set forth on the cover page of the prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our unaudited pro forma consolidated net tangible book value as of December 31, 2011, would have been approximately $337.7 million, or $2.43 per unit. This represents an immediate increase in net tangible book value of $0.12 per unit to our existing unitholders and an immediate pro forma dilution of $15.57 per unit to purchasers of common units in this offering. The following table illustrates this dilution on a per unit basis:

Assumed initial public offering price per common unit		$18.00
Unaudited pro forma consolidated net tangible book value per unit before this offering(1)	$2.31
Increase in net tangible book value per unit attributable to purchasers in this offering and use of proceeds	$0.12
Less: Unaudited pro forma consolidated net tangible book value per unit after this offering(2)	$2.43

Immediate dilution in net tangible book value per common unit to purchasers in this offering		$15.57

(1)
Determined by dividing the net tangible book value of our assets less total liabilities by the number of units outstanding prior to this offering.

(2)
Determined by dividing our unaudited pro forma consolidated net tangible book value, after giving effect to the application of the net proceeds of this offering, by 139,000,000 common units to be outstanding after this offering.

        A $1.00 increase (decrease) in the assumed initial public offering price of $18.00 per common unit (the mid-point of the price range set forth on the cover page of the prospectus) would increase (decrease) our unaudited pro forma consolidated net tangible book value by $1.4 million, the unaudited pro forma consolidated net tangible book value per unit by $0.01 and the dilution per common unit to new investors by $0.01, assuming the number of common units offered by us, as set forth on the cover page of this prospectus, remains the same and the underwriters do not exercise their option to purchase additional common units, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

        The following table sets forth the total value contributed by Propylene Holdings and its affiliates in respect of the units held by them and the total amount of consideration contributed to us by the purchasers of common units in this offering upon the completion of the Transactions.

	Units Acquired		Total Consideration
	Number	Percent	Amount		Percent
Propylene Holdings and its affiliates	104,000,000	74.8%	327,971,000	(1)	35.8%
New investors	35,000,000	25.2%	587,300,000	(2)	64.2%

Total	139,000,000	100.0%	915,271,000		100.0%

(1)
Reflects the value of the assets contributed as recorded at historical cost in accordance with GAAP, as adjusted for distributions and other capital account adjustments.

(2)
Reflects the net proceeds of this offering after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

        A $1.00 increase (decrease) in the assumed initial public offering price of $18.00 per common unit would increase (decrease) total consideration paid by new investors and total consideration paid by all unitholders by $32.9 million, assuming the number of common units offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

        You should read the following discussion of our cash distribution policy and restrictions on distributions in conjunction with the specific assumptions upon which our cash distribution policy is based. See "—Assumptions and Considerations" below. For additional information regarding our historical and our pro forma operating results, you should refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations," our predecessor's audited historical financial statements, our predecessor's unaudited historical financial statements and our unaudited pro forma consolidated financial statements included elsewhere in this prospectus. In addition, you should read "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

 General

  Our Cash Distribution Policy

        The board of directors of our general partner will adopt a policy pursuant to which we will distribute all of the available cash we generate each quarter, beginning with the quarter ending June 30, 2012. Available cash for each quarter will be determined by the board of directors of our general partner following the end of such quarter. We expect that available cash for each quarter will generally equal our cash flow from operations for the quarter, less cash needed for capital expenditures, debt service and other contractual obligations, reserves for future operating or capital needs that the board of directors of our general partner deems necessary or appropriate and reserves to fund quarterly distributions to our unitholders during future periods of decreased production associated with planned maintenance turnarounds. Available cash will be calculated after giving pro forma effect to any contributions received (or to be received) by us, if any, and any special distributions paid (or to be paid) by us under the omnibus agreement that we will enter into contemporaneously with the closing of this offering. Except in connection with our triennial maintenance projects, we do not intend to maintain excess distribution coverage or reserve cash for the purpose of maintaining stability or growth in our quarterly distribution. We do not intend to incur debt to pay quarterly distributions. We expect to finance substantially all of our growth externally, either by debt issuances or additional issuances of equity.

        Because our policy will be to distribute all available cash we generate each quarter, our unitholders will have direct exposure to fluctuations in the amount of cash generated by our business. We expect that the amount of our quarterly distributions, if any, will vary based on our operating cash flow during each quarter. Though such variations will be mitigated in respect of periods of planned maintenance downtime by the application of cash reserves, our quarterly cash distributions, if any, will generally not be stable and will vary from quarter to quarter and year to year as a direct result of variations in (i) our operating performance (ii) cash flow caused by fluctuations in the price of propane and propylene, working capital or capital expenditures and (iii) such other cash reserves deemed necessary and appropriate by the board of directors of our general partner. Such variations may be significant. The board of directors of our general partner may change the foregoing distribution policy at any time. Our partnership agreement does not require us to pay cash distributions to our unitholders on a quarterly or other basis.

        A decision by the board of directors of our general partner to hold cash reserves as described above may have an adverse impact on the available cash in the quarter in which the reserves are withheld and a corresponding mitigating impact on the future quarter(s) in which the reserves are utilized.

        For example, in the quarters preceding our triennial planned outages for major maintenance associated with the change-out of our reactor catalyst, the board of directors of our general partner may or may not elect to reserve amounts to fund (i) the capital costs associated with the change-out of our reactor catalyst described elsewhere in this prospectus, (ii) all or a portion of the revenues projected to be foregone as a result of the loss of production during the downtime associated with the outage or (iii) both. Based upon the decisions made by the board of directors of our general partner, the cash available for distribution in the quarters preceding such a planned maintenance event in which the reserves are withheld may be adversely impacted. Conversely, additional amounts may be required to be reserved from available cash generated in a quarter subsequent to such a planned maintenance event should the scope of the actual work performed during such period be materially different than that planned.

        Our PDH facility did not generate sales until the commencement of commercial operations in October 2010, and we did not achieve daily production rates sufficient to generate available cash for quarterly distribution to our unitholders until April 2011. Furthermore, because of industry conditions and a planned outage lasting 25 days, we would not have generated sufficient cash to pay a distribution for the fourth quarter of 2011.

  Limitations on Cash Distributions; Our Ability to Change Our Cash Distribution Policy

        There is no guarantee that unitholders will receive quarterly cash distributions from us. Our distribution policy may be changed at any time and is subject to certain restrictions, including:

  •
  Our unitholders have no contractual or other legal right to receive cash distributions from us on a quarterly or other basis. The board of directors of our general partner will adopt a policy at or prior to the closing of this offering pursuant to which we will distribute to our unitholders each quarter all of the available cash we generate each quarter as described above and as determined quarterly by the board of directors of our general partner, but it may change this policy at any time.

  •
  Our feedstock supply agreement and our propylene sales contracts contain market-based pricing provisions. The market prices of both propane and propylene depend upon other factors, such as the price of crude oil, cyclical trends in end user markets and supply and demand imbalances. As a result of such commodity price exposure, our business performance is expected to be more cyclical and volatile, and our cash flows are expected to be less stable, than the business performance and cash flows of publicly traded partnerships that derive their cash flows from fee-based income. As a result, our quarterly cash distributions may be cyclical and volatile and are expected to vary quarterly and annually.

  •
  Unlike most publicly traded partnerships, we will not have a minimum quarterly distribution or employ structures intended to consistently maintain or increase quarterly distributions over time. Furthermore, none of our limited partner interests, including those held by the PL Manufacturing Members, will be subordinate in right of distribution payment to the common units sold in this offering.

  •
  Under Section 17-607 of the Delaware LP Act, we may not make a distribution to our limited partners if the distribution would cause our liabilities to exceed the fair value of our assets.

  •
  Our distribution policy will be subject to restrictions on distributions under our new credit facilities. Our ability to make distributions to common unitholders will depend, in part, on our fixed charge coverage ratio, and the absence of a default or event of default under the facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Facilities." Should we be unable to satisfy these restrictions under our new credit facilities, our ability to make cash distributions to unitholders would be curtailed.

  •
  We may lack sufficient cash to make distributions to our unitholders due to a number of factors that would adversely affect us, including but not limited to decreases in sales or increases in operating expenses, principal and interest payments on debt, working capital requirements, capital expenditures, disruptions in the operations of our PDH facility or anticipated cash needs. See "Risk Factors" for information regarding these factors.

        We have a limited operating history upon which to rely in evaluating whether we will have sufficient cash to allow us to pay distributions on our common units. While we believe, based on our financial forecast and related assumptions, that we should have sufficient cash to enable us to pay the forecasted aggregate distribution on all of our common units for the twelve months ending June 30, 2013, we may be unable to pay the forecasted distribution or any amount on our common units.

        We intend to pay our quarterly distributions on or about the 15th day of each February, May, August and November to holders of record on or about the first day of each such month. We expect our first distribution will include available cash for the period from the closing of this offering through June 30, 2012.

        In the section that follows, we present "PetroLogistics LP Estimated Available Cash for the Twelve Months Ending June 30, 2013," that contains our unaudited forecast of available cash for the twelve months ending June 30, 2013.

Forecasted Available Cash

        We do not as a matter of course make or intend to make projections as to future sales, earnings, or other results. However, our management has prepared the prospective financial information set forth below in the table entitled "PetroLogistics LP Estimated Available Cash for the Twelve Months Ending June 30, 2013" to supplement the historical and unaudited pro forma consolidated financials included elsewhere in this prospectus. The table presents our expectations regarding our ability to generate $282.1 million of available cash for the twelve months ending June 30, 2013. The accompanying prospective financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and our expected future financial performance. However, this information is not fact and should not be relied upon as being indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information. Neither our independent registered public accounting firm, nor any other registered public accounting firm, has compiled, examined, or performed any procedures with respect to the prospective financial information contained in this section, nor have any of them expressed any opinion or any other form of assurance on such information or its achievability and each assumes no responsibility for, and disclaims any association with, the prospective financial information. Our independent registered public accounting firm's reports included elsewhere in this prospectus relate to our audited historical financial information. These reports do not extend to the tables and the related forecasted information contained in this section and should not be read to do so. See "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors."

        During the twelve months ending June 30, 2013, we estimate that we will generate $282.1 million of available cash. In "—Assumptions and Considerations" below, we discuss the major assumptions underlying this estimate. We can give you no assurance that our assumptions will be realized or that we will generate any available cash, in which event we will not be able to pay quarterly cash distributions on our common units.

        Although we have not included data for the six months ending June 30, 2012, based on our review of preliminary information available to us in respect of the three months ended March 31, 2012, and management's expectations with respect to the three months ending June 30, 2012, we believe that our results of operations for the six months ending June 30, 2012, will be substantially consistent with our expectations for the twelve months ending June 30, 2013. As a result, we do not anticipate that our available cash for the six months ending June 30, 2012 will be materially different (other than due to the shorter length of the period) from our forecasted available cash for the twelve months ending June 30, 2013.

        When considering our ability to generate available cash and how we calculate forecasted available cash, investors should keep in mind all of the risk factors and other cautionary statements under the headings "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements," which describe factors that could cause our results of operations and available cash to vary significantly from our estimates.

        The assumptions and estimates underlying the prospective financial information are inherently uncertain. Although such assumptions and estimates are considered, as of the date of this prospectus, to be reasonable by our management team, such assumptions and estimates are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Accordingly, there can be no assurance that the prospective results are indicative of our future performance or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

        We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update this financial forecast to reflect events or circumstances after the date of this prospectus. In light of the above, the statement that we believe that we will have sufficient available cash to allow us to pay the forecasted quarterly distributions on all of our outstanding common units for the twelve months ending June 30, 2013, should not be regarded as a representation by us or the underwriters or any other person that we will make such distributions. Therefore, you are cautioned not to place undue reliance on this information.

        The following table shows how we calculate estimated available cash for the twelve months ending June 30, 2013. The assumptions that we believe are relevant to particular line items in the table below are explained in the corresponding footnotes and in "—Assumptions and Considerations."

 PetroLogistics LP
Estimated Available Cash for the
Twelve Months Ending June 30, 2013

        The following table illustrates the amount of cash that we estimate that we will generate for the twelve months ending June 30, 2013 that would be available for distribution to our unitholders. All of the amounts for the twelve months ending June 30, 2013 in the table below are estimates.

Twelve Months Ending June 30, 2013
(in millions)
Total sales	$966.1
Cost of sales:
Storage, delivery & pipeline management fees	2.4
Production cost:
Propane	519.0
Fuel and utilities	35.4
Depreciation, amortization and accretion	37.3
Insurance and property taxes	16.8
Direct operating expenses and other	50.3

Total production cost	658.8
Change in product inventory	(17.9)

Total cost of sales	643.3

Gross profit	322.8
Realized loss on derivatives	17.7
Unrealized gain on derivatives	(17.7)
General and administrative expense	14.5
Interest expense and other financing costs	29.1
Interest income	(0.4)
Income tax expense	3.2

Net income	$276.4
Adjustments to reconcile net income to Adjusted EBITDA:
Add:
Interest expense and other financing costs	29.1
Unrealized gain on derivatives	(17.7)
PL Manufacturing Members' contribution	17.7
Income tax expense	3.2
Depreciation, amortization and accretion	37.3

Adjusted EBITDA	$346.0
Adjustments to reconcile Adjusted EBITDA to available cash:
Subtract:
Debt service costs	29.5
Cash income tax	3.2
Reserve for catalyst turnaround	23.7
Capital expenditures(1)	7.5

Available cash(2)	$282.1

New credit facilities(3):
Interest coverage ratio	11.9x
Leverage ratio	0.8x

(1)
Offset of net proceeds from this offering of $23.2 million and cash reserves on hand of $9.1 million.

(2)
Reflects capital contributions of $17.7 million from PL Manufacturing and the PL Manufacturing Members for realized losses paid on the propane swaps, as contemplated by the omnibus agreement.

(3)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further discussion of the covenants in respect of our new credit facilities.

 Assumptions and Considerations

  General

        Based upon the specific assumptions outlined below with respect to the twelve months ending June 30, 2013, we expect to generate Adjusted EBITDA and available cash in an amount sufficient to allow us to make quarterly distributions totalling $2.03 per common unit on all of our outstanding common units for the twelve months ending June 30, 2013.

        While we believe that these assumptions are reasonable in light of our management's current expectations concerning future events, the estimates underlying these assumptions are inherently uncertain and are subject to significant business, economic, regulatory, environmental and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If our assumptions are not correct, the amount of actual cash available to pay quarterly distributions could be substantially less than the amount we currently estimate and could, therefore, be insufficient to allow us to pay the forecasted aggregate quarterly cash distributions for the twelve months ending June 30, 2013, or any amount, on all of our outstanding common units, in which event the market price of our common units may decline substantially. When reading this section, you should keep in mind the risk factors and other cautionary statements under the headings "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements." Any of the risks discussed in this prospectus could cause our actual results to vary significantly from our estimates.

        The accompanying financial forecast and specific significant forecast assumptions of PetroLogistics LP present the forecasted results of operations of PetroLogistics LP for the twelve months ending June 30, 2013, assuming that the Transactions (as defined on page 45 of this prospectus) had occurred at the beginning of such period.

  Capacity Utilization Rates

        For the twelve months ending June 30, 2013, we estimate our facility will operate at an average capacity utilization rate of approximately 91% on an annual basis after making an allowance for downtime associated with maintenance on the facility and the potential for customers to nominate volumes below their maximum allocations. There is no planned downtime for the forecast period. Our newly constructed facility has an annual production capacity of approximately 1.45 billion pounds of propylene.

  Sales

        Propylene.    We have secured contracts with Dow, Total, BASF, INEOS and LyondellBasell for the purchase of an aggregate minimum offtake volume of approximately 75% and maximum offtake volume of approximately 100% of our current facility propylene capacity. We forecast that we will sell approximately 1.294 billion pounds of propylene (or 89% of our current facility capacity) at an average price of $0.73 per pound, inclusive of customer discounts and PGP/CGP mix, during the forecast period. The forecasted benchmark price for PGP was determined by management based on price projection data received from Chemical Data and is forecasted to be $0.78 per pound. Based on these assumptions, we forecast our net propylene sales for the twelve months ending June 30, 2013, will be approximately $948.5 million.

        Holding all other variables constant, we expect that a 10% change in the price per pound of propylene would change our forecasted available cash by approximately $94.8 million for the twelve months ending June 30, 2013.

        Hydrogen.    We have executed a ten-year contract with Praxair in which Praxair has committed to buy a minimum of 93% of the hydrogen we produce. We forecast that we will sell approximately 6.1 million MSCF (thousand standard cubic feet) of hydrogen to Praxair at an average price of $1.35 per MSCF for net sales of $8.2 million during the forecast period. The estimated amount of hydrogen we will produce during the forecast period was determined by management based upon the amount of propylene we expect to produce. The estimated price per MSCF of hydrogen sold during the forecast period was determined by management based on price projections data received from Chemical Data.

        C4 Mix/C5+ Streams.    We estimate that we will sell approximately 25.2 million pounds of C4 mix/C5+ streams at an average price of $0.38 per pound for net sales of $9.4 million during the forecast period. We estimate net sales based on a forecast of future C4 mix/C5+ streams prices multiplied by the number of pounds we estimate we will produce and sell during the forecast period. The estimated amount of C4 mix/C5+ streams we will produce during the forecast period was determined by management based upon the amount of propylene we expect to produce. The estimated price per pound of C4 mix/C5+ streams sold during the forecast period was determined by management based on price projections data received from Chemical Data.

        Based on these assumptions, we estimate that our total net sales for the twelve months ending June 30, 2013, will be approximately $966.1 million.

  Cost of Sales

        Cost of sales includes cost of propane, fuel and utility expenses, depreciation, amortization and accretion expense, insurance and property taxes, direct operating expenses, other expenses and changes in inventory. Our feedstock and raw material expenses consist of inputs into the propylene production process which are driven by commodity prices and volumes. Approximately 81% of our forecasted cost of sales is related to the purchase of propane. We estimate that our cost of sales for the twelve months ending June 30, 2013, will be approximately $643.3 million, or approximately 67% of sales, approximately $13.2 million of which will be paid to our general partner to reimburse it for payroll and benefits expenses of production employees incurred on our behalf.

        Propane.    We intend to purchase 100% of our required propane feedstock volumes through a multi-year supply contract with Enterprise. This supply contract will be priced at a published high-low monthly average price plus certain contractual upcharges and delivery fees. We assume that our product yield will be a ratio of approximately 1.2 pounds of propane to 1.0 pound of propylene and that we will purchase a total of 378.1 million gallons (or 1.59 billion pounds) of propane during the forecast period. We estimate that our total propane expense for the twelve months ending June 30, 2013, will be approximately $519.0 million and that our realized propane cost for the twelve months ending June 30, 2013, will be approximately $1.37 per gallon. The estimated amount of propane we will utilize during the forecast period was determined by management based upon the amount of propylene we expect to produce and the yield we forecast for our PDH facility. The estimated price per gallon of propane we will pay during the forecast period was determined by management based on price projections data received from Chemical Data.

        Holding all other variables constant, we estimate that a 10% change per gallon in the price of propane would change our forecasted available cash by $51.9 million for the twelve months ending June 30, 2013.

        Fuel/Utilities.    We intend to purchase our natural gas fuel pursuant to a three-year contract with Kinder Morgan. We use natural gas to run our generator, propane heater and other related systems. We estimate that our total natural gas usage expense, based upon the amount of propylene we expect to produce, for the twelve months ending June 30, 2013, will be approximately $25.9 million and that our average natural gas cost for the twelve months ending June 30, 2013, will be approximately $2.60 per MMBtu. The estimated price per MMBtu of natural gas we will pay during the forecast period was determined by management based on price projections data received from Chemical Data. We also incur variable electricity, nitrogen and water usage expenses necessary to operate our dehydrogenation facility on a day-to-day basis. Based on management's usage expectations, we estimate that our electricity, nitrogen and water expense will be approximately $9.5 million. We estimate that our total fuel and utilities expense for the twelve months ending June 30, 2013, will be approximately $35.4 million.

        Depreciation, Amortization and Accretion.    We estimate that depreciation, amortization and accretion for the twelve months ending June 30, 2013, will be approximately $37.3 million.

        Insurance and Property Taxes.    A significant component of our cost of sales is the cost of insurance and property taxes, which we expect to be approximately $16.8 million for the twelve months ending June 30, 2013.

        Direct Operating Expenses and Other.    Direct operating expenses include all direct and indirect labor at the facility, materials, supplies, and other expenses associated with the operation and maintenance of the facility. We estimate that our direct operating and other expenses for the twelve months ending June 30, 2013, will be approximately $50.3 million.

  General and Administrative Expense

        General and administrative expense includes salary and benefits costs for executive management, accounting and information technology personnel, legal, audit, tax and other professional service costs and charges for equity-based compensation expense. We estimate that our general and administrative expense, excluding equity-based compensation expense, will be approximately $14.5 million for the twelve months ending June 30, 2013. Of the $14.5 million of total general and administrative expense, we estimate that we will pay approximately $6.7 million to our general partner to reimburse it for general and administrative payroll and benefits expenses and other administrative overhead costs it incurs on our behalf.

  Debt Service

        Debt service is defined as cash interest expense and debt amortization payments. As part of the Transactions, we borrowed $350.0 million under our new term loan facility at an assumed average interest rate of 7% and an annual amortization rate of 1%. We also entered into a $120.0 revolving credit facility and will pay associated interest expense for the twelve months ending June 30, 2013. We assume amortization of approximately $3.1 million of deferred financing and original issue discount costs related to our term loan facility and revolving credit facility. We have assumed that the average interest rate on the revolver will be 6%.

  Income Taxes

        We estimate that we will pay no federal income tax during the forecast period. We believe the only income tax to which our operations will be subject is the Texas Margin Tax which is estimated to be 1.0% of gross margins for the twelve months ending June 30, 2013.

  Regulatory, Industry and Economic Factors

        Our forecast for the twelve months ending June 30, 2013, is based on the following assumptions related to regulatory, industry and economic factors:

  •
  no material nonperformance or credit-related defaults by suppliers, customers or vendors;

  •
  no new regulation or interpretation of existing regulations that, in either case, would be materially adverse to our business;

  •
  no material accidents, weather-related incidents, floods, unplanned turnarounds or other downtime or similar unanticipated events that would reduce our capacity utilization below 90%;

  •
  no material adverse change in the markets in which we operate resulting from reduced demand for propylene or significant changes in the market prices and supply levels of propane;

  •
  no material decreases in the prices we receive for our propylene;

  •
  no material changes to market or overall economic conditions; and

  •
  an annual inflation rate of 3.0%.

        Actual conditions may differ materially from those anticipated in this section as a result of a number of factors, including, but not limited to, those set forth under "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements."

  Compliance with Debt Covenants

        Our ability to make distributions could be affected if we do not remain in compliance with the covenants contained in our new credit facilities. We have assumed we will be in compliance with such covenants.

  Losses on Derivatives

        In October 2011, we entered into propane swaps intended to mitigate our exposure to changes in the price of propane that we purchase. We estimate that losses attributable to these propane swaps will be $17.7 million during the forecast period. In connection with the closing of this offering, any amounts received by us under the propane swaps will be distributed, through our general partner, to PL Manufacturing and the PL Manufacturing Members, and any amounts that we are required to pay under the propane swaps are expected to be contributed back to us as a capital contribution by PL Manufacturing and the PL Manufacturing Members. In the absence of the omnibus agreement, we would not receive contributions to offset the projected losses on derivatives, in which case we estimate that our available cash will be $264.4 million for the twelve months ending June 30, 2013. For more information regarding the propane swaps, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosure about Market Risk."

HOW WE MAKE CASH DISTRIBUTIONS

General

        Within 45 days after the end of each quarter, beginning with the quarter ending June 30, 2012, we expect to make distributions, as determined by the board of directors of our general partner, to unitholders of record on the applicable record date.

Common Units Eligible for Distribution

        Upon the closing of this offering, we will have 139,000,000 common units outstanding. Each common unit will be allocated a portion of our income, gain, loss, deduction and credit on a pro-rata basis, and each common unit will be entitled to receive distributions (including upon liquidation) in the same manner as each other unit.

Method of Distributions

        The board of directors of our general partner will adopt a policy at or prior to the closing of this offering (which policy may be changed at any time), pursuant to which we will make quarterly distributions pursuant to our general partner's determination of the amount of available cash for the applicable quarter, which we will then distribute to our unitholders, pro rata; provided, however, that our partnership agreement allows us to issue an unlimited number of additional equity interests of equal or senior rank. Our partnership agreement permits us to borrow to make quarterly distributions, but we are neither required, nor do we intend to borrow to pay quarterly distributions. Accordingly, there is no guarantee that we will pay any distribution on the units in any quarter. We do not have a legal obligation to pay quarterly distributions, and the amount of quarterly distributions paid under our policy and the decision to make any quarterly distribution will be determined by the board of directors of our general partner. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Facilities" for a discussion of provisions contained in the agreement governing our new credit facilities that restrict our ability to make quarterly distributions.

General Partner Interest

        Upon the closing of this offering, our general partner will own a general partner interest that will not entitle it to receive quarterly cash distributions. However, it may acquire common units and other equity interests in the future and would be entitled to receive pro rata distributions therefrom.

Adjustments to Capital Accounts upon Issuance of Additional Common Units

        We will make adjustments to capital accounts upon the issuance of additional common units. In doing so, we will generally allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to our unitholders prior to such issuance on a pro rata basis so that after such issuance the capital account balances attributable to all common units are equal.

 SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The selected historical financial information presented below under the caption Statement of Operations Data for each of the four years in the period ended December 31, 2011, and the selected historical financial information presented below under the caption Balance Sheet Data as of December 31, 2011, 2010, 2009 and 2008, have been derived from the audited financial statements of our predecessor, PL Propylene, included elsewhere in this prospectus. Our predecessor was formed in January 2007 and acquired the site where our PDH facility is located in March 2008. We commenced operations in October 2010 and, after an approximately year-long start-up and plant optimization phase, achieved production rates at or near current capacity beginning in December 2011.

        The selected unaudited pro forma consolidated financial information presented below under the caption Statement of Operations Data for the year ended December 31, 2011, and the selected unaudited pro forma consolidated financial information presented below under the caption Balance Sheet Data as of December 31, 2011, have been derived from our unaudited pro forma consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma consolidated statement of operations data for the year ended December 31, 2011, was prepared based on the assumption that we were in existence as a separate entity throughout that period and that the transactions described below occurred on January 1, 2011:

  •
  the entry by us into a new $350.0 million term loan facility and a $120.0 million revolving credit facility, the related drawing of $350.0 million from the new term loan facility and the use of (1) $99.3 million of borrowings and restricted cash on deposit with our lender to refinance and cancel our prior term loan facility and revolving credit facility, (2) approximately $211.0 million to reimburse our sponsors for construction capital expenditures, and (3) approximately $18.5 million to pay associated financing costs and debt discounts, PL Propylene will use the remaining amount (approximately $21.2 million) for general working capital purposes;

  •
  the contribution of PL Propylene to us by Propylene Holdings;

  •
  the issuance and sale by us and the sale by Propylene Holdings, of 1,500,000 and 33,500,000 common units, respectively, to the public, representing an aggregate 25% limited partner interest in us;

  •
  the payment by us of $1.6 million of underwriting discounts and commissions and estimated offering expenses of approximately $4.9 million; and

  •
  the application of the net proceeds from the issuance and sale of 1,500,000 common units by us as described in "Use of Proceeds."

        The unaudited pro forma consolidated balance sheet as of December 31, 2011, was prepared based on the assumption that the Transactions (as defined on page 45) occurred on December 31, 2011. The unaudited pro forma consolidated financial data is not comparable to our historical financial data. A more complete explanation of the unaudited pro forma consolidated data can be found in our unaudited pro forma consolidated financial statements and accompanying notes included elsewhere in this prospectus.

        The historical data presented below has been derived from financial statements that have been prepared using accounting principles generally accepted in the United States, or GAAP, and the unaudited pro forma consolidated data presented below has been derived from the "Unaudited Pro Forma Consolidated Financial Statements" included elsewhere in this prospectus. This data should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Historical
					Unaudited Pro Forma Consolidated
	Year Ended December 31,
					Year Ended December 31, 2011
	2011	2010	2009	2008
	(dollars in millions, except per unit data and as otherwise indicated)
Statement of Operations Data:
Sales	$614.9	$30.4	$—	$—	$614.9
Cost of sales	496.8	41.9	—	—	496.8
General and administrative expense	73.3	22.9	4.3	4.7	73.3
Management fee	2.0	—	—	—	—
Loss on derivatives	1.7	—	—	—	1.7

Operating income (loss)	41.1	(34.4)	(4.3)	(4.7)	43.1
Interest income (expense), net	(17.9)	(5.4)	(0.2)	0.7	(28.9)
Other income	0.1	0.1	—	—	0.1

Net income (loss) before income tax expense	$23.3	$(39.7)	$(4.5)	$(4.0)	$14.3
Income tax expense	(1.4)	—	—	—	(1.4)

Net income (loss)	$21.9	$(39.7)	$(4.5)	$(4.0)	$12.9

Pro forma net income per common unit, basic and diluted					$.09
Pro forma number of common units, basic and diluted in millions					139.0
Balance Sheet Data:
Cash (including restricted cash balances)	$45.8	$6.9	$30.0	$71.8	$44.4
Working capital(1)	64.0	16.0	9.9	61.4	61.8
Total assets	741.5	668.9	484.6	214.1	740.2
Total debt, net of discount (including current portion)	145.1	189.5	94.7	—	343.0
Member's equity	544.8	456.1	365.5	202.9	348.5
Financial and Other Data:
Cash flows provided by (used in) operating activities	$84.6	$(53.2)	$—	$(1.0)
Cash flows used in investing activities	(28.5)	(157.4)	(281.2)	(170.0)
Cash flows provided by (used in) financing activities	(56.1)	210.7	249.1	203.0
Adjusted EBITDA(2)	144.8	(12.6)	(3.6)	(2.0)	146.8
Capital expenditures	28.5	187.5	291.0	130.2
Key Operating Data:
Production volume (thousand pounds, unless otherwise noted):
Propylene	844,608	76,522	—	—
Hydrogen (thousand standard cubic feet, MSCF)	3,802,923	—	—	—
C4 mix/C5+ streams	17,302	247	—	—

(1)
Working capital is defined as current assets, including cash, less current liabilities, excluding bank debt.

(2)
Adjusted EBITDA is defined as net income (loss) plus interest expense and amortization of deferred financing costs, income tax expense, depreciation, amortization and accretion, equity-based compensation expense and unrealized loss on derivatives.

Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:

  •
  the financial performance of our assets without regard to financing methods, capital structure, income taxes or significant non-cash expenses;

  •
  our operating performance and return on invested capital compared to those of other publicly traded limited partnerships, without regard to financing methods and capital structure;

  •
  our ability to generate cash sufficient to make distributions to our unitholders; and

  •
  our ability to incur and service debt and to fund capital expenditures.

  Adjusted EBITDA should not be considered an alternative to net income, operating income, net cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA may have material limitations as a performance measure because it excludes some, but not all, items that affect net income from operations. In addition, Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define this term differently. The following table presents a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, net income, on a historical basis and pro forma basis, as applicable, for each of the periods indicated:

	Historical				Unaudited Pro Forma Consolidated
	Year Ended December 31,
					Year Ended December 31,
	2011	2010	2009	2008	2011
	(dollars in millions)
Reconciliation of Net income (loss) to Adjusted EBITDA:
Net income (loss)	$21.9	$(39.7)	$(4.5)	$(4.0)	$12.9
Plus:
Interest expense and amortization of deferred financing costs	17.9	5.4	0.8	—	28.9
Income tax expense	1.4	—	—	—	1.4
Depreciation, amortization and accretion	37.5	7.2	0.1	—	37.5
Equity-based compensation expense	64.4	14.5	—	2.0	64.4
Unrealized loss on derivatives	1.7	—	—	—	1.7

Adjusted EBITDA	$144.8	$(12.6)	$(3.6)	$(2.0)	$146.8

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition, results of operations and cash flows in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including, but not limited to, those set forth under "Risk Factors," "Cautionary Note Regarding Forward-Looking Statements" and elsewhere in this prospectus.

 Overview

        We own and operate the world's largest "on-purpose" PDH facility, based on production capacity, which uses propane as a feedstock to produce propylene. Our facility is situated on the site of a former ethylene cracker we acquired from ExxonMobil in March 2008. We believe our position as the only independent on-purpose propylene producer in the U.S. gives us a competitive advantage in attracting and retaining customers. We commenced operations in October 2010 and, after an approximately year-long start-up and plant optimization phase, achieved production rates at or near current capacity beginning in December 2011.

        We currently have multi-year contracts for the sale of our propylene with The Dow Chemical Company ("Dow"), Total Petrochemicals USA, Inc. ("Total"), BASF Corporation ("BASF") and INEOS Olefins and Polymers USA ("INEOS") that expire between 2013 and 2018 and a one-year contract with LyondellBasell Industries N.V. ("LyondellBasell") that ends in December 2012. The contracts provide for minimum and maximum offtake volumes, with the minimum customer-contracted volumes representing approximately 75% of our current facility capacity and the maximum reflecting approximately 100% of our current facility capacity. Each of our customer contracts contain pricing terms based upon market rates. We have supplied and will continue to opportunistically supply other propylene consumers on a spot basis when permitted by both operational and market conditions. During 2011, our three largest customers accounted for approximately 95% of our total sales.

        In addition to propylene, we also produce commercial quantities of hydrogen and C4 mix/C5+ streams. The sales of these products represented approximately 2% of total sales in 2011, and do not represent a material part of our production. Accordingly, we have one operating segment.

Factors Affecting the Comparability of Future Results

        Our historical results of operations and cash flows are not indicative of results of operations and cash flows to be expected in the future, principally for the following reasons:

  •
  Our PDH facility did not generate sales until we commenced operations in October 2010. We commenced operations in October 2010. Accordingly, our financial statements for the years ended December 31, 2009 and 2008 reflect neither sales nor cost of sales, and the financial statements for the year ended December 31, 2010, reflect limited operations from October 21, 2010 through the end of the year.

  •
  Our historical results of operations reflect equity-based compensation expense that may not be indicative of future equity-based compensation expense. Our historical results of operations reflect equity-based compensation expense for both our employees and certain employees of affiliated entities, who are treated for accounting purposes as non-employees. As of January 1, 2012, our employees became employees of our general partner. Equity-based awards granted to non-employees are subject to periodic fair value adjustments as the awards vest. The changes in fair value are recognized in our statement of operations during the period the related services are rendered, resulting in greater volatility of our results of operations. Because certain members of our senior management have been treated as non-employees for accounting purposes, these fair value adjustments have significantly affected our historical results of operations. The currently outstanding equity-based awards will be fully vested as of the completion of this offering, and no additional expense related to these awards will be recorded thereafter. However, we intend to make equity-based compensation awards subsequent to this offering pursuant to our long-term incentive plan, which will again require us to record equity-based compensation expense. See "Management—Compensation Discussion and Analysis."

  •
  We will incur additional general and administrative expenses as a publicly traded partnership. We expect we will incur approximately $3.5 million in additional general and administrative expenses as a publicly traded limited partnership that we have not previously incurred, including costs associated with compliance under the Exchange Act, annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees, audit fees, incremental director and officer liability insurance costs and directors' compensation. These incremental expenses exclude the costs of this offering, as well as the costs associated with the initial implementation of our Sarbanes-Oxley Section 404 internal control reviews and testing. Although our financial statements following this offering will reflect the impact of these expenses, our unaudited pro forma consolidated financial statements do not reflect these expenses.

  •
  Our historical results of operations reflect allocated administrative costs that may not be indicative of future administrative costs. Our financial statements included elsewhere in this prospectus include certain costs of a formerly affiliated company that were incurred on our behalf. Historically, these costs, which are reflected in general and administrative expense, have been billed to us pursuant to a services agreement entered into in 2008 (the "former services agreement"). See "Certain Relationships and Related Party Transactions—Agreements with Affiliates of Our General Partner—Former Services Agreement." Our financial statements therefore include certain expenses incurred which may include, but are not necessarily limited to, executive management and employee salaries and benefits, travel and entertainment expenses, rent and other general and administrative expenses. Such expenses were allocated to us based upon certain assumptions and estimates that were made in order to allocate a reasonable share of such expenses from the formerly affiliated company to us so that our financial statements would reflect substantially all the costs of conducting our business. The former services agreement terminated at the end of 2011. As of January 1, 2012, we will rely on the directors, executive officers and employees of our general partner to manage our business and conduct our operations. The amounts charged or allocated to us under the former services agreement are not necessarily indicative of the costs that we will incur going forward.

  •
  We will periodically experience planned and unplanned downtime. Safe and reliable operations at our facility are critical to our performance and financial results. As such, we expect future periods of major maintenance. Since a substantial portion of our facility is newly built, we do not expect to undergo a major maintenance project until the second half of 2013, at which time the most significant activity will be to replace the reactor catalyst, which is required approximately every three years. We expect these catalyst change-out projects will typically last approximately four weeks and cost approximately $25 million to $30 million per project. In addition to the triennial maintenance projects, more significant maintenance projects will be undertaken approximately every nine years and will include change-out of the reactor catalyst and overhauls of selected pieces of equipment. We anticipate these projects to take approximately six weeks and cost approximately $35 million to $45 million. Additionally, we may undertake capital projects in connection with major maintenance projects. If we elect to undertake such projects, these capital projects will require additional time and expense. We experienced planned downtime in late October through early November 2011 in order to undertake capital and maintenance projects.

    In addition to planned downtime for major maintenance projects, we may experience periods of unplanned downtime. For example, in June 2011, our facility experienced a mechanical failure in one of our compressors, resulting in approximately four weeks of unplanned downtime.

    We expect to be able to mitigate the financial and operational impact of unplanned downtime through a targeted program of routine maintenance and diligent monitoring of our systems. Downtime, whether planned or unplanned, will result in lost sales and margin, increased capital and maintenance expenditures and working capital changes.

  •
  We may enter into different financing arrangements. Our current financing arrangement may not be representative of the arrangements we will enter into in the future. For descriptions of our current financing arrangements, see "—Liquidity and Capital Resources."

Factors Affecting Results

        We believe key factors that influence our business and impact our operating results are (1) the propane-to-propylene spread, (2) our facility's capacity utilization and (3) our propane-to-propylene conversion factor.

  Propane-to-Propylene Spread

        The price spread between propane, our sole feedstock, and propylene, our primary product, largely determines our gross margin and is the key driver of our profitability.

        Propylene sales constitute substantially all of our sales. Propylene is a commodity, and its price can be cyclical and highly volatile. The price of propylene depends on a number of factors, including general economic conditions, cyclical trends in end-user markets and supply and demand imbalances. The customers under our propylene sales contracts, (Dow, Total, BASF, INEOS and LyondellBasell) each pay market-based prices for propylene, and a significant decrease in propylene prices would have a material adverse effect on sales generated from these customers. In addition, a decrease in the price of propylene would result in decreased sales from any sales of propylene on the spot market. For example, propylene prices fell significantly in the fourth quarter of 2011, which adversely affected our cash flows and results of operations.

        Propane is the sole feedstock in our production process, and the cost of propane represents a substantial portion of our cost of sales. Enterprise supplies 100% of our required propane feedstock volume under a multi-year contract at market-based prices, which prices are subject to fluctuations in response to changes in supply, demand, market uncertainties and a variety of additional factors beyond our control. See "—Quantitative and Qualitative Disclosures about Market Risk."

  Capacity Utilization

        Our facility has a current production capacity of approximately 1.45 billion pounds of propylene. Actual annual production will vary based on a number of factors, including the amount of downtime for planned and unplanned maintenance on the facility. Excluding planned major maintenance projects, we anticipate that our PDH facility will operate at an average capacity utilization rate of approximately 90% on an annual basis. Any significant planned or unplanned downtime will affect not only production, and therefore sales, but also capital expenditures and direct operating expenses, primarily maintenance expenses, and fuel and utilities. A 91% average capacity utilization rate equates to an average daily propylene production of approximately 3.6 million pounds.

  Propane-to-Propylene Conversion Factor (Monomer Factor)

        An important contributor to profitability is our propane-to-propylene conversion factor, which is a ratio that indicates how much propane is used to produce one pound of propylene. We expect to have an average monthly propane-to-propylene conversion factor of 1.0 pound of propylene for each 1.2 pounds of propane used. This important statistic reflects our facility's operating efficiency.

How We Evaluate Our Performance

        In addition to utilizing the key factors affecting our operating results described above to evaluate our performance, our management uses certain additional financial and operational measures as well. These measures include Adjusted EBITDA and health, safety and environmental performance.

  Adjusted EBITDA

        We view Adjusted EBITDA as an important indicator of cash flow generation. Adjusted EBITDA is principally affected by our sales volumes, the propane-to-propylene spread, capacity utilization, propane-to-propylene conversion factors and, to a lesser extent, the prices of natural gas and our by-products. Other than the cost of propane and natural gas, production-related expenses generally remain stable across broad ranges of throughput volumes, but can fluctuate significantly depending on the planned and unplanned maintenance performed during a specific period. Our Adjusted EBITDA and available cash may not always correlate to each other.

  Health, Safety and Environmental Performance

        We consider our ability to manage our facility and customer needs in a safe and reliable manner to be a critical factor in assessing our performance. Accordingly, we have an extensive training program and set annual goals on achieving operating performance and safety measures that assure the reliable operation of our facility and a safe working environment for our employees. Further, we closely monitor all environmental metrics to assure compliance with all regulatory requirements and that we operate in an environmentally responsible manner.

Results of Operations

        The period-to-period comparisons of our results of operations have been prepared using the historical periods included in our financial statements. In order to effectively review and assess our historical financial information below, we have also included a description of the components of the various financial statement line items.

        Sales.    Sales are comprised of propylene sales and by-product sales, which include hydrogen and C4 mix/C5+ streams.

        Cost of Sales.    Cost of sales represents the costs of propylene and by-products sold. These costs include the cost of propane, fuel and utilities used in the propylene production process, as well as direct operating expenses and insurance and property tax expenses associated with our facility. Direct operating expenses include all direct and indirect labor at our facility, materials, supplies, and other expenses associated with the operation and maintenance of the facility. Depreciation, amortization and accretion expenses, exclusive of amortization of deferred financing fees, are also included within cost of sales. During periods in which our facility operates below normal capacity, we record charges to cost of sales to reflect unabsorbed fixed overhead costs.

        General and Administrative Expense.    General and administrative expense includes salary and benefits costs for executive management, accounting and information technology personnel, as well as legal, audit, tax and other professional service costs and charges for equity-based compensation expense. In 2011, a portion of these costs were billed to us by an affiliated company pursuant to the former services agreement. As of January 1, 2012, these services are provided by our general partner. See "Certain Relationships and Related Party Transactions—Agreements with Affiliates of Our General Partner—Former Services Agreement."

        Management Fee.    Management fee consists of the expense incurred through our management services agreement with Lindsay Goldberg. This agreement terminates upon the occurrence of various conditions including an initial public offering. As such, this agreement will terminate upon closing of this offering.

        Loss on Derivatives.    Our derivative contracts are recorded as derivative assets and liabilities, as applicable, at fair value on the balance sheet. Our derivative contracts do not qualify for hedge accounting treatment. Consequently, the associated unrealized gains and losses are recorded as current expense or income in the statement of operations. Unrealized gains or losses on derivatives represent the non-cash change in the fair value of these derivative instruments and do not impact operating cash flows until settlement occurs in 2012 and 2013.

        Interest Expense, Net.    Interest expense includes expense incurred on outstanding debt balances, the amortization of deferred financing fees and loan commitment expenses under our prior credit facility. Loan commitment expense is comprised of the fees assessed on the unutilized portion of our credit facility. Interest income results from earnings on available cash balances and is offset against interest expense.

        Other Income.    Other income has historically been generated through the sale of certain equipment.

        Income Tax Expense.    As an entity operating in the State of Texas, we are subject to the Texas Margin Tax. This tax represents a tax on gross margin, as adjusted, and is reported as income tax expense in the accompanying statements of operations.

  Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

	Year Ended December 31,
	2011	2010	Increase/Decrease
	(Unaudited)			%
	(Amounts in thousands)
Sales	$614,927	$30,351	$584,576	1,926
Cost of sales	496,809	41,836	454,973	1,088

Gross profit	118,118	(11,485)	129,603
General and administrative expense	73,365	22,884	50,481	221
Management fee	2,000	—	2,000	N/A
Loss on derivatives	1,667	—	1,667	N/A

Operating income (loss)	41,086	(34,369)	75,455
Interest expense, net	(17,853)	(5,418)	(12,435)	230
Other income	63	52	11	21

Net income (loss) before income tax expense	23,296	(39,735)	63,031
Income tax expense	(1,372)	—	(1,372)	N/A

Net income (loss)	$21,924	$(39,735)	$61,659

        Sales.    We commenced operations in October 2010 and we achieved production rates at or near current capacity beginning in December 2011.

  Cost of Sales.

	Year Ended December 31,
	2011	2010	Increase/Decrease
	(Unaudited) (Amounts in thousands)			%
Propane	$361,035	$30,540	$330,495	1,082
Fuel and utilities	40,923	5,747	35,176	612
Depreciation, amortization and accretion	37,529	7,171	30,358	423
Insurance and property taxes	9,813	1,146	8,667	756
Direct operating expenses and other	51,686	7,546	44,140	585

Total production costs	500,986	52,150	448,836
Change in product inventory	(4,177)	(10,314)	6,137	60

Cost of sales	$496,809	$41,836	$454,973	1,088

        Cost of sales was $497 million, or approximately 81% of sales, for 2011. The primary component of cost of sales is the propane feedstock, which represented approximately 72% of total production costs for 2011 compared to 59% in 2010. This increase is due to a full year of production in relation to the fixed cost components of cost of sales which do not vary with production. Other variable production costs such as fuel and utilities and direct operating expenses increased due to a full year of operations in 2011 as compared to 2010. We did not begin recording depreciation and amortization expense on the facility until October 2010. Insurance and property taxes increased $8.7 million in 2011 as compared with 2010 due to increased insurance premiums and an increase in the assessed taxable value of the facility. The production costs reflected in the table above were incurred during the period indicated. The change in inventory represents the change in the value of the product inventory between the beginning and end of the period based on the weighted average cost of production.

        General and Administrative Expense.    General and administrative expense was $73.4 million for 2011, compared to $22.9 million for 2010, an increase of $50.5 million. The increase is attributable to equity-based compensation expense of $64.1 million in 2011, compared to $14.0 million in 2010. Equity-based compensation expense resulted from equity-based awards granted in September 2010 to both our employees and certain employees of affiliated entities, who are treated for accounting purposes as non-employees.

        Management Fee.    We incurred management fees of $2.0 million for the year ended December 31, 2011, compared to zero in 2010. The management fees relate to a management services agreement, pursuant to which we pay Lindsay Goldberg a total of $2.0 million per year beginning in 2011. This agreement and related management fees will be terminated at the closing of this offering.

        Interest Expense, Net.    Interest expense of $13.3 million was incurred in 2011, on an average daily debt balance of $166.7 million. During 2010, the average daily debt balance was $137.3 million, resulting in interest charges of $11.0 million for 2010, of which $8.3 million was capitalized as part of construction costs. Total interest expense, net in 2011 also includes $3.1 million of deferred financing cost amortization. During 2010, we recorded amortization of deferred financing costs of $3.1 million, of which we capitalized $2.5 million. The interest rate remained unchanged at 8% during 2011 and 2010.

        Loan commitment expense for 2011, was $1.4 million, a decrease of $0.7 million from 2010. The decrease was largely due to the construction loan commitment being fully drawn upon in the first half of 2011. The only loan commitment expense we incurred in 2011 was on our prior revolving credit facility.

        Other Income.    Other income was generated by the sale of certain equipment.

        Income Tax Expense.    Income tax expense was $1.4 million for 2011, compared to zero for 2010, resulting from the Texas Margin Tax.

  Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

	Years Ended December 31,
	2010	2009	Increase/Decrease
	(Amounts in thousands)			%
Sales	$30,351	$—	$30,351	N/A
Cost of sales	41,836	—	41,836	N/A

Gross loss	(11,485)	—	(11,485)	N/A
General and administrative expense	22,884	4,264	18,620	437

Operating loss	(34,369)	(4,264)	(30,105)	706
Interest expense, net	(5,418)	(224)	(5,194)	2,319
Other income	52	—	52	N/A

Net loss	$(39,735)	$(4,488)	$(35,247)	785

        Sales.    The facility commenced operations in October 2010. Accordingly, financial statements for 2009 reflect neither sales nor cost of sales, and the financial statements for 2010 reflect the operations of the facility during the period beginning on the date when we commenced commercial operations in October 2010 to December 31, 2010.

        During that period, the facility's operations were periodically suspended in connection with routine start-up and other maintenance activities. Accordingly, we were unable to fully absorb fixed overhead costs, and we reported a negative gross profit.

  Cost of Sales.

	Years Ended December 31,
	2010	2009	Increase/Decrease
	(Amounts in thousands)			%
Propane	$30,540	$—	$30,540	N/A
Fuel and utilities	5,747	—	5,747	N/A
Depreciation, amortization and accretion	7,171	—	7,171	N/A
Insurance and property taxes	1,146	—	1,146	N/A
Direct operating expenses and other	7,546	—	7,546	N/A

Total production costs	52,150	—	52,150	N/A
Change in inventory	(10,314)	—	(10,314)	N/A

Cost of sales	$41,836	$—	$41,836	N/A

        Cost of sales was $41.8 million, or approximately 138% of sales for 2010. The commencement of operations in October 2010 was followed by several months of routine start-up and other maintenance activities. Accordingly, we were unable to fully absorb fixed overhead costs, and we recorded a negative gross profit. The primary component of cost of sales is the propane feedstock, which represented approximately 59% of total production costs in 2010.

        The production costs reflected in the table above were incurred during the period indicated. The change in inventory represents the change in the value of product inventory between the beginning and end of the period based on the weighted average cost of production.

        General and Administrative Expense.    General and administrative expense was $22.9 million for 2010, compared to $4.3 million for 2009, an increase of $18.6 million. Equity-based compensation expense, as a component of general and administrative expense, was $14.0 million in 2010 resulting from equity-based awards granted in September 2010 to both employees and non-employees compared to an insignificant amount for 2009. Also, as part of the transition of the facility from development stage, management added accounting and information systems support personnel and accounting, systems and tax consultants, resulting in increases of $1.5 million and $1.1 million, respectively. Legal fees increased by $0.5 million, and other expenses increased by $1.5 million.

        Interest Expense, Net.    We entered into a five-year credit facility agreement in June 2009, which included a $150 million secured construction loan commitment and a $55 million revolving credit facility. We did not draw upon the construction loan commitment until the end of October 2009. The average construction loan balance from that point until December 31, 2009, was $61.1 million, resulting in interest expense of $0.9 million for the year, all of which was capitalized as part of construction costs. Interest expense in 2009 includes $0.8 million of loan commitment fees on the unutilized portion of our credit facility. Interest income of $0.6 million was earned during 2009 on cash balances.

        During 2010, the average construction loan balance was approximately $132 million, resulting in interest of $10.5 million for the year, of which $8.3 million was capitalized as part of construction costs. The increase in total interest of $9.7 million on the construction loan from 2009 to 2010 was primarily the result of the higher level of borrowing due to the capital spending on the facility construction. The interest rate remained unchanged at 8% during 2010 and 2009. No significant interest income was earned in 2010.

        The revolving loan commitment was not drawn upon until August 2010. Accordingly, there was no interest expense on the revolving loan during 2009. The average revolving loan balance from August 2010 to December 31, 2010, was $14.5 million, resulting in interest of $0.5 million for 2010.

        Loan commitment expense increased $1.3 million to $2.1 million in 2010 due to the bank debt facility being in place for the full year. Also, during 2010, we recorded amortization of deferred financing costs of $3.1 million, of which we capitalized $2.5 million. Amortization of deferred financing costs for the year ended December 31, 2009 totaled $0.5 million, all of which was capitalized.

        Other Income.    Other income resulted from the gain on sale of certain equipment.

Critical Accounting Policies

        The preparation of our financial statements in accordance with GAAP requires that management make estimates and assumptions affecting the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting period. The following is a discussion of the accounting policies applied by us that are considered to involve a higher degree of judgment in their application. See Note 2 (Summary of Significant Accounting Policies) to our audited financial statements included elsewhere in this prospectus.

  Impairment of Long-Lived Assets

        We account for the impairment of long-lived assets in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 360, "Plant, Property and Equipment—Impairment or Disposal of Long-Lived Assets." Long-lived assets used in operations are assessed for possible impairment when events or changes in circumstances indicate a potential significant deterioration in future cash flows projected to be generated by the assets. Individual assets are grouped for impairment purposes at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets—generally at the facility level, as we produce one primary product.

        If, upon review, the sum of the projected undiscounted cash flows is less than the carrying value of the asset group, the carrying value is written down to estimated fair value. The fair values of impaired assets are usually determined based on the present value of projected future cash flows using discount rates commensurate with the risks involved in the asset group, as quoted market prices in active markets are generally not available. The expected future cash flows used for impairment reviews and related fair value calculations are based on projected production volumes, sales volumes, prices, and costs, taking into consideration available internal and external information at the date of review.

        Should an impairment of assets arise, we may be required to record a charge to operations that could be material to the period reported. To date, we have not recorded any impairment charges.

  Derivative Instruments

        In October 2011, we entered into commodity derivative contracts with settlement dates in 2012 and 2013 to manage our exposure to commodity price risk with respect to propane, our sole feedstock. Our principal use of commodity derivative contracts is to mitigate the risk associated with unfavorable market movements in the price of energy commodities. Our commodity derivative contracts act as a hedging (offset) mechanism against the volatility of energy commodity prices by allowing us to transfer this price risk to counterparties who are able and willing to bear it.

        FASB ASC Topic 815, "Derivatives and Hedging" ("ASC Topic 815"), addresses the accounting for derivative contracts. We entered into our commodity derivative contracts to economically hedge an exposure through a relationship that does not qualify for hedge accounting under ASC Topic 815. Our derivative contracts are recorded as derivative assets and liabilities, as applicable, at fair value on the balance sheet, and the associated unrealized gains and losses are recorded as current expense or income in the statement of operations. Unrealized gains or losses on derivatives represent the non-cash change in the fair value of these derivative instruments and do not impact operating cash flows on the cash flow statement. Until settlement occurs, this will result in non-cash gains or losses being reported in our operating results as gain or loss on derivatives. See Note 6 to our audited financial statements included elsewhere in this prospectus.

        Contemporaneous with the closing of this offering, we will enter into an omnibus agreement with our general partner, Propylene Holdings and PL Manufacturing, and PL Manufacturing will enter into a common unit pledge agreement with the PL Manufacturing Members, pursuant to which PL Manufacturing and the PL Manufacturing Members, through our general partner, will be allocated all of our benefits and obligations under the propane swaps. See "Certain Relationships and Related Party Transactions—Agreements with Affiliates of our General Partner—Omnibus Agreement." Under the omnibus agreement and the pledge agreement, any amounts received by us under the propane swaps will be distributed, through our general partner, to PL Manufacturing and the PL Manufacturing Members, and any amounts that we are required to pay under the propane swaps are expected to be contributed back to us as a capital contribution by PL Manufacturing and the PL Manufacturing Members.

  Equity-Based Compensation

        We recognize equity-based compensation expense related to the profits interests granted to employees based on the estimated fair value of the awards on the grant date. The grant date fair value of the equity-based awards to employees is recognized on a straight-line basis over the requisite service period, which is the vesting period of the respective awards.

        We also account for profits interests granted to certain employees of affiliated entities, who are treated for accounting purposes as non-employees, based on the estimated fair value of the awards. The measurement of equity-based compensation for awards granted to non-employees is subject to periodic adjustment as the awards vest, and the resulting change in value, if any, is recognized in our statements of operations during the period the related services are rendered.

        We engage an independent valuation specialist to assist us in determining the fair value of the awards as of the grant date for employees, and as of each reporting date for non-vested awards for non-employees. Through March 31, 2011, the fair value of our profits interests was estimated using the Option Pricing Method ("OPM") because the OPM is appropriate when the range of possible outcomes is so difficult to predict that forecasts would be highly speculative. Beginning in the second quarter of 2011, our view of the scenarios available to our sponsors to achieve a return on their investment changed substantially. As a result, as of June 30, 2011, we determined that restructuring our business through an initial public offering as a master limited partnership was the most likely scenario. Therefore, the valuation assumptions used to estimate the fair value of the profits interests were changed to reflect the change in our view in the second quarter. We estimated the fair value of the profits interests using a hybrid method considering a probability weighting between (i) a delayed exit scenario, where we estimated the fair value of the profits interests using the OPM, and (ii) an expected initial public offering scenario, in which we effect an initial public offering as a master limited partnership, and which is largely based on comparable company valuations. These valuation methods require the use of highly subjective and complex assumptions that determine the fair value of equity-based awards, including the equity value of our business and the expected time to liquidity, volatility, risk-free interest rate and dividend yield.

        Given the absence of a public trading market for our common units and in accordance with the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, we exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the equity value of our business, including: comparable company valuations, publicly available forecasts of future propylene and propane prices that are published by industry sources as of each valuation date; contemporaneous and retrospective valuations performed by an independent valuation specialist; the status of our facility's construction and operations, including risks attendant thereto; the likelihood of our achieving a liquidity event given prevailing market conditions in the estimated timeframe; the nature, history and strategy of our business; the illiquidity of equity-based awards involving private company securities; and current expectations about future macroeconomic conditions.

        In the latter part of 2010 and in the year ended December 31, 2011, our estimates of future results, and therefore, our estimates of the equity value of our business, have increased substantially as a result of (1) the completion of the construction of our facility, (2) significantly higher expectations of future profitability based on increases in the forecasted propane-to-propylene spread, and (3) the anticipated restructuring of our business as a publicly traded master limited partnership.

        For a further discussion of our historical equity-based compensation, please see Notes 2 and 11 to our audited financial statements included elsewhere in this prospectus.

Liquidity and Capital Resources

        Our principal sources of liquidity historically were equity contributions from our sponsors and borrowings under our prior credit facility. Beginning with the commencement of our operations in October 2010, our principal source of liquidity is cash flows from operations. Our principal uses of cash are expected to be operations, distributions, capital expenditures and funding our debt service obligations. We believe that our cash from operations will be adequate to satisfy commercial commitments for the next twelve months and that the borrowings under our new revolving credit facility will be adequate to fund our planned capital expenditures and working capital needs.

        Our ability to make payments on and to refinance our indebtedness, to make distributions, to fund planned capital expenditures and to satisfy our other capital and commercial commitments will depend on our ability to generate cash flow in the future. This, to a certain extent, is subject to the prevailing propane-to-propylene spread, natural gas prices and general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our business may not generate sufficient cash flow from operations, and future borrowings may not be available to us under our new credit facilities in amounts sufficient to enable us to make quarterly distributions, finance necessary capital expenditures, service our indebtedness or fund our other liquidity needs. We may seek to sell assets or issue debt securities or additional equity securities to fund our liquidity needs but may not be able to do so. We may also need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance any of our indebtedness on commercially reasonable terms or at all.

  Prior Credit Facility

        We entered into a five-year credit facility agreement in June 2009 that included a $150.0 million construction loan commitment and a $55.0 million revolving credit facility (the "prior credit facilities").

Interest for the facility was based upon LIBOR plus a margin or the bank's prime rate plus a margin, at our option. All of our obligations under the credit facility were secured by all of our assets, subject to certain exceptions and exclusions. Additional information about the prior credit facility may be found in Note 9 to our audited financial statements included elsewhere in this prospectus. On March 27, 2012, we refinanced and canceled this credit facility with borrowings under our new term loan facility.

  New Credit Facilities

        On March 27, 2012, PL Propylene, as borrower, entered into a new term loan facility of $350.0 million and a new revolving credit facility of $120.0 million with Morgan Stanley Senior Funding, Inc., as sole lead arranger, and the lenders party thereto (together, the "new credit facilities"). Morgan Stanley Senior Funding, Inc. (the "Agent") will act as the administrative agent, collateral agent and swingline lender for both the term loan facility and the revolving credit facility.

        The new term loan facility and the new revolving credit facility will mature in 2017 and 2016, respectively. As described under "The Transactions and our Structure and Organization," we drew $350.0 million under the new term loan facility and used (1) $60.8 million to refinance and cancel our prior credit facility, (2) approximately $250.0 million to reimburse our sponsors for construction capital expenditures and (3) approximately $16.5 million to pay associated financing costs and debt discounts. We will use the remaining amount (approximately $22.7 million) for general working capital purposes, of which approximately $1.5 million will be used to pay remaining unpaid transaction costs in connection with this offering. To date, all amounts drawn under our new revolving credit facility have been fully repaid. Borrowings under our revolver may be used to fund our working capital needs and for other general partnership purposes, and will be subject to the satisfaction of customary conditions, including the absence of a default, and the accuracy, in all material respects, of all representations and warranties. We have posted $40 million in cash as collateral for our commodity derivative contracts. We will also have the right to add, subject to certain restrictions and conditions, incremental term loan and revolving credit facilities in an amount not to exceed $50.0 million.

        Interest Rate and Fees.    Borrowings under the term loan facility and revolving credit facility will bear interest at a rate per annum equal to either: (1) the Alternate Base Rate, defined as the highest of (a) the rate of interest publicly announced by the Agent, from time to time, as its prime rate, (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) in respect of the term loan facility only, one-month LIBOR plus 1.00% per annum, plus an applicable margin OR (2) the higher of (a) at the election of PL Propylene, one, two, three, six, or, if available to all relevant affected lenders, nine or twelve month (or shorter) published LIBOR or (b) in respect of the term loan facility only, 1.25% per annum, plus an applicable margin. Additionally, we expect that the revolving credit facility will bear a commitment fee calculated at a rate per annum equal to 0.50% on the average daily unused portion of the commitments under the revolving credit facility.

        The applicable margin for the term loan facility and the revolving credit facility ranges from 4.75% for loans bearing interest at the Alternate Base Rate to 5.75% for loans bearing interest at LIBOR and for letters of credit issued under the revolving credit facility. In addition, PL Propylene paid an underwriter fee and an upfront fee and will pay an annual management fee for our term loan facility and our revolving credit facility. We will be required to pay a participation fee and a fronting fee to lenders participating in any letter of credit.

        Mandatory Prepayments.    We will be required to prepay outstanding amounts under our term loan facility in an amount equal to the net proceeds from certain issuances of debt (other than debt permitted to be incurred under the facility). We will also be required to prepay outstanding amounts under our term loan facility in an amount equal to the net proceeds from any non-ordinary course asset sale or from any casualty or other insured damage or any condemnation of any asset, subject to certain thresholds, exemptions and reinvestment rights.

        Voluntary Prepayments/Commitment Reductions.    We expect that we may voluntarily terminate or reduce the commitments under our new credit facilities or voluntarily prepay, in whole or in part, outstanding amounts under our new credit facilities without premium or penalty; provided, (i) on or prior to the first anniversary of the closing date, we may not prepay, refinance or reprice the term loan facility, (ii) subsequent to the first anniversary of the closing date and on or prior to the second anniversary of the closing date, we may be subject to a 2% premium for prepaying, refinancing or repricing the term loan facility and (iii) subsequent to the second anniversary of the closing date and on or prior to the third anniversary of the closing date, we may be subject to a 1% premium for prepayment, refinancing or pricing of the term loan facility.

        Amortization and Final Maturity.    The new term loan facility will be amortized in aggregate amounts of 0.25% per fiscal quarter of the original principal amount and will mature on the fifth anniversary of the closing date. The revolving credit facility maturity date is September 27, 2016, at which time the revolving credit facility will terminate.

        Restrictive Covenants and Other Matters.    Our new credit facilities include negative covenants that will, subject to significant exceptions, limit our ability and the ability of our sole subsidiary, PL Propylene, to, among other things:

  •
  incur, assume or permit to exist additional indebtedness, guarantees and other contingent obligations;

  •
  incur liens;

  •
  make negative pledges;

  •
  pay dividends or make other distributions;

  •
  make certain loans and investments;

  •
  consolidate, merge or sell all or substantially all of our assets; and

  •
  enter into transactions with affiliates.

        The credit facilities contain certain customary representations and warranties, affirmative covenants and events of default.

        Each of the following, could constitute an event of default under the agreement governing our new credit facilities:

  •
  failure to pay principal, interest or any other amount when due;

  •
  breach of the representations or warranties in the credit agreement;

  •
  cross-default to other indebtedness;

  •
  bankruptcy or insolvency;

  •
  certain events under ERISA;

  •
  failure to take reasonable steps that are necessary to preserve, renew and keep in full force and effect all material rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of our business; and

  •
  a change of control.

  •
  failure to comply with the required financial ratios in the credit agreement, which are comprised of the following defined ratios:

  •
  Total Secured Leverage Ratio—We must maintain a total secured leverage ratio, as defined in the credit agreement, no greater than 4.0 to 1.0 only in the event that on the last day of any quarter beginning with the quarter ended June 30, 2012, the aggregate borrowings outstanding under the revolving credit facility exceeds $100.0 million. As of March 31, 2012, we had no borrowings outstanding under our revolving credit facility.

    •
    Fixed Charge Coverage Ratio—We are not permitted to make distributions in excess of the sum of 1) net remaining proceeds from this offering, 2) $100.0 million and 3) permitted tax distributions, as defined in the credit agreement, in the event that our fixed charge coverage ratio is less than 1.75 to 1.0.

        If an event of default occurs, the Agent would be entitled to take various actions, including the acceleration of amounts due under the new credit facilities, termination of the commitments under the new revolving credit facility and all remedial actions available to a secured creditor.

Capital Spending

        During the year ended December 31, 2011, we incurred capital expenditures of $28.5 million primarily for plant modifications that are expected to improve the operating efficiency of our facility.

        In 2010, we incurred $187.5 million of capital expenditures to complete the construction of our PDH facility which commenced operations in October 2010.

        Major planned turnaround costs will be deferred and amortized from the period incurred until the next turnaround. Certain capital expenditures are for discretionary projects. Our new term loan facility may limit the amount we can spend on capital expenditures.

        Our future capital spending will be determined by the board of directors of our general partner. We currently plan to incur capital expenditures of $47.9 million in 2012, $34.1 million during 2013 and approximately $7.7 million for 2014. We have not planned capital expenditures beyond 2014. We expect to undergo a major maintenance project in the second half of 2013, at which time the most significant activity will be to replace the reactor catalyst, which is required approximately every three years. Capital spending during 2012 includes approximately $6.5 million associated with progress payments for the purchase of the reactor catalyst in preparation for the 2013 major maintenance project. The remaining $41.4 million of capital spending in 2012 consists of approximately $5.2 million of maintenance capital expenditures, approximately $17.7 million of profit enhancing capital expenditures and approximately $18.5 million of acquisitions and plant expansion capital expenditures. During 2013, we expect to incur approximately $6.8 million associated with remaining progress payments for the purchase of the reactor catalyst and an additional $15 million in capital spending in connection with the catalyst replacement project. We expect these catalyst change-out projects will typically cost approximately $25 million to $30 million per project. In addition to the triennial maintenance projects, a more significant maintenance project will be undertaken approximately every nine years, which will include change-out of the reactor catalyst and overhauls of selected pieces of equipment. We anticipate these projects to cost approximately $35 million to $45 million.

        Our estimated capital expenditures and planned major maintenance costs are subject to change due to unforeseen circumstances and unanticipated increases in the cost, scope and completion time. For example, we may experience increases in labor or equipment costs necessary to comply with government regulations or to complete projects that sustain or improve the profitability of our PDH facility.

        Maintenance capital expenditures and planned turnaround expenses will be funded using cash flow from operations. Other capital expenditures (including acquisitions and plant expansion capital expenditures), should we identify opportunities for such expenditures, may be funded using cash flow from operations or, if significant, will be funded by issuances of debt or equity. In addition to the capital costs associated with planned major maintenance or expansion projects at our facility, our production will be reduced during any period in which our facility is not operating. Our board of directors may elect to reserve amounts in the period(s) preceding such project(s) to fund the estimated capital costs, operating expenses and distributions for the lost margin associated with the loss of production in the period in which the project(s) are expected to occur. The actual costs and lost margin associated with such project(s) may, however, differ from the estimated amounts reserved.

        We intend to use the proceeds from this offering and cash on hand to fund certain future capital expenditures at our facility, including a portion of those associated with our planned major maintenance project in 2013 and to fund a portion of the distributions for the lost margin resulting therefrom. We also intend to reserve any additional amounts needed to fund the remaining estimated capital costs and distributions for the lost margin associated with the loss of production during the periods leading up to the 2013 major maintenance project.

Cash Flows

  Operating Activities

        Net cash provided by operating activities for the year ended December 31, 2011, was $84.6 million. This positive cash flow from operating activities was primarily attributable to net income of $21.9 million plus non-cash charges totaling $107.5 million, which include equity-based compensation expense, depreciation, amortization and accretion expense as well as amortization of deferred financing costs, unrealized loss on derivatives and deferred income tax expense, reduced by an increase in restricted cash of $28.0 million and an increase in working capital of $16.8 million. The increase in restricted cash included the establishment of a major maintenance reserve of $3.0 million as required by our prior credit facility.

        Net cash used in operating activities for the year ended December 31, 2010, was $53.2 million. This negative cash flow from operating activities was primarily attributable to increases in accounts receivable and inventory and a decrease in accounts payable combined with our loss from operations.

        Net cash flows provided by operating activities for the year ended December 31, 2009 were insignificant, due primarily to our net loss offset by changes in the components of working capital.

  Investing Activities

        Net cash used in investing activities for the year ended December 31, 2011, was $28.5 million. Net cash used in investing activities relates to capital expenditures for our facility.

        Net cash used in investing activities for the years ended December 31, 2010 and 2009 was $157.4 million and $281.2 million, respectively. Net cash used in investing activities relate to capital expenditures in connection with construction of our facility.

  Financing Activities

        Net cash used in financing activities for the year ended December 31, 2011 was $56.1 million. Our negative cash flows from financing activities were primarily due to the net repayment of $44.4 million on our prior revolving credit facility and term loan during the year ended December 31, 2011 as well as the establishment of a debt service reserve of $10.9 million as required by our prior credit agreement. We also incurred $3.2 million in deferred financing costs primarily related to this offering, and we received member contributions of $2.3 million during the year ended December 31, 2011.

        Net cash provided by financing activities for the years ended December 31, 2010 and 2009, was $210.7 million, and $249.1 million, respectively. Net cash provided by financing activities resulted from proceeds from member capital contributions and proceeds from debt borrowings under our prior credit facility.

 Contractual Obligations

        The following table sets forth our contractual obligations for the periods indicated as of December 31, 2011:

	Payments Due by Period
	Total	2012	2013	2014	2015	2016	There- after
	(in millions)
Bank Debt(1)	$145.1	$145.1	$—	$—	$—	$—	$—
Purchase Obligations(2)	8.9	1.9	1.9	0.6	0.7	0.7	3.1
Asset Retirement Obligations(3)	1.2	—	—	—	—	—	1.2
Lease Obligations(4)	1.3	0.2	0.2	0.2	0.2	0.2	0.3

Total	$156.5	$147.2	$2.1	$0.8	$0.9	$0.9	$4.6

(1)
Our debt obligations as of December 31, 2011, include the remaining principal balance of $145.1 million of our prior term loan, which amount has been repaid on March 27, 2012 with borrowings under our new term loan facility. This amount is reflected as being due in 2012 because it was outstanding as of December 31, 2011. This amount excludes interest payments and loan commitment fees. See Note 9 in our audited financial statements for discussion of interest rates and loan commitment fees. Payments on borrowings under the new credit facility have not been included in the table above as they were not contractual obligations as of December 31, 2011.

(2)
Represents the aggregate minimum purchase commitments pursuant to a nitrogen supply contract and a propylene storage contract. We have contracts to purchase propane and other raw materials used in the production of propylene. These contracts do not specify any minimum quantities to be purchased, and accordingly, this table does not reflect amounts that may be payable under these contracts.

(3)
Represents amounts to be incurred in connection with the retirement of the facility at the end of its life. The amount included herein reflects the amount recorded in our December 31, 2011, financial statements and does not include the effects of inflation. Our recorded asset retirement obligation will be accreted over time until it is equivalent to the anticipated ultimate cash retirement cost.

(4)
Represents our future lease obligations due under a lease for office space commencing April 1, 2012.

Off-Balance Sheet Arrangements

        We do not have any "off-balance sheet arrangements" as such term is defined within the rules and regulations of the SEC.

Quantitative and Qualitative Disclosures about Market Risk

        Market risk represents the risk of loss that may impact our financial position, results of operations or cash flows due to adverse changes in financial and commodity market prices and rates. Given that our business is currently based entirely in the U.S., we are not directly exposed to foreign currency exchange rate risk.

  Commodity Price Risk

        Our business activities expose us to risks associated with unfavorable changes in the market price of propylene and propane. In October 2011, we began entering into propane swaps with the intent of reducing volatility in our cash flows due to fluctuations in the price of propane, our sole feedstock. Under the terms of the propane swaps, for a portion of our propane consumption, we locked in the price of propane as a fixed percentage of the price of Brent crude oil (the "contractual percentage"). Beginning in January 2012, and at the conclusion of each subsequent month, a calculation is performed to determine the average actual price of propane for that month as a percentage of the average actual price of Brent crude oil for that month (the "actual percentage"). If the actual percentage exceeds the contractual percentage under the propane swaps, we are owed a sum by the propane swaps counterparty. If the contractual percentage exceeds the actual percentage under the propane swaps, we owe a sum to the propane swaps counterparty.

        In connection with the closing of this offering, PL Manufacturing and the PL Manufacturing Members, through our general partner, will be allocated all of our benefits and obligations under the propane swaps. See "Certain Relationships and Related Party Transactions—Agreements with Affiliates of our General Partner—Omnibus Agreement." Under this arrangement, any amounts received by us under the propane swaps will be distributed, through our general partner, to PL Manufacturing and the PL Manufacturing Members, and any amounts that we are required to pay under the propane swaps are expected to be contributed back to us as a capital contribution by PL Manufacturing and the PL Manufacturing Members. While we will not receive any of the benefits of the propane swaps, we will remain a party to the propane swaps, and will be obligated to make payments to the propane swap counterparties as they come due.

        See "Risk Factors—In the event that payments that we are required to make under our propane swaps exceed the contributions that we receive under our omnibus agreement, we may be exposed to significant losses and our ability to make cash distributions to our unitholders may be materially and adversely affected."

  Interest Rate Risk

        In connection with our new term loan facility, we expect to enter into certain interest rate protection agreements. Additionally, our management will continue to monitor whether financial derivatives become available which could effectively hedge identified risks. In the future, management may elect to use derivative financial instruments consistent with our overall business objectives to avoid unnecessary risk and to limit, to the extent practical, risks associated with our operating activities.

INDUSTRY OVERVIEW

Propylene Industry Overview

  Propylene Overview

        Propylene is a versatile basic hydrocarbon predominantly produced as a by-product of petroleum refining and as a co-product of ethylene production. Propylene is an important building block in the production of complex petrochemicals such as polypropylene, acrylonitrile and acrylic acid. As such, propylene is the foundation of many different consumer and industrial products such as plastics, clothing, automotive components, detergents, safety glass, packaging materials, paints and nylon. In addition to its utility within the chemicals market, propylene also plays a significant role in the fuels market. When alkylated in a refinery, propylene is used as a major gasoline blendstock.

        Propylene pricing reflects supply and demand dynamics that are intricately related to the price movements of crude oil, natural gas and petrochemicals. Within North America, recent shale gas discoveries and the use of new extraction technologies have led to an abundance of natural gas and natural gas liquids ("NGLs") such as ethane and propane, significantly impacting U.S. petrochemical fundamentals including propylene production and pricing. In addition, there has been a fundamental decoupling of natural gas and oil prices in North America as gas prices have fallen dramatically while global economic and geopolitical factors have propelled oil prices to the $100 per barrel range. Given this dynamic, North American ethylene producers have shifted to lighter natural gas liquids as their primary feedstocks, which yield less propylene per pound of feed than heavy feedstocks such as naphtha. The result has been a tight supply of propylene in the North American market. We expect this trend to continue.

        The following diagram depicts the principal uses of propylene:

Principal Uses of Propylene

        Propylene is produced globally primarily in regions containing crude oil refineries or an abundant supply of hydrocarbon feedstocks. The export and import of propylene between regions is relatively limited due to the expense associated with transport of highly pressurized or refrigerated liquids. When sold, propylene is divided into grades based on final composition of the saleable product. There are three grades of propylene produced in the U.S.:

  •
  Polymer-Grade Propylene ("PGP"):  a mix of 99.5% propylene and 0.5% propane and other hydrocarbons; this type of propylene is typically used as a raw material for polypropylene. Polypropylene is a thermoplastic polymer and is used in a variety of applications including packaging, ropes, textiles, paper coatings, plastic parts and reusable containers;

  •
  Chemical-Grade Propylene ("CGP"):  a mix of 93.0% to 95.0% propylene and 7.0% to 5.0% propane and other hydrocarbons; this type of propylene is used as a raw material for a wide variety of chemicals including propylene oxide, oxo alcohols, cumene, acrylonitrile, acrylic acid and isopropanol; and

  •
  Refinery-Grade Propylene ("RGP"):  a mix of approximately 60.0% propylene and 40.0% propane and other hydrocarbons; this type of propylene is utilized in both fuel and chemicals markets. RGP can be used directly in cumene, isopropanol and propylene oligomer markets or purified into CGP or PGP. In the fuel market, RGP can be converted into propylene alkylate or dimersol/polygas and blended directly into motor gasoline, or RGP can be blended in propane.

        The following table depicts historical market prices of PGP and CGP during the period from 2005 through 2011 and projected 2012 through 2015:

Historical and Projected Propylene Pricing Levels

Source: Chemical Data

  Propylene Supply Sources

        There are three sources of propylene production in North America:

  •
  Crude oil refineries produce RGP as a by-product of gasoline production. RGP is typically produced in the fluid catalytic cracker unit ("FCC unit" or "cat cracker") associated with a refinery. U.S. refineries produced approximately 18 billion pounds of propylene in 2011 (approximately 59% of total U.S. propylene production);

  •
  Ethylene crackers produce PGP and CGP as co-products of ethylene production. These facilities include both heavy feed crackers and light feed crackers. Ethylene crackers produced approximately 11 billion pounds of propylene in 2011 (approximately 37% of total U.S. production) predominantly from heavy feed crackers; and

  •
  On-purpose propylene plants produce PGP and CGP as their primary products. Currently, on-purpose plants produce propylene using three primary production techniques: propane dehydrogenation (propane feedstock), metathesis (ethylene and butane-2 feedstocks), and methanol to propylene (methanol feedstock—derived from natural gas, biomass or coal). Chemical Data estimates that on-purpose metathesis propylene plants produced 4% of U.S. propylene in 2011.

        The following charts show the change in propylene sources from 2006 to 2011.

Change in U.S. Propylene Production Sources

Source: Chemical Data

  Propylene Production via Oil Refineries

        Propylene is produced as a by-product in oil refineries when they process crude oil with the primary goal of creating gasoline. The first part of the refining process is to heat the crude oil to a very high temperature and feed it to a distillation column in which lighter distillates will rise as vapors and heavier distillates liquefy, thus separating the fractions. The fractions are further processed in a variety of ways, but it is the fraction sent to the FCC unit that has the capability to produce substantial amounts of propylene.

        The FCC unit takes heavy gas oil as an input with the goal of producing gasoline and/or distillate fuel oil. The cat cracker "cracks" the bigger compounds in the heavy gas oil into smaller compounds. When the "cracked" product leaves the reaction chamber, it is separated in a dedicated fractionator. The products leaving the fractionator include a mix of heavy gas oil, light gas oil, gasoline and a gas stream. The gas stream is then further processed in a distillation tower to separate the gases into a propane/propylene mix, namely RGP.

        The refiner then has three primary options for the resulting RGP:

  •
  Sell the combined stream to the merchant market for further processing (by "splitters") into propane and propylene. The merchant fractionators will then sell this refinery-derived propylene into the market for use in petrochemical plants;

  •
  Process the propylene into propylene alkylate, a motor gasoline blendstock; or

  •
  Burn the propane/propylene mix as fuel. Only in isolated areas or capital constrained plants does this make economic sense.

  Propylene Production via Ethylene Plants

        Ethylene is the most commonly produced petrochemical in the world and Chemical Data estimates that over 50 billion pounds are produced annually in the U.S. Ethylene is a major building block for many common products. It is produced in an ethylene plant (also referred to as an olefins plant, ethylene cracker, steam cracker or a cracker defined by the feed type, such as "naphtha cracker" or "ethane cracker").

        Ethylene can be produced by a variety of chemical reactions involving many different feedstocks, including ethane, propane, butane, naphtha or gas oil. Many ethylene plants in the U.S. are designed to shift between feedstocks as relative economics shift. Regardless of the feedstock, the basic process is the same: the feed is mixed with steam and heated to 750 to 950 degrees Celsius, inducing numerous free radical reactions followed by immediate cooling to freeze the reactions. The resulting output streams are separated from each other by repeated compression and distillation. The table below is illustrative of the relative production of propylene for the various feedstocks.

Illustrative Product Yields: Pounds of Product per Pound of Feed

	Feedstock
	Ethane	Propane	Naphtha	Gas Oil
Product Yield:
Ethylene	0.78	0.42	0.37	0.23
Propylene	0.03	0.17	0.18	0.15
Other	0.19	0.41	0.45	0.62

Source: Chemical Data

        As is portrayed in the above table, ethylene crackers that crack primarily ethane will result in almost no co-product propylene generation, whereas crackers that use heavier feeds, such as naphtha or gas oil, referred to as heavy feed crackers, will result in more co-product propylene generation. While not all ethylene plants are able to shift between feed types, for the "flexible" crackers that are able to adjust, the choice of feedstock depends on a complex interaction of feedstock prices, as well as ethylene and co-product prices.

  Propylene Supply Dynamics

        U.S. oil refineries and ethylene plants historically produced approximately equal relative amounts of propylene each year. Beginning in 2007, this relationship changed as two parallel events resulted in the permanent closure of various ethylene plants and the curtailment of refinery production, conditions that have led to an extremely tight propylene market.

        First, new U.S. supplies of natural gas from liquid rich shale deposits have brought an abundant supply of natural gas and natural gas liquids into the U.S. market. As a result, the price of natural gas declined in a period of rising oil prices. This decoupling of the oil to gas price ratio has caused natural gas based feedstocks such as ethane to be favored versus crude oil based feedstocks such as naphtha for ethylene production. Accordingly, steam crackers that crack only naphtha or heavy oil based liquids have generally become economically cost disadvantaged. As a result, numerous heavy feed crackers have been permanently shut down or reconfigured to enable them to use lighter feedstocks. As a key supply source of propylene is from the steam cracking of heavy liquids, propylene production by ethylene plants has been reduced and is expected to remain so in the future, leaving the propylene market to remain tight.

        The illustration below shows historical crude oil and natural gas pricing for the period from 2000 through 2011.

Historical Oil and Natural Gas Pricing: 2000 through 2011

Source: EIA

        As illustrated below, the current high oil/low gas price environment has led to a significant shift from heavy feeds to ethane in the production of ethylene. As a result, the production of propylene as a co-product from ethylene crackers has decreased as shown in the chart on page 82.

Feedstocks Utilized by U.S. Ethylene Crackers

(1)    Naphtha, Gas Oil and Natural Gasoline

(2)    Propane and Butane

Source: Chemical Data

        The second event influencing U.S. propylene production has been the reduced demand for gasoline caused by the economic recession and subsequent slow recovery as well as the increased use of ethanol. A reduction in gasoline demand reduces refining operations, which in turn limits the by-product production of propylene. With reduced gasoline demand, refineries curtailed production and reduced FCC unit output. The combination of closures and reconfigurations of heavy feed ethylene crackers and reduced output of FCC units at refineries reduced annual U.S. propylene production by approximately 4 billion pounds from 2007 through 2011 according to Chemical Data estimates. Of that total, Chemical Data estimates that approximately 2 billion pounds of supply from ethylene plants was removed from the market, slightly offset by an increase in refinery capacity.

        As illustrated below, propylene supply in the U.S. contracted sharply by 18.2% from 2007 through 2009 before rebounding 6.1% in 2010 according to Chemical Data estimates. Chemical Data also estimates that U.S. propylene supply will grow modestly from 2011 through 2015, increasing at a compound annual growth rate of approximately 0.3%. This is primarily due to the belief that co-product supply of propylene from heavy feed ethylene crackers is not likely to rebound in the near term. As mentioned earlier, overall production economics strongly favor lighter feedstocks, hindering the supply of propylene from ethylene crackers. In 2015, Chemical Data assumes that a new PDH plant is added to U.S. capacity, contributing to an annual supply growth rate that year of 1.6%. However, despite this growth, supply is expected to remain below levels achieved in 2005.

        The following table depicts historical and projected propylene production in the U.S. for the period from 2005 through 2015.

Historical & Projected U.S. Propylene Supply (millions of pounds)

Source: Chemical Data

  Propylene Demand Summary

        Propylene demand in the U.S. has historically tracked GDP growth and was driven by increases in consumer consumption of both durable and non-durable plastics, nylon, insulation, furniture, carpets, appliances and adhesives, among other items. The recession that began in 2008 spurred the first worldwide contraction in propylene demand in history, and U.S. demand fell by 10.6% from 2007 to 2008. In early 2009, U.S. propylene demand continued to experience a contraction as a wide range of industries were affected by the global recession. Propylene demand growth resumed in the U.S. in late 2009 and 2010, before falling again in late 2011 over fears of another recession. Demand is expected to stabilize and recover in 2012, and Chemical Data forecasts that U.S. demand is expected to grow at a compound annual growth rate of approximately 1.0% between 2011 and 2015, with further growth somewhat constrained by the tight supply market.

        The following graph shows historical and projected propylene demand in the U.S. for the period from 2005 through 2015.

Historical & Projected U.S. Propylene Demand (millions of pounds)

Source: Chemical Data

  Propylene Demand by Product

        As one of the primary petrochemical building blocks, propylene demand is driven by four key products: polypropylene, propylene oxide, acrylonitrile and acrylic acid. The following chart shows U.S. propylene demand by product in 2011.

2011 U.S. Propylene Demand by Product

Source: Chemical Data

        Polypropylene (approximately 48% of propylene demand in 2011) is produced as a solid pellet that can be modified and molded into both hard and flexible plastic materials for both durable use (transportation, building and construction, electrical, furniture, industrial machinery) and non-durable use (packaging, consumer and industrial products). For example, a key use of polypropylene is in plastic component parts of automobiles. Chemical Data projects that U.S. polypropylene demand growth will be flat from 2011 through 2015.

        Propylene oxide (approximately 14% of demand in 2011) is primarily used to produce foam and polyurethane products. It has historically been produced by one of two methods: reacting propylene with ethyl-benzene and by reacting propylene with isobutene. Chemical Data projects U.S. propylene oxide demand growth of approximately 2.4% per year from 2011 through 2015.

        Acrylonitrile (approximately 9% of propylene demand in 2011) is used to produce synthetic rubber compounds, automotive body parts, golf club heads, clothing, carpet fibers, protective head gear, coatings and toys (LEGO® bricks). Asian manufacturers also import acrylonitrile from U.S. producers for use in the creation of nylon, among other items. Chemical Data projects U.S. acrylonitrile demand growth of approximately 2.0% per year from 2011 through 2015.

        Acrylic acid (approximately 6% of propylene demand in 2011) is used to produce super-absorbents (for diapers), coatings, adhesives, floor polishes and paints. Chemical Data projects U.S. acrylic acid demand growth of approximately 2.5% per year from 2011 through 2015.

  Propylene's Relation to Crude Oil

        The price of propylene has always been closely related to the price of crude oil. The chart below illustrates the price ratio between propylene and crude oil over historical periods and shows that propylene trades at a premium to crude oil on a per barrel basis. This is because propylene is a by-product of refinery output and can be alkylated and used as a gasoline blendstock. Propylene's value outside of the chemicals market as a gasoline blendstock provides a floor for the price of propylene since gasoline always trades at a premium to crude oil.

Historical Propylene Price as a Multiple of Crude Oil Price

Source: EIA and Chemical Data

Note: Propylene price expressed as a multiple of crude oil price on a dollar per barrel equivalent basis.

        As depicted in the above chart, with the exception of the recession in 2008 and 2009, the price of propylene relative to crude oil has been fairly consistent over the past decade in a range between roughly 1.2 to 1.4 times the price of crude oil on an annual basis. As the alkylation value of propylene establishes the floor for propylene pricing, we believe the propylene benchmark price will seldom dip below crude oil. In fact, since 1990, the propylene benchmark price has not dipped below the crude oil price for a period longer than three months. Only twice since 1990 has the propylene benchmark price dropped below crude oil for a period longer than a month.

  North American Propylene Industry Structure

        Management estimates that over 30 different companies produce propylene in North America. However, we do not consider most of these producers as our direct competition when seeking contractual or spot customers. First, refineries that produce refinery grade propylene are not direct competitors. Refinery grade propylene is generally sold to other companies, such as Enterprise and ExxonMobil, for further purification, or splitting, into PGP and CGP. Second, many producers, such as Dow, Formosa and INEOS, consume all of the propylene they produce and purchase significant additional volumes of propylene from third parties. We consider companies with net long positions in polymer and chemical grade propylene to be our direct competitors, including Enterprise, Chevron Phillips, ExxonMobil Chemical, Shell Chemical, Flint Hills and Williams Companies.

        Most of our competitors have significantly greater financial and other resources than us and are engaged on a national or international basis in many segments of the petroleum products business including refining, transportation and marketing, on a scale substantially larger than ours.

        Competition in our industry is determined by price considerations, logistics and, to some extent, stability of supply. Our ability to compete effectively depends on our responsiveness to customers' needs, our pipeline connectivity to customer facilities and our ability to provide reliable supply at competitive prices. We are the only independent dedicated on-purpose propylene production facility in North America. We believe this is a significant advantage because it enables us to provide customers a consistent, predictable supply offering that is not dependent on the prices of alternative feedstocks or other end products. However, it is possible that a competitor could construct an on-purpose propylene plant in future years and offer our customers similar capabilities.

  International Propylene Markets

        International trade of propylene is limited due to the expense of transporting highly pressurized or refrigerated liquids. Most of the propylene trade crossing international borders is in the form of derivative chemicals, usually polypropylene or acrylonitrile. Historically, the U.S. has been the incremental supplier to the world. However, management expects that trend will likely move toward equilibrium in the near term due to two primary factors: (1) the shift to lighter feedstocks in the U.S. and the resulting reduction in propylene supply and (2) the increase in Middle Eastern and Asian production facilities. Middle Eastern propylene production capacity, once nearly non-existent, is experiencing growth as the region adds capacity through the construction of new crackers, refineries and on-purpose facilities. Management expects that incremental Middle Eastern production capacity will likely be more than offset by the growth in net propylene equivalent demand in Asia, despite that region's own capacity increases. As such, management expects that the North American propylene market will likely be driven by its own domestic supply and demand dynamics.

Propane Market Overview

  Propane Overview

        Propane, our sole feedstock, is a hydrocarbon that exists as a gas at atmospheric pressure and temperature. It is derived from petroleum products during oil and natural gas processing. U.S. propane production from gas processing plants comes in the form of natural gas liquids (a mix of ethane, propane and butane) and from refineries in the form of liquefied petroleum gas. The two primary U.S. uses for propane are retail (primarily heating in rural areas and as a motor fuel) and as a chemical feedstock (primarily in ethylene plants).

  Propane Supply

        Propane supplies in the U.S. are derived from natural gas plants (approximately 54% in 2011), refineries (approximately 37% in 2011) and imports (approximately 9% in 2011).

        Currently, the majority of propane in the U.S. is supplied by gas processing plants. When natural gas is produced, it is sometimes accompanied by NGLs such as ethane, propane and butane, as well as heavier hydrocarbons such as condensate. These liquids can be separated from the natural gas by either cooling or absorption and fractionation in gas processing plants. The recent increase in the supply of shale gas in North America has led to additional propane supply coming online with new NGL fractionation capacity. Chemical Data projects propane supply from U.S. gas processing plants will increase at a compound annual growth rate of 3.2% from 2011 through 2015.

        According to Chemical Data, refinery produced propane is expected to grow at a relatively modest 0.3% compound annual growth rate over the same forecast period due to a reduced demand for gasoline. Almost all refinery processing units generate some volumes of propane, some of which is consumed on site as fuel at the refineries. Chemical Data also projects propane imports, most of which are from Canada, will decline slightly over the next four years as exporting countries seek higher prices in other markets.

        Overall, propane supply in the U.S. is projected by Chemical Data to grow at a compound annual growth rate of 1.6% from 2011 through 2015. The below chart shows historical and projected propane supply in the U.S., broken out by source, for the period from 2005 through 2015:

U.S. Propane Supply by Source (thousands of barrels per day)

Source: Chemical Data

  Propane Demand

        The two primary U.S. uses for propane are retail (primarily heating in rural areas and as a motor fuel) and as a chemical feedstock for ethylene plants. Propane is also exported and, with the completion of our facility, used as a feedstock for PDH processing.

        The use of propane as heating/motor fuel in the residential and commercial end-use sectors is currently the largest market for propane, totaling approximately 635 thousand barrels per day (bpd) and 57% of demand in 2011. Chemical Data expects that natural gas will increasingly replace propane in some rural areas, and therefore projects demand for propane for heating and motor fuel use to decline approximately 0.7% per year through 2015.

        Propane consumption as an ethylene cracker feedstock is the second largest end use sector at approximately 31% of the total U.S. propane market in 2011. Ethylene cracker consumption is forecasted by Chemical Data to decline from approximately 350 thousand bpd in 2011 to 285 thousand bpd in 2015.

        Exports are expected by Chemical Data to more than double from 123 thousand bpd in 2011 to 279 thousand bpd in 2015. Chemical Data expects that the surplus in propane production, primarily from gas processing plants and the shale gas developments, will encourage the development of export terminals. Overall, Chemical Data expects the U.S. to convert its current slight export balance into a net export position of approximately 190 thousand bpd by year-end 2015. The below chart shows historical and projected propane demand in the U.S., broken out by use, for the period from 2005 through 2015:

U.S. Propane Demand by Use (thousands of barrels per day)

Source: Chemical Data

  Propane's Relation to Crude Oil

        The price of propane has always been closely correlated to the price of crude oil. In general, propane trades at a discount to crude oil when compared on a per barrel basis. Propane trades at a discount to crude oil in part because the marginal consumer of propane is the flexible ethylene cracker. Flexible ethylene cracker operators constantly evaluate production costs of ethylene based on the price of each of their alternative feedstocks. Certain feedstock alternatives, like naphtha and natural gasoline, are crude oil based and have alternate uses in the gasoline market. However, these crude oil derived feedstocks do not contain the more valuable fractions of the crude barrel and they require significant further processing in order to be used as a gasoline blendstock. Thus, naphtha and natural gasoline trade at a discount to crude.

        Since propane is an alternative ethylene cracker feedstock, flexible ethylene cracker operators continuously evaluate propane relative to the crude oil derived feedstock alternatives, creating a constant price competition between the various feedstocks. This causes the price of propane to trade in a band below the price of crude on a per barrel basis. Further, since the majority of propane is derived from natural gas production, its supply and price are partially a function of the rate of development of natural gas and the natural gas price. Natural gas supplies in the U.S. have increased due to shale gas development and gas prices have declined as a result. The low natural gas price has led producers to concentrate their development efforts on regions rich in natural gas liquids, such as ethane and propane, to capture additional profitability afforded by the sale of the liquids. This has led to (1) abundant supplies of both natural gas and propane, (2) a historically low gas price relative to the price of crude oil and (3) a decrease in the price of propane relative to the price of crude. The diagram below illustrates the effects of these dynamics on the historical price ratio between propane and crude oil.

 Historical Propane Price as a Multiple of Crude Oil Price

Source: EIA and Chemical Data

Note: Propane price expressed as a multiple of Brent crude oil price on a dollar per barrel equivalent basis

  The Propane-to-Propylene Spread

        The propane-to-propylene spread is the primary driver for our profitability. The figure below illustrates the relative price of propylene and propane to crude oil since the year 2000. Although the relationship between propane, crude oil and propylene is fairly consistent over time it is evident that the positive trends identified above have led to a widening of this spread recently.

Historical Propane and Propylene Prices as a Multiple of Crude Oil Price

Source: EIA and Chemical Data

Note: Propane and propylene price expressed as a multiple of Brent crude oil price on a dollar per barrel equivalent basis

        In summary, several factors are contributing to the currently favorable propane-to-propylene spread. First, the growth in production from the shale gas formations with associated natural gas liquids (ethane, propane and butane), has led to increasingly abundant propane supplies in the U.S. This provides downward pressure on propane prices at a time when there is upward pressure on propylene prices due to the tight propylene market. Second, the prices for both propane and propylene are correlated to the price of crude oil—propane trades at a discount to crude and propylene at a premium. The price of propane is also influenced by the price of natural gas from which it is derived. When the price of natural gas is low relative to the price of crude oil, as in the current environment, the price of propane will be lower relative to crude oil as well. Third, because the prices of propane and propylene are correlated to the price of crude oil, the differential between their prices is correlated to crude as well. Therefore a high absolute price of oil leads to a higher propane-to-propylene spread. Accordingly, the current high oil price, low natural gas price environment is a significant contributor to the widening of the propane-to-propylene spread. Because the propane-to-propylene spread is the primary driver of our gross margin, these trends are highly favorable to our profitability.

Historical Propane-to-Propylene Spread

Source: EIA and Chemical Data

BUSINESS

Our Business

        We own and operate the world's largest PDH facility, based on current production capacity, that processes propane into propylene. Propylene is one of the basic building blocks for petrochemicals that is utilized in the production of a variety of end uses including paints, coatings, building materials, clothing, automotive parts, packaging and a range of other consumer and industrial products. We are the only independent, dedicated "on-purpose" propylene producer in North America. We are strategically located in the vicinity of the Houston Ship Channel and within 50 miles of approximately one-half of all U.S. propylene consumption, and we have direct access to the leading global fractionation and storage hub for propane located at Mt. Belvieu, Texas. The Houston Ship Channel represents the heaviest concentration of petrochemical and refining complexes in the world and provides us with unparalleled access and connectivity to both customers and feedstock suppliers. Our newly-constructed facility has an annual production capacity of approximately 1.45 billion pounds of propylene. We commenced operations in October 2010 and, after an approximately year-long start-up and plant optimization phase, achieved production rates at or near current capacity beginning in December 2011.

        Our facility was developed and built on the site of a former ethylene cracker and related infrastructure acquired from ExxonMobil in March 2008. This site was ideally suited for the development of a PDH facility based on its existing location, infrastructure, utilities, permits, logistics and certain operating units which we were able to integrate into our new facility. By leveraging these existing assets, we were able to save significant amounts of time and money versus those of a green-field PDH facility. Our PDH facility uses a CATOFIN dehydrogenation technology pursuant to a fully-paid license from CB&I Lummus. CATOFIN technology has been in use for over 60 years and is reliable and commercially proven. For more information about our state-of-the-art PDH facility, see "—Our Facility."

Our Products and Customers

        We derive our sales from three different sources: propylene sales, hydrogen sales and C4 mix/C5+ streams sales. Sales of these products are not subject to significant seasonal fluctuations. In general, we meet our customers' propylene requirements on a day-to-day basis. We may elect to store product to ensure a constant supply of propylene is available to our customers in the event of a temporary outage. For more information relating to the sales, assets, profits and losses of our business since inception, see the audited financial statements and our unaudited pro forma consolidated financial statements included elsewhere in this prospectus.

  Contracted Propylene Sales

        Since commencing operations, we have been party to long-term propylene sales contracts with Dow, Total, and INEOS, each of which use the propylene we supply in the largest acrylic acid, polypropylene and acrylonitrile plants, respectively, in the world. Each of these customers has a material net short position in propylene. Each contract details both minimum offtake volumes and maximum offtake volumes as well as pricing terms. As is customary in the propylene industry, our customer contracts are based on market prices. Consistent with industry practice for such contracts, our pricing terms with these customers reflect a specified discount to the monthly benchmark propylene price published by Chemical Market Associates, Inc. ("CMAI"). For the twelve months ended December 31, 2011, Dow, Total and INEOS accounted for 55%, 24% and 16% of our total sales, respectively. Effective January 1, 2012, we added BASF and LyondellBasell as additional contracted customers. Please see "Risks Related to Our Business—We currently derive substantially all of our sales from five customers, and the loss of any of these customers without replacement on comparable terms would affect our results of operations and cash available for distribution to our unitholders."

        We deliver propylene to these customers through our integrated pipeline system, which directly connects our facility to the Dow and Total plants and the LyondellBasell system, and through interconnected third-party pipelines, which connect our facility to INEOS and BASF and to other potential propylene customers.

        The following table illustrates certain information regarding our propylene contracts with Dow, Total, INEOS, BASF and LyondellBasell (in millions of pounds):

Company	Connections	Max	Min	Term
Contracts:
Dow	Direct	690	510	12/31/18
Total	Direct	300	222	12/31/14
INEOS	Shell	284	244	12/31/13
BASF	Shell	60	48	12/31/13
LyondellBasell	Direct	120	60	12/31/12

Total		1,454	1,084
% of our capacity		100%	75%

  Spot-Market Propylene Sales

        Through our integrated pipeline system, we are also able to access other consumers of propylene which we are able to supply on a spot basis with our excess production capacity. We are located in a propylene market area that is net short of propylene and connected to major propylene consumers with the necessary logistics (feed and offtake pipelines) already in place. We actively manage our contract and spot portfolio and have received a high degree of interest from other customers for both spot volumes, in the short term, and longer term contracts. Since we commenced operations in October 2010, less than 4% of our sales have been in the spot market.

  Hydrogen Gas Sales

        As part of the PDH process, we produce commercial quantities of hydrogen. Hydrogen is primarily consumed in numerous refinery processes including fuel desulphurization. As a result, we have entered into a ten-year contract with Praxair for the sale of our hydrogen production. Praxair has committed to buying a minimum of 18.6 million standard cubic feet per day of hydrogen, measured quarterly, which it supplies to local refineries along the upper Texas Gulf Coast. Any volumes we do not sell will be consumed in our fuel system reducing our requirement to purchase natural gas.

        An additional benefit of our hydrogen production is that it provides a natural hedge against rising fuel costs due to the strong and positive correlation between natural gas prices and hydrogen prices. While an increase in natural gas prices would increase our operating costs (since we consume natural gas as a fuel), such increase would be partially offset by the higher prices we would earn through our hydrogen sales.

  C4 Mix/C5+ Streams Sales

        We also produce commercial quantities of C4 mix/C5+ streams. We sell the C4 mix stream to specialty chemical consumers or refiners and these customers transport the purchased volumes from our facility by truck. The C5+ stream, which is heavy in aromatics, is transported by our pipeline to a Kinder Morgan terminal, and then sold to Texas Aromatics for use in the chemical or gasoline markets.

 Our Competitive Strengths

        We believe we are well positioned to execute on our business strategies based upon the following strengths:

  •
  Pure-play propane-to-propylene production.  As propane is our sole feedstock, and propylene is the primary product sold by our facility, our profitability is primarily determined by the propane-to-propylene spread. The wider the price differential between propane and propylene, the larger our gross margin. As discussed above, this spread has widened in recent years due to the currently high price of oil relative to the price of natural gas, due in part to the robust global demand for oil and the emergence of the natural gas shale plays in North America. As the sole PDH propylene manufacturer in North America, we believe we are uniquely positioned to benefit from current positive trends in the propane-to-propylene spread. Given the recent completion of our facility, our expected near-term capital requirements are low. With relatively low planned maintenance capital expenditures of approximately $7 million per year in non-turnaround years, we expect to convert the enhanced profitability generated by the current propane-to-propylene spread dynamics relatively effectively into distributable cash flow.

        The following table shows the impact of a change in the propane-to-propylene spread on our Adjusted EBITDA based on the assumptions described herein relative to our forecasted pricing for the twelve months ending June 30, 2013.

	Illustrative Sensitivity to Propane-to-Propylene Spread(1)(2)					Pro Forma Twelve Months Ended December 31, 2011(2)(3)	Forecasted Twelve Months Ending June 30, 2013(2)(4)
	(dollars in millions unless otherwise indicated)
Propane-to-Propylene Spread (¢/lb)(5)	15.0	25.0	35.0	45.0	55.0	33.9	39.6
Adjusted EBITDA	27.4	156.8	286.2	415.6	545.0	256.2	346.0
Available Cash	(33.4)	94.7	222.8	350.9	479.0	193.2	282.1

(1)
The price sensitivity analysis in this table is based on the assumptions described in our forecast of Adjusted EBITDA for the twelve months ending June 30, 2013. This includes 1.294 billion pounds of propylene sold and 378.1 million gallons of propane utilized. It also assumes $17.6 million of by-product sales, $35.4 million of fuel and utilities expense, $16.8 million of insurance and property taxes, $50.3 million of direct operating expense and other and $14.5 million of general and administrative expense. All other customer discounts and upcharge/delivery fees are per our June 30, 2013 forecast. There can be no assurance that we will achieve our Adjusted EBITDA forecast for the twelve months ending June 30, 2013 or any of the specified levels of Adjusted EBITDA indicated above, or that the various propane-to-propylene spreads will achieve any of the levels specified above. These figures do not include the impact of any commodity derivative contracts. Our current commodity derivative contracts apply to the 2012 and 2013 calendar years, and are calculated based on the price of propane as a fixed percentage of the price of Brent crude oil. In connection with the closing of this offering, the PL Manufacturing Members, through our general partner, will be allocated all of our benefits and obligations under the propane swaps. See "Certain Relationships and Related Party Transactions—Agreements with Affiliates of our General Partner—Omnibus Agreement."

(2)
See "Our Cash Distribution Policy and Restrictions on Distributions—Forecasted Available Cash" for a reconciliation of our Adjusted EBITDA forecast to our net income forecast for the twelve months ending June 30, 2013 and a discussion of the assumptions underlying our forecast.

(3)
Reflects financial results as if the plant had been fully operational during the period. Assumes realized market pricing levels during the twelve months ended December 31, 2011 for propylene, propane, hydrogen, and C4 mix/C5+ streams and natural gas and that all other expenses, production rates, performance ratios, customer discounts, upcharge/delivery fees and conversion factors are consistent with the forecast for the twelve months ending June 30, 2013. These figures do not include the impact of any commodity derivative contracts. Our current commodity derivative contracts apply to the 2012 and 2013 calendar years, and are calculated based on the price of propane as a fixed percentage of the price of Brent crude oil. In connection with the closing of this offering, the PL Manufacturing Members, through our general partner, will be allocated all of our benefits and obligations under the propane swaps. See "Certain Relationships and Related Party Transactions—Agreements with Affiliates of our General Partner—Omnibus Agreement."

(4)
PGP Contract Benchmark and Propane pricing forecast provided per Chemical Data as of May 1, 2012. See "Our Cash Distribution Policy and Restrictions on Distributions—Forecasted Available Cash" for a discussion of the assumptions underlying our forecast.

(5)
Propane-to-propylene spread calculated as (PGP Contract Benchmark Price (¢/lb)—1.2* (Propane Price (¢/gl) / 4.2)). This calculation assumes that it takes approximately 1.2 pounds of propane to make 1.0 pound of propylene, and one gallon of propane weighs approximately 4.2 pounds.
  •
  Strategically-Located Operations.  Our Houston Ship Channel location places us within the heaviest concentration of petrochemical and refining complexes in the world. In terms of access to both customers and feedstock supply, we believe there is no more advantageous location for PDH propylene production anywhere in the world. The U.S. is the largest propylene consuming country and our PDH facility is located within 50 miles of approximately one-half of all U.S. propylene consumption. The pipeline distribution system we use enables us to access not only our contracted customers (Dow, Total, BASF, INEOS and LyondellBasell) but also spot buyers of propylene. We believe this access provides us critical optionality when it is time to renew or optimize our contracted customer base. Our Houston Ship Channel location and logistics infrastructure also provide us access to the Mt. Belvieu global fractionation and storage hub, the world's largest and most reliable source for propane, to source our propane feedstock.

  •
  Cost Advantaged Facility Driven by a Proven Technology.  Our PDH facility is the largest in the world based on production capacity. Our facility utilizes the CATOFIN PDH technology pursuant to a fully-paid license from CB&I Lummus. We believe the CATOFIN design has the best combination of capital cost, product yield and reliability. We believe we were able to benefit from the best existing CATOFIN PDH technology utilized by other facilities outside the U.S., and we also enhanced the design with our own innovations that have resulted in energy efficiencies over the basic CATOFIN design.

  •
  Our PDH Facility's Characteristics are Difficult to Replicate.  In addition to its advantageous location, the ExxonMobil facility we acquired had existing air permits, pipelines, utilities, selected processing units and other infrastructure in place which we utilized or reconfigured for our PDH process. A developer of a green-field PDH project would face significant impediments with respect to permits, availability of real estate and cost considerations. Utilizing the ExxonMobil facility saved us significant amounts of time and money compared to those associated with the development of a green-field project. In addition, we estimate that such a project would likely take several years to complete.

  •
  Dedicated "On-Purpose" Propylene Production.  We are the only independent dedicated on-purpose propylene production facility in North America. We believe this enables us to provide customers a more consistent, predictable propylene supply offering than conventional suppliers. Unlike refineries and ethylene crackers for which propylene is a secondary product, propylene is our primary product. As a result, our goal is to produce a consistent output of propylene to meet customer requirements. Since propylene is our primary product and propane our only feedstock, our output will never vary as a function of competiveness of alternative feedstock slates or decisions concerning production of other products such as ethylene or gasoline. We believe these factors represent key advantages to our customers.

  •
  Contracts with Large, Prominent Customer Base.  We currently have multi-year contracts for the sale of our propylene with Dow, Total, BASF and INEOS that expire between 2013 and 2018 and a one-year contract with LyondellBasell that ends in December 2012. The contracts provide for minimum and maximum offtake volumes, with the minimum customer-contracted volumes representing approximately 75% of our current facility capacity and the maximum reflecting approximately 100% of our current facility capacity. Each of our customer contracts contain pricing terms based upon market rates. The primary Dow, Total and INEOS plants we supply produce acrylic acid, polypropylene and acrylonitrile, respectively. Each primary plant is the largest of its kind in the world, based on production capacity. In addition, BASF and LyondellBasell are among the largest consumers of propylene in North America, increasing the derivative diversification of our portfolio. Our weighted average contract term, from the beginning of each contract, is approximately 5.0 years. Further, each of these customers has a material net short position.

  •
  Favorable Industry Conditions.  The current environment for propylene production is robust as end market demand continues to recover and production capacity remains constrained. We do not expect the factors leading to this dynamic to change in the near term. The current high crude oil price and low natural gas price environment is a significant contributor to this favorable environment because of its negative impact on the economics of propylene production from other sources. The proliferation of shale gas technology bringing additional natural gas and natural gas liquids to the market has greatly influenced the economics for ethylene facility feedstocks as several steam crackers that crack only naphtha or heavy liquids (producing the co-product propylene) have become severely disadvantaged and reduced or ceased production. Furthermore, the reduced demand for gasoline has curtailed production by refineries thereby reducing the supply of propylene from refineries, causing a widening of the propane-to-propylene spread.

  •
  Experienced Management Team.  We employ a highly-experienced and dedicated senior management team, with an average of over 20 years of experience in the relevant disciplines of petrochemical engineering, marketing, management and finance. Our current executive team identified the PDH project opportunity, developed the concept and executed the plan to bring our PDH facility into operation. Through their expertise and innovation, we believe they have since enhanced the cost and operating efficiencies of our facility. Following the closing of this offering, the executive officers and employees of our general partner will own an aggregate 12% of our common units. See "Management—Executive Officers and Directors."

Our Business Strategy

        Our objective is to maximize our quarterly cash distributions to our unitholders by executing the following strategies:

  •
  Distribute All of the Available Cash We Generate Each Quarter.  Our strategy is to pay out all of the available cash we generate each quarter. The board of directors of our general partner will adopt a policy under which we will distribute all of the available cash we generate each quarter, as described in "Our Cash Distribution Policy and Restrictions on Distributions." Except in connection with our triennial maintenance projects, we do not intend to maintain excess distribution coverage for the purpose of maintaining stability or growth in our quarterly distributions. Unlike many publicly traded partnerships that have general partners with economic interests and incentive distribution rights that entitle the general partner to receive disproportionate percentages of cash distributions as distributions increase (often up to 50%), our general partner will own a general partner interest that does not entitle it to receive quarterly cash distributions and will not own incentive distribution rights. Our common unitholders will receive 100% of our quarterly cash distributions.

  •
  Focus on Operational Excellence, Reliable Production, Safety, and Training.  Operational excellence, reliability and safety are our core values. One of the key factors driving our selection of the CATOFIN technology was its reputation for excellence and its reliability. We also assembled our key management team with an intentional focus on the complement of skills and experience necessary to deliver consistent and efficient operational results. We believe these factors, together with our strong culture of safety, should lead to dependable performance for our customers as well as safe working conditions.

  •
  Continual Optimization of Facility.  The same team that developed the important innovations leading to our effective operations is continually working to further optimize and improve the operating performance of our facility. One major focus is to identify cost-efficient methods to increase propylene output beyond current capacity. We also have initiatives underway to optimize propylene yield, energy efficiency and fine tune feedstock composition to enhance the value of the by-products output of our facility.

  •
  Pursue Capacity Expansion and Other Growth Opportunities.  We intend to opportunistically pursue capacity expansion and other growth opportunities. In addition, we intend to evaluate and pursue acquisition and development opportunities complementary to our operating platform.

  •
  Actively Manage Customer Portfolio.  We believe that our current customer portfolio represents an attractive composition of customers that serve diverse end-use markets and that are prominent industry members. We also have well-established relationships with other consumers of propylene developed through active cultivation and regular interaction. We plan to build on our existing relationships and continue to advance those relationships through spot sales, in the short term, and the addition of long-term contracts, as existing contracts roll off or if the facility's capacity is expanded.

Our History

        Our management team initially conceived of the idea for the PDH project in 2003. The ExxonMobil Houston ethylene cracker was identified as the best location and platform for the project in 2005. An agreement to acquire the ethylene cracker from ExxonMobil was signed in December 2006 at which time we commenced front end engineering design work for the project. Our predecessor closed on the purchase of the ExxonMobil ethylene cracker in March 2008 and commenced demolition of certain facilities and construction of the new facility shortly thereafter. Mechanical completion of the construction phase of the project was completed in July 2010 at which time facility commissioning commenced. Initial production commenced in October 2010, and after an approximately year-long start-up and plant optimization phase, we achieved production rates at or near current capacity beginning in December 2011.

        We are a Delaware limited partnership formed in June 2011. On March 30, 2012, in contemplation of this offering, Propylene Holdings contributed our predecessor to us. See "The Transactions and Our Structure and Organization" for more information.

Our Sponsors

        Lindsay Goldberg is a private equity investment firm with approximately $9 billion of capital under management that focuses on partnering with entrepreneurial management teams and closely held and family-owned businesses. The firm typically invests in companies in North America and Western Europe in the manufacturing, energy, financial and business services industries. Lindsay Goldberg has an investment structure that permits ownership for up to 20 years, and has had a close relationship with our management since 2000.

        York Capital is an event-driven global investment firm with approximately $17 billion of capital under management. The firm focuses on a variety of strategies, including private equity investing. Established in 1991, York Capital has offices in New York, Washington DC, London and Hong Kong.

        Lindsay Goldberg and York Capital have been instrumental in our management team's effort to implement the optimal operating and financial platform for the project. Collectively, they will continue to own a majority of our common units upon completion of this offering and therefore will have a continuing incentive to support and promote the successful implementation of our business plan. Following the closing of this offering, Lindsay Goldberg and York Capital will indirectly own 67% and 17% interests in our general partner and 69,588,970 and 17,397,243 common units, respectively.

 Our Facility

        Our state-of-art PDH facility is a world-scale facility that is currently the largest of its kind in the world, based on production capacity. It is located on our 67-acre site in the vicinity of the Houston Ship Channel that was formerly the site of an ExxonMobil ethylene cracker. Our facility commenced operations in October 2010 and, after an approximately year-long start-up and plant optimization phase, achieved production rates at or near current capacity beginning in December 2011. Our newly-constructed facility has an annual production capacity of approximately 1.45 billion pounds of propylene. We believe the former ExxonMobil site was ideally suited for the development of our project based on its location, infrastructure, utilities, permits, logistics, and certain operating units we were able to utilize in the new process. As part of our purchase of the site, we acquired all major environmental and regulatory permits, and we were able to take advantage of these permits through amendments to reflect the specifications of the PDH process. Management estimates that utilization of the ExxonMobil site cost significantly less time and money than would have been required for the development of a green-field PDH facility.

        We believe our location in the vicinity of the Houston Ship Channel provides unparalleled access and connectivity to both our existing and prospective customers and our feedstock suppliers. We are located within 50 miles of approximately one-half of all U.S. propylene consumption. We also have access through third parties to the leading global fractionation and storage hub for propane, our feedstock, located at Mt. Belvieu, Texas, approximately 30 miles from our facility.

        The following is an illustration of the extensive pipeline system connected to our facility which makes our location uniquely suited to the business of propylene production, followed by a table indicating pipeline system ownership:

Pipeline	Ownership	Pipeline	Ownership
Propane	Enterprise	Coker Gas (unutilized)	LyondellBasell
Propane (unutilized)	ETP—Regency Midstream	FCC Gas (unutilized)	Valero
PGP	PetroLogistics	Hydrogen Delivery	Praxair
CGP	PetroLogistics	Nitrogen Delivery	Praxair
C4 Mix Stream (inactive)	PetroLogistics	Natural Gas	Kinder Morgan
C5+ Stream	PetroLogistics

Our PDH Technology

        Propane dehydrogenation is a straightforward chemical process that involves refining propane by removing two atoms of hydrogen (H2) from one molecule of propane (C3H8) to produce one molecule of propylene (C3H6). The technology that is used to remove hydrogen from the propane feedstock in order to produce propylene is the CATOFIN process, licensed by CB&I Lummus to us on a non-exclusive and perpetual basis. Our current license requires no further payment to CB&I Lummus until such time as our annual production levels exceed the amount set forth in our current license. To the extent we increase our operational capacity, we are responsible for additional one-time payments to CB&I Lummus for each metric ton of additional capacity above the original design basis. We selected this technology because of its straightforward design, its record of high reliability and expected low operating costs. Further, our team developed and implemented a variety of energy cost-saving processes which improved upon the typical CATOFIN design.

        The CATOFIN process uses fixed-bed reactors to convert propane to propylene, recycling unconverted propane back to the reactors in order to optimize conversion, selectivity and energy consumption. During the dehydrogenation process, propane feed and propane recycle are vaporized, heated and dehydrogenated across the catalyst under a vacuum. After the dehydrogenation cycle, the catalyst is then regenerated with hot air. The hot air is then evacuated and the dehydrogenation sequence begins again. The reactor effluent is sent to the purification section where, using compression, refrigeration and distillation steps, the various hydrocarbons are separated into fuel gas and our products: propylene, C4 mix/C5+ streams and hydrogen.

        The CATOFIN propane dehydrogenation process is illustrated below:

Process Flow Diagram

        Thirty-one CATOFIN (or CATADIENE as the process is known when producing butadiene) facilities have been licensed and built since 1944 to produce iso-butylene, butadiene, or propylene. Our facility is the fourth CATOFIN unit to produce propylene. The first propylene unit came on-line almost 20 years ago in Belgium.

        Although our facility relies on the typical CATOFIN process design, we also implemented a number of energy cost savings process innovations. For example, the facility produces regeneration air using gas turbines instead of the typical compressor/heater configuration. Also, the hydrogen by-product is captured and purified by a pressure swing absorption unit then sold and consumed in neighboring refineries.

        We have also designed and constructed the facility with the features necessary for high reliability. These include a state-of-the-art Honeywell Experian distributive control system, redundant/independent electrical power supplies, auxiliary steam production, redundant pumps for critical operations, redundant compressors where practical, redundant dryers, and even redundant fractionation towers for some operations.

        Under the CATOFIN license agreement, we have a general duty to preserve the confidentiality of technical information relating to the CATOFIN process and to notify CB&I Lummus of any unauthorized use or disclosure of such information.

Feedstock Supply

        Propane is our sole feedstock. Propane is produced by extraction and separation from natural gas production streams via gas processing facilities and fractionation. It is also produced as a by-product of refineries. Our propane is provided to us by Enterprise under a multi-year contract with market-based pricing consistent with industry standards. Under the propane supply contract, we pay a market price based on the published high-low monthly average price for propane. The initial term of the propane supply contract is for a period of five years (expiring in 2015). Thereafter, the contract is automatically renewed for successive three year terms unless cancelled by either party giving one year prior written notice of cancellation. Enterprise delivers the propane we purchase to our facility through a connection to Enterprise's propane pipeline system. The Enterprise propane pipeline system gathers propane from various natural gas processing and fractionation facilities and refineries located in the region and is connected to the leading global fractionation and storage hub for propane at Mt. Belvieu, Texas, where additional suppliers store and transport propane as well.

        We believe that our supply strategy meets our expected feedstock requirements for the foreseeable future. However, if we choose not to or are unable to renew our Enterprise contract, we believe that, given our location, alternative propane supplies will be readily available from other suppliers in order to meet our production requirements.

        See "Risk Factors—Risks Related to our Business—Our results of operations, financial condition and ability to make cash distributions may be adversely affected by the supply and price levels of propane."

Competition

        Management estimates over 30 different companies produce propylene in North America. We consider companies with net long positions in PGP and CGP to be our direct competitors, including Enterprise, Chevron Phillips, ExxonMobil Chemical, Shell Chemical, Flint Hills and the Williams Companies. Most of our competitors have significantly greater financial and other resources than us and are engaged on a national or international basis in many segments of the petroleum products business including refining, transportation and marketing, on a scale substantially larger than ours. In addition, we may face competition from captive propylene production facilities operated by consumers of propylene. For example, Dow Chemical recently announced its plan to build its own on-purpose propane dehydrogenation propylene facility for start-up in 2015. Dow also announced that it is considering building a second propylene facility with a possible start-up date in 2018. We do not expect the completion of these plants to affect the amount of propylene that we sell as a result of the tight supply market that currently exists.

        Competition in our industry is determined by price considerations, logistics and, to some extent, stability of supply. Our ability to compete effectively depends on our responsiveness to customer needs, our pipeline connectivity to customer facilities and our ability to provide reliable supply at competitive prices. We are the only independent dedicated on-purpose propylene production facility in North America. We believe this is a significant advantage because it enables us to provide customers a more consistent, predictable supply offering than conventional suppliers. However, it is possible that a competitor could construct an on-purpose propylene facility in future years and offer our customers similar capabilities.

        See "Risk Factors—Risks Related to our Business—We face competition from other propylene producers."

 Environmental Matters

        The petrochemical business is subject to extensive and frequently changing federal, state and local laws and regulations relating to the protection of human health, workplace safety and the environment. These laws, their underlying regulatory requirements and their enforcement impact our business in a number of respects by imposing:

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  The need to obtain, renew and comply with permits, licenses and authorizations;

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  Regulatory controls such as monitoring and recordkeeping requirements;

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  Requirements to install enhanced or additional pollution controls;

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  Fines and penalties for failing to comply with requirements of applicable laws or permits; and

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  Liability for the investigation and remediation of contaminated soil or groundwater at current and former facilities and off-site waste disposal locations.

        Environmental laws and regulations change regularly and any changes that result in more stringent requirements could affect our operations and financial position adversely. While we believe that we are in substantial compliance with currently applicable environmental laws and regulations and that continued compliance with existing requirements would not have a material adverse impact on us or our business, there is no assurance that this trend will continue in the future. Failure to comply with environmental laws and regulations may result in the assessment of administrative, civil and criminal fines and penalties and the imposition of injunctive relief.

        Our operations are subject to the requirements of the OSHA and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that we maintain information about hazardous materials used or produced in our operations and that we provide this information to employees, state and local government authorities and local residents. Failure to comply with OSHA requirements, including general industry standards, record keeping requirements and monitoring of occupational exposure to regulated substances could reduce our ability to make distributions to our unitholders if we are subjected to fines or significant compliance costs.

  Federal Clean Air Act

        The federal Clean Air Act and its implementing regulations as well as the corresponding state laws and regulations that regulate emissions of pollutants into the air affect our operations both directly and indirectly. We are required to comply with federal and state air permitting regulations or emissions control requirements relating to specific air pollutants. Some or all of the standards promulgated pursuant to the federal Clean Air Act, or any future standards which may be promulgated, may require the installation of controls or changes to our operations. If new controls or changes to operations are needed, then the costs could be material.

        The federal Clean Air Act requires us, in certain situations, to obtain various construction and operating permits and to incur capital expenditures to install certain air pollution control devices at our PDH facility. Some of the applicable programs are the various general and specific source standards under the National Emission Standard for Hazardous Air Pollutants, New Source Performance Standards, and New Source Review. We may incur substantial capital expenditures to maintain compliance with these and other air emission regulations.

        In addition, the EPA adopted rules to require the development of a Risk Management Plan to prevent the accidental release of hazardous substances that could harm public health or the environment.

        Some facilities in Texas have obtained permits from the Texas Commission on Environmental Quality ("TCEQ") that are at risk from overfilling by the EPA. Specifically, on July 15, 2010, the EPA formally disapproved the flexible permits program submitted by the TCEQ in 1994 for inclusion in its Clean Air Act implementation plan. The EPA determined that Texas' flexible permit program did not meet several requirements under the federal Clean Air Act. Because we did not use flexible permits, our facility's operations were not affected by EPA's actions. However, the EPA has also formally disapproved the TCEQ pollution control standard permit. This action could require companies to undergo conventional permitting for pollution control equipment. Industry groups and others have brought suit against the EPA for these actions. The EPA has also objected to several Title V permits in Texas and other states. Environmental groups have filed a notice of intent to sue the EPA, seeking to require the EPA to assume control of all pollution control permits from TCEQ. All of these developments have created substantial uncertainty regarding existing and future permitting in Texas. The EPA's challenges to the Texas permitting system created uncertainties about the authority of TCEQ to issue permits for air emissions which could have a material adverse effect on our operations.

  Climate Change

        Currently, legislative and regulatory measures to address greenhouse gas emissions (including CO2, methane and nitrous oxides) are in various phases of discussion or implementation. At the federal legislative level, Congress could adopt some form of federal mandatory greenhouse gas emission reduction laws, although the specific requirements and timing of any such laws are uncertain at this time. In June 2009, the U.S. House of Representatives passed a bill that would create a nationwide cap-and-trade program designed to regulate emissions of CO2, methane and other greenhouse gases. A similar bill was introduced in the U.S. Senate, but was not voted upon. Congressional passage of such legislation does not appear likely at this time, though it could be adopted at a future date. It is also possible that Congress may pass alternative climate change bills that do not mandate a nationwide cap-and-trade program and instead focus on promoting renewable energy and energy efficiency.

        In the absence of congressional legislation curbing greenhouse gas emissions, the EPA has begun to regulate GHG emissions pursuant to the CAA based on the April 2007 United States Supreme Court ruling in Massachusetts, et al. v. EPA that the EPA has authority to regulate carbon dioxide emissions. The GHG regulations that EPA has issued following exercising the authority affirmed by Massachusetts v. EPA include: (1) the December 2009 "endangerment finding" determining that air pollution from six GHGs endangers public health and welfare, and that mobile sources cause or contribute to that air pollution; (2) the May 2010 "Tailpipe Rule," issued jointly with the National Highway Traffic Safety Administration setting GHG emission and fuel economy standards for new light-duty vehicles; (3) the April 2010 "Timing Rule," concluding that stationary source regulation under Titles I and V of the CAA (involving Prevention of Significant Deterioration regulations and operating permits, respectively) must regulate GHG emissions beginning when such emissions are subject to controls under the mobile source provisions of the Act; (4) the June 2010 "Tailoring Rule," temporarily exempting small stationary sources from PSD and Title V requirements through regulations modifying the Act's emissions thresholds; and (5) the December 2010 "SIP Call" rule, finding 13 State Implementation Plans ("SIPs") inadequate because they did not regulate GHGs from stationary sources, and directing those States to correct the inadequacies or face federalization of their permitting programs. The first four rules have been challenged in consolidated litigation in the D.C. Circuit. However, the Court refused to stay the rules while the challenge is pending.

        In addition to the above rules, on March 27, 2012, the EPA proposed New Source Performance Standards (NSPS) for carbon dioxide emissions from new and modified electricity generation units ("EUGs"). The proposed NSPS set the first numerical limits for carbon dioxide emissions for an entire source category. The proposed rule does not purport to directly regulate existing EGUs or new EGUs that already have been permitted, but the EPA is obligated to establish emission guidelines for existing EGUs at some point in the future. We expect any final rule that may be promulgated as a result of this proposed rule to be appealed and otherwise subjected to various judicial challenges, the outcome of which cannot be predicted.

        The EPA's endangerment finding, the Greenhouse Gas Tailoring Rule and certain other greenhouse gas emission rules have been challenged and will likely be subject to extensive litigation. In addition, a number of Congressional bills to overturn the endangerment finding and bar the EPA from regulating greenhouse gas emissions, or at least to defer such action by the EPA under the federal Clean Air Act, have been proposed in the past, although President Obama has announced his intention to veto any such bills if passed.

        In 2007, the U.S. Supreme Court decided that carbon dioxide is an air pollutant which is subject to regulation under the federal Clean Air Act for the purposes of vehicle emissions. Similar lawsuits have been filed seeking to require the EPA to regulate carbon dioxide emissions from stationary sources, such as petrochemical plants like our PDH facility. The implementation of EPA regulations and/or the passage of federal or state climate change legislation will likely result in increased costs to (1) operate and maintain our facilities, (2) install new emission controls on our facilities and (3) administer and manage any greenhouse gas emissions program. Increased costs associated with compliance with any future legislation or regulation of greenhouse gas emissions, if it occurs, may have a material adverse effect on our results of operations, financial condition and ability to make cash distributions to our unitholders.

  Clean Water Act

        The federal Clean Water Act, or CWA, affects our operations by prohibiting discharges of pollutants into, or impacting, navigable waters except in compliance with permits issued by federal and state governmental agencies. Regular monitoring, reporting requirements and performance standards are preconditions for the issuance and renewal of permits. The federal government has delegated authority to Texas to manage the CWA permit and enforcement process. The CWA and comparable state statutes provide for civil, criminal, and administrative penalties for the unauthorized discharge of pollutants into wetlands or other waters and impose liability on parties responsible for those discharges for the cost of cleaning up any environmental damage or natural resource damages resulting from the release. Our business maintains waste water and storm water discharge permits as required under the National Pollutant Discharge Elimination System program and the Texas Pollutant Discharge Elimination System program. Under the CWA, onshore facilities that could reasonably be expected to cause substantial harm to the environment by discharging pollutants to navigable waters are required to maintain plans for spill prevention, preparedness and response. We have implemented internal programs to oversee our compliance efforts and we believe that we are in substantial compliance with the CWA. In the future, changes to the CWA, state law, or state and federal regulations could require us to make additional capital expenditures or incur additional costs in order to comply with new rules and could have a significant effect on our profitability.

  Emergency Planning and Community Right-to-Know Act

        The Emergency Planning and Community Right-to-Know Act, or EPCRA, requires facilities to report certain chemical inventories to local emergency planning committees and response departments. We believe that we are in substantial compliance with our EPCRA reporting requirements.

  Resource Conservation and Recovery Act (RCRA)

        Our operations are subject to the RCRA requirements for the generation, management, and disposal of hazardous wastes. These requirements entail certain costs. When feasible, materials that would be subject to RCRA are recycled instead of being disposed of. Though we believe that we are in substantial compliance with the existing requirements of RCRA, we cannot assure you that compliance with existing and future RCRA requirements will not entail costs that are significant.

  Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA)

        CERCLA and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. These persons include the owner or operator of the site where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances. Under CERCLA, these persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA also authorizes the EPA, and in some instances third parties, to act in response to threats to the public health or the environment and to seek to recover from the responsible persons the costs they incur. It is possible for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. In the course of our ordinary operations, we may generate substances that fall within CERCLA's definition of a hazardous substance, and as a result, we may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites at which those hazardous substances have been released into the environment.

        Under CERCLA, we could be required to remove or remediate previously disposed wastes, including wastes disposed of or released by prior owners or operators, to clean up contaminated property, including groundwater contaminated by prior owners or operators.

Safety, Health and Security Matters

        Our extensive safety program includes, among other things, (1) employing two full-time safety professionals, (2) implementing policies and procedures to protect employees and visitors at our facility (3) conducting routine safety tests on our facilities and (4) ensuring that each employee undergoes the required safety, hazard and task training.

Employees

        To carry out our operations, our general partner will employ approximately 100 employees. Our employees and management were formerly employed by PL Propylene and its affiliates. As of January 1, 2012, these employees and management became employed by our general partner. Our employees are not represented by a labor union and are not covered by a collective bargaining agreement. We believe that we have good relations with our general partner's employees.

        In addition to performing services for us, certain of our employees and executive officers perform management and administrative services for PL Midstream, an entity that is beneficially owned by Lindsay Goldberg, pursuant to a shared services agreement. PL Midstream will reimburse our general partner for its reasonable direct and indirect costs and expenses incurred in connection with the provision of management and administrative services to it. See "Certain Relationships and Related Party Transactions—Agreements with Affiliates of Our General Partner—Services Agreement with PL Midstream."

Properties

        We own one facility, our PDH facility, which is located in Houston, Texas. Our executive offices are located in Houston, Texas, where a number of our senior executives work. We believe that our owned PDH facility, together with our leased executive office, are sufficient for our needs.

Legal Proceedings

        We are, and will continue to be, subject to litigation from time to time in the ordinary course of our business. We are not party to any pending legal proceedings that we believe will have a material adverse effect on our business, and there are no existing legal proceedings where we believe that the reasonably possible loss or range of loss is material.

MANAGEMENT

Our Management

        Our general partner manages our operations and activities subject to the terms and conditions specified in our partnership agreement. Our general partner will be indirectly owned by our sponsors, certain of our executive officers and certain of its employees. The operations of our general partner in its capacity as general partner are managed by its board of directors. Actions by our general partner that are made in its individual capacity will be made by our sponsors, as indirect owners of a controlling interest in our general partner, and not by the board of directors of our general partner. Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. The executive officers of our general partner will manage our day-to-day activities consistent with the policies and procedures adopted by the board of directors of our general partner.

        Limited partners will not be entitled to elect the directors of our general partner or directly or indirectly participate in our management or operation. Our partnership agreement contains various provisions which replace default fiduciary duties under applicable law with contractual corporate governance standards. See "The Partnership Agreement." Our general partner will be liable, as a general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made expressly non-recourse to it. Our general partner therefore may cause us to incur indebtedness or other obligations that are non-recourse to it. Our new credit facilities are non-recourse to our general partner.

        Whenever our general partner makes a determination or takes or declines to take an action in its individual, rather than representative, capacity, it is entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to us, any limited partner or assignee, and it is not required to act in good faith or pursuant to any other standard imposed by our partnership agreement or under Delaware law or any other law. Examples include the exercise of its call right, its voting rights and its determination whether or not to consent to any merger or consolidation of the partnership. Actions by our general partner that are made in its individual capacity will be made by our sponsors, as indirect owners of a controlling interest in our general partner, and not by its board of directors.

        As a publicly traded partnership, we qualify for, and intend to rely on, certain exemptions from the NYSE's corporate governance requirements, including the requirement that a majority of the board of directors of our general partner consist of independent directors and the requirement that the board of directors of our general partner have a nominating/corporate governance committee that is composed entirely of independent directors. While not required by NYSE rules, the board of directors of our general partner intends to have a compensation committee, however, our compensation committee may not be composed entirely of independent directors.

        As a result of these exemptions, our general partner's board of directors will not be comprised of a majority of independent directors, our general partner's compensation committee may not be comprised entirely of independent directors and our general partner's board of directors does not currently intend to establish a nominating/corporate governance committee. Accordingly, unitholders will not have the same protections afforded to equityholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Board Committees

        As required by our partnership agreement, the board of directors of our general partner will maintain a conflicts committee, comprised of independent directors that will determine if the resolution of a conflict of interest with our general partner or its affiliates is fair and reasonable to us. Any matters approved by the conflicts committee will be conclusively deemed to be in good faith to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders. The members of the conflicts committee may not be directors, officers or employees of our general partner or any person controlling our general partner, including Lindsay Goldberg and York Capital, and must meet the independence standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors, along with other requirements in our partnership agreement. In addition, as required by the Exchange Act and the listing standards of the NYSE, the board of directors of our general partner will maintain an audit committee comprised of at least three independent directors. The audit committee may also serve as the conflicts committee. If the board of directors of our general partner does not seek approval from the conflicts committee, and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of us or any unitholder, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

        The board of directors of our general partner will have at least one independent director to serve on the audit committee prior to our units being listed for trading on the NYSE, at least one additional independent director to serve on the audit committee within 90 days after listing of our units on the NYSE and a third independent director to serve on the audit committee not later than one year following the listing of our units on the NYSE.

        This committee will oversee, review, act on and report to our board of directors of our general partner on various auditing and accounting matters, including: the selection of our independent accountants, the scope of our audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the audit committee will oversee our compliance programs relating to the legal and regulatory requirements as they relate to financial reporting.

        Upon completion of this offering, the compensation committee will operate pursuant to a written charter. This committee will establish salaries, incentives and other forms of compensation for officers and certain other employees of our general partner.

Executive Officers and Directors

        We are managed and operated by the board of directors and executive officers of our general partner. In this prospectus, we refer to the executive officers of our general partner as "our executive officers." Ms. Spurlin and Mr. Jeans will divide their working time between the management of PL Midstream and the management of us. In addition, under our partnership agreement, employees and executive officers of our general partner may, from time to time, provide management, advisory and administrative services to its affiliates and other persons.

        The following table sets forth the names, positions and ages of our executive officers and directors as of December 31, 2011:

Name	Age	Position with Our General Partner
David Lumpkins	57	Executive Chairman and Director
Nathan Ticatch	46	President, Chief Executive Officer and Director
Sharon Spurlin	46	Senior Vice President and Chief Financial Officer
Hank Jeans	59	Senior Vice President—Commercial
John Parkinson	50	Vice President—Operations
Randy Miller	46	Vice President—Engineering
John B. Walker(1)	66	Director
Alan E. Goldberg	57	Director
Lance L. Hirt	44	Director
Zalmie Jacobs	46	Director
Robert D. Lindsay	56	Director
Andrew S. Weinberg	37	Director

(1)
Mr. Walker will be appointed as a member of the board of directors of our general partner effective as of the closing of this offering.

        David Lumpkins, co-founder of our predecessor, is responsible for formulating and executing our business strategy as well as providing general executive oversight of our managerial and commercial activities. Mr. Lumpkins has had a key role since the initial conception in the development and execution of the plan to develop the PDH facility now owned and operated by the Partnership. Mr. Lumpkins has been affiliated with Lindsay Goldberg since 2000, during which time he has worked on a number of investment opportunities in the petrochemical and energy mid-stream industries including Lindsay Goldberg's investment in PL Midstream which he helped initiate and served as Chairman. Prior to his affiliation with Lindsay Goldberg, Mr. Lumpkins worked in the investment banking industry for 17 years principally for Morgan Stanley and Credit Suisse. In 1995, Mr. Lumpkins opened Morgan Stanley's Houston office and served as head of the firm's southwest region. He is a graduate of the University of Texas where he also received his MBA. Mr. Lumpkins' extensive experience in the petrochemical, energy midsteam and finance industries adds significant value to the board of directors of our general partner.

        Nathan Ticatch, co-founder of our predecessor, is responsible for formulating and executing our business strategy and for managing the operations and commercial activities of the Partnership. Mr. Ticatch is the originator of the PDH project idea and has had a key role in the development and execution of the plan to develop the PDH facility now owned and operated by the Partnership. Mr. Ticatch has been affiliated with Lindsay Goldberg since 2000, during which time he has worked on a number of investment opportunities in the petrochemical and energy mid-stream industries including Lindsay Goldberg's investment in PL Midstream which he helped initiate and most recently served as Vice-Chairman. Prior to his affiliation with Lindsay Goldberg, Mr. Ticatch worked in the petrochemical and logistics industry for GATX Terminals and ICI Americas. He is a graduate of Virginia Polytechnic Institute and State University with an engineering degree and received an MBA from the College of William and Mary. Mr. Ticatch's record of innovation in the petrochemical and logistics industries provides the critical capabilities that the board of directors of our general partner needs to manage our business.

        Sharon Spurlin has served as Senior Vice President and Chief Financial Officer of our predecessor since 2009. Ms. Spurlin also serves in that capacity for PL Midstream, another investment of Lindsay Goldberg related to the energy and petrochemical logistics sector. Ms. Spurlin is responsible for overseeing our accounting and financial reporting functions, business banking relations, treasury, procurement and information systems. From September 2002 to June 2009, Ms. Spurlin served as the Assistant Treasurer for Plains All American Pipeline, L.P., where she also started up their Internal Audit group. Prior to joining

Plains All American Pipeline, L.P., Ms. Spurlin held the roles of Controller and Director of Financial Analysis for American Ref-Fuel Company and was an audit manager for a public accounting firm. Sharon earned a BBA in Accounting from Texas A&M University at Kingsville and is a Certified Public Accountant in the state of Texas.

        Hank Jeans has served as the Senior Vice President—Commercial for our predecessor since inception. He has also served in that capacity for PL Midstream, another investment of Lindsay Goldberg related to the energy and petrochemical logistics sector. Mr. Jeans is responsible for managing our business development and commercial activities. Prior to his affiliation with Lindsay Goldberg, Mr. Jeans worked in the crude oil, natural gas liquids and petrochemical industry for 30 years, most recently at Williams Olefins (from 1999 to 2004), where he was Director of NGL Feedstocks and Olefins. His responsibilities in that capacity included the acquisition of feedstocks and the marketing of ethylene, propylene and other co-products. Prior to his employment with Williams Olefins, Mr. Jeans spent 16 years with Union Texas Petroleum Corporation where he held various management positions. Mr. Jeans received a BS in Marketing from Louisiana State University and completed the Executive MBA Program at Rice University's Jesse H. Jones School of Management.

        John Parkinson has served as the Vice President—Operations of our predecessor since 2010. In 2008 and 2009 Mr. Parkinson served as Operations Manager. Mr. Parkinson is the PDH facility site manager and is responsible for managing all the operations of our PDH facility. Mr. Parkinson has worked in the petrochemical industry for over 26 years holding various business and operating positions of increasing responsibility. Prior to joining our predecessor in June 2008, Mr. Parkinson worked for 12 years for Lyondell Chemical Company, where he held various roles in the business and manufacturing groups with the most recent assignments as the specialty polymers business manager and plant manager at the Clinton, Iowa facility. Prior to Lyondell, Mr. Parkinson worked for Chevron Chemical Company for eight and a half years and Allied Signal for four years in various manufacturing roles. Mr. Parkinson received his chemical engineering degree from North Carolina State University in 1984.

        Randy Miller has served as the Vice President—Engineering of our predecessor since 2007. Mr. Miller has been instrumental in the design and development of the PDH facility since the commencement of the front end engineering design work in 2007. Mr. Miller has worked in the petrochemical industry for over 20 years. Prior to joining our predecessor, he served as a Senior Process Consultant at Barnes and Click Inc. from 1999 to 2006 where his last assignment was to advise us with respect to the development of the PDH project concept. Prior to Barnes and Click he worked for Westlake Chemical Company from 1995 to 1999 and for Dow Chemical from 1988 to 1995. He received a BS in Chemical Engineering from Texas A&M University and a MBA from University of Houston at Clear Lake, and is a Registered Engineer in the State of Texas.

        John B. Walker is the President and CEO of EnerVest, Ltd., and Executive Chairman of EV Energy Partners, L.P., a master limited partnership. EnerVest is a private equity investment firm focused on the oil and gas industry. EnerVest entities have acquired more than $6 billion in oil and gas properties and currently operate approximately 20,000 wells in twelve states. In his early career on Wall Street, Mr. Walker was selected by Institutional Investor as an "All American" energy analyst for six years in a row. He holds a BBA (with honors) from Texas Tech University and a MBA (with distinction) from New York University. Mr. Walker served the Independent Petroleum Association of America (IPAA) as Chairman from 2003-2005. He is a member of the National Petroleum Council and All-American Wildcatters. He serves or has served on the boards of the Houston Producers' Forum, Foundation for Energy Education, Petroleum Club of Houston, and the Texas Independent Producers and Royalty Owners Association. He is also a member of the Board of Regents of the Texas Tech University System. Mr. Walker was selected to serve on the board of directors of our general partner because of his extensive experience in the energy industry as well as his leadership role in a master limited partnership.

        Alan E. Goldberg was appointed as a director of our general partner in June 2011. Mr. Goldberg became a director of our predecessor in 2007. Mr. Goldberg co-founded Lindsay Goldberg in 2001 and currently serves as a Co-Managing Partner. Mr. Goldberg holds a J.D. from Yeshiva University, an M.B.A. from the New York University Graduate School of Business, and a B.A. in philosophy and economics from New York University. Mr. Goldberg is a director of FAPS Holdings, Inc., Maine Beverage Company, LLC, PL Logistics LLC, Continental Energy Systems LLC, Intermex Holdings, Inc., The Brock Group, Inc., Brightstar Corp., Rosetta LLC, RECON Holdings III Inc., Ambulatory Services of America, Inc., Crane & Co., Inc., Scandza AS, PSC, LLC, Panadero Aggregates Holdings, LLC, Aviv REIT, Inc. and Pacific Architects and Engineers Incorporated. He also serves as a Trustee of Yeshiva University. Mr. Goldberg served as a director of EnergySolutions, Inc. from 2005 until 2008. Mr. Goldberg was selected to serve on the board of directors of our general partner due to his significant investment experience and business judgment.

        Lance L. Hirt was appointed as a director of our general partner in June 2011. Mr. Hirt became a director of our predecessor in 2007. Mr. Hirt is a partner at Lindsay Goldberg, which he joined in 2003. Mr. Hirt received his M.B.A. and J.D. from Harvard University and graduated from Yeshiva College with a B.A. in economics. He currently serves as a director of PL Logistics LLC, The Brock Group, Inc., Brightstar Corp., RECON Holdings III Inc., Scandza AS, PSC, LLC, TryggPharma Holding AS and Panadero Aggregates Holdings, LLC. He also serves as a Trustee of Yeshiva University in New York City. Mr. Hirt served as a director of EnergySolutions, Inc. from 2005 until 2009. Mr. Hirt was selected to serve on the board of directors of our general partner due to his expertise in business strategy and mergers and acquisitions.

        Zalmie Jacobs was appointed as a director of our general partner in June 2011. Mr. Jacobs became a director of our predecessor in 2008. Mr. Jacobs joined York Capital in March 2008 and is Co-Head of Private Equity at York Capital and a partner of the firm. Prior to joining York Capital, for eleven years Mr. Jacobs co-led an investment group at Leucadia National Corporation. Previously, Mr. Jacobs worked as a Vice President at The Carlyle Group. Prior to that, he was a corporate attorney at Davis, Polk & Wardwell. Mr. Jacobs received a B.A. from Columbia College and a J.D. from Harvard Law School. Mr. Jacobs' knowledge of our business and extensive investment experience make him a valuable addition to the board of directors of our general partner.

        Robert D. Lindsay was appointed as a director of our general partner in June 2011. Mr. Lindsay became a director of our predecessor in 2007. Mr. Lindsay co-founded Lindsay Goldberg in 2001 and currently serves as a Co-Managing Partner. Mr. Lindsay holds an M.B.A. from Stanford University and a B.A. in English and American literature and language from Harvard College. He is President and Chief Executive Officer of Bessemer Securities LLC as well as a director of The Bessemer Group, Incorporated and its subsidiary banks, including Bessemer Trust Company, N.A. Mr. Lindsay serves as a director of Pike Electric Corporation, FAPS Holdings, Inc., Maine Beverage Company, LLC, PL Logistics LLC, Continental Energy Systems LLC, Intermex Holdings, Inc., The Brock Group, Inc., Brightstar Corp., Bell Nursery Holdings, LLC, Rosetta LLC, Ambulatory Services of America, Inc., Crane & Co., Inc., Scandza AS, PSC, LLC, Panadero Aggregates Holdings, LLC, Aviv REIT, Inc. and Pacific Architects and Engineers Incorporated. He also serves as a Trustee of the Cold Spring Harbor Biological Laboratory and St. Paul's School in Concord, New Hampshire. Mr. Lindsay served as a director of EnergySolutions, Inc. from 2005 until 2008. Mr. Lindsay was selected to serve on the board of directors of our general partner due to his significant investment experience and business judgment.

        Andrew S. Weinberg was appointed as a director of our general partner in June 2011. Mr. Weinberg became a director of our predecessor in 2007. Mr. Weinberg is a partner at Lindsay Goldberg, which he joined in 2003. Mr. Weinberg holds an M.B.A. from Stanford University, and an A.B. in Economics and History from Dartmouth College. He currently serves as a Director of PL Logistics LLC, The Brock Group, Inc., Brightstar Corp., RECON Holdings III Inc., Scandza AS, PSC, LLC, and TryggPharma Holding AS. Mr. Weinberg served as a director of EnergySolutions, Inc. from 2005 until 2009. Mr. Weinberg was selected to serve on the board of directors of our general partner due to his strategic and merger and acquisition expertise.

        The directors of our general partner hold office until the earlier of their death, resignation or removal.

Compensation Discussion and Analysis ("CD&A")

        Our general partner has the sole responsibility for conducting our business and for managing our operations and its board of directors and officers make decisions on our behalf. In connection with the completion of this offering, the board of directors of our general partner will form a compensation committee that will determine the future compensation of the directors and officers of our general partner, including the named executive officers.

        Historically, the board of managers of PL Manufacturing, the indirect owner of our predecessor, made all decisions regarding the compensation of our executive officers. Prior to the completion of this offering, certain of our executive officers, including Messrs. Lumpkins, Ticatch, and Jeans and Ms. Spurlin, have performed services for both PL Propylene and PL Midstream, an entity controlled by Lindsey Goldberg, and the aggregate compensation paid to those executive officers has been in recognition of services provided to both entities. See "Certain Relationships and Related Party Transactions—Agreements with Affiliates of our General Partner" for a discussion of the arrangements between our predecessor and its affiliated entities with respect to the shared services performed by our executive officers and the allocation of costs associated with such arrangements. The narratives and tables provided below describe the aggregate compensation received by the named executive officers. Going forward, certain executive officers, including Ms. Spurlin and Mr. Jeans, will continue to perform services both for us and for PL Midstream. See "Certain Relationships and Related Party Transactions—Agreements with Affiliates of our General Partner" for information regarding the shared services arrangements following the completion of this offering.

        In addition to discussing the aggregate compensation paid to the executive officers, this compensation discussion and analysis, or CD&A, provides information about the compensation objectives and policies for these individuals and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion. This CD&A provides a general description of the compensation program and specific information about its various components.

        Throughout this discussion, the following individuals are referred to as the "named executive officers" and are included in the Summary Compensation Table:

  •
  David Lumpkins—Executive Chairman

  •
  Nathan Ticatch—President and Chief Executive Officer

  •
  Sharon Spurlin—Senior Vice President and Chief Financial Officer

  •
  Hank Jeans—Senior Vice President—Commercial

  •
  Randy Miller—Vice President—Engineering

        The historical compensation discussion that follows reflects the total compensation the named executive officers received for services provided, and the philosophy and policies that drove the compensation decisions for these named executive officers, as implemented by the board of managers of PL Manufacturing. Current and forward-looking statements refer to the compensation philosophy, policy and practices of our general partner and the procedures our general partner either has adopted or intends to adopt, though these practices are largely a continuation of the compensation practices historically employed. Unless otherwise noted, within the remainder of this CD&A, references to "we" and "our" refer to both the philosophy and policies historically implemented, as well as the philosophy and policies to be implemented by our general partner upon completion of this offering. The philosophy and policies may change in the future.

  Compensation Philosophy and Objectives

        Our future success and the ability to create long-term value for our unitholders depends on our ability to attract, retain, and motivate the executives necessary to manage our business. We employ a compensation philosophy that emphasizes pay for performance. We believe that compensation should:

  •
  Align the interests of the individual with those of our unitholders;

  •
  Pay for performance, whereby an individual's total compensation is heavily influenced by the partnership's and the individual's performance; and

  •
  Be competitive with compensation paid to persons having similar responsibilities and duties in other companies in the same and closely related industries in order to help us attract and retain the most qualified individuals.

        Although not formally adopted as objectives in 2011 and prior years, the preceding objectives are consistent with the compensation arrangements we have utilized historically. In the future, we also intend to ensure that a portion of the total compensation made available to the named executive officers is based on the total return received by our unitholders, thus assuring an alignment of interests between employees and our unitholders.

  Compensation Setting Process

        Historically, the board of managers of PL Manufacturing determined the overall compensation philosophy and set the final compensation of the named executive officers without the assistance of a compensation consultant. Following the formation of the compensation committee by the board of directors of our general partner, all compensation decisions for the named executive officers will be determined by the compensation committee.

        The compensation committee will seek to provide a total compensation package designed to drive performance and reward contributions in support of our business strategies and to attract, motivate and retain high quality talent with the skills and competencies required by us. It is possible that the compensation committee will examine the compensation practices of our peer companies and may also review compensation data from our industry generally to the extent the competition for executive talent is broader than a group of selected peer companies. In addition, the compensation committee may review and, in certain cases, participate in, various relevant compensation surveys and consult with compensation consultants with respect to determining compensation for the named executive officers. We expect that our Executive Chairman, Mr. Lumpkins, and our President and Chief Executive Officer, Mr. Ticatch, will provide periodic recommendations to the compensation committee regarding the compensation of the other named executive officers. It is also possible that we may engage a compensation consultant prior to the completion of this offering to assist us in determining the compensation of our named executive officers that will become effective upon the closing of this offering.

  Elements of Compensation

        The following discussion regarding the elements of compensation provided to the named executive officers reflects our historical philosophy concerning the division of the elements of senior management employees' compensation packages, which our general partner, at this time, continues to employ. For the fiscal year ended December 31, 2011, the principal elements of compensation for the named executive officers were the following:

  •
  base salary;

  •
  discretionary bonus awards;

  •
  long-term equity-based incentive awards; and

  •
  non-discriminatory welfare and retirement benefits.

        The long-term equity-based incentive awards that have historically been granted have been in the form of profits interests awards. Historically, profits interests awards have comprised a significant portion of the potential compensation for the named executive officers and other employees in order to incentivize and motivate employees to grow unitholder value. Profits interests are not the same security as the common units being issued in this offering, and the number of profits interests awarded does not correlate to the common units that are being issued in this offering. In connection with this offering, certain employees of our general partner and an affiliated company will receive distributions with respect to their outstanding profits interests awards and those awards will then be cancelled in their entirety and will cease to be outstanding following the completion of this offering. The information provided with respect to these profits interests awards in the following narratives and tables is provided in order to comply with the disclosure rules of the Securities and Exchange Commission regarding our historical compensation; however, these profits interests awards will not comprise a portion of the compensation package for any of the employees of our general partner following the completion of this offering.

        Base Salary.    Base salary is the fixed annual compensation we pay to each named executive officer for performing specific job duties. It represents the minimum income a named executive officer may receive for a full year's performance.

        Historically, the board of managers of PL Manufacturing has established the annual base salary rate for each of the named executive officers at a level necessary to retain the individual's services. While we believe it is important to provide our named executive officers with an appropriate amount of fixed compensation each year, the base salaries of our named executive officers have been a small portion of their total compensation relative to the potential value that our named executive officers could realize with respect to the profits interests awards we granted in 2010 and prior years. The board of managers of PL Manufacturing reviews base salaries on an annual basis, in consultation with the Executive Chairman and the President and Chief Executive Officer, and may adjust base salaries upon consideration of any factors they deem relevant, including, but not limited to: (i) any increase or decrease in the executive's responsibilities, (ii) the executive's job performance, and (iii) the level of compensation paid to executives of other companies with which we compete for executive talent, as estimated based on publicly available information and the experience of the members of our board of managers of PL Manufacturing and our President and Chief Executive Officer.

        For 2011, we adopted base salary increases for certain of our named executive officers. Specifically, for 2011, (a) Ms. Spurlin's base salary was increased from $250,000 to $260,000, (b) Mr. Jeans' base salary was increased from $225,000 to $240,000 and (c) Mr. Miller's base salary was increased from $230,000 to $250,000. Contemporaneous with the consummation of this offering, we may adopt base salary adjustments as deemed necessary in order for us to maintain a competitive compensation program following the effectiveness of this offering. In light of the elimination of our profits interests program in connection with the completion of this offering, going forward, we anticipate that base salary determinations made by the compensation committee of the board of directors of our general partner will be based on a broader group of factors than those we have historically considered, including the amounts considered necessary to attract and retain the highest quality executives, the responsibilities of the named executive officers, the officer's position and level of responsibility, and the base salary amounts paid to executive officers in similar positions with similar responsibility at other companies in our industry.

        Discretionary Bonus Awards.    Historically, annual bonuses have been discretionary. We review annual cash bonus awards for the named executive officers annually to determine award payments for the last completed fiscal year. We do not have a practice of establishing target bonuses for our named executive officers. When determining the appropriate bonus level each year we consider both company and individual performance; however, there are no pre-established formulas, metrics or goals against which we measure the company or individual performance factors. We believe that an annual bonus program based on performance motivates management to achieve key short-term corporate objectives and aligns executives' interests with our unitholders' interests.

        The bonuses paid for 2011 were approved by the board of managers of PL Manufacturing following a year-end review of the individual performance of the executive officer in question and our overall performance. For 2011, the company performance component was primarily based on efforts expended by our named executive officers towards the successful start-up and operation of our PDH facility. While the board of managers of PL Manufacturing takes all relevant information into account, the material factors considered when evaluating each executive's individual performance for 2011 included: (i) their contribution to our overall success, (ii) any increase or decrease in the level of their responsibilities and duties, and (iii) the overall quality of their job performance during the year. The amount of each named executive officer's annual bonus for 2011 was determined in the full discretion of the board of managers of PL Manufacturing after taking all of the factors enumerated above into consideration and determining what amount seemed fair and reasonable under the facts and circumstances.

        In the future, we expect that the compensation committee of our general partner's board of directors will continue to rely on discretionary annual bonus awards to the named executive officers. Our general partner intends to use discretionary bonus awards for achieving financial and operational goals and for achieving individual performance objectives.

        Long-Term Equity-Based Incentive Awards.    As discussed above, historically, the compensation structure has included long-term equity-based incentive awards in the form of profits interests that allowed key employees of affiliated companies to share in the distributions received by the unitholders of PL Manufacturing once a certain level of proceeds has been generated. As of January 1, 2012, certain key employees became employees of our general partner. Value with respect to these awards is only realized once certain investment return thresholds have been met. These profits interests awards have comprised a substantial portion of the potential compensation that our named executive officers and other employees of our general partner could realize in order to motivate such individuals to grow unitholder value. Award holders will receive distributions with respect to these profits interests awards in connection with the completion of this offering, and these awards will cease to exist following the completion of the offering.

        Prior to 2010, (a) fully vested Class B profits interests were issued to Messrs. Lumpkins and Ticatch and (b) Class C profits interests were issued to Ms. Spurlin. In addition, in 2010, (i) Class C profits interests were issued to all members of the management team (other than Ms. Spurlin), and (ii) Class D profits interests were issued to Messrs. Lumpkins and Ticatch. The Class C and Class D profits interests are subject to a vesting schedule that requires continued service by the award recipient, and will vest in substantially equal annual installments over the four year period beginning on the later of March 11, 2009, or the recipient's commencement of employment. The profits interests will become fully vested upon the earlier to occur of (1) a sale or other disposition of our assets, with respect to any distribution of net proceeds received in connection with the sale, or (2) at the discretion of the board of managers of PL Manufacturing. If an award recipient's employment terminates for any reason, all unvested profits interests will be forfeited unless otherwise determined by the board of managers of PL Manufacturing. If an award recipient's employment is terminated involuntarily for cause, all vested profits interests will also be forfeited.

        Holders of profits interests awards are entitled to receive distributions when and as determined by the board of managers of PL Manufacturing. The ultimate amount received by each holder will vary depending on the level of amounts distributed. We anticipate that the named executive officers will receive the following estimated amounts in respect of their Class B, Class C and Class D profits interests, as applicable, in connection with the completion of this offering: (a) Mr. Ticatch—$139,293,285, (b) Ms. Spurlin—$1,591,150, (c) Mr. Lumpkins—$170,247,348, (d) Mr. Jeans—$5,966,813 and (e) Mr. Miller—$7,955,751. These amounts will be paid to the named executive officers in a combination of cash and our common units. Following the consummation of this offering, the profits interests will be cancelled and will cease to be outstanding.

        In order to incentivize management members following the completion of this offering to continue to grow our business, our general partner will adopt a long-term incentive plan for employees, consultants and directors of our general partner and its affiliates, who perform services for us. Each of the named executive officers is eligible to participate in this plan, which will become effective upon the consummation of this offering. The long-term incentive plan provides for the grant of unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, substitute awards and other unit-based awards. These awards are intended to align the interests of key employees (including the named executive officers) with those of our unitholders and to give those employees the opportunity to share in our long-term performance. See "—Long Term Incentive Plan."

        Employee Benefits.    In addition to the elements of compensation previously discussed, the named executive officers are eligible for the same health, welfare and other employee benefits as are available to the employees generally, which include medical and dental insurance, short and long-term disability insurance, life insurance, and a 401(k) profit sharing plan. The 401(k) plan permits all eligible employees, including the named executive officers, to make voluntary salary deferrals, subject to applicable tax limitations. The 401(k) plan also provides a dollar-for-dollar safe harbor matching contribution on the first 6% of eligible salary deferrals, which is 100% vested at all times. Discretionary profit sharing contributions are made to the 401(k) plan for employees who have completed a year of service and are employed on the last day of the plan year, and these contributions are based upon age and a target rate and are typically paid in the first quarter of the following year. In addition, minimal perquisites have historically been provided to our named executive officers, as approved on a case-by-case basis, and the annual costs of these personal benefits has been less than $10,000 per individual officer. We do not sponsor any defined benefit pension plan or nonqualified deferred compensation arrangements at this time.

        The general benefits offered to all employees (and thus to the named executive officers) are reviewed each year, and we anticipate that, in the future, any benefits offered only to named executive officers will be reviewed by the compensation committee of our general partner in conjunction with its annual review of executive officer compensation.

        Compensation Mix.    Going forward, the compensation committee of our general partner's board of directors will determine the mix of compensation, both among short- and long-term compensation and cash and non-cash compensation, to establish structures that it believes are appropriate for each of the named executive officers. We believe that the mix of base salary, bonus awards, awards under the long-term incentive plan and the other benefits that will be available to the named executive officers fit the overall compensation objectives of our general partner and us. We believe this mix of compensation provides competitive compensation opportunities to align and drive employee performance in support of our business strategies and to attract, motivate and retain high quality talent with the skills and competencies required by us.

Employment Agreements

        In 2010, Ms. Spurlin's employment was governed by an employment agreement with PL Manufacturing. The employment agreement commenced on June 9, 2009, and terminated on July 29, 2011 in order to conform her employment arrangement with that of all other executive officers. Prior to its termination, the agreement addressed Ms. Spurlin's base salary, bonus opportunities, and profits interests awards and provided Ms. Spurlin with vacation and other standard employee benefits and reimbursement for certain out of pocket expenses. The agreement also provided for certain payments and benefits to be made to her in the event her employment was terminated for specified reasons, including without cause or for good reason. The employment agreement also subjected Ms. Spurlin to certain restrictive covenants, including non-solicitation and confidentiality covenants.

        At this time, we do not have employment agreements with our named executive officers. Our named executive officers are "at will" and we expect them to remain "at will," although we have in the past entered into employment agreements with other executive officers on a case-by-case basis.

Severance and Change in Control Arrangements

        Other than the profits interests awards and Ms. Spurlin's former employment agreement, we did not have any agreements in place with our named executive officers providing for severance and/or change in control benefits during 2011. To date, our general partner has not adopted any arrangements that would provide severance and/or change in control benefits to our named executive officers for periods of time following the consummation of this offering. Our general partner may change this policy in the future.

Tax Considerations

        With respect to the deduction limitations under Section 162(m) of the Internal Revenue Code, (the "Code") we are a limited partnership and do not meet the definition of a "corporation" under Section 162(m). Therefore, we will not be subject to the $1 million deduction limitation imposed by Section 162(m).

Executive Compensation

        The following tables and narratives reflect certain historic compensation paid to our named executive officers. The number of profits interests awards disclosed below do not correlate to the common units to be issued in connection with this offering, and such profits interests awards will cease to be outstanding following the consummation of this offering.

Summary Compensation

        The following table and footnotes provide information regarding the compensation of the named executive officers during the fiscal years ended December 31, 2010 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
David Lumpkins	2011	$400,000	$150,000	—	$39,200	$589,200
Executive Chairman	2010	$400,000	$150,000	$12,741,284	$36,281	$13,327,565
Nathan Ticatch	2011	$400,000	$150,000	—	$31,946	$581,946
President and Chief	2010	$361,539	$150,000	$10,424,687	$31,946	$10,968,172
Executive Officer
Sharon Spurlin	2011	$257,023	$120,000	—	$34,300	$411,323
Senior Vice President and	2010	$250,000	$235,000	—	$31,946	$516,946
Chief Financial Officer
Hank Jeans	2011	$235,385	$125,000	—	$39,200	$399,585
Senior Vice President—	2010	$225,000	$112,000	$525,000	$39,200	$901,200
Commercial
Randy Miller	2011	$243,846	$125,000	—	$34,300	$403,146
Vice President—Engineering	2010	$230,000	$230,000	$700,000	$34,300	$1,194,300

(1)
For 2011, reflects amounts paid for services provided in fiscal 2010 pursuant to our discretionary annual cash bonus program.

(2)
No profits interests, options or other equity-based awards were awarded in 2011, although profits interests were awarded in 2010 and prior years as discussed above in the CD&A. Amounts repeated in this column for 2010 reflect the aggregate grant date fair value of Class C and Class D profits interests awarded in fiscal year 2010, computed in accordance with FASB ASC Topic 718, "Compensation—Stock Compensation." See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies" for additional detail regarding assumptions underlying the value of these awards. A profits interest represents an actual equity interest in PL Manufacturing that have no value for tax purposes on the date of grant but are designed to give the recipient a pre-determined share of our predecessor's growth. Despite the fact that profits interests do not require the payment of an exercise price, we believe these awards are economically similar to stock options. Because the profits interests are similar to stock options, they are required to be disclosed in the column to this table entitled "Option Awards" for the year of grant.

(3)
The items reported in the "All Other Compensation" column represent employer matching contributions and employer profit sharing contributions made to the 401(k) plan for 2011.

  Grants of Plan-Based Awards

        No grants of profits interests or other equity or plan based awards were made to the named executive officers in the fiscal year ended December 31, 2011.

  Outstanding Equity at Fiscal Year-End and Award Exercises and Vestings

        The following table and narrative discussion below provide information regarding outstanding vested and unvested profits interests awards as of December 31, 2011.

        Profits interests represent compensatory interests in PL Manufacturing that have no value for tax purposes on the date of grant and are designed to gain value only after the underlying assets have realized a certain level of growth and return to those individuals who hold certain other classes of PL Manufacturing's equity. Despite the fact that profits interests do not require the payment of an exercise price, we believe these interests are most similar economically to stock options and that they are properly classified as "options" under the definition in the regulations governing this disclosure. As such, the profits interests granted to our named executive officers are disclosed in the table below under the columns required by the regulations governing this disclosure for options (as defined in those regulations). No options to purchase our units, in the traditional sense of the term, have been granted to our named executive officers.

        The number of profits interests awards reflected in the table below does not correlate to the common units that are being issued in this offering. In connection with this offering, the named executive officers will receive distributions with respect to their outstanding profits interests awards and those awards will then be cancelled in their entirety and will cease to be outstanding following the completion of this offering. The information provided with respect to these profits interests awards is provided in order to comply with the disclosure rules of the SEC regarding our historical compensation; however, these profits interests awards will not comprise a portion of the compensation package for any of the employees of our general partner following the completion of this offering.

	Option Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price($)	Option Expiration Date
David Lumpkins
Class B interests	2,151,996	—	n/a	n/a
Class C interests	12,542,531	12,542,531	n/a	n/a
Class D interests	7,569,953	7,569,953	n/a	n/a
Nathan Ticatch
Class B interests	1,760,724	—	n/a	n/a
Class C interests	10,262,071	10,262,071	n/a	n/a
Class D interests	6,193,598	6,193,598	n/a	n/a
Sharon Spurlin
Class C interests	200,000	200,000	n/a	n/a
Hank Jeans
Class C interests	750,000	750,000	n/a	n/a
Randy Miller
Class C interests	1,000,000	1,000,000	n/a	n/a

        Class B profits interests awarded to Messrs. Lumpkins and Ticatch were fully vested on the date of grant. Each named executive officer holds outstanding Class C profits interests that are subject to a four year vesting schedule described above under "—Compensation Discussion and Analysis—Elements of

Compensation—Historical Equity-Based Incentive Awards." Messrs. Ticatch and Lumpkins also hold Class D profits interests, which are subject to a four year vesting schedule described above under "—Compensation Discussion and Analysis—Elements of Compensation—Historical Equity-Based Incentive Awards." One-fourth of outstanding Class C and Class D profits interests held by the named executive officers vested during fiscal 2011 as reflected in the "Outstanding Equity at Fiscal Year-End and Award Exercises and Vestings" table above, and those outstanding awards were 50% vested as of December 31, 2011. Additional vesting provisions applicable to the Class C and Class D profits interests are described below under "—Potential Payments upon Termination or Change in Control."

  Pension Benefits

        Currently, our general partner does not, and does not intend to, provide traditional defined benefit pension benefits to the employees, including the named executive officers. Our general partner may change this policy in the future.

  Nonqualified Deferred Compensation

        Currently, our general partner does not, and does not intend to, sponsor or adopt a nonqualified deferred compensation plan. Our general partner may change this policy in the future.

  Potential Payments upon Termination or Change in Control

        Other than the profits interests awards described below, there were no arrangements in place with our named executive officers providing such individuals with severance or change in control benefits as of December 31, 2011. To date, the compensation committee of our general partner has not adopted any other arrangements that will provide severance or change in control benefits to our named executive officers following the completion of this offering. The profits interests awards will cease to be outstanding following completion of this offering. Awards under the long-term incentive plan may provide for accelerated vesting upon certain termination events or a change in control.

        Profits Interests Awards.    Unvested Class C and Class D profits interests will become fully vested upon the earlier to occur of (1) a sale or other disposition of our assets, with respect to any distribution of net proceeds received in connection with the sale, and (2) at the discretion of the board of managers of PL Manufacturing. If an award recipient's employment terminates for any reason, all unvested profits interests will be forfeited, unless otherwise determined by the board of managers of PL Manufacturing. If an award recipient's employment is terminated involuntarily for cause, all vested profits interests will also be forfeited.

        Following the consummation of the offering, all profits interests awards will cease to be outstanding. See "—Compensation Discussion and Analysis—Elements of Compensation—Historical Equity-Based Incentive Awards" for an estimate of the amount each named executive officer will receive with respect to his or her profits interests awards in connection with this offering.

Director Compensation

        Our predecessor is managed by the board of managers of PL Manufacturing. Following the consummation of this offering, we will provide compensation to the non-employee directors of the board of our general partner; however, the terms of that compensation policy have not yet been established. Officers or employees of our general partner or its affiliates who also serve as directors of our general partner will not receive additional compensation for their service as a director of our general partner. We anticipate that each non-employee director will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law.

 Compensation Practices as They Relate to Risk Management

        We believe our compensation programs do not encourage excessive and unnecessary risk taking by executive officers (or other employees of our general partner). Short-term annual incentives are generally paid pursuant to discretionary bonuses enabling, historically, the board of managers of PL Manufacturing, and, in the future, the compensation committee of our general partner, to assess the actual behavior of the employees as it relates to risk taking in awarding a bonus. In the future, our use of equity-based long-term compensation will serve our compensation program's goal of aligning the interests of executives and unitholders, thereby reducing the incentives to unnecessary risk taking.

Long-Term Incentive Plan

        The board of directors of our general partner will adopt the PetroLogistics Long-Term Incentive Plan (the "Long-Term Incentive Plan") to become effective upon the completion of this offering. The Long-Term Incentive Plan will provide for the grant of unit options, unit appreciation rights, restricted units, phantom units, cash awards, distribution equivalent rights, substitute awards, unit awards and other unit based awards, including performance awards, to our employees, directors and consultants who perform services for us.

  Units Reserved under the Plan

        The Long-Term Incentive Plan limits the number of common units that may be delivered pursuant to awards to the number determined by dividing $100,000,000 by the initial public offering price per common unit in this offering, or 5,555,556 common units. If an award is cancelled, forfeited, exercised, settled in cash or otherwise terminates or expires without the actual delivery of units, the units subject to such award will again be available for awards under the plan; however, common units withheld to satisfy exercise prices or tax withholding obligations are not available for delivery pursuant to other awards. The common units delivered pursuant to awards under the Long-Term Incentive Plan may be common units acquired on the open market or acquired from the Partnership, any affiliate or any other person or any combination thereof, as determined in the discretion of the committee.

  Administration of the Plan

        The board of directors of our general partner will appoint a committee to administer the Long-Term Incentive Plan. The committee may also delegate its duties as appropriate. The committee will have the power to interpret and administer the plan and to determine the terms and conditions, not inconsistent with the terms of the Long-Term Incentive Plan, of the awards, including (as applicable) the designation of participants, the number of units subject to each such award, the applicable vesting and forfeiture provisions of each award, the exercisability of the awards and the form of consideration payable upon exercise.

  Awards

        Unit Options.    Unit options are options to acquire common units at a specified price. The committee will determine the exercise price of options granted under the Long-Term Incentive Plan. However, the exercise price may not be less than the fair market value of a common unit on the date of grant unless the option award is intended to comply with the requirements of Section 409A of the Code. The committee shall determine the exercise term and the period during which the awards remain subject to forfeits and are not exercisable by the participant, except that any option award that is determined to be subject to Section 409A of the Code will be subject to any necessary timing restrictions imposed by the Code or applicable federal regulations. The committee may also establish without limitation, a provision for accelerated vesting upon the achievement of specified performance goals or other events, and the method or methods by which payment of the exercise price with respect to any option may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the general partner, withholding units from an award, a "cashless-broker" exercise through procedures approved by the general partner, or any combination of the above methods, having a fair market value on the exercise date equal to the relevant exercise price.

        After termination of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in the option award agreement, to the extent that the option is vested on the date of termination.

        Unit Appreciation Rights.    Unit appreciation rights allow the recipient to receive the appreciation in the fair market value of our common units between the date of grant and the exercise date. The committee will determine the terms of unit appreciation rights, including when such rights become vested and exercisable and whether to pay the appreciation in cash or in common units, or a combination thereof. However, the exercise price may not be less than the fair market value of a common unit on the date of grant unless the unit appreciation right is intended to comply with the requirements of Section 409A of the Code.

        Restricted Units and Phantom Units.    A restricted unit is a common unit that vests over a period of time and during that time is subject to forfeiture. A phantom unit is an award entitling the grantee to receive upon vesting a common unit or a cash payment equivalent to the fair market value of a common unit at the time of settlement. The committee will determine the number of restricted units or phantom units granted to any participant. The committee may impose whatever conditions to vesting it determines to be appropriate. Our general partner anticipates that, generally, restricted units and phantom units will vest annually over a three-year period from the date of grant provided the recipient has continuously provided services to us, our general partner, or any other of our affiliates. Restricted units and phantom units that do not vest are subject to forfeiture.

        Restricted unit awards are eligible for unit distribution rights ("UDRs"). Absent any restrictions on the UDRs in an award agreement, we will pay UDRs to the holder of the restricted unit without restriction at the same time as we pay quarterly cash distributions to our unitholders. To the extent provided by the committee, in its discretion, a grant of restricted units may provide that distributions made with respect to the restricted units shall be subject to the same forfeiture and other restrictions as the underlying restricted unit and, if restricted, such distributions shall be held, without interest, until the restricted unit vests or is forfeited with the UDR being paid or forfeited at the same time, as the case may be. In addition, the committee may provide that such distributions be used to acquire additional restricted units for the participant. Such additional restricted units may be subject to such vesting and other terms as the committee may prescribe.

        No later than the 15th calendar day following the vesting of each phantom unit, subject to certain tax withholding requirements, the recipient of a phantom unit shall be entitled to settlement of such phantom unit and shall receive one common unit or an amount in cash equal to the fair market value of a common unit (as calculated on the last day of the restricted period), as determined by the committee in its discretion.

        Unit Awards.    The committee may award unrestricted common units under the Long-Term Incentive Plan to any employee, consultant or director, as a bonus or additional compensation or in lieu of cash compensation the individual is otherwise entitled to receive, in such amounts as the committee determines to be appropriate.

        Cash Awards and Other Unit-Based Awards.    The committee is authorized, subject to limitations under applicable law, to grant to participants cash awards and such other unit-based awards that may be denominated or payable in or otherwise based on, or related to, units, as deemed by the committee to be consistent with the purposes of the Long-Term Incentive Plan.

        Distribution Equivalent Rights.    To the extent provided by the committee, in its discretion, an award (other than a restricted unit or unit award) may include a tandem distribution equivalent right ("DER"). DERs represent a contingent right, granted alone or in tandem with a specific award (other than a restricted unit or unit award), to receive with respect to each unit subject to the award an amount in cash, units and/or phantom units, as determined by the committee in its sole discretion, equal in value to the distributions we make with respect to a unit during the period such award is outstanding. DER grants may provide that such DERs shall be paid directly to the participant, be reinvested into additional awards, be credited to a bookkeeping account (with or without interest in the discretion of the committee) subject to the same vesting restrictions as the tandem award, or be subject to such other provisions or restrictions as determined by the committee in its discretion. Absent a contrary provision in the award agreement, DERs shall be paid to the participant without restriction at the same time as ordinary quarterly cash distributions are paid.

        Substitute Awards.    The Long-Term Incentive Plan will permit the grant of awards in substitution for similar awards held by individuals who become employees, consultants or directors as a result of a merger, consolidation or acquisition by us of another entity or the assets of another entity. Such substitute awards that are unit option or unit appreciation rights may have exercise prices less than 100% of the fair market value per common unit on the date of the substitution if the substitution complies with Section 409A of the Code and other applicable rules.

        Performance Awards.    The committee may condition the right to exercise or receive an award under the Long-Term Incentive Plan or may increase or decrease the amount payable with respect to an award, based on the attainment of one or more performance conditions. The committee will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance awards to be paid out to participants. Payment for performance awards may be made in cash, units, other awards or property with equivalent value, or in some combination thereof, as determined by the committee.

  Other Provisions

        Transferability.    Unless the committee provides otherwise, the Long-Term Incentive Plan does not allow for the transfer of awards. The committee may permit options and unit appreciation rights to be transferred without consideration to immediate family members or related family trusts. Only the recipient of an option or unit appreciation right may exercise the award during his or her lifetime.

        Adjustments.    The committee will, in accordance with the terms of the Long-Term Incentive Plan, equitably adjust the number and type of units covered by each outstanding award, the terms and conditions of outstanding awards, and the number and type of units with respect to which future awards may be granted, to equitably reflect any restructuring event.

        Change of Control.    The Long-Term Incentive Plan provides that in the event of a "change of control" (as defined in the plan), the committee, acting in its sole discretion without the consent or approval of any holder, may affect one or more of the following alternatives, which may vary among individual holders and which may vary among awards: (i) remove any applicable forfeiture restrictions on any award; (ii) accelerate the time of exercisability or the time at which the restricted period shall lapse to a specific date, before or after such change of control, specified by the committee; (iii) require the mandatory surrender to our general partner or to us by selected holders of some or all of the outstanding awards held by such holders (irrespective of whether such awards are then subject to a restricted period or other restrictions pursuant to the Long-Term Incentive Plan) as of a date, before or after such change of control, specified by the committee, in which event the committee shall thereupon cancel such awards and pay to each holder an amount of cash per unit equal to the "change of control price," as calculated by the committee, less the exercise price, if any, applicable to such awards; provided, however, that to the extent the exercise price of an option or a unit appreciation right exceeds the change of control price, no consideration will be paid with respect to that award; (iv) cancel awards that remain subject to a restricted period as of the date of a change of control without payment of any consideration to the participant for such awards; or (v) make such adjustments to awards then outstanding as the committee deems appropriate to reflect such change of control (including, but not limited to, the substitution of awards for new awards); provided, however, that the committee may determine in its sole discretion that no adjustment is necessary to awards then outstanding.

        Termination and Amendment.    The Long-Term Incentive Plan will automatically terminate in 2022, unless the board of directors of our general partner terminates it sooner or all units available for grant under the plan have been delivered to participants. In addition, subject to the requirements of applicable law or the rules of any principal securities exchange on which units are traded, the board of directors of our general partner or the committee has the authority to amend, suspend, discontinue or terminate the Long-Term Incentive Plan at any time, provided such action does not impair the rights of any participant with respect to any outstanding award.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents information regarding beneficial ownership of our common units following this offering by:

  •
  our general partner;

  •
  each of our general partner's directors;

  •
  each of our general partner's executive officers;

  •
  each unitholder known by us to beneficially hold five percent or more of our outstanding units; and

  •
  all of our general partner's named executive officers and directors as a group.

        Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all units beneficially owned, subject to community property laws where applicable. Except as otherwise indicated, the business address for each of our beneficial owners is c/o PetroLogistics LP, 600 Travis Street, Suite 3250, Houston, Texas 77002. The table does not reflect any common units that directors and executive officers may purchase in this offering through the directed unit program described under "Underwriters."

Name of Beneficial Owner(1)	Common Units Beneficially Owned Before the Offering	Percentage of Common Units to be Beneficially Owned Before the Offering	Common Units to be Beneficially Owned After the Offering	Percentage of Total Common Units to be Beneficially Owned After the Offering(2)
Propylene Holdings(3)	136,125,000	97.9%	—	—
PetroLogistics GP LLC(4)	—	—	—	—
Lindsay Goldberg(5)(10)	1,100,000	0.8%	66,126,492	47.6%
York Capital(6)(10)	275,000	0.2%	16,531,623	11.9%
PL Manufacturing(7)(10)	136,125,000	97.9%	104,000,000	74.8%
David Lumpkins(8)(10)	—	—	7,997,049	5.8%
Nathan Ticatch(8)(10)	—	—	6,543,040	4.7%
Hank Jeans(10)	—	—	265,306	0.2%
Sharon Spurlin(10)	—	—	70,748	0.1%
John Parkinson(10)	—	—	176,871	0.1%
Randy Miller(10)	—	—	353,742	0.3%
Alan E. Goldberg(5)	137,225,000	98.7%	104,000,000	74.8%
Lance L. Hirt	—	—	—	—
Zalmie Jacobs	—	—	—	—
Robert D. Lindsay(5)	137,225,000	98.7%	104,000,000	74.8%
Andrew S. Weinberg	—	—	—	—
All directors and executive officers of our general partner as a group (11 persons)(9)	137,225,000	98.7%	104,000,000	74.8%

(1)
As of the date of this prospectus, there are no arrangements for any listed beneficial owner to acquire, within 60 days, any common units from options, warrants, rights, conversion privileges or similar instruments.

(2)
Based on 139,000,000 common units outstanding following this offering.

(3)
Propylene Holdings, the selling unitholder in this offering, is a wholly owned subsidiary of PL Manufacturing, which is managed by a ten-person board of managers. PL Manufacturing may be deemed to share beneficial ownership of the units beneficially owned by Propylene Holdings, but disclaims such beneficial ownership. The table assumes the underwriters do not exercise their option to purchase 5,250,000 additional common units. Immediately following the offering, PL Propylene will distribute all common units it beneficially owns to PL Manufacturing, its sole member.

(4)
PetroLogistics GP LLC, which is indirectly owned by our sponsors, certain of our executive officers and certain of its employees, is our general partner and manages and operates our business and has a non-economic general partner interest in us.

(5)
Prior to this offering, Lindsay Goldberg, through certain affiliated investment funds, owned 80% of our predecessor through its ownership of PL Manufacturing. Alan E. Goldberg and Robert D. Lindsay, through their control of Lindsay Goldberg and its affiliated investment funds, may be deemed to beneficially own the units owned by Lindsay Goldberg, but disclaim such beneficial ownership. The units owned by Lindsay Goldberg, as reflected in the table, are common units. The table assumes the underwriters do not exercise their option to purchase 5,250,000 additional common units and a portion of such units are therefore distributed to Lindsay Goldberg upon the option's expiration. If such option is exercised in full, Lindsay Goldberg will beneficially own 62,565,409 common units, or 45.0% of the total common units outstanding, after this offering.

(6)
Prior to this offering, York Capital, through certain affiliated investment funds, owned 20% of our predecessor through its ownership of PL Manufacturing. The units owned by York Capital, as reflected in the table, are common units. The table assumes the underwriters do not exercise their option to purchase 5,250,000 additional common units and a portion of such units are therefore distributed to York Capital upon the option's expiration. If such option is exercised in full, York Capital will beneficially own 15,641,352 common units, or 11.3% of the total common units outstanding, after this offering.

(7)
Pursuant to Rule 13d-3 under the Exchange Act, the number of common units reflected as beneficially owned by PL Manufacturing includes 98,868,750 common units pledged to it as of the closing of this offering by the PL Manufacturing Members in connection with the omnibus agreement even though the market value of all such units exceeds the amount required to be pledged under the omnibus agreement. PL Manufacturing is managed by a ten-member board of managers. Decisions relating to the voting or investment or disposition of the common units that PL Manufacturing holds require a majority vote of the board.

(8)
The table assumes the underwriters do not exercise their option to purchase 5,250,000 additional common units and such units are therefore distributed to our sponsors and their affiliates, and certain employees of our general partner upon the option's expiration. If such option is exercised in full, Mr. Lumpkins and Mr. Ticatch will beneficially own 7,749,172 and 6,340,231 common units, or 5.6% and 4.6%, respectively, of the total common units outstanding.

(9)
The table assumes the underwriters do not exercise their option to purchase 5,250,000 additional common units and such units are therefore distributed to our sponsors and their affiliates, and certain employees of our general partner upon the option's expiration. If such option is exercised in full, the directors and executive officers of our general partner as a group will beneficially own 98,750,000 common units, or 71.0%, of the total common units outstanding.

(10)
The number of common units reflected as beneficially owned includes the number of common units listed below that will be pledged as of the closing of this offering to PL Manufacturing in connection with the omnibus agreement. Please see "Certain Relationships and Related Party Transactions—Agreements with Affiliates of Our General Partner—Omnibus Agreement."

Name of Beneficial Owner	Common Units Beneficially After the Offering	Percentage of Common Units Beneficially Owned	Common Units Pledged as of Closing
Lindsay Goldberg	66,126,492	47.6%	66,126,492
York Capital	16,531,623	11.9%	16,531,623
David Lumpkins	7,997,049	5.8%	7,997,049
Nathan Ticatch	6,543,040	4.7%	6,543,040
Hank Jeans	265,306	0.2%	265,306
Sharon Spurlin	70,748	0.1%	70,748
John Parkinson	176,871	0.1%	176,871
Randy Miller	353,742	0.3%	353,742

Total	98,064,871	70.6%	98,064,871

Upon the closing of this offering, the PL Manufacturing members will pledge 100% of the common units owned by them even though the market value of all such units exceeds the amount required to be pledged under the omnibus agreement.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        After this offering, our sponsors will own (1) an aggregate of 86,986,213 common units, representing approximately 63% of the total outstanding units (approximately 59% if the underwriters exercise their option to purchase additional common units in full) and (2) 84% of our general partner through its indirect ownership of general partner interests (which will not entitle it to receive quarterly distributions) in us. Additionally, our executive officers and certain employees of an affiliated company will own (1) an aggregate of 17,013,787 common units, representing approximately 12% of the total outstanding units (approximately 12% if the underwriters exercise their option to purchase additional common units in full) and (2) 16% of our general partner, through their indirect ownership of general partner interests (which will not entitle them to receive quarterly distributions) in us.

Distributions and Payments to Our General Partner and its Affiliates

        The following table summarizes the distributions and payments made or to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation and any liquidation of PetroLogistics LP. These distributions and payments were or will be determined by and among affiliated entities and, consequently, are not the result of arm's-length negotiations.

Formation Stage

Issuance of partnership interests	• The non-economic general partner interest issued to our general partner; and
• The issuance of a 100% limited partner interest in us to Propylene Holdings

Pre-Offering Stage

Distributions to our sponsors

•       We drew $350.0 million from our new term loan facility and used a portion of the proceeds of such drawing to distribute $250.0 million to Propylene Holdings as a reimbursement of construction capital to our sponsors; and

• Propylene Holdings distributed a 1% limited partner interest in us to our sponsors.

Operational Stage

Distributions of available cash to the PL Manufacturing Members	We will generally make cash distributions to our unitholders pro rata, including to the PL Manufacturing Members.
Payments to our general partner and its affiliates
Our general partner will not receive any management fee or other compensation in connection with the management of our business but will be entitled to be reimbursed for all direct and indirect expenses incurred on our behalf. For instance, we will reimburse our general partner for the salary, bonus, incentive compensation and other amounts that it pays to its employees and executive officers who perform services for us.

 Liquidation Stage

Liquidation	Upon our liquidation, our unitholders will be entitled to receive liquidating distributions according to their respective capital account balances.

Agreements with Affiliates of Our General Partner

        In connection with our formation, we will enter into several agreements with affiliates of our general partner that govern the business relations among us, our general partner and such affiliates. In connection with the transactions that we will enter into to effect this offering, we have entered into new agreements with affiliates of our general partner. The agreements being amended include our partnership agreement, the terms of which are more fully described under "The Partnership Agreement" and elsewhere in this prospectus. These agreements were not the result of arm's-length negotiations and the terms of these agreements are not necessarily at least as favorable to the parties to these agreements as terms which could have been obtained from unaffiliated third parties.

  Contribution Agreement

        On March 30, 2012, we entered into a contribution, conveyance and assumption agreement with Propylene Holdings and PL Manufacturing pursuant to which Propylene Holdings contributed PL Propylene to us; and we assumed all liabilities (including unknown and contingent liabilities) associated with owning PL Propylene after its contribution to us.

  Omnibus Agreement

        Contemporaneous with the closing of this offering, we will enter into an omnibus agreement with our general partner, Propylene Holdings and PL Manufacturing, and PL Manufacturing will enter into a common unit pledge agreement with the PL Manufacturing Members, pursuant to which PL Manufacturing and the PL Manufacturing Members, through our general partner, will be allocated all of our benefits and obligations under the propane swaps. Under the omnibus agreement and the pledge agreement, we will distribute to PL Manufacturing and the PL Manufacturing Members, through our general partner, any cash that we receive from the propane swap counterparty at the end of the quarter in which such payments were received. To the extent that we make payments under the propane swaps, PL Manufacturing and the PL Manufacturing Members, through our general partner, will be responsible for making quarterly capital contributions to us in an amount equal to the sum of all payments made by us under the propane swaps during the applicable fiscal quarter or owed by us at the end of the quarter, as described below.

        We expect that PL Manufacturing and the PL Manufacturing Members' will fund their payment obligations primarily through quarterly distributions that they receive on common units that they own. In connection with the omnibus agreement, the PL Manufacturing Members will pledge to PL Manufacturing (as collateral agent) a number of common units such that at all times, the market value of all pledged units and all common units owned by PL Manufacuring that are subject to the omnibus agreement is equal to or greater than 10 times the mark-to-market value of the propane swaps, but in no event shall the number of pledged units be greater than the amount of units distributed to PL Manufacturing and the PL Manufacturing Members in the Transactions. The expected aggregate quarterly distributions payable on all pledged common units are expected to be sufficient to cover future payments under the propane swaps, plus an additional reserve. Upon the closing of this offering, PL Manufacturing and the PL Manufacturing Members will pledge 100% of the common units owned by them even though the market value of such pledged common units exceeds the amount required to be pledged under the omnibus agreement. PL Manufacturing will receive all quarterly distribution payments that we make in respect of any pledged units and any common units owned by it that are subject to the omnibus agreement. Of this distribution amount, PL Manufacturing will (1) first, contribute to us an amount equal to the total sum of all payments made by us under the propane swaps during the quarter, (2) second, establish and maintain a reserve as reasonably necessary, (3) third, distribute any excess cash attributable to the then pledged units to the PL Manufacturing Members and (4) fourth, retain or distribute any excess cash atributable to the common units owned by it that are then subject to the omnibus agreement.

        In any quarter in which the aggregate distributions paid on the then pledged units and the common units owned by PL Manufacturing that are then subject to the omnibus agreement are less than our liabilities under the propane swaps for such quarter, PL Manufacturing will apply any cash reserves toward the shortfall. PL Manufacturing and each of the PL Manufacturing Members will have the option to fund its pro rata portion of any remaining shortfall (after application of the cash reserve) with cash. In the event that a PL Manufacturing Member elects not to fully fund its pro rata portion of the remaining shortfall, PL Manufacturing, acting as collateral agent, will liquidate a number of such PL Manufacturing Members' then pledged units sufficient to cover its remaining share of the shortfall. Similiarly, if PL Manufacturing fails to fund its pro rata portion of the remaining shortfall with cash, PL Manufacturing shall liquidate a number of its common units that are then subject to the omnibus agreement sufficent to cover its share of the remaining shortfall.

        The obligations of PL Manufacturing and the PL Manufacturing Members under the omnibus agreement and the pledge agreement are non-recourse to the PL Manufacturing Members and PL Manufacturing. In the event that payments that we are required to make under the propane swaps exceed the distributions on the pledged common units, the cash reserve and the value of the pledged common units, we may be exposed to significant losses and our ability to make quarterly cash distributions to our unitholders may be materially and adversely affected.

        The omnibus agreement and the pledge agreement will remain in place for so long as the propane swaps are outstanding, which are currently through 2012 and 2013. The omnibus agreement will be an amendment to our partnership agreement to the extent that the omnibus agreement relates to contributions and distributions from and to our general partner.

  Services Agreement with PL Midstream

        Certain of the employees and executive officers of our general partner who perform services for us also perform management and administrative services for PL Midstream, an entity that is controlled by Lindsay Goldberg. These employees and executive officers include our chief financial officer and certain members of our accounting team. Our general partner has entered into a services agreement with PL Midstream, pursuant to which our general partner is entitled to be reimbursed by PL Midstream for all reasonable direct and indirect expenses that it incurs in connection with performing services for PL Midstream.

  Brock Maintenance Contracts

        In 2008, we entered into a series of contracts with Brock Maintenance, Inc., or Brock, an entity owned by Lindsay Goldberg. Pursuant to these contracts, Brock has provided, and continues to provide us with painting, scaffolding, fireproofing and insulation and asbestos abatement services as needed.

        The value of each contract may be adjusted based upon ongoing costs incurred and services provided by Brock, subject to our consent. During the years ended December 31, 2009, 2010 and 2011, the total amounts paid to Brock were $5,276,000, $21,805,000 and $2,822,000, respectively.

  Former Services Agreement

        Historically, a formerly affiliated company performed services for us pursuant to a services agreement that we entered into in 2008 (the "former services agreement"). Pursuant to the former services agreement, we reimbursed this company for expenses incurred on our behalf, which expenses included executive management and employee salaries and benefits, travel and entertainment expenses, rent and other general and administrative expenses. Such expenses were allocated to us based upon certain assumptions and estimates that were made in order to allocate a reasonable share of such expenses from the formerly affiliated company to us so that our financial statements reflected substantially all costs of doing business.

        The former services agreement was terminated at the end of 2011, and, as of January 1, 2012, we rely on the directors, executive officers and employees of our general partner to manage our business and conduct our operations.

  Registration Rights Agreement

        In connection with this offering, we will enter into a registration rights agreement with our sponsors, David Lumpkins and Nathan Ticatch, pursuant to which we may be required to register the sale of the common units they hold. Under the registration rights agreement, our sponsors will have the right to request that we register the sale of common units held by them and our sponsors, David Lumpkins and Nathan Ticatch will have the right to require us to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period, subject to certain limitations. In addition, our sponsors and Messrs. Lumpkins and Ticatch will have the ability to exercise certain piggyback registration rights with respect to their securities if we elect to register any of our equity interests. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution and allocation of expenses. All of our common units held by our sponsors and any permitted transferee will be entitled to these registration rights.

  Co-founders

        David Lumpkins and Nathan Ticatch are co-founders of our business. They will serve as the Executive Chairman and our President and Chief Executive Officer, respectively. For more information regarding Messrs. Lumpkins and Ticatch's remuneration, please see "Management—Executive Compensation."

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates (including our sponsors), on the one hand, and us and our public unitholders, on the other hand. Conflicts may arise as a result of the duties of our general partner to act for the benefit of its owners, which may conflict with our interests and the interests of our public unitholders. The directors and officers of our general partner, who are responsible for managing our business, have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a duty under our partnership agreement to manage us in good faith.

        Whenever a conflict arises between our general partner, on the one hand, and us or any other public unitholder, on the other, our general partner will resolve that conflict. Our partnership agreement contains provisions that replace default fiduciary duties under applicable law with contractual corporate governance standards as set forth therein. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without such replacement, might constitute breaches of fiduciary duty.

        Our general partner will not be in breach of its obligations under our partnership agreement or its duties to us or our unitholders if the resolution or course of action taken with respect to a conflict is:

  •
  approved by a majority of the members of the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval; or

  •
  approved by the vote of a majority of the outstanding common units, excluding any units owned by the general partner or any of its affiliates, although our general partner is not obligated to seek such approval.

        Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of its board of directors or from the common unitholders. If our general partner does not seek approval from the conflicts committee or from a majority of the common units, as described above, and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner may consider any factors they determine in good faith to consider when resolving a conflict. An independent third party is not required to evaluate the resolution. Under our partnership agreement, a determination, other action or failure to act by our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) will be deemed to be "in good faith" unless our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) believed such determination, other action or failure to act was adverse to the interests of the partnership. See "Management—Board Committees" for information about the conflicts committee of our general partner's board of directors.

        Conflicts of interest could arise in the situations described below, among others.

  Our general partner's affiliates may compete with us.

        Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner, acting as the general partner or managing member of its affiliates, those activities incidental to its ownership of interests in us and its affiliates, acquiring, owning or disposing of debt securities or equity interests in us or its affiliates and the provision of management, advisory and administrative services to its affiliates or to other persons. Certain members of our executive management team on whom we rely to manage important aspects of our business may, from time to time, face conflicts regarding the allocation of their time. In addition, except as provided in our partnership agreement, affiliates of our general partner (which includes our sponsors) are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us.

  Our sponsors are not required to share business opportunities with us.

        Our partnership agreement provides that our sponsors are permitted to engage in separate businesses which directly compete with us and are not required to share or communicate or offer any potential business opportunities to us even if the opportunity is one that we might reasonably have pursued. The partnership agreement provides that our sponsors will not be liable to us or any unitholder for breach of any duty or obligation by reason of the fact that such person pursued or acquired for itself any business opportunity.

  Our general partner is allowed to take into account the interests of parties other than us (such as our sponsors) in exercising certain rights under our partnership agreement.

        Our partnership agreement contains provisions that reduce the default standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its call right, its voting rights with respect to the units it owns, its registration rights and the determination of whether to consent to any merger or consolidation of the partnership or amendment of the partnership agreement.

  Our general partner has limited its liability in the partnership agreement and replaced default fiduciary duties with contractual corporate governance standards set forth therein, thereby restricting the remedies available to our unitholders for actions that, without such replacement, might constitute breaches of fiduciary duty.

        In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement:

  •
  permits our general partner to make a number of decisions in its individual capacity, as opposed to its capacity as general partner, thereby entitling our general partner to consider only the interests and factors that it desires, and imposes no duty or obligation on our general partner to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner;

  •
  provides that our general partner shall not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decision was not adverse to the partnership;

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  provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or its officers or directors acted in bad faith or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

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  provides that in resolving conflicts of interest, it will be presumed that in making its decision the general partner, the board of directors of the general partner or the conflicts committee of the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

        By purchasing a common unit, a common unitholder will agree to become bound by the provisions in our partnership agreement, including the provisions discussed above. See "—Fiduciary Duties."

  Actions taken by our general partner may affect the amount of cash distributions to unitholders.

        The amount of cash that is available for distribution to unitholders is affected by decisions of the board of directors of our general partner regarding such matters as:

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  the expenses associated with being a public company and other general and administrative expenses;

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  interest expense and other financing costs related to current and future indebtedness;

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  amount and timing of asset purchases and sales;

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  cash expenditures;

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  borrowings; and

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  issuance of additional units.

        Our partnership agreement permits us to borrow funds to make a distribution on all outstanding units, and further provides that we and our subsidiaries may borrow funds from our general partner and its affiliates.

  Our general partner and its affiliates are not required to own any of our common units. If our general partner's affiliates were to sell all or substantially all of their common units, this would heighten the risk that our general partner would act in ways that are more beneficial to itself than our common unitholders.

        Upon the closing of this offering, affiliates of our general partner will own the majority of our outstanding units, but there is no requirement that they continue to do so. The general partner and its affiliates are permitted to sell all of their common units, subject to certain limitations contained in our partnership agreement. In addition, the current owners of our general partner may sell the general partner interest to an unrelated third party. If neither the general partner nor its affiliates owned any of our common units, this would heighten the risk that our general partner would act in ways that are more beneficial to itself than our common unitholders.

  We will reimburse our general partner for expenses.

        We will reimburse our general partner for costs incurred in managing and operating us, including salary, bonus, incentive compensation and other amounts paid to its employees and executive officers who perform services for us. Our partnership agreement provides that the board of directors of our general partner will determine in good faith the expenses that are allocable to us.

  Common units are subject to our general partner's call right.

        If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by public unitholders at a price not less than their then-current market price, as calculated pursuant to the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your common units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the call right. There is no restriction in our partnership agreement that prevents our manager from issuing additional common units and exercising its call right. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. See "The Partnership Agreement—Call Right."

  Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm's-length negotiations.

        Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates is or will be the result of arm's-length negotiations.

        Our general partner will determine, in good faith, the terms of any of these related party transactions entered into after the completion of this offering.

        Our general partner and its affiliates will have no obligation to permit us to use any of its facilities or assets, except as may be provided in contracts entered into specifically dealing with that use. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind. See "—Conflicts of Interest" for a description of our conflicts resolution procedures.

  Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements (including our new credit facilities) so that the other party has recourse only to our assets and not against our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability or our liability is not a breach of our general partner's fiduciary duties, even if we could have obtained terms that are more favorable without the limitation on liability.

  Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

        Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

  We may choose not to retain separate counsel for ourselves or for the holders of common units.

        The attorneys, independent accountants and others who perform services for us in this offering have been retained by our general partner or its affiliates. Attorneys, independent accountants and others who perform services for us in the future will be selected by our general partner and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. However, we do not intend to do so in most cases.

  Except in limited circumstances, our general partner has the power and authority to conduct our business without limited partner approval.

        Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

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  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into securities of the partnership, and the incurring of any other obligations;

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  the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

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  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets or the merger or other combination of us with or into another person;

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  the negotiation, execution and performance of any contracts, conveyances or other instruments;

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  the distribution of partnership cash;

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  the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

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  the maintenance of insurance for our benefit and the benefit of our partners;

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  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other entities;

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  the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

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  the indemnification of any person against liabilities and contingencies to the extent permitted by law;

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  the purchase, sale or other acquisition or disposition of our partnership interests, or the issuance of additional options, rights, warrants and appreciation rights, phantom or tracking interests relating to our partnership interests; and

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  the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

        See "The Partnership Agreement" for information regarding the voting rights of common unitholders.

Fiduciary Duties

        The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, restrict, expand or eliminate the fiduciary duties owed by general partners to other partners and the partnership. Our partnership agreement has eliminated these default fiduciary standards; instead, our general partner is accountable to us and our unitholders pursuant to the detailed contractual standards set forth in our partnership agreement. The duties owed to unitholders by our general partner are thus prescribed by our partnership agreement and not by default fiduciary duties.

        We have adopted these standards to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. Without such deviation from the default standards, such transactions could result in violations of our general partner's state law fiduciary duties. We believe this is appropriate and necessary because the board of directors of our general partner has a duty to manage our partnership in good faith and a duty to manage our general partner in a manner beneficial to its owners. Without these modifications, our general partner's ability to make decisions involving conflicts of interest would be restricted. These modifications also enable our general partner to take into consideration all parties involved in the proposed action. These modifications enable our general partner to attract and retain experienced and capable directors. However, these modifications disadvantage the public common unitholders because they restrict the rights and remedies that would otherwise be available to public unitholders for actions that, without such modifications, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interests. The following is a summary of:

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  the default fiduciary duties under by the Delaware Act;

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  material modifications of these duties contained in our partnership agreement that replace the default fiduciary duties;

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  certain rights and remedies of limited partners contained in the Delaware Act; and

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  the standards contained in our partnership agreement that restrict those rights and remedies.

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in be entirely fair to the partnership.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith" and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These contractual standards reduce the obligations to which our general partner would otherwise be held.

If our general partner does not obtain approval from the conflicts committee of its board of directors or our common unitholders, excluding any common units owned by our general partner or its affiliates, and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.
Rights and remedies of limited partners
The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of it and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

The Delaware Act provides that, unless otherwise provided in a partnership agreement, a partner or other person shall not be liable to a limited partnership or to another partner or to another person that is a party to or is otherwise bound by a partnership agreement for breach of fiduciary duty for the partner's or other person's good faith reliance on the provisions of the partnership agreement. Under our partnership agreement, to the extent that, at law or in equity an indemnitee has duties (including fiduciary duties) and liabilities relating thereto to us or to our partners, our general partner and any other indemnitee acting in connection with our business or affairs shall not be liable to us or to any partner for its good faith reliance on the provisions of our partnership agreement.
Partnership agreement modified standards
In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or, in the case of a criminal matter, acted with knowledge that such person's conduct was criminal.

        In order to become one of our limited partners, a common unitholder is required to agree to be bound by the provisions in our partnership agreement, including the provisions discussed above. See "Description of Our Common Units—Transfer of Common Units." This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render our partnership agreement unenforceable against that person.

        Under our partnership agreement, we must indemnify our general partner and its officers, directors and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith. We also must provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner or these other persons could be indemnified for their negligent or grossly negligent acts if they meet the requirements set forth above. Any provision that includes indemnification for liabilities arising under the Securities Act is, according to the SEC, contrary to public policy and therefore unenforceable.

        All conflicts of interest disclosed in this prospectus (including our agreements and other arrangements with affiliates of our general partner) have been approved by all of our partners under the terms of our partnership agreement.

Related Party Transactions

        Our partnership agreement contains methods by which we will approve and ratify transactions with related persons. At the discretion of our general partner's board of directors, a proposed related party transaction may generally be approved by the board in its entirety, or by a "conflicts committee" meeting the definitional requirements for such a committee under the partnership agreement.

DESCRIPTION OF OUR COMMON UNITS

Our Common Units

        The common units offered hereby represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and exercise the rights and privileges provided to limited partners under our partnership agreement. For a description of the rights and privileges of holders of our common units to partnership distributions, see "How We Make Cash Distributions" and "Our Cash Distribution Policy and Restrictions on Distributions." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, see "The Partnership Agreement."

Transfer Agent and Registrar

        Duties.    American Stock Transfer & Trust Company will serve as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by unitholders:

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  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

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  special charges for services requested by a holder of a common unit; and

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  other similar fees or charges.

        There is no charge to unitholders for disbursements of our quarterly cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

        Resignation or Removal.    The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If a successor has not been appointed or has not accepted its appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

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  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

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  automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

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  gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements entered into in connection with our formation and this offering.

        A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records from time to time as necessary to accurately reflect the transfers.

        We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Listing

        Our common units have been approved for listing on the New York Stock Exchange under the symbol "PDH."

THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

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  with regard to distributions of cash, see "How We Make Cash Distributions";

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  with regard to the fiduciary duties of our general partner, see "Conflicts of Interest and Fiduciary Duties";

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  with regard to the authority of our general partner to manage our business and activities, see "Management—Our Management";

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  with regard to the transfer of common units, see "Description of Our Common Units—Transfer of Common Units"; and

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  with regard to allocations of taxable income and taxable loss, see "Material U.S. Federal Income Tax Consequences."

Organization and Duration

        We were organized in June 2011 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

        Our purpose under our partnership agreement is limited to engaging in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

        Although our general partner has the ability to cause us and our subsidiary to engage in activities other than those related to the propylene production business and activities now or hereafter customarily conducted in conjunction with this business, our general partner may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. In general, our general partner is authorized to perform all acts necessary or appropriate to carry out our purposes and to conduct our business.

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability." For a discussion of our general partner's right to contribute capital to maintain its and its affiliates' percentage interest if we issue additional partnership interests, see "—Issuance of Additional Partnership Interests."

Voting Rights

        The following is a summary of the unitholder vote required for the matters specified below. Matters requiring the approval of a "unit majority" require the approval of a majority of the common units.

        At the closing of this offering, our sponsors will have the ability to ensure passage of, as well as the ability to ensure the defeat of, any amendment which requires a unit majority by virtue of their 63% indirect, combined ownership of our common units.

        In voting their common units, our sponsors and their affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. The holders of a majority of the common units (including common units owned by our sponsors) represented in person or by proxy shall constitute a quorum at a meeting of such common unitholders, unless any such action requires approval by holders of a greater percentage of such units in which case the quorum shall be such greater percentage.

        The following is a summary of the vote requirements specified for certain matters under our partnership agreement:

Issuance of additional partnership interests	No approval right. See "—Issuance of Additional Partnership Interests."
Amendment of our partnership agreement

Certain amendments may be made by our general partner without the approval of the common unitholders. Other amendments generally require the approval of a unit majority. See "—Amendment of Our Partnership Agreement."

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. See "—Merger, Sale or Other Disposition of Assets."
Dissolution of our partnership	Unit majority. See "—Termination and Dissolution."
Continuation of our partnership upon dissolution	Unit majority. See "—Termination and Dissolution."
Withdrawal of our general partner

Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to June 30, 2022. See "—Withdrawal or Removal of Our General Partner."

Removal of our general partner	Not less than 66 2/3% of the outstanding common units, including common units held by our general partner and its affiliates. See "—Withdrawal or Removal of Our General Partner."
Transfer of the general partner interest

Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2022. See "—Transfer of General Partner Interests."

Transfer of ownership interests in our general partner	No approval required at any time. See "—Transfer of Ownership Interests in Our General Partner."

        If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of such units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

        Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

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  arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

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  brought in a derivative manner on our behalf;

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  asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

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  asserting a claim arising pursuant to any provision of the Delaware Act; or

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  asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  •
  to remove or replace our general partner;

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  to approve some amendments to our partnership agreement; or

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  to take other action under our partnership agreement

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for such a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Our subsidiary conducts business in Texas. We and our current subsidiary or any future subsidiaries may conduct business in other states in the future. Maintenance of our limited liability as a member of our operating company may require compliance with legal requirements in the jurisdictions in which our operating company conducts business, including qualifying our subsidiaries to do business there. We have attempted to limit our liability for the obligations of our operating subsidiary by structuring it as a limited liability company.

        If, by virtue of our membership interest in our operating subsidiary or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or liability company statute, or that the right, or exercise of the right by the limited partners as a group, to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests

        Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

        It is possible that we will fund acquisitions through the issuance of additional common units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our quarterly cash distributions. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, have special voting rights to which the common units are not entitled or are senior in right of distribution to the common units. In addition, our partnership agreement does not prohibit the issuance by our subsidiary of equity interests, which may effectively rank senior to the common units.

        Our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates' percentage interest, including such interest represented by common units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of Our Partnership Agreement

  General

        Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or any partner, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below under "—No Unitholder Approval," our general partner is required to seek written approval of the holders of the number of common units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

  Prohibited Amendments

        No amendment may be made that would:

  •
  enlarge the obligations of any limited partner or general partner without its consent, unless approved by at least a majority of the type or class of partner interests so affected;

  •
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion;

  •
  change certain of the terms under which we can be dissolved; or

  •
  change the term of the Partnership.

        The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding common units, voting together as a single class (including common units owned by our sponsor and their affiliates). Upon completion of this offering, our sponsors and their affiliates will own approximately 63% of the outstanding common units (approximately 59% if the underwriters exercise their option to purchase additional common units in full).

  No Unitholder Approval

        Our general partner may generally make amendments to our partnership agreement without the approval of any other partner to reflect:

  •
  a change in our name, the location of our principal place of business, our registered agent or our registered office;

  •
  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

  •
  a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor our subsidiary will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed);

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  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

  •
  an amendment that our general partner determines to be necessary or appropriate for the creation, authorization or issuance of additional partnership interests or rights to acquire partnership interests, as otherwise permitted by our partnership agreement;

  •
  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

  •
  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

  •
  any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

  •
  a change in our fiscal year or taxable year and related changes;

  •
  mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance; or

  •
  any other amendments substantially similar to any of the matters described above.

        In addition, our general partner may make amendments to our partnership agreement without the approval of any partner if our general partner determines that those amendments:

  •
  do not adversely affect in any material respect the partners considered as a whole or any particular class of partners;

  •
  are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  •
  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

  •
  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of common units under the provisions of our partnership agreement; or

  •
  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

  Opinion of Counsel and Unitholder Approval

        For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for U.S. federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding common units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under Delaware law of any of our limited partners.

        Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding common units in relation to other classes of units will require the approval of at least a majority of the type or class of common units so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced.

Merger, Sale or Other Disposition of Assets

        A merger or consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or other partners, including any duty to act in good faith or in the best interest of us or the other partners.

        In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

        Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our common units will be an identical unit of our partnership following the transaction and the partnership securities to be issued do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

        If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or our subsidiary into a new limited liability entity or merge us or our subsidiary into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

        We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

  •
  the election of our general partner to dissolve us, if approved by the holders of common units representing a unit majority;

  •
  there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

  •
  the entry of a decree of judicial dissolution of our partnership; or

  •
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

        Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of common units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

  •
  the action would not result in the loss of limited liability under Delaware law of any limited partner; and

  •
  neither our partnership nor our subsidiary would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as set forth in our partnership agreement. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2022 without obtaining the approval of the holders of at least a majority of the outstanding common units excluding common units held by our general partner and its affiliates, and by giving 90 days' written notice and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2022, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the unitholders if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest without the approval of the unitholders. See "—Transfer of General Partner Interest."

        Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding classes of common units voting as a single class may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. See "—Termination and Dissolution."

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding common units, voting together as a single class, including common units held by our sponsors and their affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units. The ownership of more than 33 1/3% of the outstanding common units by our sponsors and their affiliates gives them the ability to prevent our general partner's removal. At the closing of this offering, our sponsors and their affiliates will directly and indirectly own approximately 63% of the outstanding common units (approximately 59% if the underwriters exercise their option to purchase additional common units in full).

        In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to the fair market value of the general partner interest. Under all other circumstances where our general partner withdraws or is removed, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for its fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due to the general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

        Except for the transfer by our general partner of all, but not less than all, of its general partner interest in our partnership to:

  •
  an affiliate of our general partner (other than an individual), or

  •
  another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity,

  •
  our general partner may not transfer all or any part of its general partner interest to another person prior to June 30, 2022 without the approval of both the holders of at least a majority of the outstanding common units, excluding common units held by our general partner or our sponsors and their affiliates. On or after June 30, 2022, the general partner interest will be freely transferable. As a condition of any transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

        Our general partner and its affiliates may at any time transfer common units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in Our General Partner

        At any time, the owners of our general partner may sell or transfer all or part of their ownership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove PetroLogistics GP LLC as our general partner or otherwise change management. See "—Withdrawal or Removal of Our General Partner" for a discussion of certain consequences of the removal of our general partner. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of common units, that person or group loses voting rights on all of its common units. This loss of voting rights does not apply in certain circumstances. See "—Voting Rights."

Call Right

        If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by public unitholders, as of a record date to be selected by our general partner, on at least 10 but not more than 60 days' notice. Immediately following this offering the only class of limited partner interest outstanding will be the common units, and our sponsors and their affiliates will directly and indirectly own 63% of the total outstanding common units.

        The purchase price in the event of such an acquisition will be the greater of:

  •
  the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

  •
  the average of the daily closing prices of the limited partner interests over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed.

        As a result of our general partner's right to purchase outstanding common units, a holder of common units may have its common units purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The U.S. federal income tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. See "Material U.S. Federal Income Tax Consequences—Disposition of Units."

        In the event that the general partner decides in the future to exercise its call right, it will carefully evaluate and comply with all then-existing securities laws.

Non-Citizen Assignees; Redemption

        If our general partner, with the advice of counsel, determines we are subject to U.S. federal, state or local laws or regulations that create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

  •
  obtain proof of the nationality, citizenship or other related status of our limited partner (and their owners, to the extent relevant); and

  •
  permit us to redeem the common units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the board to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

 Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders who are record holders of common units on the record date will be entitled to notice of, and to vote at, meetings of our unitholders and to act upon matters for which approvals may be solicited. Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. See "—Issuance of Additional Partnership Interests." However, if at any time any person or group, other than our general partner and its affiliates, a direct or subsequently approved transferee of our general partner or their affiliates, or, upon the approval by the general partner, any other unitholder, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report, or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner or Assignee

        Except as described above under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions. By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records.

Indemnification

        Under our partnership agreement we will indemnify the following persons in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings:

  •
  our general partner;

  •
  any departing general partner;

  •
  any person who is or was a director, officer, fiduciary, trustee, manager or managing member of us or our subsidiary, our general partner or any departing general partner;

  •
  any person who is or was serving as a director, officer, fiduciary, trustee, manager or managing member of another person owing a fiduciary duty to us or our subsidiary at the request of a general partner or any departing general partner;

  •
  any person who controls our general partner; or

  •
  any person designated by our general partner.

        Any indemnification under these provisions will only be out of our assets. Unless they otherwise agree, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner for (1) all direct and indirect expenses it incurs or payments it makes on our behalf (including salary, bonus, incentive compensation and other amounts paid to any person, including affiliates of our general partner, to perform services for us or for the general partner in the discharge of its duties to us) and (2) all other expenses reasonably allocable to us or otherwise incurred by our general partner in connection with operating our business (including expenses allocated to our general partner by its affiliates). Our general partner is entitled to determine the expenses that are allocable to us, and there is no limit on the type or amount of such expenses contained in our partnership agreement.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available a report containing our unaudited financial statements within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

        We will furnish each record holder of a unit with tax information reasonably required for federal and state income tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

        In addition, our sponsors will have full and complete access to any records relating to our business, and our general partner will cause its officers and independent accountants to be available to discuss our business and affairs with our sponsors' officers, agents and employees.

 Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his or her interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him or her:

  •
  true and full information regarding the status of our business and financial condition (provided that obligation shall be satisfied to the extent the limited partner is furnished our most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC pursuant to Section 13 of the Exchange Act);

  •
  a current list of the name and last known business, residence or mailing address of each record holder;

  •
  a copy of our partnership agreement, our certificate of limited partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney under which they have been executed (provided that obligation shall be satisfied to the extent that true and correct copies of such documents are publicly available with the SEC via its Electronic Data Gathering, Analysis and Retrieval system); and

  •
  such other information regarding our affairs as the general partner determines is just and reasonable.

        Our general partner may, and intends to, keep confidential from the limited partners' trade secrets or other information the disclosure of which our general partner believes is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

 COMMON UNITS ELIGIBLE FOR FUTURE SALE

        Upon the completion of this offering, there will be 139,000,000 common units outstanding, 104,000,000 of which will be owned by the PL Manufacturing Members, assuming the underwriters do not exercise their option to purchase additional common units; if they exercise such option in full, the PL Manufacturing Members will own 98,750,000 common units. The sale of these common units could have an adverse impact on the price of our common units or on any trading market that may develop.

        The 35,000,000 common units sold in this offering (or 40,250,000 common units if the underwriters exercise their option to purchase additional common units in full) will generally be freely transferable without restriction or further registration under the Securities Act. However, any common units held by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption from the registration requirements of the Securities Act pursuant to Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of ours to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

  •
  1% of the total number of the class of securities outstanding; or

  •
  the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

        Sales under Rule 144 by our affiliates are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned common units for at least six months, would be entitled to sell those common units under Rule 144 without regard to the volume, manner of sale and notice requirements of Rule 144 so long as we comply with the current public information requirement for the next six months after the six-month holding period expires.

        Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders. Any issuance of additional common units or other equity interests would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. See "The Partnership Agreement—Issuance of Additional Partnership Interests."

        In connection with this offering, we will enter into a registration rights agreement with our sponsors and David Lumpkins and Nathan Ticatch. Under this agreement, our sponsors and David Lumpkins and Nathan Ticatch will have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold, subject to certain limitations. See "Certain Relationships and Related Party Transactions—Agreements with Certain Affiliates of our General Partner—Registration Rights Agreement."

        We, our general partner, the directors and executive officers of our general partner, certain employees of our general partner and of an affiliated company, and our sponsors have agreed not to sell any common units until 180 days after the date of this prospectus, subject to certain exceptions. See "Underwriters" for a description of these lock-up provisions.

        In addition, we intend to file a registration statement on Form S-8 under the Securities Act to register 5,555,556 common units issuable under our long-term incentive plan. This registration statement is expected to be filed following the effective date of the registration statement of which this prospectus is a part and will be effective upon filing. Units issued under our long-term incentive plan will be eligible for resale in the public market without restriction after the effective date of the Form S-8 registration statement, subject to Rule 144 limitations applicable to affiliates.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective unitholders. To the extent this section discusses federal income taxes, that discussion is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed U.S. Treasury regulations thereunder (the "Treasury Regulations"), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective unitholder to vary substantially from those described below. Unless the context otherwise requires, references in this section to "we" or "us" are references to the partnership and its subsidiaries.

        Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), whose functional currencies are the U.S. dollar and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships, entities treated as partnerships for federal income tax purposes, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts ("IRAs"), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, because each unitholder may have unique circumstances beyond the scope of the discussion herein, we encourage each unitholder to consult such unitholder's own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences that are particular to that unitholder resulting from ownership or disposition of its units.

        We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our units and the prices at which such units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for quarterly distribution. Furthermore, our tax treatment, or the tax treatment of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions, which might be retroactively applied.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (please see "—Tax Consequences of Unit Ownership—Treatment of Short Sales"); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please see "—Disposition of Units—Allocations Between Transferors and Transferees"); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please see "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units").

Taxation of the Partnership

  Partnership Status

        We expect to be treated as a partnership for federal income tax purposes and, therefore, generally will not be liable for federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if no cash distributions are made to the unitholder. Distributions by us to a unitholder generally will not give rise to income or gain taxable to such unitholder, unless the amount of cash distributed to a unitholder exceeds the unitholder's adjusted tax basis in its units.

        Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership's gross income for every taxable year it is publicly traded consists of "qualifying income," the partnership may continue to be treated as a partnership for federal income tax purposes (the "Qualifying Income Exception"). Qualifying income includes (i) income and gains derived from the refining, transportation, storage, processing and marketing of crude oil, natural gas and products thereof, (ii) interest (other than from a financial business), (iii) dividends, (iv) gains from the sale of real property and (v) gains from the sale or other disposition of capital assets held for the production of qualifying income. We estimate that less than 4% of our current gross income is not qualifying income; however, this estimate could change from time to time.

        Based upon factual representations made by us and our general partner regarding the composition of our income and the other representations set forth below, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for federal income tax purposes. In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied include, without limitation:

  (1)
  Neither we nor any of our partnership or limited liability company subsidiaries has elected to be treated as a corporation for federal income tax purposes; and

  (2)
  For each taxable year since and including the year of our initial public offering, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is "qualifying income" within the meaning of Section 7704(d) of the Code.

        We believe that these representations are true and will be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then distributed that stock to our unitholders in liquidation of their units. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

        If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Accordingly, our taxation as a corporation would materially reduce our quarterly cash distributions to unitholders and thus would likely substantially reduce the value of our units. In addition, any distribution made to a unitholder would be treated as (i) a taxable dividend income to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder's tax basis in our units, and thereafter (iii) taxable capital gain.

        The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

 Tax Consequences of Unit Ownership

  Limited Partner Status

        Unitholders who are admitted as limited partners of the partnership, as well as unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of the partnership for federal income tax purposes. For a discussion related to the risks of losing partner status as a result of short sales, please see "—Tax Consequences of Unit Ownership—Treatment of Short Sales." Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under the circumstances.

  Flow-Through of Taxable Income

        Subject to the discussion below under "—Entity-Level Collections of Unitholder Taxes" with respect to payments we may be required to make on behalf of our unitholders, we will not pay any federal income tax. Rather, each unitholder will be required to report on its income tax return its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

  Ratio of Taxable Income to Distributions

        We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2014, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 20% or less of the cash distributed with respect to that period. However, the ratio of taxable income to distributions for any single year in the projection period may be higher or lower. After 2014, we anticipate that the ratio of taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that earnings from operations will approximate the amount required to make the anticipated quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual ratio of taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if:

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  the earnings from operations exceeds the amount required to make anticipated quarterly distributions on all units, yet we only distribute the anticipated quarterly distributions on all units; or

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  we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

  Basis of Units

        A unitholder's tax basis in its units initially will be the amount it paid for those units plus its initial share of our liabilities. That basis generally will be (i) increased by the unitholder's share of our income and any increases in such unitholder's share of our nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions to it, by its share of our losses, any decreases in its share of our nonrecourse liabilities and its share of our expenditures that are neither deductible nor required to be capitalized.

  Treatment of Distributions

        Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions are of cash or marketable securities that are treated as cash and exceed the unitholder's tax basis in its units, in which case the unitholder will recognize gain taxable in the manner described below under "—Disposition of Units."

        Any reduction in a unitholder's share of our "nonrecourse liabilities" (liabilities for which no partner bears the economic risk of loss) will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional units will decrease the unitholder's share of our nonrecourse liabilities. For purposes of the foregoing, a unitholder's share of our nonrecourse liabilities generally will be based upon that unitholder's share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder's share of our profits. Please see "Disposition of Units."

        A non-pro rata distribution of money or property (including a deemed distribution described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture and substantially appreciated "inventory items," both as defined in Section 751 of the Code ("Section 751 Assets"). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for an allocable portion of the non-pro rata distribution. This latter deemed exchange generally will result in the unitholder's realization of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

  Limitations on Deductibility of Losses

        The deduction by a unitholder of its share of our losses will be limited to the lesser of (i) the unitholder's tax basis in its units, and (ii) in the case of a unitholder who is an individual, estate, trust or corporation (if more than 50% of the corporation's stock is owned directly or indirectly by or for five or fewer individuals or a specific type of tax exempt organization), the amount for which the unitholder is considered to be "at risk" with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder's share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment.

        A unitholder subject to the basis and at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions as a result of a reduction in a unitholder's share of nonrecourse liabilities) cause the unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder's tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used.

        In addition to the basis and at risk limitations, passive activity loss limitations generally limit the deductibility of losses incurred by individuals, estates, trusts, some closely held corporations and personal service corporations from "passive activities" (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only our passive income generated in the future. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of all of its units in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk and basis limitations.

  Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Such term generally does not include qualified dividend income or gains attributable to the disposition of property held for investment. A unitholder's share of a publicly traded partnership's portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

  Entity-Level Collections of Unitholder Taxes

        If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder or our general partner, we are authorized to pay those taxes and treat the payment as a distribution of cash to the relevant unitholder or general partner. Where the relevant unitholder's identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

  Allocation of Income, Gain, Loss and Deduction

        In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and our unitholders in accordance with their percentage interests in us. If we have a net loss, our items of income, gain, loss and deduction will be allocated first among the general partner and our unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and thereafter to our general partner.

        Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units by us (a "Book-Tax Disparity"). In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

        An allocation of items of our income, gain, loss or deduction, generally must have "substantial economic effect" as determined under Treasury Regulations. If an allocation does not have substantially economic effect, it will be reallocated to our unitholders the basis of their interests in us, which will be determined by taking into account all the facts and circumstances, including:

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  our partners' relative contributions to us;

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  the interests of all of our partners in our profits and losses;

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  the interest of all of our partners in our cash flow; and

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  the rights of all of our partners to distributions of capital upon liquidation.

        Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will have substantial economic effect.

  Treatment of Liquidation and Termination

        In general, if we liquidate or terminate the partnership and sell all of our assets, any gain or loss recognized upon such sale generally will be allocated among our unitholders in the manner described under "—Allocation of Income, Gain, Loss and Deduction". Please read "—Treatment of Distributions" for a discussion of the termination of any distributions that may result from a liquidation of the partnership. For a general discussion of the events and circumstances of a liquidation and termination of the partnership, please read "The Partnership Agreement—Termination and Dissolution" and "The Partnership Agreement—Liquidation and Distribution of Proceeds."

  Treatment of Short Sales

        A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the unitholder, and (ii) any cash distributions received by the unitholder as to those units would be fully taxable, possibly as ordinary income.

        Due to lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder whose units are loaned to a short seller to cover a short sale of our units. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please see "—Disposition of Units—Recognition of Gain or Loss."

  Alternative Minimum Tax

        If a unitholder is subject to federal alternative minimum tax, such tax will apply to such unitholder's distributive share of any items of our income, gain, loss or deduction. The current alternative minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors with respect to the impact of an investment in our units on their alternative minimum tax liability.

  Tax Rates

        Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 35%; and 15%, respectively. However, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

        A 3.8% Medicare tax on certain investment income earned by individuals, estates, and trusts will apply for taxable years beginning after December 31, 2012. For these purposes, investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income from all investments, or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse) or $200,000 (if the unitholder is unmarried). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

  Section 754 Election

        We have made the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchased units under Section 743(b) of the Code to reflect the unit purchase price. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase. The Section 743(b) adjustment does not apply to a person who purchases units directly from us. For purposes of this discussion, a unitholder's basis in our assets will be considered to have two components: (1) its share of the tax basis in our assets as to all unitholders ("common basis") and (2) its Section 743(b) adjustment to that tax basis (which may be positive or negative).

        Under Treasury Regulations, a Section 743(b) adjustment attributable to property depreciable under Section 168 of the Code, such as our storage assets, may be amortizable over the remaining cost recovery period for such property, while a Section 743(b) adjustment attributable to properties subject to depreciation under Section 167 of the Code, must be amortized straight-line or using the 150% declining balance method. As a result, if we owned any assets subject to depreciation under Section 167 of the Code, the amortization rates could give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing units from other unitholders.

        Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with these or any other Treasury Regulations. Please see "—Uniformity of Units." Consistent with this authority, we intend to treat properties depreciable under Section 167, if any, in the same manner as properties depreciable under Section 168 for this purpose. These positions are consistent with the methods employed by other publicly traded partnerships but are inconsistent with the existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach.

        The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder's tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder's basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please see "—Disposition of Units—Recognition of Gain or Loss." If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

  Accounting Method and Taxable Year

        We will use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please see "—Disposition of Units—Allocations Between Transferors and Transferees."

  Tax Basis, Depreciation and Amortization

        The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our partners holding interests in us prior to this offering. Please see "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please see "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Units—Recognition of Gain or Loss."

        The costs we incurred in offering and selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.

  Valuation and Tax Basis of Our Properties

        The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the initial tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

  Recognition of Gain or Loss

        A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder's amount realized and tax basis for the units sold. A unitholder's amount realized will equal the sum of the cash or the fair market value of other property it receives plus its share of our liabilities with respect to such units. Because the amount realized includes a unitholder's share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, primarily depreciation recapture. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership.

        Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, a unitholder may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  Allocations Between Transferors and Transferee

        In general, our taxable income or loss will be determined quarterly, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

  Notification Requirements

        A unitholder who sells or purchases any of units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

  Constructive Termination

        We will be considered to have terminated our partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder's taxable income for the year of termination.

        A constructive termination occurring on a date other than December 31 will result in us filing two tax returns for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. However, pursuant to an IRS relief procedure the IRS may allow, among other things, a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

        Because we cannot match transferors and transferees of units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity could result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6), which is not anticipated to apply to a material portion of our assets. Any non-uniformity could have a negative impact on the value of the units. Please see "—Tax Consequences of Unit Ownership—Section 754 Election."

        If necessary to preserve the uniformity of our units, our partnership agreement permits our general partner to take positions in filing our tax returns even when contrary to a literal application of regulations like the one described above. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. The general partner does not anticipate needing to take such positions, but if they were necessary, Vinson & Elkins L.L.P. would be unable to opine as to validity of such filing positions in the absence of direct and controlling authority.

        A unitholder's basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder's basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please see "—Disposition of Units—Recognition of Gain or Loss" above and "—Tax Consequences of Unit Ownership—Section 754 Election" above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders who are tax-exempt entities or non-U.S. persons should consult their tax advisor before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of their ownership of our units. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to non-U.S. unitholders are subject to withholding at the highest applicable effective tax rate. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of

30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

        A foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of "effectively connected income," a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with that unitholder's indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

  Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

        Neither we, nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible, and such a contention could negatively affect the value of the units. The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of its own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to its returns.

        Partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code requires that one partner be designated as the "Tax Matters Partner" for these purposes, and our partnership agreement designates our general partner.

        The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action.

        A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

  Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  (1)
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  (2)
  a statement regarding whether the beneficial owner is:

  (a)
  a non-U.S. person;

  (b)
  a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

  (c)
  a tax-exempt entity;

  (3)
  the amount and description of units held, acquired or transferred for the beneficial owner; and

  (4)
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

  Accuracy-Related Penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  (1)
  for which there is, or was, "substantial authority;" or

  (2)
  as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the relevant facts on their returns. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us, or any of our investments, plans or arrangements.

        A substantial valuation misstatement exists if (a) the value of any property, or the tax basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or tax basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for a corporation other than an S Corporation or a personal holding company). The penalty is increased to 40% in the event of a gross valuation misstatement. We do not anticipate making any valuation misstatements.

        In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

  Reportable Transactions

        If we were to engage in a "reportable transaction," we (and possibly our unitholders and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single tax year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly our unitholders' tax return) would be audited by the IRS. Please see "—Administrative Matters—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, our unitholders may be subject to the following provisions of the American Jobs Creation Act of 2004:

  •
  accuracy-related penalties with a broader scope. significantly narrower exceptions, and potentially greater amounts than described above at "—Administrative Matters—Accuracy-Related Penalties";

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

  •
  in the case of a listed transaction, an extended statute of limitations. We do not expect to engage in any "reportable transactions."

State, Local and Other Tax Considerations

        In addition to federal income taxes, unitholders will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property or in which the unitholder is a resident. We currently conduct business or own property only in Texas, which imposes an income tax on corporations and other entities but does not impose a personal income tax. Moreover, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of its investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, or non-U.S. tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all tax returns that may be required of it.

INVESTMENT IN PETROLOGISTICS LP BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

  •
  whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

  •
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

        The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and also IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

        In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

        The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

  (1)
  the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

  (2)
  the entity is an "operating company," meaning it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

  (3)
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above and IRAs.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (1) and (2) above.

        Plan fiduciaries contemplating a purchase of common units are encouraged to consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

 UNDERWRITERS

        Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., and UBS Securities LLC are acting as representatives, have severally agreed to purchase from us and the selling unitholder the number of common units indicated below.

Name	Number of Common Units
Morgan Stanley & Co. LLC
Citigroup Global Markets Inc.
UBS Securities LLC
SG Americas Securities, LLC
Stifel, Nicolaus & Company, Incorporated
SunTrust Robinson Humphrey, Inc.

Total	35,000,000

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the common units subject to their acceptance of the common units from us and the selling unitholder and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common units offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common units offered by this prospectus if any such common units are taken. However, the underwriters are not required to take or pay for the common units covered by the underwriters' option to purchase additional common units described below.

        The per common unit price of any common units sold by the underwriters shall be the public offering price listed on the cover page of this prospectus, in United States dollars, less an amount not greater than the per common unit amount of the concession to dealers described below.

        The underwriters initially propose to offer part of the common units directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $                  a common unit under the public offering price. Any underwriter may allow, and such dealers may reallow, a concession not in excess of $                  a common unit to other underwriters or to certain dealers. After the initial offering of the common units, the offering price and other selling terms may from time to time be varied by the representatives.

        The selling unitholder has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 5,250,000 additional common units at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the offering of the common units offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional common units as the number listed next to the underwriter's name in the preceding table bears to the total number of common units listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public for the additional common units will be approximately $94.5 million, the total underwriters' discounts and commissions will be approximately $5.7 million, and the total proceeds to the selling unitholder will be approximately $88.8 million.

        If the underwriters do not exercise their option to purchase additional common units, the selling unitholder will distribute 5,250,000 common units to PL Manufacturing upon the option's expiration. If and to the extent the underwriters exercise their option to purchase additional common units from the selling unitholder, the number of common units purchased by the underwriters pursuant to such exercise will be sold to the public and the remainder, if any, will be distributed by the selling unitholder to PL Manufacturing. Accordingly, the exercise of the underwriters' option will not affect the total number of common units outstanding.

        We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $4.9 million, all of which will be paid by us.

        The underwriters have informed the selling unitholder that they do not intend sales to discretionary accounts to exceed 5% of the total number of common units offered by them.

        We have applied to list our common units on the New York Stock Exchange under the symbol "PDH."

        We, our general partner, PL Manufacturing, the directors and executive officers of our general partner, certain employees of our general partner and of an affiliated company, and our sponsors have agreed that, without the prior written consent of Morgan Stanley & Co. LLC, on behalf of the underwriters, and subject to specified exceptions, we and they will not, during the period ending 180 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common units beneficially owned or any securities so owned that are convertible into or exercisable or exchangeable for common units; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units,

whether any such transaction described above is to be settled by delivery of common units or such other securities, in cash or otherwise.

        The restrictions described in this paragraph do not apply to:

  •
  the sale of common units by the selling unitholder to the underwriters pursuant to the underwriting agreement;

  •
  the issuance by us of common units upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

  •
  transactions by any person other than us relating to common units or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Exchange Act is required or will be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions; or

  •
  the pledge by the PL Manufacturing Members and any sale by PL Manufacturing of common units as contemplated by the omnibus agreement.

        The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

        The underwriters have informed Petrologistics LP and the selling unitholder that they do not presently intend to release common units or other securities subject to the lock-up agreements. Any determination to release any common units or other securities subject to the lock-up agreements would be based on a number of factors at the time of any such determination; such factors may include the market price of the common units, the liquidity of the trading market for the common units, general market conditions, the number of common units or other securities subject to the lock-up agreements proposed to be sold, and the timing, purpose and terms of the proposed sale.

        In order to facilitate the offering of the common units, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common units. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common units for their own account. A short position involves a sale by the underwriters of the common units in excess of the number of common units the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of common units involved in the sales made by the underwriters in excess of the number of common units they are obligated to purchase is not greater than the number of common units that they may purchase by exercising their option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in their option to purchase additional common units. The underwriters may close out any short position by either exercising their option to purchase additional common units and/or purchasing common units in the open market. In determining the source of common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option to purchase additional common units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering. In addition, to cover over-allotments or to stabilize the price of the common units, the underwriters may bid for, and purchase, common units in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common units in the offering, if the syndicate repurchases previously distributed common units in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common units above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        We, the selling unitholder, and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        Because the Financial Industry Regulatory Authority, or FINRA, views the common units offered under this prospectus as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA conduct rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for quotation on a national securities exchange.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us, our general partner and our sponsors, for which they received or will receive customary fees and expenses.

        Furthermore, certain of the underwriters and their respective affiliates may, from time to time, enter into arms-length transactions with us in the ordinary course of their business. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments of PetroLogistics LP or our affiliates. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

        A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of common units to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to the underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of the Offering

        Prior to this offering, there has been no public market for our common units. The initial public offering price was determined by negotiations between us, the selling unitholder and the representatives. Among the factors to be considered in determining the initial public offering price will be our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, the market prices of securities, and certain financial and operating information, of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors.

        We cannot assure you that the prices at which the common units will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common units will develop and continue after this offering.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of common units which are the subject of the offering contemplated by this prospectus to the public in that Member State other than:

  (1)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (2)
  to fewer than 100 or, if such Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (3)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of the above, the expression an "offer of common units to the public" in relation to any common units in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common units to be offered so as to enable an investor to decide to purchase or subscribe the common units, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in that Member State) and includes any relevant implementing measure in that Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        This prospectus and any other material in relation to the common units described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive ("qualified investors") that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as "relevant persons"). The common units are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such common units will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

Switzerland

        This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations ("CO") and the common units will not be listed on the SIX Swiss Exchange. Therefore, the Prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the common units may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the common units with a view to distribution.

Hong Kong

        The common units may not be offered or sold in Hong Kong by means of any document other than (i) to "professional investors" as defined in the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (the "SFO") and any rules made under the SFO, or (ii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap.32, Laws of Hong Kong) (the "CO") or which do not constitute an offer or invitation to the public within the meaning of the CO or the SFO, and no advertisement, invitation or document relating to the common units may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the common units which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the SFO and any rules made under the SFO.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common units may not be circulated or distributed, nor may the common units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the common units are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire common unit capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, common units, debentures and units of common units and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the common units under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

        The common units have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any common units, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

        The validity of the common units and certain other legal matters will be passed upon for us by Vinson & Elkins L.L.P., New York, New York. Andrews Kurth LLP, Houston, Texas is acting as counsel to the underwriters.

EXPERTS

        The financial statements of PL Propylene LLC at December 31, 2010 and 2011, and for each of the three years in the period ended December 31, 2011, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements of PetroLogistics LP at December 31, 2011 and for the period from June 9, 2011 (Inception) through December 31, 2011, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common units being offered hereunder. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common units, we refer you to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed as an exhibit and reference thereto is qualified in all respects by the terms of the filed exhibit. The registration statement, including exhibits, may be inspected without charge at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of it may be obtained from that office after payment of fees prescribed by the SEC. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov.

PETROLOGISTICS LP

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Introduction

        The unaudited pro forma consolidated financial statements of PetroLogistics LP have been derived from the audited historical financial statements of our predecessor for accounting purposes, PL Propylene LLC ("PL Propylene" or the "Predecessor"), included elsewhere in this prospectus and are qualified in their entirety by reference to such historical financial statements and related notes contained therein. The unaudited pro forma consolidated financial statements should be read in conjunction with the audited and unaudited financial statements of PL Propylene, the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. References herein to "us", "we", "our" or similar terms, when used in a historical context, refer to PL Propylene. When used in the present tense or prospectively, those terms refer to PetroLogistics LP and its subsidiaries unless the context otherwise requires or where otherwise indicated.

        PL Propylene was previously owned by Propylene Holdings LLC. Propylene Holdings LLC has contributed PL Propylene to us in contemplation of this offering, and we will own and operate PL Propylene. The contribution of PL Propylene to us will be recorded at historical cost as it is considered to be a reorganization of entities under common control for accounting purposes.

        The unaudited pro forma consolidated financial statements have been prepared by adjusting the historical financial statements of PL Propylene. The pro forma adjustments are based on currently available information and certain estimates and assumptions that we believe are reasonable. Therefore, the actual adjustments will differ from the pro forma adjustments. However, we believe that the assumptions provide a reasonable basis for presenting the significant effects of the contemplated transactions and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma consolidated financial statements.

        The unaudited pro forma consolidated financial statements are not necessarily indicative of the results that we would have achieved had the transactions described herein actually taken place on the dates indicated, and do not purport to be indicative of future financial positions or operating results.

        The unaudited pro forma consolidated financial statements have been prepared on the basis that PetroLogistics will be treated as a partnership for U.S. federal income tax purposes.

PETROLOGISTICS LP

UNAUDITED PRO FORMA
CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2011

	Predecessor Actual as of December 31, 2011	Pro Forma Adjustments		Pro Forma as of December 31, 2011
	(In thousands, except unit data)
Assets
Current assets:
Cash and cash equivalents	$—	$343,000	(a)	$44,447
		(99,307	)(b)
		(11,465	)(c)
		(211,014	)(d)
		27,000	(g)
		(3,767	)(h)
Restricted cash	45,808	(45,808	)(b)	—
Accounts receivable	42,374	—		42,374
Inventory	20,283	—		20,283
Prepaid expenses and other current assets	5,172	(614	)(c)	1,470
		(3,088	)(h)

Total current assets	113,637	(5,063)		108,574
Property, plant and equipment, net	603,127	—		603,127
Intangible asset, net	10,757	—		10,757
Derivative assets	6,178	—		6,178
Deferred financing costs and other assets	7,798	11,570	(c)	11,571
		(7,797	)(e)

Total assets	$741,497	$(1,290)		$740,207

Liabilities and member's equity
Current liabilities:
Accounts payable	$28,167	$(509	)(c)	$27,323
		(335	)(h)
Accounts payable, related parties	2,526	(2,000	)(i)	526
Accrued liabilities	6,370	—		6,370
Deferred revenue	4,680	—		4,680
Derivative liabilities	7,845			7,845
Bank debt	145,115	(145,115	)(b)	—

Total current liabilities	194,703	(147,959)		46,744
Long-term debt, net of discount	—	343,000	(a)	343,000
Asset retirement obligation	1,180	—		1,180
Deferred income taxes	832	—		832

Total liabilities	196,715	195,041		391,756
Member's equity	544,782	(544,782	)(f)	—
PRO FORMA PARTNERS' CAPITAL
Common units: 139,000,000 common units issued and outstanding	—	544,782	(f)	348,451
		(211,014	)(d)
	—	(7,797	)(e)
		27,000	(g)
		2,000	(i)
		(6,520	)(h)
General partner interest	—	—	(j)	—

Total pro forma partners' capital	—	348,451		348,451

Total liabilities and partners' capital	$741,497	$(1,290)		$740,207

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

PETROLOGISTICS LP

UNAUDITED PRO FORMA
CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

	Predecessor Actual Year Ended December 31, 2011	Pro Forma Adjustments		Pro Forma Year Ended December 31, 2011
	(In thousands, except unit and per-unit data)
Sales	$614,927	$—		614,927
Cost of sales	496,809	—		496,809

Gross profit	118,118	—		118,118
General and administrative expense	73,365	—		73,365
Management fee	2,000	(2,000	)(e)	—
Loss on derivatives	1,667	—		1,667

Operating income	41,086	2,000		43,086
Interest expense, net	(17,853)	17,853	(a)	(28,880)
		(25,900	)(b)
		(2,380	)(c)
		(600	)(d)
Other income	63	—		63

Net income before income tax expense	23,296	(9,027)		14,269
Income tax expense	1,372	—		1,372

Net income	$21,924	$(9,027)		$12,897

Net income per common unit				$.09
Number of common units assumed to be outstanding				139,000,000

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

PETROLOGISTICS LP

NOTES TO THE UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization and Basis of Presentation

        The unaudited pro forma consolidated financial statements of PetroLogistics LP ("PetroLogistics") have been prepared based upon the audited historical financial statements of PL Propylene LLC ("PL Propylene"), a wholly owned subsidiary of Propylene Holdings LLC ("Propylene Holdings"). Propylene Holdings has contributed PL Propylene to PetroLogistics in contemplation of this offering.

        The unaudited pro forma consolidated financial statements are not necessarily indicative of the results that PetroLogistics would have achieved had the transactions described herein actually taken place on the dates indicated, and do not purport to be indicative of PetroLogistics' future financial positions or operating results. The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements of PL Propylene, the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in the prospectus.

        The pro forma adjustments have been prepared as if the transactions described below had taken place on December 31, 2011, in the case of the unaudited pro forma consolidated balance sheet, or as of January 1, 2011, in the case of the unaudited pro forma consolidated statement of operations.

        The unaudited pro forma consolidated financial statements reflect the following transactions:

  •
  On March 27, 2012, PL Propylene entered into a new $350.0 million term loan facility and a $120.0 million revolving credit facility;

  •
  PL Propylene LLC drew $350.0 million under the new term loan facility and used (1) $99.3 million of borrowings and restricted cash on deposit with the lender to refinance and cancel its prior term loan facility and revolving credit facility, (2) approximately $211.0 million to reimburse our sponsors for construction capital expenditures and (3) approximately $18.5 million to pay associated financing costs and debt discounts. PL Propylene will use the remaining amount (approximately $21.2 million) for general working capital purposes;

  •
  On March 30, 2012, Propylene Holdings contributed PL Propylene to PetroLogistics;

  •
  Prior to the closing date of this offering, PetroLogistics GP LLC ("PetroLogistics GP"), the general partner of PetroLogistics, and Propylene Holdings entered into an amended and restated agreement of limited partnership;

  •
  PetroLogistics will issue and sell 1,500,000 common units to the public in this offering and pay the reflected discounts and commissions and all related unpaid transactions costs in connection with this offering;

  •
  PetroLogistics will use the net proceeds of its sale of 1,500,000 common units in this offering for working capital and general partnership purposes to fund certain future capital expenditures at its facility, including a portion of those associated with its planned major maintenance project in 2013 to replace the reactor catalyst, and to fund a portion of the distributions to its common unitholders for the lost margin resulting therefrom; and

  •
  Propylene Holdings will offer and sell 33,500,000 common units in this offering and pay related underwriting discounts and commissions, and we will pay offering expenses.

        Upon completion of this offering, we expect we will incur approximately $3.5 million in additional general and administrative expenses annually as a result of being a publicly traded limited partnership that

PETROLOGISTICS LP

NOTES TO THE UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Organization and Basis of Presentation (Continued)

we have not previously incurred, including costs associated with compliance under the Securities Exchange Act of 1934, annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees, audit fees, incremental director and officer liability insurance costs and directors' compensation. These incremental expenses exclude the costs of the offering, as well as the costs associated with the initial implementation of our Sarbanes-Oxley Section 404 internal control reviews and testing. Although our financial statements following the offering will reflect the impact of these expenses, our unaudited pro forma consolidated financial statements do not reflect these expenses.

        Our historical financial statements reflect significant amounts of equity-based compensation expense. We expect our equity-based awards will vest upon closing of this offering. We expect that this vesting will result in a charge to our statement of operations. That charge has not been included in the unaudited pro forma consolidated statements of operations because the charge is not expected to have a continuing impact on our results of operations.

(2) Partnership Interests

        Following this offering, PetroLogistics will have two types of partnership interests outstanding:

  •
  common units representing limited partner interests, a portion of which will be sold by PetroLogistics and Propylene Holdings in the initial public offering (approximately 25.2% of all of PetroLogistics' outstanding units); and

  •
  a general partnership interest, which is not entitled to any distributions, that will be held by PetroLogistics GP.

(3) Pro Forma Balance Sheet Adjustments and Assumptions

As of December 31, 2011

  (a)
  Reflects the amount drawn on the new term loan facility of $350.0 million, net of a 2% discount of $7.0 million.

  (b)
  Reflects the refinancing and cancellation of PL Propylene's prior term loan facility and revolving credit facility of $145.1 million, net of the restricted cash balance of $45.8 million on deposit with the lender which was applied to the outstanding borrowings at the time of repayment.

  (c)
  Reflects the payment of estimated deferred financing costs of $11.6 million associated with the new credit facilities. As of December 31, 2011, of the $11.6 million of estimated deferred financing costs, $0.6 million had been capitalized and $0.5 million had been accrued.

  (d)
  Reflects a distribution by PetroLogistics to its sponsors of $211.0 million from the proceeds of the new term loan facility as reimbursement for construction capital expenditures.

  (e)
  Reflects the write-off of deferred financing costs associated with PL Propylene's prior term loan facility and revolving credit facility.

  (f)
  Reflects the contribution by Propylene Holdings of PL Propylene to PetroLogistics.

PETROLOGISTICS LP

NOTES TO THE UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Pro Forma Balance Sheet Adjustments and Assumptions (Continued)

  (g)
  Reflects the issuance by PetroLogistics of 1,500,000 common units in this offering for working capital and general partnership purposes, for funding certain future capital expenditures at its facility, including a portion of those associated with its planned major maintenance project in 2013 to replace the reactor catalyst, and for funding a portion of the distributions to its common unitholders for the lost margin resulting therefrom.

  (h)
  Reflects the payment of $1.6 million of underwriting discounts and commissions and estimated offering expenses of $4.9 million. As of December 31, 2011, of the $4.9 million of estimated offering expenses, $3.1 million had been paid and recorded as a deferred asset and $0.3 million had been accrued.

  (i)
  Reflects a capital contribution of $2.0 million from Lindsay Goldberg associated with the waiver, in connection with this offering, of accrued management fees as of December 31, 2011.

  (j)
  Reflects the non-economic general partner interest with nominal value.

(4) Pro Forma Statement of Operations Adjustments and Assumptions

For the year ended December 31, 2011

  (a)
  Reflects the reversal of interest expense and loan commitment fees incurred on PL Propylene's prior term loan facility and revolving credit facility.

  (b)
  Reflects the inclusion of interest expense at an average annual rate of 7.0% relating to the new term loan facility of $350.0 million and amortization of related debt discount. A 0.125 percent change in the interest rates would result in a change in interest expense of approximately $0.4 million.

  (c)
  Reflects amortization of deferred financing cost over the term of the new term loan facility and revolving credit facility of five and four and one-half years, respectively.

  (d)
  Reflects the commitment fee of 0.5% per annum on the estimated average unused portion ($120.0 million) of the new $120.0 million revolving credit facility.

  (e)
  Reflects the reversal of management fees recorded pursuant to a management services agreement with Lindsay Goldberg that expires under its terms in conjunction with the initial public offering.

(5) Pro Forma Net Income Per Unit

        Pro forma net income per unit is determined by dividing the pro forma net income by the number of common units expected to be outstanding at the closing of this offering. For purposes of this calculation, we assumed there were 139,000,000 common units outstanding at December 31, 2011. All units were assumed to have been outstanding since January 1, 2011.

        Basic and diluted pro forma net income per unit are equivalent as there are no dilutive units at the date of closing of this offering.

Report of Independent Registered Public Accounting Firm

The Member of PL Propylene LLC

        We have audited the accompanying balance sheets of PL Propylene LLC (the Company) as of December 31, 2010 and 2011, and the related statements of operations, changes in member's equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PL Propylene LLC at December 31, 2010 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Houston, Texas
March 5, 2012

PL PROPYLENE LLC

BALANCE SHEETS

(In Thousands)

	December 31,		Supplemental Pro Forma December 31, 2011
	2010	2011
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$—	$—	$—
Restricted cash	6,885	45,808	45,808
Accounts receivable	14,376	42,374	42,374
Inventory	16,043	20,283	20,283
Prepaid expenses and other current assets	866	5,172	5,172

Total current assets	38,170	113,637	113,637
Property, plant, and equipment, net	609,822	603,127	603,127
Intangible asset, net	9,968	10,757	10,757
Derivative assets	—	6,178	6,178
Deferred financing costs and other assets	10,916	7,798	7,798

Total assets	$668,876	$741,497	$741,497

Liabilities and member's equity
Current liabilities:
Accounts payable	$11,160	$28,167	$28,167
Accounts payable, related parties	1,223	2,526	2,526
Accrued liabilities	4,963	6,370	6,370
Revolving loan	39,500	—	—
Deferred revenue	4,803	4,680	4,680
Derivative liabilities	—	7,845	7,845
Bank debt	150,000	145,115	145,115
Distribution payable to Member	—	—	211,014

Total current liabilities	211,649	194,703	405,717
Asset retirement obligation	1,092	1,180	1,180
Deferred income taxes	—	832	832

Total liabilities	212,741	196,715	407,729
Commitments and contingencies
Member's equity	456,135	544,782	333,768

Total liabilities and member's equity	$668,876	$741,497	$741,497

See accompanying notes.

PL PROPYLENE LLC

STATEMENTS OF OPERATIONS

(In thousands, except unit and per-unit data)

	Year Ended December 31,
	2009	2010	2011
Sales	$—	$30,351	$614,927
Cost of sales	—	41,836	496,809

Gross profit (loss)	—	(11,485)	118,118
General and administrative expense	4,264	22,884	73,365
Management fee	—	—	2,000
Loss on derivatives	—	—	1,667

Operating income (loss)	(4,264)	(34,369)	41,086
Interest expense, net	(224)	(5,418)	(17,853)
Other income	—	52	63

Net income (loss) before income tax expense	(4,488)	(39,735)	23,296
Income tax expense	—	—	(1,372)

Net income (loss)	$(4,488)	$(39,735)	$21,924

(Unaudited)
Supplemental pro forma net income per common unit	$.16
Common units used to calculate supplemental pro forma net income per common unit	139,000,000

See accompanying notes.

PL PROPYLENE LLC

STATEMENTS OF CHANGES IN MEMBER'S EQUITY

(In Thousands)

Balance, December 31, 2008	$202,949
Member contributions	167,000
Equity-based compensation	29
Net loss	(4,488)

Balance, December 31, 2009	365,490
Member contributions	115,897
Equity-based compensation	14,483
Net loss	(39,735)

Balance, December 31, 2010	456,135
Member contributions	2,340
Equity-based compensation	64,383
Net income	21,924

Balance, December 31, 2011	$544,782

See accompanying notes.

PL PROPYLENE LLC

STATEMENTS OF CASH FLOWS

(In Thousands)

	Year Ended December 31,
	2009	2010	2011
Operating activities
Net income (loss)	$(4,488)	$(39,735)	$21,924
Adjustments to reconcile net income (loss) to net cash (used in) provided by operations:
Equity-based compensation expense	29	14,483	64,383
Amortization of deferred financing costs	—	612	3,118
Depreciation and amortization expense	3	7,147	37,441
Accretion expense	71	84	88
Unrealized loss on derivatives	—	—	1,667
Deferred income tax expense	—	—	832
Changes in working capital:
Accounts receivable	—	(14,376)	(27,998)
Inventory	(1,665)	(14,378)	(4,240)
Prepaid expenses and other current assets	(1,855)	989	(1,124)
Accounts payable	6,602	(9,954)	17,007
Accounts payable, related parties	1,236	(13)	1,303
Accrued liabilities	350	3,725	(1,593)
Deferred revenue	—	4,803	(123)
Other assets	(250)	250	—
Increase in restricted cash	—	(6,885)	(28,038)

Net cash (used in) provided by operations	33	(53,248)	84,647
Investing activities
Decrease in restricted cash	9,765	30,003	—
Capital expenditures	(290,953)	(187,452)	(28,535)

Net cash used in investing activities	(281,188)	(157,449)	(28,535)
Financing activities
Deferred financing costs	(12,561)	—	(3,182)
Proceeds from borrowings	94,700	94,800	143,000
Repayments on borrowings	—	—	(187,385)
Member contributions	167,000	115,897	2,340
Increase in restricted cash	—	—	(10,885)

Total cash provided by (used in) financing activities	249,139	210,697	(56,112)
Net change in cash	(32,016)	—	—
Cash at beginning of period	32,016	—	—

Cash at end of period	$—	$—	$—

Supplemental Disclosures of Cash Flow Information
Interest paid, net of amounts capitalized	$818	$4,774	$14,706
Income taxes paid	—	—	218
Noncash capital expenditures	—	—	3,000

See accompanying notes.

PL Propylene LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2011

1. Organization and Basis of Presentation

Organization and Nature of Operations

        PL Propylene LLC is a limited liability company that produces and markets propylene to its customers. As used in this report, the terms "we," "us," "our," and like terms refer to PL Propylene LLC. We purchased a former ethylene cracker from ExxonMobil Oil Corporation (ExxonMobil) in March 2008. We developed and built new assets and converted certain existing assets into an "on-purpose" propylene production facility (the Facility) in Houston, Texas, with production beginning on October 21, 2010. Propylene is used as one of the basic building blocks for petrochemicals in a variety of end uses, including paints, coatings, building materials, clothing, automotive parts, packaging and a range of other consumer and industrial products.

        We were formed under the laws of Delaware on January 31, 2007, and we are a wholly-owned subsidiary of Propylene Holdings LLC (Holdings), which is our sole member. Holdings is a wholly owned subsidiary of PL Manufacturing LLC (PLM). The majority owner of PLM is LG Propylene LLC, an affiliate of Lindsay Goldberg LLC (Lindsay Goldberg). We refer to the owners of PLM as "our sponsors." We are a limited liability company, and as such, Holdings and its members are not personally liable for any debt, liability or obligation of ours.

Basis of Presentation

        The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP).

        Certain amounts for prior periods have been reclassified in order to conform to the current period presentation.

Development Stage Enterprise

        We operated as a development stage enterprise until commencement of Facility operations in October 2010. During the development-stage period, we devoted substantially all of our efforts to developing, constructing and financing the construction of the Facility.

2. Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of sales and expenses during the reporting period. Actual results could differ materially from those estimates.

        The more significant areas requiring the use of estimates, assumptions, and judgments relate to the valuation of equity-based compensation awards and the valuation of derivative assets and liabilities.

Sales

        Sales of propylene and by-products are recorded when persuasive evidence of an arrangement exists, goods have been delivered, consideration to be received is fixed and determinable, and collectibility is

PL Propylene LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

2. Summary of Significant Accounting Policies (Continued)

reasonably assured. Cash received in advance of product delivery to the customer is reported as deferred revenue. Upon delivery to the customer and satisfaction of the aforementioned criteria for sales recognition, the deferred revenue is reported as a sale. Sales are presented net of discounts and allowances. By-product sales are reported together with propylene sales. Transportation costs billed to customers are recorded as a component of sales.

        Inventory purchases and sales transactions with the same counterparty are combined for accounting purposes if they were entered into in contemplation of each other. Inventory purchases and sales under buy/sell transactions are treated as inventory exchanges in our statements of operations. This treatment of buy/sell transactions eliminates sales and purchases in equal amounts in our statements of operations but does not impact our financial position, net income or liquidity.

Cost of Sales

        Cost of sales represents the costs of propylene and by-products sold. These costs include the cost of propane, fuel and utilities used in the propylene production process, such as natural gas, nitrogen and electricity, as well as direct operating expenses along with insurance and property tax expenses associated with the Facility. Direct operating expenses include all direct and indirect labor at the Facility. Depreciation, amortization and accretion expenses, exclusive of the amortization of deferred financing fees, are also included within cost of sales. Cost of sales is calculated on the weighted-average cost basis.

        In addition to propylene, the Facility generates commercial quantities of the following by-products during the production process: hydrogen, C4 mix stream, and C5+ stream.

        During certain periods in 2010 and 2011, the Facility operated below normal capacity. Accordingly, we recorded charges to cost of sales to reflect unabsorbed fixed overhead costs. The Facility's substantial fixed cost structure and limited operations in the period immediately following commencement of operations resulted in a gross loss for 2010.

Cash and Cash Equivalents

        We consider all short-term instruments with an original maturity of three months or less to be cash equivalents. We maintain cash in bank deposit accounts that, at times, may exceed federally insured limits. We have not experienced any losses in such accounts, and we believe we are not exposed to any significant credit risk on cash and cash equivalents.

Restricted Cash

        During 2009, we commenced borrowings under our credit facility. Our credit facility includes certain restrictions with respect to our cash accounts. As such, the cash balances within these accounts of $6.9 million and $45.8 million have been classified as restricted cash in the balance sheets as of December 31, 2010 and 2011, respectively.

        Except as noted below, restricted cash as of December 31, 2010 and 2011 was held to fund operating activities. During 2011, following the conversion of our construction loan to a term loan that matures in 2014, we funded $10.9 million into a debt service reserve to serve as collateral for our debt. This cash

PL Propylene LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

2. Summary of Significant Accounting Policies (Continued)

outflow is classified as a financing cash flow in the statement of cash flows. During 2011, we funded $3.0 million into a major maintenance reserve, which will be used to fund future major maintenance expenditures. This amount has been included in operating activities in the statement of cash flows. The remaining $31.9 million at December 31, 2011 will be used in 2012 to fund operating expenses.

Accounts Receivable

        We extend credit to customers in accordance with normal industry standards and terms. We review accounts receivable monthly and establish an allowance for doubtful accounts based on known factors surrounding the credit risk of specific customers, historical trends and other information. Accounts receivable are not collateralized, and we will charge interest on receivables should they become past due. To date, we have not recorded any interest income related to past due receivables. Through December 31, 2011, we have not recorded any bad debt expense.

Inventory

        Inventory is carried at the lower of cost or market, with cost determined using a weighted-average method.

Prepaid Expenses and Other Current Assets

        Prepaid expenses and other current assets consist primarily of costs associated with our planned initial public offering as well as costs related to our planned debt refinancing. The costs associated with our planned initial public offering are being deferred until the offering is effective, at which time the costs will be reflected as a reduction in the offering proceeds. In the event we do not complete an initial public offering, the costs will be written off at the time we make a determination that an initial public offering is unlikely. At December 31, 2011, deferred costs related to our initial public offering were $3.1 million. The costs associated with our debt refinancing are being deferred until the refinancing is complete, at which time the costs will be amortized over the life of the refinanced debt. If we do not complete a debt refinancing, the costs will be written off at the time we determine a refinancing is unlikely. At December 31, 2011, deferred financing costs related to our debt refinancing were $0.6 million.

Property, Plant, and Equipment

        Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Upon retirement or sale, we remove the cost of the asset and the related accumulated depreciation from the accounts and reflect any resulting gain or loss in the statements of operations.

        Repair and maintenance expenditures incurred in order to maintain the day-to-day operation of our existing assets are charged to expense as incurred. Costs associated with acquisitions and improvements that expand existing capacity or extend useful life, including related interest costs, are capitalized. Cost of planned major maintenance projects, known as turnarounds, will be deferred and amortized using the straight-line method over the period until the next plant turnaround, which is approximately three years.

PL Propylene LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

2. Summary of Significant Accounting Policies (Continued)

Intangible Asset

        Intangible asset represents the technology license we acquired related to the propane dehydrogenation process, which is essential to the design, construction and operation of the Facility. The technology license is being amortized on a straight-line basis over its estimated useful life of 25 years. We have no intangible assets with indefinite useful lives.

Deferred Financing Costs and Other Assets

        Deferred financing costs and other assets consist primarily of deferred financing costs incurred in connection with the closing of our credit facility in June 2009. The costs associated with our credit facility are being amortized using the straight-line method over the term of the facility, which approximates the effective interest method, and are classified as interest expense. In the event we successfully complete the planned refinancing of our debt, the remaining unamortized costs associated with the 2009 credit facility will be written off at that time.

Impairment of Long-Lived Assets

        Long-lived assets used in operations are assessed for possible impairment when events or changes in circumstances indicate a potential significant deterioration in future cash flows projected to be generated by the assets. Individual assets are grouped for impairment purposes at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets, which is generally at the Facility level, as we produce one principal product.

        If, upon review, the sum of the projected undiscounted cash flows is less than the carrying value of the asset group, the carrying value is written down to the estimated fair value. The fair values of impaired assets are usually determined based on the present value of projected future cash flows using discount rates commensurate with the risks involved in the asset group, as quoted market prices in active markets are generally not available. The expected future cash flows used for impairment reviews and related fair value calculations are based on projected production volumes, sales volumes, prices and costs, taking into consideration available internal and external information at the date of review.

        Should an impairment of assets arise, we would be required to record a charge to operations that could be material to the period reported. To date, we have not recorded any impairment charges.

Derivative Instruments

        In October 2011, we entered into commodity derivative contracts with settlement dates in 2012 and 2013 to manage our exposure to commodity price risk with respect to propane, our sole feedstock. Our principal use of commodity derivative contracts is to mitigate the risk associated with unfavorable market movements in the price of energy commodities. Our commodity derivative contracts act as a hedging (offset) mechanism against the volatility of energy commodity prices by allowing us to transfer this price risk to counterparties who are able and willing to bear it.

        Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC or Codification) Topic 815, Derivatives and Hedging (ASC Topic 815), addresses the accounting for derivative

PL Propylene LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

2. Summary of Significant Accounting Policies (Continued)

contracts. We enter into our commodity derivative contracts to economically hedge an exposure through a relationship that does not qualify for hedge accounting under ASC Topic 815. Our derivative contracts are recorded as derivative assets and liabilities, as applicable, at fair value on the balance sheet, and the associated unrealized gains and losses are recorded as current expense or income in the statement of operations. Unrealized gains or losses on commodity derivative contracts represent the non-cash change in the fair value of these derivative instruments and do not impact operating cash flows on the cash flow statement. Until settlement occurs, this will result in non-cash gains or losses being reported in our operating results as gain or loss on derivatives.

Asset Retirement Obligation

        An asset and a liability are recorded at fair value when there is a legal obligation associated with the retirement of a long-lived asset and the amount can be reasonably estimated. When the liability is initially recorded, this cost is capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is increased for changes in present value, and the capitalized cost is depreciated over the estimated useful life of the related asset.

        Where we can reasonably estimate the asset retirement obligation, we accrue a liability based on an estimate of the timing and amount of settlement. In estimating our asset retirement obligations, we utilize several assumptions based on when the liabilities were recorded, including an inflation rate and a credit-adjusted discount rate. We record changes in these estimates based on changes in the expected amount and timing of payments to settle our obligations.

Environmental Costs

        Environmental expenditures are expensed or capitalized as appropriate, depending on future economic benefit. Expenditures that relate to an existing condition caused by past operations and that do not have future economic benefit are expensed. Liabilities for expenditures are recorded on an undiscounted basis unless the amount and timing of cash payments for the liability are fixed or determinable, in which case they are recorded on a discounted basis. Expenditures that create future benefits or contribute to future revenue generation are capitalized.

Income Taxes

        We are a limited liability company and are treated similar to a partnership for federal tax purposes whereby the impact of our operations is subject to tax at the member level. Therefore, no federal income taxes are recognized in the accompanying financial statements. As of December 31, 2011, the tax basis of our net assets was approximately $245.1 million.

        As an entity operating in the State of Texas, we are subject to the Texas Margin Tax, which is an income tax. We follow the liability method of accounting for these income taxes. Deferred income tax assets and liabilities are recognized for temporary differences between the assets and liabilities for financial reporting and tax purposes. As of December 31, 2011, our tax returns for 2007 through 2011 were open for examination by the State of Texas.

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

2. Summary of Significant Accounting Policies (Continued)

        We recognize the tax effects of any PL Propylene LLC uncertain tax positions we may adopt if the position taken by us is more likely than not sustainable based on its technical merits. If a tax position meets such criteria, the tax effect that would be recognized by us would be the largest amount of benefit with more than a 50% chance of being realized. See Note 10 for additional information regarding our income taxes.

Equity-Based Compensation

        We recognize compensation expense related to profits interests granted to employees based on the estimated fair value of the awards on the date of grant, net of estimated forfeitures. The grant date fair value of the equity-based awards is generally recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the respective awards.

        We also account for profits interests granted to non-employees based on the estimated fair value of the awards. The measurement of equity-based compensation for awards granted to non-employees is subject to periodic adjustment as the awards vest, and the resulting change in value is recognized in the statement of operations during the period the related services are rendered.

Fair Value of Financial Instruments

        The following table presents the estimated fair values of our financial instruments (excluding derivative instruments—see Note 6) at the dates indicated (in thousands):

	December 31, 2010		December 31, 2011
Financial Instruments	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Restricted cash	$6,885	$6,885	$45,808	$45,808
Accounts receivable	14,376	14,376	42,374	42,374
Financial liabilities:
Accounts payable	11,160	11,160	28,167	28,167
Accounts payable, related parties	1,223	1,223	2,526	2,526
Accrued liabilities	4,963	4,963	6,370	6,370
Variable-rate debt	189,500	189,500	145,115	145,115

Segment Reporting

        We operate in one segment for the production and sale of propylene and related by-products. All of our operations are located in Houston, Texas.

Earnings Per Share

        We have omitted earnings per share because we have operated as a private company for all periods presented.

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

2. Summary of Significant Accounting Policies (Continued)

Recently Issued Accounting Standards

        In May 2011, the FASB issued new guidance for fair value measurements intended to achieve common fair value measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards (IFRS). The amended guidance provides a consistent definition of fair value to ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and IFRS. The amended guidance changes certain fair value measurement principles and enhances the disclosure requirements, particularly for Level 3 fair value measurements. The amended guidance will be effective for us beginning January 1, 2012. We do not anticipate that these changes will have a significant impact on our financial position, results of operations or cash flows.

        In June 2011, the FASB issued guidance that modified how comprehensive income is presented in an entity's financial statements. The guidance requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements and eliminates the option to present the components of other comprehensive income as part of the statement of equity. The revised financial statement presentation for comprehensive income will be effective for us beginning January 1, 2012. We do not anticipate that these changes will have a significant impact on our financial statements as we currently have no components of other comprehensive income.

3. Inventory

        Inventory consisted of the following at December 31 (in thousands):

	2010	2011
Product inventory
Raw materials	$381	$419
Work in progress	1,542	1,762
Finished product	8,391	12,310

Total product inventory	10,314	14,491
Maintenance spares	5,729	5,792

Total inventory	$16,043	$20,283

        Raw materials inventory consists of propane stored by our feedstock supplier. Work in progress inventory represents pipeline and plant fill inventory, which is a combination of propane and propylene. Finished goods inventory consists of inventory stored at a third party facility pursuant to our propylene exchange and storage contract. The exchange and storage contract provides for a base storage capacity of 40 million pounds. Legal title and custody, control and risk of loss of finished goods inventory remains with us until the finished goods inventory is delivered to the customer pursuant to our propylene sales contracts. Our propylene exchange and storage agreement provides for minimum annual quantity fees (see Note 15). The initial term of the contract ends December 31, 2013, but the contract remains in effect thereafter until either party provides 12-month written notice to terminate the contract.

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

4. Property, Plant and Equipment

        Property, plant, and equipment consisted of the following at December 31 (in thousands):

	Lives in Years	2010	2011
Pipelines and plant	25	$42,027	$42,232
Machinery and equipment	5 to 25	525,411	536,955
Catalyst	3 to 25	15,818	17,401
Air permits	25	26,415	26,415
Other	5 to 25	6,219	6,604

		615,890	629,607
Less accumulated depreciation and amortization		(7,062)	(39,575)

		608,828	590,032
Construction in process	N/A	994	13,095

Property, plant, and equipment, net		$609,822	$603,127

        Depreciation and amortization expense on property, plant and equipment of $7.1 million and $37.0 million are included in cost of sales in the statements of operations for 2010 and 2011, respectively. Of our total catalyst cost, 82% has a life of three to six years, while the remaining 18%, representing one specific catalyst, has a life equal to the estimated life of the plant of 25 years.

        For 2009, 2010 and 2011, we capitalized interest expense, including amortization of deferred financing costs, related to the construction of the Facility of $1,392,000, $10,782,000 and $0, respectively.

5. Intangible Asset

        The Company's intangible asset at December 31 consisted of the following (in thousands):

	2010			2011
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Licensed technology	$10,056	$(88)	$9,968	$11,281	$(524)	$10,757

        Amortization expense on our intangible asset for 2010 and 2011 was $88,000 and $436,000, respectively, and is included in cost of sales. Prior to the commencement of operations in October 2010, there was no amortization expense. Amortization expense on the intangible asset for each of the next five years is estimated to be $452,000 per year.

6. Derivative Instruments and Fair Value Measurements

        Our business activities expose us to risks associated with unfavorable changes in the market price of propylene and propane. In October 2011, we began entering into derivative transactions with the intent of reducing volatility in our cash flows due to fluctuations in the price of propane, our sole feedstock. Under the terms of the arrangement, for a portion of our propane consumption, we locked in the price of propane as a fixed percentage of the price of Brent crude oil (the "contractual percentage"). Beginning in January

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

6. Derivative Instruments and Fair Value Measurements (Continued)

2012, and at the conclusion of each month, a calculation is performed to determine the average actual price of propane for that month as a percentage of the average actual price of Brent crude oil for that month (the "actual percentage"). If the actual percentage exceeds the contractual percentage under the propane swaps, we are owed a sum by the propane swaps counterparty. If the contractual percentage exceeds the actual percentage under the propane swaps, we owe a sum to the propane swaps counterparty.

        As of December 31, 2011, we had entered into the following outstanding commodity forward contracts to hedge our forecasted energy commodity purchases:

Volume(1)
Settlement date
	2012	2013(2)
Derivatives not designated as hedging contracts
Propane as percentage of crude swap	5.49 MMBbls	3.29 MMBbls

(1)
Volume reflects the absolute value of derivative notional volumes.

(2)
The maximum term for derivatives included in the 2013 column is December 2013.

        The 2012 and 2013 volumes of 5.49 and 3.29 million barrels (MMBbls) reflect a hedged volume of 15,000 and 9,000 barrels of propane per day, respectively, for each of the years presented.

Fair Value of Derivative Contracts

        The fair values of our current and non-current derivative contracts are each reported separately on our balance sheets. The following table summarizes the fair values of our derivative contracts included on our balance sheets as of December 31, 2011 (in thousands):

	Derivative Assets	Derivative Liabilities
Derivatives not designated as hedging instruments
Propane as percentage of crude swap	$6,178	$7,845

Total derivatives	$6,178	$7,845

Effect of Derivative Contracts on the Statement of Operations

        The following table summarizes the impact of our derivative contracts on our accompanying statements of operations for 2011 (in thousands):

Derivatives Not Designated as Hedging Contracts	Loss Recognized in Statement of Operations
Propane as percentage of crude swap	$1,667

Total	$1,667

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

6. Derivative Instruments and Fair Value Measurements (Continued)

Credit Risks

        We have counterparty credit risk because the counterparty for all of our derivative contracts is one financial institution. This concentration in one counterparty may impact our overall exposure to credit risk in that the counterparty may be singularly affected by changes in economic, regulatory or other conditions, and our credit risk will not benefit from the benefits of a more diversified group of counterparties.

        We maintain credit policies with regard to our counterparty that we believe minimize our overall credit risk. These policies include an evaluation of potential counterparty's financial condition (including credit ratings). Based on our policies and exposure, our management does not anticipate a material adverse effect on our financial position, results of operations, or cash flows as a result of counterparty performance.

        Our derivative contracts are entered into with a single counterparty, outside central trading organizations such as futures, options or stock exchanges. These contracts are entered into with a counterparty with an investment grade credit rating. While we enter into derivative transactions with an investment grade counterparty and actively monitor credit ratings, it is nevertheless possible that from time to time losses will result from counterparty credit risk in the future. Our derivative contracts do not permit master netting arrangements at this time.

        The maximum potential exposure to credit losses on our derivative contracts as of December 31, 2011, was $6,178,000, which is the amount reported on our balance sheet as a derivative asset.

Fair Value Measurements

        The Codification emphasizes that fair value is a market-based measurement that should be determined based on assumptions (inputs) that market participants would use in pricing an asset or liability. Inputs may be observable or unobservable, and valuation techniques used to measure fair value should maximize the use of relevant observable inputs and minimize the use of unobservable inputs. Accordingly, the Codification establishes a hierarchical disclosure framework that ranks the quality and reliability of information used to determine fair values. The hierarchy is associated with the level of pricing observability utilized in measuring fair value and defines three levels of inputs to the fair value measurement process—quoted prices are the most reliable valuation inputs, whereas model values that include inputs based on unobservable data are the least reliable. Each fair value measurement must be assigned to a level corresponding to the lowest level input that is significant to the fair value measurement in its entirety.

        Assets and liabilities that are carried at fair value will be classified and disclosed in one of the following three categories:

  Level 1—Quoted market prices in active markets for identical assets and liabilities.

  Level 2—Observable market-based inputs or unobservable inputs that are corroborated by market data. Our Level 2 fair values consist of commodity derivative instruments. The fair value of these derivative instruments are based on observable price quotes for similar products and locations.

  Level 3—Unobservable inputs that are not corroborated by market data.

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

6. Derivative Instruments and Fair Value Measurements (Continued)

        The valuation assumptions utilized to measure the fair value of our commodity derivatives were observable inputs based on market data obtained from independent sources and are considered Level 2 inputs (quoted prices for similar assets, liabilities (adjusted) and market-corroborated inputs).

        The table below presents the balances of our derivative contracts measured at fair value on a recurring basis by level within the hierarchy at December 31, 2011 (in thousands):

	Fair Value Measurements as of December 31, 2011
	Total	Level 1	Level 2	Level 3
Financial assets:
Commodity derivatives	$6,178	$—	$6,178	$—
Financial liabilities:
Commodity derivatives	$7,845	$—	$7,845	$—

7. Deferred Financing Costs and Other Assets

        As of December 31, 2010 and 2011, deferred financing costs and other assets consisted primarily of deferred financing costs, net of amortization, of $10,915,000 and $7,797,000, respectively.

        See Note 9 for a summary of deferred financing cost amortization by period, including the capitalization thereof related to the construction of the Facility.

        Scheduled amortization of deferred financing costs for the next five years as of December 31, 2011 is as follows: $3,119,000 per year for each of 2012 and 2013, and $1,559,000 in 2014.

8. Asset Retirement Obligation

        Our asset retirement obligation is comprised of expected dismantlement and other costs to be incurred upon termination of operations and the closure of the Facility. The estimated asset retirement obligation liability will increase, or accrete, each year over the life of the Facility until it equals the estimated cash flows expected to be incurred on anticipated closure of the Facility. The change in our asset retirement obligation is set forth below at December 31 (in thousands):

	2009	2010	2011
Asset retirement obligation, beginning of period	$799	$870	$1,092
Accretion expense	71	84	88
Revisions in estimated cash flows	—	138	—

Asset retirement obligation, end of period	$870	$1,092	$1,180

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

9. Debt

        We entered into a five-year credit facility agreement with Société Générale (the Lender) on June 12, 2009. The original capacity of the facility was $205,000,000, comprised of a $150,000,000 construction loan commitment and a $55,000,000 revolving loan commitment. Borrowings under the facility are secured by substantially all of our assets. Interest on the facility is variable and is based upon either (i) the Eurodollar base rate (LIBOR), subject to a LIBOR floor of 2.75%, plus a margin or (ii) the Lender's prime rate plus a margin, at our election. Interest is due monthly for Eurodollar borrowings and quarterly for prime rate borrowings. The weighted-average interest rate as of December 31, 2010 and 2011, was prime-based at 8%.

        Borrowings under the revolving loan commitment became available beginning on June 1, 2010, and are limited to the extent that such borrowings must be used to fund estimated operation and maintenance expenses for the thirty days from the date of the borrowing request. The minimum borrowing amount is $3,000,000, and increases are in increments of $500,000. At December 31, 2010 and 2011, $15,500,000 and $55,000,000, respectively, were available under the revolving loan at a weighted-average interest rate of 8% for both periods.

        Under the terms of our credit facility agreement, as amended, we were required to satisfy a series of tests demonstrating successful operating performance of the Facility (the Performance Tests) by May 31, 2011. The Performance Tests required the Facility to achieve certain operating criteria for specified periods of time. In May 2011, we successfully completed the Performance Tests in satisfaction of the credit facility requirements, and the construction loan was converted to a term loan with principal and interest due quarterly thereafter, beginning in the third quarter of 2011. In October 2011, the term loan was amended to require monthly principal and quarterly interest payments beginning in January 2012. Payments on the term loan are due based on a ten year amortization schedule with a balloon payment due in June 2014. Any outstanding balance on the revolving loan is due at maturity of the facility in June 2014. At December 31, 2011, the outstanding balance on the revolving loan was zero.

        The following table reflects the principal payments due as of December 31, 2011, on the term loan and revolving loan during the next five years (amounts in thousands):

2012	$10,408
2013	11,322
2014	123,385
Thereafter	—

Total	$145,115

        Pursuant to the terms of the credit facility agreement, we are required to maintain a depository account with the Lender whereby all sales and proceeds of any nature are required to be deposited and held to repay any amounts borrowed under the facility after allowing for payment of operation and maintenance expenses. On a monthly basis, proceeds from sales, to the extent they exceed estimated operation and maintenance expenses for the next thirty days, must be used to repay the revolving loan and then the term loan when there are no outstanding borrowings on the revolving loan. Accordingly, we have classified all debt as current in the accompanying financial statements.

        In connection with obtaining the credit facility, we were required to obtain a supplemental equity commitment, as defined in the credit agreement, from Lindsay Goldberg in the amount of $120,000,000 on

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

9. Debt (Continued)

which the Lender would have the right to foreclose in addition to the loan's collateral in the event of default by us. Upon the conversion of the construction loan to a term loan in May 2011, this supplemental equity commitment from Lindsay Goldberg was reduced to $10,000,000.

        In connection with the conversion of the construction loan to a term loan, we are also required to fund certain cash reserves, including a debt service reserve and a major maintenance reserve. During 2011, we funded $10.9 million into the debt service reserve, classified as restricted cash. The debt service reserve was fully funded at December 31, 2011. Beginning in the third quarter of 2011, we began making quarterly deposits to the major maintenance reserve to fund that reserve to $15 million by June 30, 2013. At December 31, 2011, we had funded $3.0 million into the major maintenance reserve, which we also classified as restricted cash.

        Interest expense, net consists of the following (in thousands):

	Year Ended December 31,
	2009	2010	2011
Interest expense incurred on borrowings	$(875)	$(10,994)	$(13,335)
Interest capitalized	875	8,275	—
Loan commitment fees	(826)	(2,090)	(1,402)
Amortization of deferred financing costs	(517)	(3,119)	(3,118)
Amortization of deferred financing costs capitalized	517	2,507	—
Interest income	602	3	2

Interest expense, net	$(224)	$(5,418)	$(17,853)

        We pay a quarterly commitment fee at 2.875% per annum of available borrowings in excess of the outstanding borrowings.

10. Income Taxes

        Components of the income tax provision are solely related to the Texas Margin Tax and are as follows (in thousands):

	Year Ended December 31,
	2009	2010	2011
Current tax expense:
Federal	$—	$—	$—
State	—	—	540

Total	—	—	540
Deferred tax expense:
Federal	—	—	—
State	—	—	832

Total	—	—	832

Total tax provision	$—	$—	$1,372

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

10. Income Taxes (Continued)

        The difference between the statutory U.S. federal income tax rate and our effective income tax rate is summarized as follows:

	Year Ended December 31,
	2009	2010	2011
Federal income tax rate	35.0%	35.0%	35.0%
Increase (decrease) as a result of:
Partnership earnings not subject to tax	(35.0)%	(35.0)%	(35.0)%
Texas Margin Tax	0.0%	0.0%	5.9%

Effective tax rate	0.0%	0.0%	5.9%

        At December 31, 2011, we have recorded $832,000 of deferred income tax liabilities, which primarily relate to excess depreciation for tax purposes related to the Facility.

11. PLM Profits Interest Plan

        PLM maintains a profits interest plan (the Plan) for the benefit of our employees, as well as the key management employees of certain affiliated companies (collectively, Management). Because the Plan is intended to compensate Management with respect to the services they perform for our benefit, the equity-based compensation expense is reflected in our financial statements.

        PetroLogistics Company LLC (PetroLogistics LLC) is an entity owned by David Lumpkins and Nathan Ticatch. Through December 31, 2011, the senior executives who oversee our operations were employed by PetroLogistics LLC and provided management services to us pursuant to our services agreement with PetroLogistics LLC. The majority of the profits interests (Units) we have issued are to persons employed by PetroLogistics LLC. For accounting purposes, we have treated these awards as being made to non-employees. See Note 13 for further discussion of our transactions with PetroLogistics LLC. As of January 1, 2012, these senior executives have transferred their employment to another affiliated company, PetroLogistics GP LLC, but continue to provide management services to us.

        Holders of Units are entitled to receive distributions when and as determined by the Board of Managers of PLM (the PLM Board). The ultimate amount received by each of the Unit holders will vary depending on the amounts distributed. After our sponsors have received an amount equal to their aggregate capital contributions as part of the first distribution, an additional distribution amount will next be paid to Class B members and will be an amount equal to $1 for each of their Class B Units. The Class C and Class D members have a 10% and 5% share, respectively, in any subsequent distributions, as adjusted for any cost overruns on the Facility construction.

        On July 23, 2008, the PLM Board authorized the issuance of up to 3,912,720 Class B Units, 46,492,320 Class C Units, and 23,246,160 Class D Units to Management. On September 29, 2010, the PLM Board increased the number of authorized Units.

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

11. PLM Profits Interest Plan (Continued)

        The following units were issued, or authorized and available for issuance, as of December 31:

	2009		2010		2011
	Issued and Outstanding	Authorized and Available for Issuance	Issued and Outstanding	Authorized and Available for Issuance	Issued and Outstanding	Authorized and Available for Issuance
Unit Class
Class B	3,912,720	—	3,912,720	2,109,750	3,912,720	2,109,750
Class C	950,000	45,542,320	55,054,205	16,506,909	55,054,205	16,506,909
Class D	—	23,246,160	27,527,103	8,253,454	27,527,103	8,253,454

Total	4,862,720	68,788,480	86,494,028	26,870,113	86,494,028	26,870,113

Vesting and Unit Rights

        The Class B Units were fully vested at the date of issuance, July 23, 2008. The issued and outstanding Class C and Class D Units vest over four years beginning on the later of March 11, 2009 or the recipient's date of employment. The Class C and Class D Units also fully vest upon the occurrence of certain events, including a distribution from PLM. If a Management member ceases to be employed by us, the member retains the vested Units. Any unvested Units at the time of termination are forfeited. If the termination is for cause, all vested Units are forfeited. There were no forfeitures for any of the periods presented. The Class B, Class C, and Class D Units do not have voting rights.

Determination of Equity-Based Compensation Expense

        Equity-based compensation expense for all equity-based awards issued to employees is based on the estimated grant-date fair value of the Units. We recognize this equity-based compensation expense on a straight-line basis over the requisite service period of the award for those Units expected to vest. For Units granted to non-employees, non-vested Units are revalued at the reporting date fair value, with any change in value reflected in the statements of operations.

        Total recognized equity-based compensation expense related to the Plan was as follows (in thousands):

	Year Ended December 31,
	2009	2010	2011
Cost of sales	$—	$532	$311
General and administrative expense	29	13,951	64,072

Total equity-based compensation expense	$29	$14,483	$64,383

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

11. PLM Profits Interest Plan (Continued)

Employee Awards

        There was no activity with respect to employee Units prior to 2010. The table below summarizes the activity relating to the employee Units during 2010 and 2011:

	Class C Units
	Number of Units	Weighted-Average Grant Date Fair Value
Units outstanding, end of year 2009	—	$—
Units granted	5,695,000	0.35
Units forfeited	—	—

Units outstanding, end of year 2010	5,695,000	0.35
Units granted	—	—
Units forfeited	—	—

Units outstanding, end of year 2011	5,695,000	$0.35

        The table below summarizes the activity relating to the nonvested employee Units granted under the Plan for 2010 and 2011:

	Class C Units
	Number of Units	Weighted-Average Grant Date Fair Value
Nonvested units outstanding, end of year 2009	—	$—
Units granted	5,695,000	0.35
Units vested	(2,861,250)	0.35

Nonvested units outstanding, end of year 2010	2,833,750	$0.35
Units granted	—	—
Units vested	923,750	0.35

Nonvested units outstanding, end of year 2011	1,910,000	$0.35

Vested units, end of year 2010	2,861,250	$0.35

Vested units, end of year 2011	3,785,000	$0.35

        The aggregate intrinsic value of outstanding employee Units (determined based on the number of outstanding Units multiplied by the fair value per unit as of the reporting date) at December 31, 2010 and 2011, was $2,904,000 and $13,611,000, respectively. The aggregate intrinsic value of vested employee Units at December 31, 2010 and 2011 was $1,459,000 and $9,046,000, respectively. The total weighted-average grant date fair value for employee Units that vested during 2010 and 2011 was $1,001,000 and $323,000, respectively.

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

11. PLM Profits Interest Plan (Continued)

Non-Employee Awards

        During 2008, a total of 3,912,700 Class B Units were granted, and there was no activity with respect to the Class C or Class D Units. During 2009, a total of 950,000 Class C Units were granted at a weighted average grant date fair value of $0.30 per unit, and there was no activity with respect to the non-employee Class B or Class D Units.

        The table below summarizes the activity relating to the non-employee Units during 2010 and 2011:

	Class B Units		Class C Units		Class D Units
	Number of Units	Weighted-Average Grant Date Fair Value	Number of Units	Weighted-Average Grant Date Fair Value	Number of Units	Weighted-Average Grant Date Fair Value
Units outstanding, end of year 2009	3,912,720	$0.50	950,000	$0.30	—	$—
Units granted	—	—	48,409,205	0.35	27,527,103	0.26
Units forfeited	—	—	—	—	—	—

Units outstanding, end of year 2010	3,912,720	$0.50	49,359,205	$0.35	27,527,103	$0.26
Units granted	—	—	—	—	—	—
Units forfeited	—	—	—	—	—	—

Units outstanding, end of year 2011	3,912,720	$0.50	49,359,205	$0.35	27,527,103	$0.26

        The table below summarizes the activity relating to the nonvested non-employee Units under the Plan for 2010 and 2011:

	Class B Units		Class C Units		Class D Units
	Number of Units	Weighted- Average Grant Date Fair Value	Number of Units	Weighted- Average Grant Date Fair Value	Number of Units	Weighted- Average Grant Date Fair Value
Nonvested units outstanding, end of year 2009	—	$—	950,000	$0.30	—	$—
Units granted	—	—	48,409,205	0.35	27,527,103	0.26
Units vested	—	—	(12,339,801)	0.35	(6,881,776)	0.26

Nonvested units outstanding, end of year 2010	—	$—	37,019,404	$0.35	20,645,327	$0.26
Units granted	—	—	—	—	—	—
Units vested	—	—	(12,339,802)	0.35	(6,881,776)	0.26

Nonvested units outstanding, end of year 2011	—	$—	24,679,602	$0.35	13,763,551	$0.26

Vested units, end of year 2010	3,912,720	$0.50	12,339,801	$0.35	6,881,776	$0.26

Vested units, end of year 2011	3,912,720	$0.50	24,679,603	$0.35	13,763,552	$0.26

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

11. PLM Profits Interest Plan (Continued)

        The aggregate intrinsic value of outstanding non-employee Units (determined based on the number of outstanding Units multiplied by the fair value per Unit as of the reporting date) at December 31, 2010 and 2011, was approximately $39,587,000 and $194,746,000, respectively. The aggregate intrinsic value of vested non-employee Units at December 31, 2010 and 2011, was $12,655,000 and $103,555,000, respectively. The total fair value for non-employee Units that vested during the years ended December 31, 2009, 2010 and 2011, was approximately $0, $6,115,000 and $34,784,000, respectively.

Unrecognized Compensation Cost

        At December 31, 2011, compensation cost related to nonvested units that had not yet been recognized totaled $91,859,000. The weighted-average period over which this amount will be recognized is estimated to be approximately 1 year. If Units are forfeited, the compensation cost related to those Units would be revised.

        As noted above, units issued to non-employees are subject to revaluation until such Units become vested. Accordingly, our future results will be impacted significantly by future changes in the value of nonvested Units issued to non-employees as well as the vesting of the outstanding Units.

Estimates and Key Assumptions

        In April 2011, we held initial and preliminary discussions with an investment bank that indicated to us for the first time that restructuring the Company as a publicly traded master limited partnership with variable cash distributions was a viable opportunity for our sponsors to obtain a return on their investment. In connection with these discussions, we became aware that the first initial public offering of a company as a master limited partnership with variable cash distributions in recent years was completed in April 2011. Throughout the second quarter, we confirmed these initial indications through additional discussions with investment banks and other members of the investment community, and we filed a registration statement to effect such an offering with the Securities and Exchange Commission in June 2011. Due to these second quarter events, our view of the range of possible liquidity events narrowed substantially, such that an initial public offering as a publicly traded master limited partnership became the most likely scenario. Accordingly, our valuation assumptions were changed to reflect the change in our views in the second quarter such that we weighted the values under different scenarios using a hybrid approach.

        We engage an independent valuation specialist to assist us in determining the fair value of the Units. Through March 31, 2011, we estimated the fair value of the Units using the Black-Scholes option-pricing model (OPM). Beginning in the second quarter of 2011, we estimated the fair value of the Units using a hybrid method considering a probability weighting between (i) a 15% weighting with respect to a delayed exit scenario, in which we estimated the fair value of the Units using the OPM, and (ii) an 85% weighting with respect to an expected initial public offering scenario in which we effect an initial public offering as a master limited partnership, and which is largely based on comparable company valuations. These estimates require the use of highly subjective and complex assumptions that determine the fair value of equity-based awards, including the equity value of our business and the profits interests' expected time to liquidity, volatility, risk-free interest rate and dividend yield.

        Given the absence of a public trading market for our common units and in accordance with the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, we exercised reasonable judgment and considered numerous

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

11. PLM Profits Interest Plan (Continued)

objective and subjective factors to determine the best estimate of the equity value of our business, including, among others: comparable company valuations, forecasts of future propylene and propane prices that are published by industry sources as of each valuation date; contemporaneous and retrospective valuations performed by an independent valuation specialist; the status of the Facility's construction and operations, including risks attendant thereto; the likelihood of our achieving a liquidity event given prevailing market conditions; the nature, history and strategy for our business; the illiquidity of share-based awards involving private company securities; and current and future expectations about macroeconomic conditions.

        In valuing our business for purposes of the initial public offering scenario, we estimate the equity value of our business by considering forecasted sales and costs, including consideration of forecasts of future propylene and propane prices that are published by industry sources as of each valuation date. The forecasted financial results, including distributable cash flows, are then used to estimate the equity value of our business by applying yields of master limited partnerships. These market yields are based on current and expected distributions and unit prices of comparable master limited partnerships.

        In valuing our business prior to March 31, 2011, and for purposes of the delayed exit scenario on later dates, we estimated the equity value of our business by considering a weighted combination of value indications under two valuation approaches, an income approach and a market approach. The income approach estimates the present value of future estimated cash flows, based upon forecasted sales and costs, including consideration of forecasts of future propylene and propane prices that are published by industry sources as of each valuation date. These future cash flows are discounted to their present values using a discount rate derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or similar lines of business as of each valuation date, as adjusted to reflect the risks inherent in our cash flows. The market approach estimates the fair value of a company by applying market multiples of comparable publicly traded companies in our industry or similar lines of business. These market multiples are based on key metrics implied by the enterprise values or acquisition values of comparable publicly traded companies.

        In terms of number of Units awarded, our most significant grants occurred on (i) July 23, 2008 on which 3,912,320 Class B Units were issued and (ii) September 29, 2010 on which 53,901,080 and 27,425,540 Class C and D Units, respectively, were issued.

        The fair values of our Units on a per-Unit basis are as follows at December 31:

	2009	2010	2011
Unit Class
Class B	$0.68	$0.94	$3.16
Class C	0.30	0.51	2.39
Class D	0.21	0.39	2.34

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

11. PLM Profits Interest Plan (Continued)

        The following weighted-average assumptions were used in determining the fair values at December 31:

	2009	2010	2011
Estimated time to liquidity event	4 years	3 years	2 years
Expected volatility	40%	50%	50%
Risk-free interest rate	2.20%	1.02%	0.25%
Dividend yield	0%	0%	0%

        We estimate the time to a liquidity event based on our then-current expectations regarding the period during which we believe we could achieve significant milestones in our business strategy and effect a liquidity event. We have no historical volatility since the Units have never been publicly traded. Accordingly, the volatility used has been estimated by using volatility information from a peer group of publicly traded companies. The risk-free rate is based on the U.S. Treasury rate for notes with terms best matching the Units' expected term. The dividend yield assumption of 0% is based on our history and our expectation of not paying dividends if we do not change our current structure.

        No single event caused the valuation of our Units to increase through December 31, 2011. Instead, a combination of the factors, described below, in each period led to the changes in the fair value of our underlying equity value, and, therefore, our Units.

        2009—After a period of significant volatility in the United States and global capital markets generally, and in the chemical industry specifically, during the third and fourth quarters of 2008, conditions began to stabilize and recover in early 2009. In summer 2009, we hired certain key executives. Throughout 2009, the Facility construction, which began in 2008, continued.

        2010—We completed the construction of the Facility and we commenced Facility operations as of October 21, 2010, although we operated well below capacity for the remainder of the year. Beginning in the second half of 2010, the published forecasts of future propane-to-propylene spreads, which underlie our business model, and our expectations regarding our future profitability began to increase, thereby increasing the fair value of the Units.

        2011—In 2011, we achieved production rates at or near current capacity beginning in December 2011. In the fourth quarter of 2011, we entered into new contracts with two customers commencing in 2012 and increased contractual volumes with an existing customer. Consequently, the fair value of our Units increased substantially as of December 31, 2011.

        There is a high degree of subjectivity involved when estimating the value of equity-based compensation. There are currently no market-based mechanisms or other practical applications to verify the reliability and accuracy of the estimates resulting from our valuation models, nor is there a means to compare and adjust the estimates to actual values. Although the fair value of our Units is determined using a hybrid probability weighted average of values derived assuming an initial public offering and an OPM, that value may not be indicative of the fair value that would be observed in a market transaction between a willing buyer and a willing seller. If factors change and we employ different assumptions when we value our Units, the equity-based compensation expense that we record in the future may differ significantly from what we have historically reported.

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

13. Related Party and Affiliate Transactions

        PetroLogistics Company LLC and PL Midstream LLC (PL Midstream), which are affiliated companies, provide certain services to us, including: (i) accounting, payroll, and other financial services; (ii) information systems, network, and communication services; (iii) employee benefit services, (iv) management services and (v) pipeline management services. These services are provided in exchange for a monthly charge. During the years ended December 31, 2009, 2010 and 2011, we incurred fees of $1,424,000, $1,715,000 and $2,838,000, respectively from PetroLogistics Company LLC, and $375,000, $12,000 and $-0- from PL Midstream for services provided during those years, respectively. PetroLogistics Company LLC allocates fees on a pro rata basis between us and PL Midstream after deducting direct expenses. PL Midstream charges us for services based on estimated time spent by PL Midstream employees on our business plus overhead. These fees from PetroLogistics Company LLC and PL Midstream are reported as general and administrative expense. We also incurred pipeline management fees from PL Midstream for $169,000 and $821,000 during 2010 and 2011, respectively, which are included in cost of sales. As of January 1, 2012, PetroLogistics Company LLC and PL Midstream are no longer providing general and administrative services to us, and these services are now being provided to us by another affiliated company, PetroLogistics GP LLC.

        During 2009, 2010 and 2011, we utilized the services of a company owned by Lindsay Goldberg in the amounts of $5,276,000, $21,805,000 and $2,822,000, respectively, in connection with Facility construction and maintenance activities. Also during 2010 and 2011, we reimbursed Lindsay Goldberg for administrative and out of pocket expenses in the amount of $58,000 and $59,000, respectively.

        Pursuant to an agreement entered into with Lindsay Goldberg, we pay an annual fee of $2,000,000 for advisory services, beginning in 2011. This agreement terminates upon an initial public offering. At December 31, 2011, we owe Lindsay Goldberg $2,000,000 related to this fee which is included in accounts payable, related parties in the balance sheet.

14. Concentration of Risk

Credit Risk Due to Industry and Customer Concentrations

        All of our revenues are derived from companies in the petrochemical industry, and our principal market is the Texas Gulf Coast region. This concentration could affect our overall exposure to credit risk since these customers may be affected by similar economic or other conditions. We generally do not require collateral for our accounts receivable; however, we attempt to negotiate prepayment agreements with customers that are deemed to be credit risks in order to minimize our potential exposure to any defaults.

        The following table presents the concentration of sales to our largest customers (in thousands):

	Year Ended December 31,
	2010	2011
Dow Chemical Company	40%	55%
Total Petrochemicals USA, Inc.	9%	24%
INEOS Olefins and Polymers USA	50%	16%
Other	1%	5%

Total sales	100%	100%

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

14. Concentration of Risk (Continued)

        We have entered into long-term market-based sales contracts with three customers to provide minimum annual quantities of propylene. These minimum quantities comprise the substantial majority of the Facility's anticipated annual production of propylene. The loss of any of these customers without replacement on comparable terms could adversely affect our business, results of operations and financial condition.

        This concentration in the volume of business transacted with a limited number of customers subjects us to substantial risks. If we were to lose one or more of our current customers, we would seek to engage in sales transactions with other petrochemical companies on either a long-term contract basis or in the spot market, although there is no assurance we would be able to do so.

Feedstock Supplier Concentration Risk

        We have entered into long-term market-based contracts for the purchase of propane, our sole feedstock, as well as nitrogen and natural gas. There is only one supplier in each of these contracts. Interruptions in or limitations on volumes provided under these contracts subject us to the risk that we are unable to meet our production requirements if we are unable to locate and procure replacement volumes from alternate sources.

Counterparty Risk with Respect to Derivative Instruments

        Our business activities expose us to the risk associated with changes in the market price of propylene and propane. In order to manage our exposure to the price risk related to propane, we entered into a derivative contract in October 2011. The derivative contract permits us to economically hedge a portion of our expected propane needs for 2012 and 2013 (see Note 6).

        In those situations where we are exposed to credit risk in our derivative instruments transactions, we analyze the counterparty's financial condition prior to entering into an agreement. Generally, we do not require collateral nor do we anticipate nonperformance by our counterparty.

15. Commitments and Contingencies

        We are obligated under long-term market-based propylene sales agreements to supply our three largest customers with minimum quantities of propylene annually. The agreements run through December 31, 2014, for two customers and through December 31, 2013, for the third customer.

Purchase Obligations

        Under the terms of a propylene storage contract and a nitrogen supply contract, we are obligated to make payments that approximate the following: $1.9 million in each of 2012 and 2013, $0.6 million in 2014 and $0.7 million in each of 2015 and 2016 and $3.1 million thereafter. We have contracts to purchase propane and other materials used in the production process, but these contracts do not specify minimum purchase commitments.

Lease Obligations

        We currently do not have any non-cancelable lease agreements that extend beyond one year. For 2010 and 2011, our total rent expense was $155,000 and $2,592,000, respectively. We did not incur any significant rent expense in 2009.

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

15. Commitments and Contingencies (Continued)

Environmental Matters

        The Facility may experience releases of hydrocarbons or other contaminants into the environment, or we may discover past releases that were previously unidentified. Although we maintain an inspection program designed to prevent and, as applicable, detect and address such releases promptly, damages and liabilities incurred due to any such environmental releases from our assets may affect our business. To date, management has not identified any material environmental obligations.

Insurance

        The Facility may experience damage as a result of an accident, natural disaster or terrorist activity. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage, and suspension of operations. We maintain insurance of various types that we consider adequate to cover our assets and operations. The insurance policies are subject to deductibles, limits and sub-limits and other terms, such that our ability to receive indemnification thereunder is limited. Our insurance does not cover every potential risk associated with operating the Facility.

        The occurrence of a significant event that is not fully insured, indemnified or reserved against, or the failure of a party to meet its indemnification obligations, could materially and adversely affect our operations and financial condition. We believe we are adequately insured with respect to our operations.

Legal Matters

        We are routinely involved in various legal matters arising from the normal course of business for which no provision has been made in the financial statements. While the outcome of these proceedings cannot be predicted with certainty, we believe that these proceedings, when resolved, will not have a material adverse effect on our results of operations, financial position, or liquidity.

16. Subsequent Events

        Subsequent to December 31, 2011, the fair value of our non-current derivative assets and current derivative liabilities decreased to zero and increased to $76.0 million total derivative liabilities ($62.2 million current liability and $13.8 million non-current liability), respectively, representing an unrealized loss on derivatives of $74.3 million as of February 29, 2012. We also incurred realized losses of $3.1 million and $6.1 million in January and February 2012, respectively. We believe that future cash flows from the Facility's operations will be sufficient to fund the settlement of any liabilities resulting from our commodity derivatives.

        With respect to these financial statements, we have evaluated subsequent events through March 5, 2012, the date on which the financial statements were available to be issued.

17. Supplemental Pro Forma Information Relating to Events Subsequent to March 5, 2012 (Unaudited)

        On March 27, 2012, the Company entered into a new $350 million term loan facility and a $120 million revolving credit facility. The Company drew $350 million under the new term loan facility and distributed $211 million to Holdings.

        On March 30, 2012, Holdings contributed us to PetroLogistics LP.

        The unaudited supplemental pro forma balance sheet and net income per common unit have been presented in accordance with SEC Staff Accounting Bulletin Topic 1.B.3. The unaudited supplemental pro

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

17. Supplemental Pro Forma Information Relating to Events Subsequent to March 5, 2012 (Unaudited) (Continued)

forma balance sheet gives effect to the distribution of approximately $211 million to Holdings on March 27, 2012. However, the proceeds from the debt financing have not been included in the unaudited supplemental pro forma balance sheet as of December 31, 2011.

        The $211 million distribution was not made with proceeds from the initial public offering of common units of PetroLogistics LP. In accordance with SEC Staff Accounting Bulletin Topic 1.B.3, because the $211 million distribution exceeded the Company's 2011 net income of $21.9 million, the supplemental unaudited pro forma net income per common unit for 2011 is presented.

        The number of common units used to calculate supplemental pro forma net income per common unit is the sum of (i) 137,500,000 common units of PetroLogistics LP held by Holdings and our sponsors prior to the sale of common units to the public in this offering, and (ii) 1,500,000 common units to be sold to the public by PetroLogistics LP in this offering. Assuming an initial public offering price of $20.00 per common unit and considering underwriting discounts and commissions and estimated offering expenses, the number of common units that would be required to be sold in this offering by PetroLogistics LP in order to pay the distribution described above (after considering 2011 net income) is in excess of the 1,500,000 common units that PetroLogistics LP is actually offering. Therefore, pro forma common units to be sold to the public by PetroLogistics LP have been limited to the number of common units to be sold to the public in this offering for purposes of this calculation.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners of PetroLogistics LP:

        We have audited the accompanying balance sheet of PetroLogistics LP (the Partnership) as of December 31, 2011, and the related statements of operations, changes in partners' capital, and cash flows for the period from June 9, 2011 (Inception) through December 31, 2011. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PetroLogistics LP at December 31, 2011, and the results of its operations and its cash flows for the period from June 9, 2011 (Inception) through December 31, 2011, in conformity with U.S. generally accepted accounting principles.

                      /s/ Ernst & Young LLP

Houston, Texas
March 5, 2012

PetroLogistics LP

Balance Sheet

December 31, 2011

Assets
Cash	$769

Total assets	$769

Partners' Capital
Total partners' capital	$769

See accompanying notes.

PetroLogistics LP

Statement of Operations

June 9, 2011 (Inception) through December 31, 2011

Sales	$—
Cost of sales	—

Gross profit	—
Bank fees	231

Net loss	$(231)

See accompanying notes.

PetroLogistics LP

Statement of Changes in Partners' Capital

June 9, 2011 (Inception) through December 31, 2011

Balance, June 9, 2011 (Inception)	$—
Partner contribution	1,000
Net loss	(231)

Balance, December 31, 2011	$769

See accompanying notes.

PetroLogistics LP

Statement of Cash Flows

June 9, 2011 (Inception) through December 31, 2011

Operating Activities
Net loss	$(231)

Cash used in operating activities	(231)
Financing Activities
Partner contribution	1,000

Cash provided by financing activities	1,000

Net change in cash	769
Cash at beginning of period	—

Cash at end of period	$769

See accompanying notes.

PetroLogistics LP

Notes to Financial Statements

1. Formation of the Partnership, Organization and Nature Of Business

        PetroLogistics LP, or the "Partnership," is a Delaware limited partnership formed on June 9, 2011 (Inception), by Propylene Holdings LLC (Holdings) to own PL Propylene LLC (PL Propylene), previously a wholly-owned subsidiary of Holdings. PL Propylene operates the world's largest propane dehydrogenation facility (PDH Facility) that processes propane into propylene and selected by-products.

        Following the contemplated contribution of PL Propylene LLC, the entity that holds the PDH Facility, to the Partnership, the Partnership intends to offer common units, representing limited partner interests, pursuant to an initial public offering.

        Holdings contributed $1,000 to the Partnership in June 2011. PetroLogistics GP LLC is the general partner and holds a non-economic interest in the Partnership. There have been no other transactions involving the Partnership from Inception through December 31, 2011.

2. Long-term commitments

        On November 15, 2011, we entered into a lease for office space commencing April 1, 2012, and ending on April 30, 2018. Approximate future rentals due under the lease for the next five years are as follows:

Year Ended December 31
2012	$163,000
2013	225,000
2014	229,000
2015	237,000
2016	241,000
Thereafter	321,000

3. Subsequent Events

        We have evaluated subsequent events through March 5, 2012, the date on which the financial statements were available to be issued.

4. Event Subsequent to March 5, 2012 (Unaudited)

        On March 30, 2012, Holdings contributed PL Propylene to the Partnership.

APPENDIX A

FORM OF

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

PETROLOGISTICS LP

FORM OF FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP OF PETROLOGISTICS LP

        THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PETROLOGISTICS LP, dated as of                                    , 2012 and effective as of the Effective Time, is entered into by and among PetroLogistics GP LLC, a Delaware limited liability company, as the General Partner, and Propylene Holdings LLC, a Delaware limited liability company, as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1    Definitions.    The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

        "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each taxable period of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable period, are reasonably expected to be allocated to such Partner in subsequent taxable periods under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable period, are reasonably expected to be made to such Partner in subsequent taxable periods in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Sections 6.1(b)(i) or 6.1(b)(ii). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

        "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Sections 5.6(d).

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

        "Agreed Value" of any Contributed Property means the fair market value of such property at the time of contribution and in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the revaluation event as described in Section 5.6(d), in both cases as determined by the General Partner.

        "Agreement" means this First Amended and Restated Agreement of Limited Partnership of PetroLogistics LP, as it may be amended, supplemented or restated from time to time.

        "Associate" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

        "Board of Directors" means the board of directors of the General Partner.

        "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section 5.6 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with U.S. federal income tax accounting principles.

        "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America and the State of Texas shall not be regarded as a Business Day.

        "Capital Account" means the capital account maintained for a Partner pursuant to Section 5.6. The "Capital Account" of a Partner in respect of a Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

        "Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions).

        "Carrying Value" means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.6(d), and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

        "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding that the General Partner, as an entity, has materially breached a material provision of this Agreement or is liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

        "Certificate" means a certificate in such form (including global form if permitted by applicable rules and regulations) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Partnership Interests. The initial form of certificate approved by the General Partner for Common Units is attached as Exhibit A to this Agreement.

        "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

        "Closing Date" means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

        "Closing Price" means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which the respective Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interests of such class, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

        "Combined Interest" has the meaning assigned to such term in Section 11.3(a).

        "Commission" means the United States Securities and Exchange Commission.

        "Common Unit" means a Unit representing, when outstanding, a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement.

        "Conflicts Committee" means a committee of the Board of Directors composed entirely of one or more directors who are not (a) officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the General Partner or any of its Affiliates, including any Group Member, other than Common Units and other awards that are granted to such director under the Long Term Incentive Plan and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by (i) the National Securities Exchange on which any class of Partnership Interests are listed or admitted to trading or (ii) if no class of Partnership Interests is so listed or traded, by the New York Stock Exchange, Inc.

        "Contributed Property" means each property, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.6(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

        "Contribution Agreement" means that certain Contribution, Conveyance and Assumption Agreement, dated as of March 30, 2012, among the the Partnership and Propylene Holdings, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

        "Credit Agreement" means the Credit Agreement date as of March 27, 2012, among PL Propylene, as borrower, Propylene Holdings, the Lenders party hereto, Morgan Stanley Senior Funding, Inc., as sole lead arranger, Citigroup Global Markets Inc., Societe Generale, Stifel Bank & Trust, SunTrust Robinson Humphrey, Inc., UBS Securities LLC, and Wells Fargo Securities LLC, as Co-Arrangers, Morgan Stanley Senior Funding, Inc., as Sole Bookrunner, Citigroup Global Markets Inc., Societe Generale, UBS Securities LLC and Wells Fargo Bank, N.A., as Co-Syndication Agents and Stifel Bank & Trustand SunTrust Bank, as Documentation Agents and Morgan Stanley Senior Funding, Inc., as Administrative Agent, Collateral Agent and Swingline Lender.

        "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(b)(xi).

        "Current Market Price" means, in respect of any class of Partnership Interests, as of the date of determination, the average of the daily Closing Prices per Partnership Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

        "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

        "Departing General Partner" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Sections 11.1 or 11.2.

        "Economic Risk of Loss" has the meaning set forth in Treasury Regulation Section 1.752-2(a).

        "Effective Time" means 10 a.m. Eastern Daylight Time on the date of this Agreement.

        "Eligibility Certificate" has the meaning assigned to such term in Section 4.8(b).

        "Eligibility Certification" means a properly completed certificate in such form as may be specified by the General Partner by which a Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Holder.

        "Eligible Holder" means a Person that satisfies the eligibility requirements established by the General Partner for Partners pursuant to Section 4.8.

        "Event of Withdrawal" has the meaning assigned to such term in Section 11.1(a).

        "General Partner" means PetroLogistics GP LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as the general partner of the Partnership, in their capacity as the general partner of the Partnership.

        "General Partner Interest" means the non-economic management interest of the General Partner in the Partnership (in its capacity as general partner without reference to any Limited Partner Interest), which includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to ownership or profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

        "Greenshoe" means the option to purchase additional common units granted to the Underwriters by Propylene Holdings pursuant to the Underwriting Agreement.

        "Gross Liability Value" means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm's-length transaction.

        "Group" means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

        "Group Member" means a member of the Partnership Group.

        "Group Member Agreement" means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group

Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

        "Indemnitee" means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was a director, officer, fiduciary, trustee, manager, managing member, employee, agent fiduciary or trustee of any Group Member, a General Partner, any Departing General Partner or any of their respective Affiliates, (d) any Person who is or was serving at the request of the General Partner or any Departing General Partner as a director, officer, fiduciary, trustee, manager or managing member of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (e) any Person who controls or has previously controlled, directly or indirectly, the General Partner and (f) any Person the General Partner designates as an "Indemnitee" for purposes of this Agreement because such Person's service, status or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Partnership Group's business and affairs.

        "Ineligible Holder" has the meaning assigned to such term in Section 4.8(c).

        "Initial Offering" means the initial offering and sale of Common Units to the public, as described in the Registration Statement, including the offering and any sale of Common Units pursuant to the Greenshoe.

        "Limited Partner" means, unless the context otherwise requires, the Organizational Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case in such Person's capacity as a limited partner of the Partnership.

        "Limited Partner Interest" means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units or other Units or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

        "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the Partners have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

        "Liquidator" means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

        "Long Term Incentive Plan" means the PetroLogistics 2011 Long-Term Incentive Plan, as it may be amended, restated or modified from time to time, or any equity compensation plan successor thereto.

        "Merger Agreement" has the meaning assigned to such term in Section 14.1.

        "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) of the Securities Exchange Act (or successor to such Section)) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

        "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.6(d)(ii)) at the time such property is distributed, reduced by any liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

        "Net Income" means, for any taxable period, the excess, if any, of the Partnership's items of income and gain for such taxable period over the Partnership's items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.6(b) and shall not include any items specially allocated under Section 6.1(b).

        "Net Loss" means, for any taxable period, the excess, if any, of the Partnership's items of loss and deduction for such taxable period over the Partnership's items of income and for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.6(b) and shall not include any items specially allocated under Section 6.1(b).

        "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

        "Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

        "Nonrecourse Liability" has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

        "Notice of Election to Purchase" has the meaning assigned to such term in Section 15.1(b).

        "Omnibus Agreement" means the agreement, to be dated the Closing Date, by and among the Partnership, the General Partner, PL Propylene, Pl Manufacturing LLC, a Delaware limited liability company ("PL Manufacturing") and the owners of PL Manufacturing, pursuant to which the owners of PL Manufacturing will agree to be allocated all of the Partnership's rights and obligations pursuant to certain derivatives contracts that were entered into by PL Propylene.

        "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

        "Option Closing Date" means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Greenshoe.

        "Organizational Limited Partner" means Propylene Holdings LLC in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

        "Outstanding" means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Limited Partner Interests of any class then Outstanding, none of the Limited Partner Interests owned by such Person or Group shall be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Limited Partner Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation on voting of Partnership Interests shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Limited Partner Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Limited Partner Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Limited Partner Interests issued by the Partnership provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply.

        "Partner Nonrecourse Debt" has the meaning given to such term in Treasury Regulation Section 1.704-2(b)(4).

        "Partner Nonrecourse Debt Minimum Gain" has the meaning given to such term in Treasury Regulation Section 1.704-2(i)(2).

        "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i)(1), are attributable to a Partner Nonrecourse Debt.

        "Partners" means the General Partner and the Limited Partners.

        "Partnership" means PetroLogistics LP, a Delaware limited partnership.

        "Partnership Group" means the Partnership and its Subsidiaries treated as a single entity.

        "Partnership Interest" means an interest in the Partnership, which shall include any General Partner Interest and Limited Partner Interests but shall exclude any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership.

        "Partnership Minimum Gain" means the amount of "partnership minimum gain" determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

        "Percentage Interest" means as of any date of determination (a) as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder, by (B) the total number of all Outstanding Units, and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.7, the percentage established (or determined as established) as a part of such issuance. The Percentage Interest with respect to the General Partner Interest shall at all times be zero.

        "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

        "PL Propylene" means PL Propylene LLC, a Delaware limited liability company.

        "Pro Rata" means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests and (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests.

        "Propylene Holdings" means, Propylene Holdings LLC, a Delaware limited liability company and the Organizational General Partner.

        "Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

        "Quarter" means, unless the context requires otherwise, a fiscal quarter of the Partnership.

        "Rate Eligibility Trigger" has the meaning assigned to such term in Section 4.8(a)(i).

        "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

        "Record Date" means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

        "Record Holder" means (a) with respect to Partnership Interests of any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

        "Redeemable Interests" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

        "Registration Statement" means the Registration Statement on Form S-1 (File No. 333-175035) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering, including any related registration statement filed pursuant to Rule 462(b) under the Securities Act.

        "Required Allocations" means any allocation of an item of income, gain, loss or deduction pursuant to Sections 6.1(b)(i), 6.1(b)(ii), 6.1(b)(iv), 6.1(b)(v), 6.1(b)(vi), 6.1(b)(vii) or 6.1(b)(ix).

        "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

        "Special Approval" means approval by a majority of the members of the Conflicts Committee.

        "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership, directly or indirectly, at the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

        "Surviving Business Entity" has the meaning assigned to such term in Section 14.2(b)(ii).

        "Trading Day" means, for the purpose of determining the Current Market Price of any class of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class of Limited Partner Interests is listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

        "Transfer" has the meaning assigned to such term in Section 4.4(a).

        "Transfer Agent" means, with respect to each class of Partnership Interests, such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the Partnership to act as registrar and transfer agent for such class of Partnership Interests; provided that if no Transfer Agent is specifically designated for any class of Partnership Interests, the General Partner shall act in such capacity.

        "Underwriter" means each Person named as an underwriter in the Underwriting Agreement who purchases Common Units pursuant thereto.

        "Underwriting Agreement" means that certain Underwriting Agreement dated                     , 2012, by and among the representatives of the Underwriters, the Partnership, Propylene Holdings and the other parties thereto, providing for the purchase of Common Units by the Underwriters.

        "Unit" means a Partnership Interest that is designated as a "Unit" and shall include Common Units.

        "Unit Majority" means at least a majority of the Outstanding Common Units.

        "Unitholders" means the holders of Units.

        "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.6(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.6(d) as of such date).

        "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.6(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.6(d)).

        "Unrestricted Person" means each Indemnitee, each Partner and each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, the General Partner or any Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner and any Person the General Partner designates as an "Unrestricted Person" for purposes of this Agreement.

        "U.S. GAAP" means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

        "Withdrawal Opinion of Counsel" has the meaning assigned to such term in Section 11.1(b).

        Section 1.2    Construction.    Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms "include", "includes", "including" and words of like import shall be deemed to be followed by the words "without limitation"; and (d) the terms "hereof", "herein" and "hereunder" refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II
ORGANIZATION

        Section 2.1    Formation.    The General Partner and the Organizational Limited Partner previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner and the Organizational Limited Partner hereby amend and restate the original Agreement of Limited Partnership of the Partnership in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

        Section 2.2    Name.    The name of the Partnership shall be "PetroLogistics LP." The Partnership's business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words "Limited Partnership," the letters "LP," or "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Partners of such change in the next regular communication to the Partners.

        Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices.    Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 615 South DuPont Highway, Dover, Delaware 19901, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be National Corporate Research, Ltd.. The principal office of the Partnership shall be located at 600 Travis Street, Suite 3250, Houston, Texas 77002, or such other place as the General Partner may from time to time designate by notice to the Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 600 Travis Street, Suite 3250, Houston, Texas 77002, or such other place as the General Partner may from time to time designate by notice to the Partners.

        Section 2.4    Purpose and Business.    The purpose and nature of the business to be conducted by the Partnership shall be to engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership of any business.

        Section 2.5    Powers.    The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

        Section 2.6    Term.    The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

        Section 2.7    Title to Partnership Assets.    Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III
RIGHTS OF LIMITED PARTNERS

        Section 3.1    Limitation of Liability.    The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

        Section 3.2    Management of Business.    No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

        Section 3.3    Outside Activities of the Limited Partners.    Subject to the provisions of Section 7.6, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, each Limited Partner shall be entitled to and may have any business interests and engage in any business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

        Section 3.4    Rights of Limited Partners.

        (a)   In addition to other rights provided by this Agreement or by applicable law (other than Section 17-305(a) of the Delaware Act, the obligations of which are expressly replaced in their entirety by the provisions below), and except as limited by Section 3.4(b) and Section 3.4(c), and each Limited Partner shall have the right, for a purpose that is reasonably related, as determined by the General Partner, to such Limited Partner's interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner's own expense to obtain:

            (i)  true and full information regarding the status of the business and financial condition of the Partnership (provided that the requirements of this Section 3.4(a)(i) shall be satisfied to the extent the

  Limited Partner is furnished the Partnership's most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the Commission pursuant to Section 13 of the Exchange Act);

           (ii)  a current list of the name and last known business, residence or mailing address of each Record Holder;

          (iii)  a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed (provided that the requirements of this Section 3.4(a)(iii) shall be satisfied to the extent that true and correct copies of such documents are publicly available with the Commission via its Electronic Data Gathering, Analysis and Retrieval system); and;

          (iv)  such other information regarding the affairs of the Partnership as the General Partner determines is just and reasonable.

        (b)   The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

        (c)   Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person who acquires a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person.

ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;
REDEMPTION OF PARTNERSHIP INTERESTS

        Section 4.1    Certificates.    Notwithstanding anything otherwise to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates. Certificates that may be issued shall be executed on behalf of the Partnership by the Executive Chairman, the President and Chief Executive Officer or any Senior Vice President or Vice President or any Secretary or Assistant Secretary of the General Partner. No Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership.

        Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.

        (a)   If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

        (b)   The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

            (i)  makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

           (ii)  requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

          (iii)  if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct, to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

          (iv)  satisfies any other reasonable requirements imposed by the General Partner.

        If a Partner fails to notify the General Partner within a reasonable period of time after such Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

        (c)   As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

        Section 4.3    Record Holders.    The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner hereunder as, and to the extent, provided herein.

        Section 4.4    Transfer Generally.

        (a)   The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall mean a transaction (i) by which the General Partner assigns its General Partner Interest to another Person, and includes a transfer, sale, assignment, gift, pledge, grant of security interest, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise, or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a transfer, sale, assignment, gift, exchange or any other disposition by law or otherwise (but not the pledge, grant of security interest, encumbrance, hypothecation or mortgage), including any transfer upon foreclosure or other exercise of remedies of any pledge, security interest, encumbrance, hypothecation or mortgage.

        (b)   No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.

        (c)   Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of any Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in such Partner and the term "transfer" shall not mean any such disposition.

        Section 4.5    Registration and Transfer of Limited Partner Interests.

        (a)   The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests.

        (b)   The Partnership shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions hereof, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

        (c)   By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5 and except as provided in Section 4.8, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement, and (iv) makes the consents and waivers contained in this Agreement, all with or without execution of this Agreement. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

        (d)   Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or amendment of this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

        Section 4.6    Transfer of the General Partner Interest.

        (a)   Subject to Section 4.6(c) below, prior to June 30, 2022, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of Partners (excluding the General Partner and its Affiliates) holding a majority of the Percentage Interests of all Partners (excluding the Percentage Interests of the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.

        (b)   Subject to Section 4.6(c) below, on or after June 30, 2022, the General Partner may transfer all or any part of its General Partner Interest without Unitholder approval.

        (c)   Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under Delaware law of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

        Section 4.7    Restrictions on Transfers.

        (a)   Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable U.S. federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).

        (b)   The General Partner may impose restrictions on the transfer of Partnership Interests if the General Partner determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

        (c)   Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

        Section 4.8    Eligibility Certificates; Ineligible Holders.

        (a)   If at any time the General Partner determines, with the advice of counsel, that

            (i)  the Partnership's status as other than as an association taxable as a corporation for U.S. federal income tax purposes or the failure of the Partnership to be subject to an entity-level tax for U.S. federal, state or local income tax purposes, coupled with the tax status (or lack of proof of the U.S. federal income tax status) of one or more Partners, has or will reasonably likely have a material adverse effect on the maximum applicable rate that can be charged to customers by Subsidiaries of the Partnership (a "Rate Eligibility Trigger"); or

           (ii)  any Group Member is subject to any federal, state or local law or regulation that would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Partner (a "Citizenship Eligibility Trigger");

then, the General Partner may adopt such amendments to this Agreement as it determines to be necessary or advisable to (x) in the case of a Rate Eligibility Trigger, obtain such proof of the U.S. federal income tax status of the Partners and, to the extent relevant, their beneficial owners, as the General Partner determines to be necessary to establish those Partners whose U.S. federal income tax status does not or would not have a material adverse effect on the maximum applicable rate that can be charged to customers by Subsidiaries of the Partnership or (y) in the case of a Citizenship Eligibility Trigger, obtain such proof of the nationality, citizenship or other related status of the Partner (or, if the General Partner is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner determines to be necessary to establish and those Partners whose status as a Partner does not or would not subject any Group Member to a significant risk of cancellation or forfeiture of any of its properties or interests therein.

        (b)   Such amendments may include provisions requiring all Partners to certify as to their (and their beneficial owners') status as Eligible Holders upon demand and on a regular basis, as determined by the General Partner, and may require transferees of Units to so certify prior to being admitted to the Partnership as a Partner (any such required certificate, an "Eligibility Certificate").

        (c)   Such amendments may provide that any Partner who fails to furnish to the General Partner within a reasonable period requested proof of its (and its' beneficial owners') status as an Eligible Holder or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Partner is not an Eligible Holder (such a Partner, an "Ineligible Holder"), the Partnership Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner shall be substituted for all Limited Partners that are Ineligible Holders as the Partner in respect of the Ineligible Holder's Partnership Interests.

        (d)   The General Partner shall, in exercising voting rights in respect of Partnership Interests held by it on behalf of Ineligible Holders, distribute the votes in the same ratios as the votes of Partners (including the General Partner and its Affiliates) in respect of Partnership Interests other than those of Ineligible Holders are cast, either for, against or abstaining as to the matter.

        (e)   Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder's share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Ineligible Holder of his Partnership Interest (representing his right to receive his share of such distribution in kind).

        (f)    At any time after he can and does certify that he has become an Eligible Holder, an Ineligible Holder may, upon application to the General Partner, request that with respect to any Partnership Interests of such Ineligible Holder not redeemed pursuant to Section 4.9, such Ineligible Holder be admitted as a Partner, and upon approval of the General Partner, such Ineligible Holder shall be admitted as a Partner and shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the Partner in respect of such Ineligible Holder's Partnership Interests.

        Section 4.9    Redemption of Partnership Interests of Ineligible Holders.

        (a)   If at any time a Partner fails to furnish an Eligibility Certification or other information requested within a reasonable period of time specified in amendments adopted pursuant to Section 4.8, or if upon receipt of such Eligibility Certification or other information the General Partner determines, with the advice of counsel, that a Partner is not an Eligible Holder, the Partnership may, unless the Partner establishes to the satisfaction of the General Partner that such Partner is an Eligible Holder or has transferred his Partnership Interests to a Person who is an Eligible Holder and who furnishes an Eligibility Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Partner as follows:

            (i)  The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Partner, at his last address designated on the records of the Partnership or the Transfer Agent, as applicable, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which the Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

           (ii)  The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Partnership Interests of the class to be so redeemed multiplied by the number of Partnership Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 8% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

          (iii)  The Partner or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Partner at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

          (iv)  After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Partnership Interests.

        (b)   The provisions of this Section 4.9 shall also be applicable to Partnership Interests held by a Partner as nominee of a Person determined to be an Ineligible Holder.

        (c)   Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Partnership Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Partnership Interest certifies to the satisfaction of the General Partner that he is an Eligible Holder. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

        Section 5.1    Organizational Contributions.    In connection with the formation of the Partnership under the Delaware Act, Propylene Holdings made an initial Capital Contribution to the Partnership in the amount of $1,000.00 in exchange for 100% of the Limited Partner Interests and was admitted as the Limited Partner.

        Section 5.2    Contribution by Propylene Holdings.    On March 30, 2012, Propylene Holdings made a Capital Contribution of all of the interests in PL Propylene to the Partnership pursuant to the Contribution Agreement.

        Section 5.3    Recapitalization by the Partnership.    At the Effective Time, the Partnership recapitalized the outstanding Limited Partner Interests into                                    Common Units pursuant to this Agreement.

        Section 5.4    Contributions by Public through Underwriters.    On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

        Section 5.5    Interest and Withdrawal.    No interest on Capital Contributions shall be paid by the Partnership. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Partnership may be considered as the withdrawal or return of its Capital Contribution by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

        Section 5.6    Capital Accounts.

        (a)   The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.6(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.6(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

        (b)   For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

            (i)  Solely for purposes of this Section 5.6, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by (x) any other Group Member that is classified as a partnership or is disregarded for U.S. federal income tax purposes and (y) any other entity that is classified as a partnership or is disregarded for U.S. federal income tax purposes of which an entity described in clause (x) of this Section 5.6(b)(i) is, directly or indirectly, a partner, member or other equity holder.

           (ii)  All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

          (iii)  Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

          (iv)  Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

           (v)  In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.6(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

          (vi)  If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for U.S. federal income tax purposes pursuant to Section 50(c)(1) or 50(c)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the taxable period such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 50(c)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

         (vii)  The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

        (c)   A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

        (d)   (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), upon an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services or the conversion of the General Partner's (and its Affiliates') Combined Interest to Common Units pursuant to Section 11.3(b), the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated; provided, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, based on the current trading price of the Common Units, taking fully into account the fair market value of the Partnership Interests of all Partners at such time, and then allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines is appropriate).

           (ii)  In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for the purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined in the same manner as that provided in Section 5.6(d) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

        Section 5.7    Issuances of Additional Partnership Interests.

        (a)   The Partnership may issue additional Partnership Interests and options, rights, warrants and appreciation rights relating to the Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Partners.

        (b)   Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.7(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior or junior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may, or shall be required to, redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

        (c)   The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and options, rights, warrants and appreciation rights relating to Partnership Interests pursuant to this Section 5.7, (ii) the conversion of the General Partner's (and its Affiliates') Combined Interest to Common Units pursuant to the terms of this Agreement, (iii) reflecting the admission of such additional Partners in the books and records of the Partnership as the Record Holder of such Partnership Interests, and (iv) all additional issuances of Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the General Partner's (and its Affiliates') Combined Interest into Common Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

        (d)   No fractional Units shall be issued by the Partnership.

        Section 5.8    Preemptive Right.    Except as provided in this Section 5.8 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

        Section 5.9    Splits and Combinations.

        (a)   Subject to Section 5.9(d), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactively to the beginning of the Partnership.

        (b)   Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision, combination or reorganization. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

        (c)   Promptly following any such distribution, subdivision, or combination, the Partnership may issue Certificates to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of any such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

        (d)   The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Partnership Interests. If a distribution, subdivision, combination or reorganization of Partnership Interests would result in the issuance of fractional Units but for the provisions of Section 5.7(d) and this

Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

        Section 5.10    Fully Paid and Non-Assessable Nature of Limited Partner Interests.    All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-607 or 17-804 of the Delaware Act.

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS

        Section 6.1    Allocations for Capital Account Purposes.    For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.6(b)) for each taxable period shall be allocated among the Partners as provided herein below.

        (a)   Net Income and Net Loss.    After giving effect to the special allocations set forth in Section 6.1(b), Net Income and Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income and Net Loss for such taxable period shall be allocated 100% to all Unitholders, Pro Rata.

        (b)   Special Allocations.    Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

            (i)  Partnership Minimum Gain Chargeback.    Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(b), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(b) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(b)(vi) and 6.1(b)(vii)). This Section 6.1(b)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

           (ii)  Chargeback of Partner Nonrecourse Debt Minimum Gain.    Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(b)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(b), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(b), other than Section 6.1(b)(i) and other than an allocation pursuant to Sections 6.1(b)(vi) and 6.1(b)(vii), with respect to such taxable period. This Section 6.1(b)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          (iii)  Priority Allocations.

            (A)  If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit, each

    Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (a) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution with respect to the Unit receiving the smallest distribution and (b) the number of Units owned by the Unitholder receiving the greater distribution.

          (iv)  Qualified Income Offset.    In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(b)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(b)(iv) were not in this Agreement.

           (v)  Gross Income Allocations.    In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(b)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as so adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(b)(iv) this Section 6.1(b)(v) were not in this Agreement.

          (vi)  Nonrecourse Deductions.    Nonrecourse Deductions for any taxable period shall be allocated to the Partners, Pro Rata. If the General Partner determines that the Partnership's Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

         (vii)  Partner Nonrecourse Deductions.    Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss. This Section 6.1(b)(vii) is intended to comply with Treasury Regulations Section 1.704-2(i)(1) and shall be interpreted consistently therewith.

        (viii)  Nonrecourse Liabilities.    For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners, Pro Rata.

          (ix)  Code Section 754 Adjustments.    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

           (x)  Economic Uniformity; Changes in Law.    For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss or deduction, including Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(b)(x) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Outstanding Limited Partner Interests or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

          (xi)  Curative Allocation.

            (A)  Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. In exercising its discretion under this Section 6.1(b)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(b)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.

            (B)  The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(b)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(b)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

        Section 6.2    Allocations for Tax Purposes.

        (a)   Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

        (b)   In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner's discretion under Section 6.1(b)(x)); provided that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

        (c)   The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Units, so long as such conventions would not have a material adverse effect on the Limited Partners or Record Holders of any class or classes of Limited Partner Interests.

        (d)   In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

        (e)   All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

        (f)    Each item of Partnership income, gain, loss and deduction shall, for U.S. federal income tax purposes, be determined for each Quarter and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership's Units are listed or admitted to trading on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Greenshoe is exercised in full or the expiration of the Greenshoe occurs shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership's Units are listed or admitted to trading on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income, gain, loss or deduction, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership's Units are listed or admitted to trading on the first Business Day of the month in which such item is recognized for U.S. federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

        (g)   Allocations that would otherwise be made to a Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

        Section 6.3    Distributions to Record Holders.

        (a)   The Board of Directors may adopt a cash distribution policy, which it may change from time to time without amendment to this Agreement.

        (b)   The Partnership will make distributions, if any, to Unitholders Pro Rata.

        (c)   All distributions required to be made under this Agreement shall be made subject to Sections 17-607 and 17-804 of the Delaware Act.

        (d)   Notwithstanding Section 6.3(b), in the event of the dissolution and liquidation of the Partnership, Partnership assets shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

        (e)   Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through any Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS

        Section 7.1    Management.

        (a)   The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner and no other Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.4, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

            (i)  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Interests, and the incurring of any other obligations;

           (ii)  the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

          (iii)  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject however to any prior approval that may be required by Section 7.4);

          (iv)  the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

           (v)  the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership; with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case)

          (vi)  the distribution of Partnership cash;

         (vii)  the selection, employment, retention and dismissal of employees (including employees having titles such as "chief executive officer," "president," "chief financial officer," "chief operating officer," "general counsel," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

        (viii)  the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

          (ix)  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

           (x)  the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

          (xi)  the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

         (xii)  the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Partnership Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval required under Section 4.7);

        (xiii)  the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of options, rights, warrants and appreciation rights, phantom or tracking interests relating to Partnership Interests;

        (xiv)  the undertaking of any action in connection with the Partnership's participation in the management of any Group Member; and

         (xv)  the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

        (b)   Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Limited Partners, each other Person who acquires an interest in a Partnership Interest and each Person who is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Underwriting Agreement, Credit Agreement, Contribution Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement (in the case of each agreement other than this Agreement, without giving effect to any amendments, supplements or restatements after the date hereof); (ii) agrees that the General Partner (on its own behalf or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners, the other Persons who acquire an interest in Partnership Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any fiduciary or other duty existing at law, in equity or otherwise that the General Partner may owe the Partnership, the Partners or any other Persons who acquire an interest in a Partnership Interest or are otherwise bound by this Agreement.

        Section 7.2    Replacement of Fiduciary Duties.    Notwithstanding any other provision of this Agreement, to the extent that any provision of this Agreement purports or is interpreted (i) to have the effect of replacing, restricting or eliminating the duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner or any other Indemnitee to the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, or (ii) to constitute a waiver or consent by the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement to any such replacement or restriction, such provision shall be deemed to have been approved by the Partnership, all the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement.

        Section 7.3    Certificate of Limited Partnership.    The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Partner.

        Section 7.4    Restrictions on the General Partner's Authority.    Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

        Section 7.5    Reimbursement of the General Partner.

        (a)   The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person (including Affiliates of the General Partner) to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses reasonably allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group's business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment for such management fee or fees exceeds the amount of such fee or fees.

        (b)   The General Partner, without the approval of the other Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including plans, programs and practices involving the issuance of Partnership Interests or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Partnership Interests), or cause the Partnership to issue Partnership Interests in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees, officers, consultants and directors of the General Partner or its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees, officers, consultants and directors pursuant to any such benefit plans, programs or practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates, from the Partnership or otherwise, to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(a). Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.5(a) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner's General Partner Interest pursuant to Section 4.6.

        Section 7.6    Outside Activities.

        (a)   The General Partner, for so long as it is the General Partner of the Partnership shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member or (C) the provision of management, advisory and administrative services to its affiliates or to other Persons.

        (b)   Unless an Unrestricted Person agrees otherwise, each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member. No such business interest or activity shall constitute a breach of this Agreement any fiduciary or other duty existing at law, in equity or otherwise, or obligation of any type whatsoever to the Partnership, any Group Member, any Partner, any Person who acquires an interest in a Partnership Interest or other Person who is otherwise bound by this Agreement.

        (c)   Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership shall have any duty to communicate or offer such opportunity to any Group Member, and such Unrestricted Person (including the General Partner) shall not be liable to any Group Member, any Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who is otherwise bound by this Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to any Group Member.

        (d)   The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise expressly provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Interests acquired by them. The term "Affiliates" when used in this Section 7.6(d) with respect to the General Partner shall not include any Group Member.

        Section 7.7    Indemnification.

        (a)   To the fullest extent permitted by law, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

        (b)   To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

        (c)   The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

        (d)   The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of an Indemnitee and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Indemnitee in connection with the Partnership's activities or such Indemnitee's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.

        (e)   For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.7(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

        (f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

        (g)   An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

        (h)   The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

        (i)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        Section 7.8    Liability of Indemnitees.

        (a)   Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Partners, any other Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was criminal. In the case where an Indemnitee is liable for damages, those damages shall only be direct damages and shall not include punitive damages, consequential damages or lost profits.

        (b)   The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

        (c)   To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable, to the fullest extent permitted by law, to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement for its reliance on the provisions of this Agreement.

        (d)   Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        Section 7.9    Standards of Conduct and Modification of Duties.

        (a)   Whenever the General Partner, the Board of Directors or any committee of the Board of Directors (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliates of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors, such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any higher standard contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A determination, other action or failure to act by the General Partner, the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) will be deemed to be in good faith unless the General Partner, the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) believed such determination, other action or failure to act was adverse to the interests of the Partnership. In any proceeding brought by the Partnership, any Limited Partner, or any Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement challenging such action, determination or failure to act, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or failure to act was not in good faith.

        (b)   Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any fiduciary or other duty existing at law, in equity or otherwise or obligation whatsoever to the Partnership, any Limited Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who otherwise is bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement or any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrases, "at the option of the General Partner," "in its discretion" or some variation of those phrases, are used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity. The General Partner's organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner's general partner, if the General Partner is a limited partnership.

        (c)   Whenever a potential conflict of interest exists or arises between the General Partner or any Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement on the other hand, the General Partner may in its discretion submit any resolution or course of action with respect to such conflict of interest for (i) Special Approval or (ii) approval by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates). If such course of action or resolution receives Special Approval or approval of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), then such course of action or resolution shall be conclusively deemed approved by the Partnership, all the Partners, each Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any fiduciary or other duty existing at law, in equity or otherwise or obligation of any type whatsoever.

        (d)   Notwithstanding anything to the contrary in this Agreement, the General Partner or any other Indemnitee shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use.

        (e)   The Partners, each Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

        Section 7.10    Other Matters Concerning the General Partner and Indemnitees.

        (a)   The General Partner and any other Indemnitee may rely upon and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

        (b)   The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

        (c)   The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of any Partnership Group Member.

        Section 7.11    Purchase or Sale of Partnership Interests.    The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests.

        Section 7.12    Reliance by Third Parties.    Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Partner, each Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available to such Partner to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

        Section 8.1    Records and Accounting.    The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

        Section 8.2    Fiscal Year.    The fiscal year of the Partnership shall be a fiscal year ending December 31.

        Section 8.3    Reports.

        (a)   As soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means, to each Record Holder of a Unit or other Partnership Interest as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

        (b)   As soon as practicable, but in no event later than 50 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means, to each Record Holder of a Unit or other Partnership Interest, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

        (c)   The General Partner shall be deemed to have made a report available to each Record Holder as required by this Section 8.3 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Partnership.

ARTICLE IX
TAX MATTERS

        Section 9.1    Tax Returns and Information.    The Partnership shall timely file all returns of the Partnership that are required for U.S. federal, state and local income tax purposes on the basis of the accrual method and the taxable period or years that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

        Section 9.2    Tax Elections.

        (a)   The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required)

to adopt a convention whereby the price paid by a transferee of a Partnership Interest will be deemed to be the lowest quoted closing price of the Partnership Interests on any National Securities Exchange on which such Partnership Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

        (b)   Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

        Section 9.3    Tax Controversies.    Subject to the provisions hereof, the General Partner shall designate the Organizational Limited Partner, or such other Partner as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings.

        Section 9.4    Withholding Tax Payments.

        (a)   The General Partner may treat taxes paid by the Partnership on behalf of, all or less than all of the Partners, either as a distribution of cash to such Partners or as a general expense of the Partneship, as determined appropriate under the circumstances by the General Partner.

        (b)   Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other U.S. federal, state or local law, including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code and any applicable non-U.S. tax law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X
ADMISSION OF PARTNERS

        Section 10.1    Admission of Limited Partners.

        (a)   By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 10.1 or the issuance of any Limited Partner Interests in accordance herewith, and except as provided in Section 4.8, each transferee or other recipient of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer or issuance is reflected in the books and records of the Partnership, (ii) shall become bound by the terms of, and shall be deemed to have agreed to be bound by, this Agreement, (iii) shall become the Record Holder of the Limited Partner Interests so transferred or issued, (iv) represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement, and (v) makes the consents, acknowledgments and waivers contained in this Agreement, all with or without execution of this Agreement. The transfer of any Limited Partner Interests and/or the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Record Holder without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.8.

        (b)   The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the General Partner or the Transfer Agent. The General Partner shall update its books and records from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

        (c)   Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(a).

        Section 10.2    Admission of Successor General Partner.    A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.5(d) who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.5(d), provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.5(d) has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

        Section 10.3    Amendment of Agreement and Certificate of Limited Partnership.    To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS

        Section 11.1    Withdrawal of the General Partner.

        (a)   The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal"):

            (i)  The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

           (ii)  The General Partner transfers all of its rights as General Partner pursuant to Section 4.5(d);

          (iii)  The General Partner is removed pursuant to Section 11.2;

          (iv)  The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) through (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

           (v)  A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

          (vi)  (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a limited liability company or a partnership, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

        If an Event of Withdrawal specified in Sections 11.1(a)(iv), 11.1(a)(v) or 11.1(a)(vi) occurs, the withdrawing General Partner shall give notice to the Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

        (b)   Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 11:59 pm, prevailing Central Time, on June 30, 2022, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner under the Delaware Act or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not previously so treated or taxed); (ii) at any time after 11:59 pm, prevailing Central Time, on June 30, 2022, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Partners, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the other Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives notice of withdrawal pursuant to Section 11.1(a)(ii), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the Partners as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1, unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

        Section 11.2    Removal of the General Partner.    The General Partner may be removed if such removal is approved by the Partners holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Partners holding a majority of the outstanding Common Units (including Common Units held by the General

Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the Partners to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

        Section 11.3    Interest of Departing General Partner and Successor General Partner.

        (a)   In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the Partners under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Sections 11.1 or 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates' general partner interest (or equivalent interest), if any, in the other Group Members (collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Partners under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Sections 11.1 or 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.5, including any employee related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

        For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner's withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership's assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.

        (b)   If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and the Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the Departing General Partner (or its Affiliates) contributed the Combined Interest to the Partnership in exchange for the newly issued Common Units.

        Section 11.4    Withdrawal of Limited Partners.    No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Partnership Interest becomes a Record Holder of the Partnership Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Partnership Interest so transferred.

ARTICLE XII
DISSOLUTION AND LIQUIDATION

        Section 12.1    Dissolution.    The Partnership shall not be dissolved by the admission of additional Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Sections 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

        (a)   an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership pursuant to Section 10.2;

        (b)   an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

        (c)   the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

        (d)   at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

        Section 12.2    Continuation of the Business of the Partnership After Dissolution.    Upon (a) an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Sections 11.1(a)(i) or 11.1(a)(iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Sections 11.1 or 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Sections 11.1(a)(iv), 11.1(a)(v) or 11.1(a)(vi), then, to the maximum extent permitted by law, within 180 days thereafter, a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as the successor General Partner a Person approved by a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

            (i)  the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

           (ii)  if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

          (iii)  the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, that the right of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of the limited liability of any Limited Partner under the Delaware Act and (y) neither the Partnership nor any successor limited partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

        Section 12.3    Liquidator.    Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

        Section 12.4    Liquidation.    The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

        (a)   The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

        (b)   Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

        (c)   All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

        Section 12.5    Cancellation of Certificate of Limited Partnership.    Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

        Section 12.6    Return of Contributions.    The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

        Section 12.7    Waiver of Partition.    To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

        Section 12.8    Capital Account Restoration.    No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.

ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

        Section 13.1    Amendments to be Adopted Solely by the General Partner.    Each Partner agrees that the General Partner, without the approval of any other Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

        (a)   a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

        (b)   admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

        (c)   a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

        (d)   a change that the General Partner determines (i) does not adversely affect the Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which any class of Partnership Interests are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

        (e)   a change in the fiscal year or taxable period of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable period of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

        (f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership or the General Partner or their directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

        (g)   an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests or any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership pursuant to Section 5.7;

        (h)   any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

        (i)    an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

        (j)    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

        (k)   a merger or conveyance pursuant to Section 14.3(d); or

        (l)    any other amendments substantially similar to the foregoing.

        Section 13.2    Amendment Procedures.    Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion and, in declining to propose or approve an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. An amendment shall be effective upon its approval by the General Partner and a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of Partners holding a specified Percentage Interest shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of Partners holding the specified Percentage Interest or call a meeting of the Partners to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has either (i) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such amendment is publicly available on such system or (ii) made such amendment available on any publicly available website maintained by the Partnership.

        Section 13.3    Amendment Requirements.

        (a)   Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that requires a vote or approval of Partners (or a subset of the Partners) holding a specified Percentage Interest required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of, in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage unless such amendment is approved by the written consent or the affirmative vote of Partners whose aggregate Percentage Interest constitutes not less than the voting requirement sought to be reduced.

        (b)   Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld in its sole discretion.

        (c)   Except as provided in Section 14.3 or Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected. If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d) because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

        (d)   Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Percentage Interests of all Partners voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

        (e)   Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of Partners (including the General Partner and its Affiliates) holding at least 90% of the Percentage Interests of all Partners.

        Section 13.4    Special Meetings.    All acts of Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the notice of the meeting is given as provided in Section 16.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

        Section 13.5    Notice of a Meeting.    Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Partnership Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

        Section 13.6    Record Date.    For purposes of determining the Partners entitled to notice of or to vote at a meeting of the Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Partnership Interests are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Partners entitled to notice of or to vote at a meeting of the Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

        Section 13.7    Adjournment.    When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

        Section 13.8    Waiver of Notice; Approval of Meeting; Approval of Minutes.    The transactions of any meeting of Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Partner at a meeting shall constitute a waiver of notice of the meeting, except (i) when the Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened and (ii) that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

        Section 13.9    Quorum and Voting.    The holders of a majority, by Percentage Interest, of the Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Partners of such class or classes unless any such action by the Partners requires approval by holders of a greater Percentage Interest, in which case the quorum shall be such greater Percentage Interest. At any meeting of the Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Partners holding Partnership Interests that in the aggregate represent a majority of the Percentage Interest of those present in person or by proxy at such meeting shall be deemed to constitute the act of all Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Partners holding Partnership Interests that in the aggregate represent at least such greater or different percentage shall be required; provided, however, that if, as a matter of law or amendment to this Agreement, approval by plurality vote of Partners (or any class thereof) is required to approve any action, no minimum quorum shall be required. The Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by Partners holding the required Percentage Interest specified in this Agreement. In the absence of a quorum any meeting of Partners may be adjourned from time to time by the affirmative vote of Partners with at least a majority, by Percentage Interest, of the Partnership Interests entitled to vote at such meeting (including Partnership Interests deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

        Section 13.10    Conduct of a Meeting.    The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

        Section 13.11    Action Without a Meeting.    If authorized by the General Partner, any action that may be taken at a meeting of the Partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing or by electronic transmission setting forth the action so taken is signed by Partners owning Partnership Interests representing not less than the minimum Percentage Interest that would be necessary to authorize or take such action at a meeting at which all the Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which Partnership Interests are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Partnership Interests held by the Partners, the Partnership shall be deemed to have failed to receive a ballot for the Partnership Interests that were not voted. If approval of the taking of any action by the Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals or approvals by electronic transmission shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner and (b) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners. Nothing contained in this Section 13.11 shall be deemed to require the General Partner to solicit all Partners in connection with a matter approved by the requisite percentage of Partnership Interests acting by written consent or by electronic transmission without a meeting.

        Section 13.12    Right to Vote and Related Matters.

        (a)   Only those Record Holders of Partnership Interests on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Partners or to act with respect to matters as to which the Partners have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Partners shall be deemed to be references to the votes or acts of the Record Holders of Partnership Interests.

        (b)   With respect to Partnership Interests that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Partnership Interests are registered, such other Person shall, in exercising the voting rights in respect of such Partnership Interests on any matter, and unless the arrangement between such

Persons provides otherwise, vote such Partnership Interests in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV
MERGER

        Section 14.1    Authority.    The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation ("Merger Agreement") in accordance with this Article XIV.

        Section 14.2    Procedure for Merger or Consolidation.

        (a)   Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger or consolidation of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Partner and, in declining to consent to a merger or consolidation, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

        (b)   If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

            (i)  the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

           (ii)  the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

          (iii)  the terms and conditions of the proposed merger or consolidation;

          (iv)  the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

           (v)  a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

          (vi)  the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

         (vii)  such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

        Section 14.3    Approval by Partners of Merger or Consolidation.

        (a)   Except as provided in Sections 14.3(d) or 14.3(e), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

        (b)   Except as provided in Sections 14.3(d) or 14.3(e), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of Partners holding a greater Percentage Interest or the vote or consent of a specified percentage of any class of Partners, in which case such greater Percentage Interest or percentage vote or consent shall be required for approval of the Merger Agreement.

        (c)   Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

        (d)   Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any Group Member under the Delaware Act or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Partners with the same rights and obligations as are herein contained.

        (e)   Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (B) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Partnership Interest outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Interest of the

Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests Outstanding immediately prior to the effective date of such merger or consolidation.

        Section 14.4    Certificate of Merger.    Upon the required approval by the General Partner and the Partners of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

        Section 14.5    Amendment of Partnership Agreement.    Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger or consolidation.

        Section 14.6    Effect of Merger.

        (a)   At the effective time of the certificate of merger:

            (i)  all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

           (ii)  the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

          (iii)  all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

          (iv)  all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

        (b)   A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

        Section 15.1    Right to Acquire Limited Partner Interests.

        (a)   Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

        (b)   If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the

Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and circulated in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment (in the case of Limited Partner Interests evidenced by Certificates), at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests (in the case of Limited Partner Interests evidenced by Certificates), and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI, and XII).

ARTICLE XVI
GENERAL PROVISIONS

        Section 16.1    Addresses and Notices.    Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below.

        Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise.

        Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery.

        An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report given or made in accordance with the provisions of this Section 16.1 is returned marked to indicate that such notice, payment or report was unable to be delivered, such notice, payment or report and, in the case of notices, payments or reports returned by the United States Postal Service (or other physical mail delivery mail service outside the United States of America), any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) or other delivery if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

        The terms "in writing," "written communications," "written notice" and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

        Section 16.2    Further Action.    The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

        Section 16.3    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

        Section 16.4    Integration.    Except for the Omnibus Agreement, this Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

        Section 16.5    Creditors.    None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

        Section 16.6    Waiver.    No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

        Section 16.7    Counterparts.    This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Partnership Interest, pursuant to Section 10.1(a) without execution hereof.

        Section 16.8    Applicable Law; Forum, Venue and Jurisdiction.

        (a)   This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

        (b)   Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

            (i)  irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

           (ii)  irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claim, suit, action or proceeding; and

          (iii)  agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper, (iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding, and (v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

        Section 16.9    Invalidity of Provisions.    If any provision or part of a provision of this Agreement is or becomes, for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby, and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

        Section 16.10    Consent of Partners.    Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

        Section 16.11    Facsimile Signatures.    The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on Certificates representing Units is expressly permitted by this Agreement.

        Section 16.12    Third Party Beneficiaries.    Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee, and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:
PETROLOGISTICS GP LLC
By:
Name:
Title:
ORGANIZATIONAL LIMITED PARTNER:
PROPYLENE HOLDINGS LLC
By:
Name:
Title:

EXHIBIT A
to the First Amended and Restated
Agreement of Limited Partnership of
PetroLogistics LP

Certificate Evidencing Common Units
Representing Limited Partner Interests in
PetroLogistics LP

No.	Common Units

        In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of PetroLogistics LP, as amended, supplemented or restated from time to time (the "Partnership Agreement"), PetroLogistics LP, a Delaware limited partnership (the "Partnership"), hereby certifies that                                      (the "Holder") is the registered owner of              Common Units representing limited partner interests in the Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 600 Travis Street, Suite 3250, Houston, Texas 77002. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

        THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF PETROLOGISTICS LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF PETROLOGISTICS LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE PETROLOGISTICS LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). PETROLOGISTICS GP LLC, THE GENERAL PARTNER OF PETROLOGISTICS LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF PETROLOGISTICS LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

        The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.

        This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Dated:	PETROLOGISTICS GP LLC

Countersigned and Registered by:	By:	PETROLOGISTICS LP

[Transfer Agent],	By:

As Transfer Agent and Registrar
Name:

Title:

[Reverse of Certificate]

ABBREVIATIONS

        The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM—as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT—as tenants by the entireties		Custodian

JT TEN—as joint tenants with right of	(Cust)	(Minor)
survivorship and not as tenants in common	Under Uniform Gifts/Transfers to CD Minors Act (State)

        Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS OF
PETROLOGISTICS LP

        FOR VALUE RECEIVED,                                      hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint as its attorney-in-fact with full power of substitution to transfer the same on the books of PetroLogistics LP

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular. without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15	(Signature) (Signature)

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

APPENDIX B

GLOSSARY OF SELECTED TERMS

Acrylic acid	A liquid organic acid used to produce super-absorbents (for diapers), coatings, adhesives, floor polishes and paints. It comprises about 6% of propylene demand in 2010.
Acrylonitrile

A liquid that is an important monomer for the manufacture of useful plastics and fibers. Comprising about 9% of propylene demand in 2010, it is used to produce synthetic rubber compounds used to create pipe, automotive body parts, golf club heads, protective head gear, nylon, coatings, toys and acrylic fiber.

Alkylate/Alkylation

A highly desirable gasoline blendstock which can be produced from propylene. Alkylation is the process by which alkylate is produced. Because alkylation is an alternative use for propylene outside of the chemical market, propylene's value as a gasoline blendstock provides a floor for the price of propylene. Propylene alkylate is used as a major gasoline blendstock due to its physical properties and relative low cost.

Butane and butylenes

Butane is a highly flammable, colorless, easily liquefied gas with the formula C4H10. Butane is one of various feedstocks that can be used to produce ethylene and, as such, competes with propane for a share of ethylene feedstock demand in the Gulf Coast. Butylene is an alternate name for hydrocarbon butene, C4H8, the result of removing two hydrogen atoms from a butane molecule.

Cracking

The process which takes place in an ethylene cracker by which complex substances are broken down into simpler molecules by heat and pressure. It is the process that ultimately converts feedstocks into ethylene and its co-products.

CGP

Chemical-grade propylene, a mix of 93.0%-95.0% propylene and 7.0%-5.0% propane and other hydrocarbons. This type of propylene is used as a raw material for a wide variety of chemicals including propylene oxide and acrylic acid.

Ethane	A hydrocarbon derived from natural gas whose primary use is as a feedstock in the production of ethylene. At standard temperature and pressure, ethane (C2H6) is a colorless, odorless gas.

Ethylene crackers

A manufacturing facility that produces ethylene and certain co-products including propylene. Although some ethylene facilities have feed flexibility, there are two general categories of crackers: those that use feedstocks derived from crude oil (such as naphtha), referred to as "heavy feed crackers", and those that use feedstocks derived from natural gas (such as ethane), referred to as "light feed crackers." Heavy feed crackers produce propylene as a co-product in significant quantities, whereas light feed crackers produce very little propylene.

Enterprise	Enterprise Products Operating LLC, our current supplier of propane.
Feedstock	Any bulk raw material constituting the principal input for an industrial process.
Fluid catalytic cracking (FCC)	An oil refining process widely used to convert the hydrocarbons of petroleum crude oils to gasoline and other products.
Fractionation	The process of separating the natural gas liquids, such as propane and ethane, into their base components (fractions).
Free radical reaction	A chemical reaction, such as combustion, involving the unpairing of electrons.
General partner	PetroLogistics GP LLC, the general partner of PetroLogistics LP.
Green-field project

Examples of green-field projects are new factories or power plants which are built from scratch on undeveloped land. A developer of a green-field project faces significant impediments with respect to permitting, availability of real estate and cost considerations.

Houston Ship Channel

Located in Houston, Texas, the channel is the conduit for ocean-going vessels between the Houston-area shipyards and the Gulf of Mexico. The proximity to Texas oilfields led to the establishment of numerous petrochemical refineries along the waterway.

Hydrocarbons	Hydrocarbons are organic compounds that consist of only C and H atoms. It is often used to describe fossil fuels.
Metathesis	A process by which ethylene is converted to propylene. Metathesis is one of three primary production techniques used by on-purpose plants to produce propylene.
MMBtu

One million BTU. BTU (British thermal unit) is a unit of energy equal to about 1,055.05585 joules. It is approximately the amount of energy needed to increase the temperature of 1 pound of water by 1°F.

Naphtha	Naphtha is a hydrocarbon derived from crude oil and used as a feedstock by heavy crackers and as a gasoline blendstock and feedstock.

Natural gas processing	The process by which natural gas liquids (including ethane, propane, butane, iso-butane, and natural gasoline) are separated from natural gas after it is produced from a well.
PGP	Polymer-grade propylene, a mix of 99.5% propylene and 0.5% propane and other hydrocarbons. This type of propylene is typically used as a raw material for the production of polypropylene.
PL Propylene LLC

Our wholly-owned subsidiary and our sole direct or indirect subsidiary. All of our operations are conducted and all of the our assets owned by PL Propylene LLC. References in this prospectus to "PetroLogistics LP," "we, "our," "us," our "predecessor" or similar terms when used in a historical context refer to PL Propylene LLC.

Polymers	Molecules which consist of a long, repeating chain of smaller units called monomers.
Polypropylene	Polypropylene is a thermoplastic polymer and is used in a variety of applications including packaging, ropes, textiles, paper coatings, plastic parts, and reusable containers.
Propane	A commodity produced by extraction and separation from natural gas production streams and as a by-product of refineries. Propane is the sole feedstock of our PDH facility.
Propylene	Propylene is an important building block in the production of complex petrochemicals such as polypropylene.
Propane Dehydrogenation (PDH) facility	A processing facility that produces propylene from propane.
RGP	Refinery-grade propylene, a mix of approximately 60.0% propylene and 40.0% propane and other hydrocarbons. This type of propylene is utilized in both fuel and chemicals markets.
Sponsors	Lindsay Goldberg LLC (or Lindsay Goldberg) and York Capital Management (or York Capital).
WTI crude oil	West Texas Intermediate crude oil, which is used as a benchmark in pricing oil.

35,000,000 Common Units
Representing Limited Partner Interests

PetroLogistics LP

Morgan Stanley

Citigroup

UBS Investment Bank

SOCIETE GENERALE

STIFEL NICOLAUS WEISEL

SUNTRUST ROBINSON HUMPHREY

        Through and including                        , 2012 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery is in addition to a dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the common units representing limited partner interests being registered hereby. All amounts are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and The New York Stock Exchange listing fee.

SEC registration fee	$87,641
FINRA filing fee	75,500
The New York Stock Exchange listing fee	178,800
Accounting fees and expenses	1,450,089
Legal fees and expenses	2,430,785
Printing and engraving expenses	455,185
Transfer agent and registrar fees and expenses	3,500
Miscellaneous expenses	218,500

Total	$4,900,000

Item 14.    Indemnification of Directors and Officers.

        The section of the prospectus entitled "The Partnership Agreement—Indemnification" is incorporated herein by reference and discloses that we will generally indemnify our executive officers and the directors and officers of our general partner and our sponsors to the fullest extent permitted by law against all losses, claims, damages or similar events. Subject to any terms, conditions or restrictions set forth in the second amended and restated partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

        Section 18-108 of the Delaware Limited Liability Company Act provides that a Delaware limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of PetroLogistics GP LLC, our general partner, provides for the indemnification of its directors and officers against liabilities they incur in their capacities as such. The Registrant may enter into indemnity agreements with each of its current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's limited liability company agreement and to provide additional procedural protections.

        The underwriting agreement that we expect to enter into with the underwriters, to be filed as Exhibit 1.1 to this registration statement, will contain indemnification and contribution provisions.

Item 15.    Recent Sales of Unregistered Securities.

        On June 9, 2011, in connection with the formation of PetroLogistics LP, or the Partnership, the Partnership issued (i) to PetroLogistics GP LLC, its general partner, the general partner interest in the Partnership and (ii) to Propylene Holdings LLC, the limited partner interest in the Partnership for $1,000. The issuance was exempt from registration under Section 4(2) of the Securities Act of 1933. There have been no other sales of unregistered securities within the past three years.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  The following exhibits are filed herewith:

Exhibit Number		Exhibit Title
1.1	*	Form of Underwriting Agreement.
3.1	*	Certificate of Limited Partnership of PetroLogistics LP.
3.2	*
Form of Amended and Restated Agreement of Limited Partnership of PetroLogistics LP (incorporated by reference to Appendix A to the Prospectus contained within the Registrant's Registration Statement on Form S-1).
3.3	*	Certificate of Formation of PetroLogistics GP LLC.
3.4	*	Limited Liability Company Agreement of PetroLogistics GP LLC.
4.1	*	Specimen certificate for the common units (incorporated by reference to Appendix A to the Prospectus contained within the Registrant's Registration Statement on Form S-1).
5.1	*	Opinion of Vinson & Elkins L.L.P., as to the legality of the securities being registered.
8.1	*	Opinion of Vinson & Elkins L.L.P. relating to tax matters.
10.1	*	Contribution, Conveyance and Assumption Agreement.
10.2	*	Form of Registration Rights Agreement.
10.3	*	Form of Services Agreement.
10.4	†*	Propane Sale Contract, dated May 6, 2008, between PL Propylene LLC and Enterprise Products Operating LLC.
10.5	†*	Propylene Supply Contract, dated August 12, 2009, by and between PL Propylene LLC and The Dow Chemical Company.
10.6	†*	Propylene Supply Contract, dated September 30, 2009, by and between PL Propylene LLC and Total Petrochemicals USA, Inc.
10.7	†*	Propylene Supply Contract, dated September 29, 2009, by and between PL Propylene LLC and INEOS Olefins and Polymers USA.
10.8	†*	First Amendment to Propylene Supply Contract, dated December 16, 2011, by and between PL Propylene LLC and The Dow Chemical Company.
10.9	†*	First Amendment to Propylene Supply Contract, dated January 1, 2011, by and between PL Propylene LLC and INEOS Olefins and Polymers USA.
10.10	*	Second Amendment to Propylene Supply Contract, dated January 1, 2012, by and between PL Propylene LLC and INEOS Olefins and Polymers USA.
10.11	*
Credit Agreement dated as of March 27, 2012 among PL Propylene LLC, as borrower, Propylene Holdings, LLC, the Lenders party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent, Collateral Agent, Swingline Lender and Sole Lead Arranger, providing for a $350.0 million term loan facility and a $120 million revolving loan facility.
10.12	*	Form of Long Term Incentive Plan.
10.13	*	Form of Grant Award under the Long Term Incentive Plan.
10.14	*	Form of Omnibus Agreement.
21.1	*	List of Subsidiaries of PetroLogistics LP.

Exhibit Number		Exhibit Title
23.1		Consent of Ernst & Young LLP.
23.2	*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).
23.3	*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1).
23.4		Consent of Chemical Data.
24.1		Power of Attorney (included in signature page).
99.1	*	Consent of director nominee.

*
Previously filed

†
Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been separately filed with the Securities and Exchange Commission.
  (b)
  None.

Item 17.    Undertakings.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        The Registrant undertakes to send to each limited partner at least on an annual basis a detailed statement of any transactions with PetroLogistics GP LLC, our general partner, or any of its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to, PetroLogistics GP LLC or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

        The Registrant undertakes to provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the Partnership.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Baltimore, Maryland, on this 2nd day of May, 2012.

PETROLOGISTICS LP
By:	PetroLogistics GP LLC, its general partner
By:	/s/ SHARON SPURLIN Name: Sharon Spurlin Title: Senior Vice President and Chief Financial Officer of PetroLogistics GP LLC

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SHARON SPURLIN Sharon Spurlin	Senior Vice President and Chief Financial Officer of PetroLogistics GP LLC (Principal Financial and Accounting Officer)	May 2, 2012
* David Lumpkins	Executive Chairman and director of PetroLogistics GP LLC (Principal Executive Officer)	May 2, 2012
* Nathan Ticatch	President and Chief Executive Officer and director of PetroLogistics GP LLC	May 2, 2012
* Alan E. Goldberg	Director of PetroLogistics GP LLC	May 2, 2012
* Lance L. Hirt	Director of PetroLogistics GP LLC	May 2, 2012
* Zalmie Jacobs	Director of PetroLogistics GP LLC	May 2, 2012
* Robert D. Lindsay	Director of PetroLogistics GP LLC	May 2, 2012
* Andrew S. Weinberg	Director of PetroLogistics GP LLC	May 2, 2012
/s/ SHARON SPURLIN * By Sharon Spurlin as attorney-in-fact.